                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [ X ]
Filed by a Party other than the Registrant  [    ]

Check the appropriate box:

         [X]   Preliminary Proxy Statement
         [ ]   Definitive Proxy Statement
         [ ]   Definitive Additional Materials
         [ ]   Soliciting Material Pursuant to ss. 240.14a-11(c) or
                  ss. 240.14a-12

                               IIC INDUSTRIES INC.
                               -------------------
                (Name of Registrant as specified in its charter)



      (Name of Person(s) Filing Proxy Statement), if other than Registrant

Payment of Filing Fee (Check the appropriate box):

         [ ]   No fee required
         [X]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
               and 0-11.

               (1) Title of each class of securities to which transaction applies: Common Stock

               (2) Aggregate number of securities to which transaction applies: 909,021

               (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and how it was determined): Fee calculated according to the formula of one-fiftieth of one percent of $10.50 per share of Common Stock, the proposed cash payment pursuant to the transaction.

               (4)      Proposed maximum aggregate value of transaction
                        $9,544,720.50

               (5)      Total fee paid: $1,908.94

         [ ]   Fee paid previously with preliminary materials.

         [ ] Check box if any of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

               (1)      Amount Previously Paid:
               (2)      Form, Schedule or Registration Statement No.:
               (3)      Filing Party:
               (4)      Date Filed:

                               IIC INDUSTRIES INC.
             171 MADISON AVENUE, SUITE 200, NEW YORK, NEW YORK 10016
                                  -------------


                  NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD MARCH 27, 2002


TO THE STOCKHOLDERS OF IIC INDUSTRIES INC.:


         NOTICE IS HEREBY GIVEN, that the Special Meeting of the Stockholders (the "Meeting") of IIC Industries Inc., a corporation formed under the laws of the State of Delaware (the "Company"), will be held at 11:00 A.M. on March 27, 2002 at CP House, Otterspool, Watford, Hertfordshire, WD25 8JP, U.K. for the following purpose:

1. To approve the Agreement and Plan of Merger (the "Merger Agreement") dated February 27, 2002 attached hereto as Exhibit A by and among the Company, CP Holdings Limited, a corporation formed under the laws of the United Kingdom, Kenyon Phillips Limited, a corporation formed under the laws of the United Kingdom, and Kenyon Phillips Acquisition, LLC, a limited liability company formed under the laws of the State of Delaware, and all transactions contemplated thereby (collectively referred to as the "Merger").


     The purpose of the transaction contemplated by the Merger Agreement is for Kenyon Phillips Acquisition, LLC to acquire all of the issued and outstanding shares of common stock of the Company that it does not already own, resulting in a "going-private" transaction. This purpose will be achieved pursuant to the Merger, whereby the Company will be merged with and into Kenyon Phillips Acquisition, LLC, or a wholly-owned entity thereof, the separate existence of the Company shall cease, and Kenyon Phillips Acquisition, LLC or such wholly-owned entity shall continue as the surviving entity. If the Merger is approved, Kenyon Phillips Acquisition, LLC will make net cash payment of $10.50 in consideration for each outstanding share of common stock of the Company not already owned by Kenyon Phillips Acquisition, LLC. CP Holdings Limited has assigned, conveyed, transferred and delivered to Kenyon Phillips Limited and Kenyon Phillips Limited has acquired from CP Holdings Limited, all right, title and interest in the member interest of Kenyon Phillips Acquisition, LLC owned by CP Holdings Limited, resulting in Kenyon Phillips Acquisition, LLC having become a wholly-owned subsidiary of Kenyon Phillips Limited. In addition, Kenyon Phillips Acquisition LLC has issued member interests to Kenyon Phillips Limited in exchange for the transfer of all of the shares of common stock of the Company owned by Kenyon Phillips Limited, resulting in Kenyon Phillips Acquisition, LLC owning approximately 84.1% of the issued and outstanding shares of the Company's common stock. In the event that it should prove advisable, Kenyon Phillips Acquisition, LLC may form a wholly-owned entity to which its shares of the Company's common stock will be transferred prior to the occurrence of the Merger, resulting in a merger of the Company with and into the subsidiary of Kenyon Phillips Acquisition, LLC.


         Stockholders of record at the close of business on February 27, 2002 are entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof. Whether you expect to attend the Meeting in person or not, please sign, fill out, date and return the enclosed proxy in the self-addressed, postage-paid envelope also enclosed. If you attend the Meeting and prefer to vote in person, you can revoke your proxy.


PLEASE NOTE THAT CP HOLDINGS LIMITED, THE COMPANY'S CONTROLLING BENEFICIAL STOCKHOLDER, HAS INFORMED THE COMPANY THAT IT WILL BE VOTING "FOR" PROPOSAL 1 ABOVE. THE NUMBER OF VOTES HELD BY THE CONTROLLING BENEFICIAL STOCKHOLDER IS SUFFICIENT TO APPROVE THE PROPOSAL AND NO ADDITIONAL VOTES WILL CONSEQUENTLY BE NEEDED TO APPROVE PROPOSAL 1.

By Order of the Board of Directors,


Sir Bernard Schreier
Chairman of the Board of Directors
March 1, 2002

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                               IIC INDUSTRIES INC.
             171 MADISON AVENUE, SUITE 200, NEW YORK, NEW YORK 10016


                         -------------------------------
                           PRELIMINARY PROXY STATEMENT
                         -------------------------------




                         SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD MARCH 27, 2002


         This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of IIC Industries Inc., a corporation formed under the laws of the State of Delaware (the "Company"), for use at its 2002 Special Meeting of Stockholders (the "Meeting") to be held on March 27, 2002 at 11:00 A.M. at CP House, Otterspool, Watford, Hertfordshire, WD25 8JP, U.K. and at any continuation and adjournment thereof. The purpose of the Meeting is:

         1. To approve the Agreement and Plan of Merger (the "Merger Agreement") dated February 27, 2002 attached hereto as Exhibit A by and among the Company, CP Holdings Limited, a corporation formed under the laws of the United
Kingdom, Kenyon Phillips Limited, a corporation formed under the laws of the United Kingdom, and Kenyon Phillips Acquisition, LLC, a limited liability company formed under the laws of the State of Delaware, including any subsidiary thereof, and all transactions contemplated thereby (collectively referred to as the "Merger").

          Only Stockholders of record (the "Stockholders") at the close of business on February 27, 2002 (the "Record Date") are entitled to vote at the Meeting. As of the Record Date, there were issued and outstanding 5,693,472 shares of the Company's common stock, $0.25 par value per share (the "Common Stock"). Each outstanding share of Common Stock is entitled to one vote on all matters properly coming before the Meeting. All properly executed, unrevoked proxies on the enclosed form of proxy that are received in time will be voted in accordance with the Stockholder's directions and, unless contrary directions are given, will be voted for the proposal (the "Proposal") described above. Anyone giving a proxy may revoke the proxy at any time before it is exercised by giving the board of directors of the Company written notice of the revocation, by submitting a proxy bearing a later date or by attending the Meeting and voting in person.


         The presence in person or by properly executed proxy of holders representing a majority of the issued and outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Meeting. Votes cast by proxy or in person at the Meeting will be tabulated by the inspector of election appointed for the Meeting, who will determine whether or not a quorum is present. Shares of Common Stock represented by proxies that are marked "abstain" will be included in the determination of the number of shares present and voting for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are not counted as voted either for or against the Proposal. Brokers holding shares of Common Stock for beneficial owners in "street name" must vote those shares according to specific instructions they receive from the owners. However, brokers have discretionary authority to vote on "routine" matters. Absent specific instructions from the beneficial owners in the case of "non-routine" matters, the brokers may not vote the shares. Stockholders are hereby advised that the Proposal to be considered at the Meeting does not constitute a "routine" matter. "Broker non-votes" result when brokers are precluded from exercising their discretion on certain types of proposals. Shares that are voted by brokers on some but not all of the matters will be treated as shares present for purposes of determining the presence of a quorum on all matters, but will not be treated as shares entitled to vote at the Meeting on those matters as to which instructions to vote are not provided by the owner.

         The Board of Directors of the Company (the "Board of Directors"), has adopted and approved the Proposal set forth herein and recommends that the Company's Stockholders vote "FOR" such Proposal.

         Approval of Proposal 1 requires the affirmative vote of a majority of the Company's issued and outstanding shares of Common Stock.

PLEASE NOTE THAT CP HOLDINGS LIMITED, THE COMPANY'S CONTROLLING BENEFICIAL STOCKHOLDER, HAS INFORMED THE COMPANY THAT IT WILL BE VOTING "FOR" PROPOSAL 1 ABOVE. THE NUMBER OF VOTES HELD BY THE CONTROLLING BENEFICIAL STOCKHOLDER IS SUFFICIENT TO APPROVE THE PROPOSAL AND NO ADDITIONAL VOTES WILL CONSEQUENTLY BE NEEDED TO APPROVE PROPOSAL 1.


         This Proxy Statement, the accompanying Notice of Meeting and the form of proxy have been first sent to the Stockholders on or about March 6, 2002.

               The date of this Proxy Statement is March 1, 2002

                                TABLE OF CONTENTS

                                                                                                                   PAGE
                                                                                                                   ----
SUMMARY............................................................................................................     1
QUESTIONS AND ANSWERS ABOUT THE MEETING............................................................................     2
DISSENTERS' RIGHTS OF APPRAISAL....................................................................................     4
PERSONS MAKING THE SOLICITATION....................................................................................     6
INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON............................................................     6
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.....................................................     7
PROPOSAL 1:  APPROVAL OF THE MERGER................................................................................     9
         INFORMATION ABOUT THE TRANSACTION.........................................................................     9
         Summary Term Sheet........................................................................................     9
         The Tender Offer..........................................................................................    11
         Material Terms of the Merger..............................................................................    11
         Terms of the Merger Agreement.............................................................................    12
         SPECIAL FACTORS...........................................................................................    15
                  Purposes, Alternatives, Reasons and Effects of the Merger........................................    15
                  Fairness of the Merger...........................................................................    17
                  Reports, Opinions, Appraisals and Negotiations...................................................    19
         Certain United States Federal Income Tax Consequences.....................................................    20
         Accounting Treatment of the Merger........................................................................    20
         Past Contacts, Transactions and Agreements................................................................    20
         Prior stock Purchases.....................................................................................    21
         Expenses Associated with the Merger.......................................................................    22
         INFORMATION ABOUT THE PARTIES TO THE MERGER TRANSACTION...................................................    22
         Identity and Background...................................................................................    22
         INFORMATION ABOUT THE COMPANY.............................................................................    23
         Business..................................................................................................    23
         Property..................................................................................................    23
         Legal Proceedings.........................................................................................    23
         Market Price of and Dividends on the Common Stock and Related Stockholder Matters.........................    23
         Financial Statements......................................................................................    24
         Selected Financial data...................................................................................    24
         Supplementary Information.................................................................................    24
         Management's Discussion and Analysis of Financial Condition and Results of Operations.....................    24
         Disagreements with Accountants on Accounting and Financial Disclosure.....................................    24
         Quantitative and Qualitative Disclosures About Market Risk................................................    25
         Stockholder Vote Required.................................................................................    25
GENERAL AND OTHER MATTERS..........................................................................................    25
SOLICITATION OF PROXIES............................................................................................    25
STATEMENT OF ADDITIONAL INFORMATION................................................................................    25

EXHIBIT A - Agreement and Plan of Merger...........................................................................   A-1
EXHIBIT B - Section 262 of the Delaware General Corporation Law....................................................   B-1
EXHIBIT C - Fairness Opinion.......................................................................................   C-1
EXHIBIT D - Annual Report on Form 10-K as filed with the Commission on April 17, 2001 .............................   D-1
EXHIBIT E - Amendment to Annual Report on Form 10-K/A as filed with the Commission on April 20, 2001 ..............   E-1
EXHIBIT F - Quarterly Reports on Form 10-Q as filed with the Commission on May 10, 2001, August 20, 2001 and
November 20, 2001 .................................................................................................   F-1

                                     SUMMARY

         The following is a summary of the terms of proposal 1. This summary is qualified by the more detailed description appearing elsewhere in this proxy statement. Unless otherwise indicated, all reference to "we", "us", and "our" refer to IIC Industries Inc., a corporation formed under the laws of the State of Delaware. We urge you to carefully read this proxy statement, and the exhibits hereto, in their entirety because the information in this summary is not complete.

         - CP Holdings Limited, through Kenyon Phillips Acquisition, LLC, currently a wholly-owned subsidiary of Kenyon Phillips Limited, itself a wholly-owned subsidiary of CP Holdings Limited, has recently completed a tender offer for all of our issued and outstanding shares of common stock not beneficially owned by CP Holdings Limited and has, through Kenyon Phillips Acquisition, LLC, purchased the 300,064 shares tendered in the offer. The tender offer was commenced with a view to "going private" pursuant to a merger transaction with one of our affiliates.

         - This meeting is called with the sole purpose of voting for a proposal to approve the Agreement and Plan of Merger whereby we will merge with and into Kenyon Phillips Acquisition, LLC, or a wholly-owned subsidiary thereof, and cease being a public company. See "Proposal 1: Approval of the Merger - Information About the Transaction - The Tender Offer."

         - The Agreement and Plan of Merger provides that each issued and outstanding share of our common stock, excluding the shares of our common stock owned by Kenyon Phillips Acquisition, LLC and excluding the shares of our common stock owned by stockholders who dissent from the merger transaction and properly perfect their rights of appraisal, shall be converted into the right to receive a net cash payment of $10.50 per share. As a result of the merger transaction, we shall cease to exist and all of our rights, assets, liabilities and obligations shall become the rights, assets, liabilities and obligations of Kenyon Phillips Acquisition, LLC or its wholly-owned subsidiary. See "Proposal 1: Approval of the Merger - Information About the Transaction - Material Terms of the Merger."

         - Our public stockholders will receive nothing but a net cash payment of $10.50 per share as a result of the merger transaction. See Section "Proposal 1- Approval of the Merger - Information About the Transaction - Material Terms of the Merger."

         - Stockholder approval of proposal 1 set forth in this proxy statement requires the affirmative vote of a majority of our issued and outstanding shares of common stock. CP Holdings Limited, our controlling beneficial stockholder, has already informed us that it will be voting in favor of the proposal set forth herein. The number of votes beneficially held by CP Holdings Limited is sufficient to approve proposal 1. Therefore, no additional votes will be needed to approve the proposal. See "Questions and Answers About the Meeting."

                     QUESTIONS AND ANSWERS ABOUT THE MEETING


WHAT IS BEING VOTED ON AT OUR SPECIAL MEETING OF STOCKHOLDERS?


         Our board of directors is asking stockholders to consider one item only at this special meeting of our stockholders, which is to approve the Agreement and Plan of Merger dated February 27, 2002 attached hereto as Exhibit A by and among us, CP Holdings Limited, a corporation formed under the laws of the United Kingdom, Kenyon Phillips Limited, a corporation formed under the laws of the United Kingdom and wholly-owned subsidiary of CP Holdings Limited, Kenyon Phillips Acquisition, LLC, a limited liability company formed under the laws of the State of Delaware and a wholly-owned subsidiary of Kenyon Phillips Limited and, potentially, a wholly-owned subsidiary of Kenyon Phillips Acquisition, LLC, and all transactions contemplated thereby.


WHAT IS THE PURPOSE OF THE MERGER TRANSACTION?

         The purpose of the transaction contemplated by the Agreement and Plan of Merger is for Kenyon Phillips Acquisition, LLC, or a wholly-owned subsidiary thereof, to acquire all of the issued and outstanding shares of our common stock not already owned by Kenyon Phillips Acquisition, LLC, resulting in a "going-private" transaction whereby our company will cease to exist. The "going-private" transaction will be achieved pursuant to a merger whereby we will be merged with and into Kenyon Phillips Acquisition, LLC, or a wholly-owned subsidiary thereof, which shall continue as the surviving entity.

WHAT RIGHTS DO I HAVE IF I AM IN OPPOSITION OF THE MERGER TRANSACTION?

         If you do not wish to accept the net cash payment of $10.50 per share of our common stock owned by you pursuant to the merger transaction, you have the right under the corporate law of the State of Delaware to have the "fair value" of the shares determined by the Delaware Court of Chancery in accordance with the corporate law of the State of Delaware. This right of appraisal is subject to a number of procedures and requirements. The procedures and requirements for exercising your right of appraisal under the corporate law of the State of Delaware are explained in further detail in "Dissenters' Rights of Appraisal" below. A copy of the statutory provisions under corporate law of the State of Delaware that govern the right to appraisal is attached to this proxy statement as Exhibit B.

WHO CAN VOTE AT THE SPECIAL MEETING OF STOCKHOLDERS?


         Our board of directors has set February 27, 2002 as the record date for the special meeting of our stockholders. Only persons holding shares of our common stock of record at the close of business on the record date will be entitled to receive notice of and to vote at the meeting. Each share of our common stock will be entitled to one vote per share on each matter properly submitted for vote to our stockholders at the special meeting of our stockholders. On the record date there were issued and outstanding 5,693,472 shares of our common stock.


WHAT CONSTITUTES A QUORUM FOR THE SPECIAL MEETING OF STOCKHOLDERS?

         To have a quorum, we need a majority of the shares entitled to vote to be present, in person or represented by proxy. Shares of stock abstaining as to any proposal and broker non-votes (where a broker submits a proxy but does not have authority to vote a customer's shares of stock on one or more matters) on any proposal, will be considered present at the special meeting of stockholders for purposes of establishing a quorum for the transaction of business.

HOW DO I VOTE?

         If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct, unless you later revoke the proxy. Unless instructions to the contrary are marked, or if no instructions are specified, shares of our common stock represented by a proxy will be voted for the proposal set forth on the proxy, and in the discretion of the persons named as proxies on such other matters as may properly come before the special meeting of stockholders. If you are a registered stockholder, that is, if you hold your shares of common stock in certificate form, and you attend the special meeting of stockholders, you may deliver your completed proxy card in person. If you hold your shares of common stock in "street name," that is, if you hold your shares of stock through a broker or other nominee, and you wish to vote in person at the special meeting of stockholders, you will need to obtain a proxy from the institution that holds your shares of common stock.

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY?

         Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our Secretary, at the address indicated above, either a written notice of revocation, a duly executed proxy bearing a later date, or if you vote in person at the special meeting of stockholders. The powers of the proxy holders will be suspended if you attend the special meeting of stockholders in person and so request. However, attendance at the special meeting of stockholders will not by itself revoke a previously granted proxy.

         Any written notice of revocation sent to us must include the stockholder's name and must be received prior to the special meeting of stockholders to be effective.

WHAT VOTE IS REQUIRED TO APPROVE THE PROPOSAL?

         The approval of the Agreement and Plan of Merger and the transactions contemplated thereby will require the affirmative vote of a majority of our issued and outstanding shares of common stock that are entitled to vote thereon.

PLEASE NOTE THAT CP HOLDINGS LIMITED, OUR CONTROLLING BENEFICIAL STOCKHOLDER, HAS INFORMED US THAT IT WILL BE VOTING "FOR" PROPOSAL 1 ABOVE. THE NUMBER OF VOTES HELD BY THE CONTROLLING BENEFICIAL STOCKHOLDER IS SUFFICIENT TO APPROVE THE PROPOSAL AND NO ADDITIONAL VOTES WILL CONSEQUENTLY BE NEEDED TO
APPROVE PROPOSAL 1.

                         DISSENTERS' RIGHTS OF APPRAISAL

         Holders of shares of Common Stock of the Company who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares of Common Stock will be entitled to have their shares of Common Stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of the shares. These rights are governed by Section 262 of the General Corporation Law of the State of Delaware (the "GCL"). Any holder of shares of Common Stock who wishes to exercise appraisal rights, or who wishes to preserve its right to do so, should review the following discussion and Exhibit B carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights.

         The following discussion is not a complete statement of the law pertaining to appraisal rights under the GCL and is qualified in its entirety by the full text of Section 262 which is attached to this proxy statement as Exhibit B. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of Common Stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below in order to properly and in a timely manner to perfect appraisal rights.

         A stockholder wishing to exercise appraisal rights must deliver to the Company, before the vote on the adoption of the Merger Agreement and the transactions contemplated thereby at the Meeting, a written demand for the appraisal of such stockholder's shares of Common Stock. In addition, the stockholder cannot vote in favor of the proposal, either in person or by proxy. A stockholder wishing to exercise appraisal rights must hold of record the shares of Common Stock on the date the written demand for appraisal is made and must continue to hold the shares of Common Stock of record through the effective time of the Merger. A vote against the adoption of the Merger Agreement and the transactions contemplated thereby will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262.

         A stockholder is entitled to assert appraisal rights only for the shares of Common Stock registered in that holder's name. A demand for appraisal in respect of shares of Common Stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder's name appears on the holder's stock certificates, and must state that such person intends thereby to demand appraisal of the holder's shares of Common Stock in connection with the Merger. If the shares of Common Stock are owned of record in a fiduciary capacity, such as a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Common Stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for the owner or owners. A record holder such as a broker who holds shares of Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares of Common Stock held for other beneficial owners. In that case, however, the written demand should set forth the number of shares of Common Stock as to which appraisal is sought and where no number of shares of Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Common Stock held in the name of the record owner. Stockholders who hold their shares of Common Stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

         All written demands for appraisal pursuant to Section 262 should be sent or delivered to the Company at 171 Madison Avenue, Suite 200, New York, NY, 10016, Attention: Ms. Fortunee F. Cohen, Secretary.

         Within 10 days after the effective time of the Merger, Kenyon Phillips Acquisition, LLC or a wholly-owned subsidiary thereof, as the surviving entity (collectively, the "the Surviving Entity") must notify each stockholder who has complied with Section 262 and who has not voted in favor of the adoption of the Merger Agreement that the Merger has become effective. Within 120 days after the effective time of the Merger, the Surviving Entity or any stockholder who has so complied with Section 262 and is entitled to appraisal rights under the GCL may file a petition in the Delaware Court of Chancery demanding a determination of the "fair value" of the holder's shares of Common Stock. The Surviving Entity is under no obligation to and has no present intention to file a petition. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights in respect of their shares of Common Stock within the time prescribed in Section 262.

         Within 120 days after the effective time of the Merger, any stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Entity a statement setting forth the aggregate number of shares of Common Stock not voted in favor of the adoption of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of these shares of Common Stock. The statement must be mailed within 10 days after a written request therefor has been received by the Surviving Entity or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

         If a petition for an appraisal is timely filed by a stockholder and a copy thereof is served upon the Surviving Entity, the Surviving Entity will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares of Common Stock have not been reached. After notice to those stockholders, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with
Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require stockholders who demanded payment for their shares of Common Stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with that direction, the Court of Chancery may dismiss the proceedings as to that stockholder.

         After determining the stockholders entitled to appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the "fair value". Stockholders considering seeking appraisal should be aware that the "fair value" of their shares of Common Stock as so determined could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares of Common Stock and that investment banking fairness opinions are not necessarily opinions as to "fair value" under Section 262. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Common Stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorney's fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares of Common Stock entitled to be appraised.

         Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the effective time of the Merger, be entitled to vote the shares of Common Stock subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of Common Stock (except dividends or other distributions payable to stockholders as of a record date prior to the effective time of the Merger).

         If any stockholder who demands appraisal under Section 262 fails to perfect, or effectively withdraws or loses the right to appraisal, the shares of Common Stock of that stockholder will be converted into the right to receive $10.50 per share in cash, without interest. A stockholder will fail to perfect, or effectively lose or withdraw the holder's right to appraisal, if no petition for appraisal is filed within 120 days after the effective time of the Merger, or if the stockholder delivers to the Surviving Entity a written withdrawal of the holder's demand for appraisal and an acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the effective time of the Merger will require the written approval of the Surviving Entity and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

                         PERSONS MAKING THE SOLICITATION

         The Company is making the solicitation, and has not been given written notice by any director that such director intends to oppose the Proposal to be placed before the Company's Stockholders. The Company will bear the costs associated with mailing this Proxy Statement to the Company's Stockholders.

          INTEREST OF CERTAIN PERSONS IN THE MATTERS TO BE ACTED UPON

         Approval of the Merger would increase the beneficial percentage share ownership of Sir Bernard Schreier, through his ownership interests in CP Holdings Limited. No other officer or director holds shares of Common Stock, beneficially or otherwise.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth ownership information as of the Record Date with respect to (i) each current director or executive officer of the Company, (ii) all directors and executive officers of the Company as a group and
(iii) each person known to the Company to be a beneficial owner of more than 5% of the outstanding voting securities of the Company. As of the Record Date, there were 5,693,472 shares of the Company's common stock issued and outstanding. Each such share of the Company's common stock is entitled to one vote. Unless otherwise noted, the address of each of the individuals and entities listed below is c/o IIC Industries Inc, 171 Madison Avenue, Suite 200, New York, NY, 10016.

         The total amount of funds required by CP Holdings Limited to purchase all of the outstanding shares of the Company's Common Stock, other than those beneficially owned by CP Holdings Limited, is expected to be approximately $9.55 million. CP Holdings Limited has in excess of $10 million in cash with which to pay for the shares of the Company's Common Stock.


                                                 Number of Shares          Percentage          Number of Shares          Percentage
                                            Beneficially Owned as     Owned as of the     Beneficially Owned as     Owned as of the
Name and address                           of the Record Date (1)         Record Date       of the Meeting Date        Meeting Date
----------------                           ----------------------         -----------       -------------------        ------------
Kenyon Phillips Acquisition, LLC.......               300,064 (2)                5.3%             4,784,451 (3)               84.1%

Kenyon Phillips Limited
c/o CP Holdings Limited
Otterspool Way, Watford
Hertfordshire WD25 8JP England.........             4,484,387 (4)               78.8%             4,784,451 (5)               84.1%

CP Holdings Limited (6)
Otterspool Way, Watford
Hertfordshire WD25 8JP England.........                 4,784,451               84.1%                 4,784,451               84.1%

Sir Bernard Schreier (7)
c/o CP Holdings Limited
Otterspool Way, Watford
Hertfordshire WD25 8JP England.........                 4,784,451               84.1%                 4,784,451               84.1%

Robert M. Levy (8)
50/1, Belsize Square
London, NW3 4HN England................                         0               - - -                         0               - - -

John Smith (9)
10 Bearswood End
Beaconsfield, Bucks HP9 2NR England....                         0               - - -                         0               - - -

Robert Glatter (10)
41 Downage
London, NW4 1AS England................                         0               - - -                         0               - - -

Alfred L. Simon (11)...................                         0               - - -                         0               - - -

All directors and executive officers
 as a group (5 persons)................                 4,784,451               84.1%                 4,784,451               84.1%


---------------
(1) Beneficial ownership is determined in accordance with the Rule 13d-3(a) of the Securities Exchange Act of 1934, as amended, and generally includes voting or investment power with respect to securities. Except as subject to community property laws, where applicable, the person named above has sole voting and investment power with respect to all shares of the Common Stock shown as beneficially owned by him.

(2) Represents all of the shares of Common Stock purchased in the recently completed tender offer for shares of Common Stock (see "Approval of the Merger - Information About the Transaction - The Tender Offer").

(3) Reflects the transfer by Kenyon Phillips Limited of its 4,484,387 shares of Common Stock to Kenyon Phillips Acquisition, LLC as of January 31, 2002.

(4) Represents the 4,484,387 shares of Common Stock held prior to the foregoing transfer.

(5) Represents the transfer referred to in Note 3 above as well as the transfer by CP Holdings Limited of all its membership interests in Kenyon Phillips Acquisition, LLC to Kenyon Phillips Limited.

(6) Represents 4,484,387 shares of Common Stock beneficially owned by CP Holdings Limited through Kenyon Phillips Limited in addition to the 300,064 shares of Common Stock beneficially owned by CP Holdings Limited through Kenyon Phillips Acquisition, LLC as of the Record Date and CP Holdings Limited's ownership of Kenyon Phillips Acquisition, LLC through Kenyon Phillips Limited as of the date of the Meeting.

(7) Sir Bernard Schreier is the Chairman and President of the Company as well as the Chairman of CP Holdings Limited, of which he owns 5% of the voting securities. Sir Bernard Schreier also serves as trustee for: (i) a trust for the benefit of his late son's family, which owns 30% of the voting securities of CP Holdings Limited; (ii) a trust for the benefit of his daughter, which owns 25% of the voting securities of CP Holdings Limited, and (iii) a trust for the benefit of his daughter's children, which owns 5% of the voting securities of CP Holdings Limited. In addition, Sir Bernard Schreier's daughter owns 25% of the voting securities of CP Holdings Limited.

(8) Mr. Levy is a director of the Company and an executive director of CP Holdings Limited.

(9) Mr. Smith is the Chief Financial Officer and a director of the Company as well as an executive director of CP Holdings Limited.

(10) Mr. Glatter is a director of the Company and a director of CP Holdings Limited.

(11)     Mr. Simon is a director of the Company.

                                   PROPOSAL 1

                             APPROVAL OF THE MERGER

INFORMATION ABOUT THE TRANSACTION


         On February 27, 2002, the Company, CP Holdings Limited, Kenyon Phillips Limited, and Kenyon Phillips Acquisition, LLC, entered into the Merger Agreement. Pursuant to the Merger Agreement, the Company will be merged with and into Kenyon Phillips Acquisition, LLC, the separate existence of the Company shall cease, and Kenyon Phillips Acquisition, LLC shall continue as the surviving entity. If the Merger Agreement and the transactions contemplated thereby are approved, Kenyon Phillips Acquisition, LLC will make a net cash payment of $10.50 in consideration for each issued and outstanding share of common stock of the Company not already owned by Kenyon Phillips Acquisition, LLC. CP Holdings Limited has assigned, conveyed, transferred and delivered to Kenyon Phillips Limited and Kenyon Phillips Limited has acquired from CP Holdings Limited, all right, title and interest in the member interest of Kenyon Phillips Acquisition, LLC owned by CP Holdings Limited, resulting in Kenyon Phillips Acquisition, LLC having become a wholly-owned subsidiary of Kenyon Phillips Limited. In addition, Kenyon Phillips Acquisition, LLC has issued member interests to Kenyon Phillips Limited in exchange for the transfer of all of the shares of common stock of the Company owned by Kenyon Phillips Limited, resulting in Kenyon Phillips Acquisition, LLC owning approximately 84.1% of the issued and outstanding shares of the Company's common stock. In the event that it should prove advisable, Kenyon Phillips Acquisition, LLC may form a wholly-owned entity to which its shares of the Company's common stock will be transferred prior to the occurrence of the Merger, resulting in a merger of the Company with and into the subsidiary of Kenyon Phillips Acquisition, LLC.



SUMMARY TERM SHEET

         The following are some of the questions about the merger that you, as one of our stockholders, may have and answers to those questions. We urge you to carefully review this proxy statement, including the Agreement and Plan of Merger attached hereto as Exhibit A, because the information in this summary is not complete.

Has our board of directors approved the Agreement and Plan of Merger and the transactions contemplated thereby?

         Yes. On February 1, 2002 our board of directors approved the Agreement and Plan of Merger and the transactions contemplated thereby. Our board of directors based its approval, with respect to the cash to be received by our stockholders, on the opinion given to us by Jesup & Lamont Capital Markets, Inc. in the recently completed tender offer, upon which our independent director relied in determining the "fair value" to be offered for our shares of common stock. For a detailed analysis of the determination of the "fair value" of the shares of our common stock, please see the Fairness Opinion attached hereto as Exhibit C.

Why are the two entities proposing to merge?

         The purpose of the transaction contemplated by the Agreement and Plan of Merger is for Kenyon Phillips Acquisition, LLC or a wholly-owned subsidiary thereof, to acquire all of the outstanding shares of our common stock not already owned by Kenyon Phillips Acquisition, LLC resulting in a "going-private" transaction.

How will the merger transaction work?

         Pursuant to the Agreement and Plan of Merger, we will be merged with and into Kenyon Phillips Acquisition, LLC, our separate existence shall cease, and Kenyon Phillips Acquisition, LLC shall continue as the surviving entity. In the event that it should prove advisable, Kenyon Phillips Acquisition, LLC may form a wholly-owned subsidiary to which all shares of our common stock held by Kenyon Phillips Acquisition, LLC will be transferred immediately prior to the merger transaction. In that case, we will instead merge with and into the wholly-owned subsidiary and it rather than Kenyon Phillips Acquisition, LLC shall be the surviving entity of the merger transaction. Whichever method is adopted will have no effect whatsoever on our public stockholders.

         If the Agreement and Plan of Merger and the transactions contemplated thereby are approved, each share of our common stock issued and outstanding as of the effective date of the merger, excluding the shares of our common stock already owned by Kenyon Phillips Acquisition, LLC and excluding the shares of common stock owned by stockholders who dissent from the merger transaction and properly perfect their rights of appraisal, shall be converted into the right to receive a net cash payment of $10.50 per share.

Do I have the right to vote on the approval of the Agreement and Plan of Merger and the transactions contemplated thereby?

         Yes, you do. That is the main purpose of this proxy statement. We are soliciting your vote in favor of the approval of the Agreement and Plan of Merger and the transactions contemplated thereby.

Will my vote have any effect on the outcome?

         No, it will not. CP Holdings Limited, our controlling beneficial stockholder, holds enough votes to approve the proposal and has informed us that it will, through its wholly-owned subsidiary Kenyon Phillips Limited, of which Kenyon Phillips Acquisition, LLC is in turn a subsidiary, be voting the shares in favor of the proposal to approve the Agreement and Plan of Merger and the transactions contemplated thereby.

If the Agreement and Plan of Merger and the transactions contemplated thereby are approved, do I need to exchange my shares of common stock?

         You do not. Your shares will be converted into the right to receive a net cash payment of $10.50 per share. If you hold certificate(s) representing your shares, however, you will need to send them to American Stock Transfer & Trust Company, the paying agent, in order for you to be paid by Kenyon Phillips Acquisition, LLC or its wholly-owned subsidiary.

How many shares will I own after the merger transaction?

         You will not own any shares after the merger transaction. See "Proposal 1: Approval of the Merger - Information About the Transaction - Material Terms of the Merger."

When do you expect the merger transaction to be completed?

         We hope to complete the merger transaction as soon as possible, assuming that all of the conditions to the closing of the merger transaction as set forth in the Agreement and Plan of Merger are either waived or completed to the satisfaction of the parties. The merger transaction will be effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware.

What are the tax consequences of the merger transaction?

         The merger transaction will be treated as a liquidation for United States federal income tax purposes, but the ultimate tax consequences depend on a decision by Kenyon Phillips Acquisition, LLC and/or its eventual wholly-owned subsidiary to elect to be treated as a corporation, an election which will affect only Kenyon Phillips Acquisition, LLC and us. Regardless of what Kenyon Phillips Acquisition, LLC and/or its eventual wholly-owned subsidiary elect(s), our stockholders who receive a net cash payment of $10.50 per share of our common stock that they surrender will recognize a gain or loss as they would in a standard sale of stock. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR FOR THE TAX IMPLICATIONS OF YOUR PARTICULAR SITUATION.

What do I need to do in order to vote?

         After reading this proxy statement and the exhibits attached hereto, you will need to complete and execute the proxy card attached hereto, and return it to us in accordance with the instructions provided thereon. Alternatively, you may appear at the special meeting of our stockholders and vote in person. There is no legal distinction between the two methods.

Who can help answer my questions?

         If you have any questions about the merger transaction or the Agreement and Plan of Merger, you should contact Samuel F. Ottensoser, Esq., our outside corporate counsel, at:

                  Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP
                  101 East 52nd Street
                  New York, New York 10022

                  Telephone No.:    (212) 752-9700
                  Facsimile No.:    (212) 980-5192

If you have questions about our business, you should contact Ms. Fortunee F. Cohen, Secretary, at:

                  IIC Industries Inc.
                  171 Madison Avenue, Suite 200
                  New York, New York 10016
                  Telephone No.:    (212) 889-7201
                  Facsimile No.:    (212) 681-7431

THE TENDER OFFER

         CP Holdings Limited, through its then directly wholly-owned subsidiary Kenyon Phillips Acquisition, LLC, recently completed a tender offer (the "Offer") for the issued and outstanding shares of common stock not already owned by Kenyon Phillips Limited. The Offer to purchase the shares of common stock was made at a purchase price of $10.50 per share of common stock, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Amended Offer to Purchase as filed with the Securities and Exchange Commission (the "Commission") on December 11, 2001. The Offer expired at 12:00 midnight, New York City time, on Wednesday, December 19, 2001.

          Prior to the payment of the shares of common stock tendered, there were issued and outstanding an aggregate of 5,693,472 shares of the Company's common stock, of which (a) 1,140,989 such shares were held by the public (the "Pre-Offer Public Shares"), (b) 4,484,387 such shares were beneficially held by CP Holdings Limited through its wholly-owned subsidiary Kenyon Phillips Limited, and (c) 68,096 such shares were held by certain other stockholders affiliated with CP Holdings Limited (the "Affiliated Shares"). There are no shares of preferred stock and no rights or options of any kind to acquire shares of the Company's common stock.

         300,064 shares of common stock were tendered in the Offer (the "Tendered Shares"). Subsequent to the payment for the Tendered Shares, there remain 909,021 shares of common stock held by the public (the "Public Shares"). The Affiliated Shares were tendered in the Offer and are currently owned by Kenyon Phillips Acquisition, LLC. Accordingly, there were 231,968 shares of common stock tendered by stockholders with whom CP Holdings Limited is not affiliated (the "Non-Affiliated Tendered Shares"). The Tendered Shares thus represent approximately 5.3% of the aggregate number of shares of the Company's common stock issued and outstanding and approximately 20.3% of the number of Pre-Offer Public Shares. CP Holdings Limited, through Kenyon Phillips Acquisition, LLC, paid $3,150,672 for the Tendered Shares, excluding expenses associated with the Offer. The Company's penultimate Schedule TO-I/13E-3/A including the last version of the Offer to Purchase, was filed with the Commission on December 11, 2001 and its final Schedule TO-I/13E-3/A reporting the results of this Offer was filed with the Commission on December 20, 2001.

MATERIAL TERMS OF THE MERGER

          The Company is a public company whose shares of common stock are currently traded on the Nasdaq SmallCap Market. CP Holdings Limited has determined to take the Company private. Prior to engaging in this transaction, CP Holdings Limited, through Kenyon Phillips Acquisition, LLC, initiated a tender offer in order to enable the Company's stockholders to receive "fair value" for their shares of the Company's common stock (see "Information About the Transaction - The Tender Offer" above). The Merger of the Company with and into Kenyon Phillips Acquisition, LLC or a wholly-owned subsidiary thereof, will effectuate CP Holdings Limited's intention to take the Company private and enable the Company's public stockholders to receive "fair value" for their shares.

         Both Kenyon Phillips Limited and Kenyon Phillips Acquisition, LLC were as of the Record Date wholly-owned subsidiaries of CP Holdings Limited. CP Holdings Limited has since assigned, conveyed, transferred and delivered to Kenyon Phillips Limited and Kenyon Phillips Limited has since acquired from CP Holdings Limited, all right, title and interest in the member interests of Kenyon Phillips Acquisition, LLC owned by CP Holdings Limited, resulting in Kenyon Phillips Acquisition, LLC having become a wholly-owned subsidiary of Kenyon Phillips Limited. In addition, Kenyon Phillips Acquisition, LLC has issued member interests to Kenyon Phillips Limited in exchange for the transfer of all of the shares of common stock of the Company owned by Kenyon Phillips Limited, resulting in Kenyon Phillips Acquisition, LLC owning approximately 84.1% of the issued and outstanding shares of the Company's common stock. In the event that it should prove advisable, Kenyon Phillips Acquisition, LLC may form a wholly-owned entity to which its shares of the Company's common stock will be transferred prior to the occurrence of the Merger. In that case, the Company will instead be merged with and into the wholly-owned subsidiary and such subsidiary rather than Kenyon Phillips Acquistion, LLC shall be the surviving entity of the Merger (in either case, the "Surviving Entity" where applicable). The Company is presently unaware of whether Kenyon Phillips Acquisition, LLC will cause such a wholly-owned entity to be formed, which decision will depend in part on certain United States federal tax consequences of the Merger on the parties thereto. Whichever method is adopted will have no effect whatsoever on the Company's public stockholders.

         Kenyon Phillips Acquisition, LLC currently owns approximately 84.1% of the issued and outstanding shares of the Company's common stock of record and owned 5.3% of such shares of record as of the Record Date, all of which were purchased in the Offer. Kenyon Phillips Limited currently owns no shares of the Company's common stock of record but owned approximately 78.8% of the outstanding shares of the Company's common stock of record as of the Record Date, since which its direct ownership of the Company's common stock has been transferred to Kenyon Phillips Acquisition, LLC. Subsequent to the concomitant transfer of the membership interests of Kenyon Phillips Acquisition, LLC formerly held by CP Holdings Limited to Kenyon Phillips Limited, Kenyon Phillips Limited has become the beneficial stockholder of approximately 84.1% of the Company's common stock, all of which are in turn beneficially owned by CP Holdings Limited by virtue of Kenyon Phillips Limited being a wholly-owned subsidiary thereof.

          According to the terms of the Merger Agreement, the Company shall be merged with and into either Kenyon Phillips Acquisition, LLC or a wholly-owned subsidiary thereof, the separate existence of the Company shall cease and Kenyon Phillips Acquisition, LLC or its wholly-owned subsidiary, as the Surviving Entity, shall succeed in all rights, assets, liabilities and obligations of the Company. In addition, the operations of Kenyon Phillips Acquisition, LLC shall subsequent to the Merger be governed by the Limited Liability Company Act of the State of Delaware (the "LLCA").

          Pursuant to the terms of the Merger Agreement, the shares of the Company's common stock held by Kenyon Phillips Acquisition, LLC or its wholly-owned subsidiary, shall be canceled and cease to exist and no consideration shall be payable for such shares. Each Public Share issued and outstanding prior to the effective date of the Merger shall likewise cease to exist. However, the Public Shares, excluding the shares of the Company's common stock owned by stockholders who dissent from the Merger and properly perfect their rights of appraisal, shall be converted into the right to receive the net cash amount $10.50 per share (the "Per Share Amount") (see "Dissenters' Rights of Appraisal," above). The Per Share Amount was determined with reference to the recently completed Offer, in which CP Holdings Limited, through Kenyon Phillips Acquisition, LLC, offered to purchase the Pre-Offer Public Shares at a price equal to the Per Share Amount. Jesup & Lamont Capital Markets, Inc. opined that the Per Share Amount was fair to the stockholders who owned the Pre-Offer Public Shares, from a financial point of view, which opinion was accepted by the Company's independent director (see "Information About the Transaction - Significant Corporate Events" below). In determining the Per Share Amount, the Company's Board of Directors was of the opinion that fairness dictates that its remaining Stockholders receive no more and no less than what was paid to Stockholders in the Offer. For a detailed analysis of Jesup's determination of the fair value of the shares of the Company's common stock, please see the Fairness Opinion attached hereto as Exhibit C.

         The total amount of funds required by CP Holdings Limited to purchase all of the outstanding shares of the Company's Common Stock, other than those beneficially owned by CP Holdings Limited, is expected to be approximately $9.55 million. CP Holdings Limited has in excess of $10 million in cash with which to pay for the shares of the Company's Common Stock.

         The terms of the Merger Agreement are more fully described below.

TERMS OF THE MERGER AGREEMENT

         The following discussion summarizes the material terms of the Merger Agreement but does not purport to be a complete statement of all provisions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this Proxy Statement as Exhibit A and incorporated herein by reference. Stockholders are urged to read the Merger Agreement carefully as it is the legal document that governs the Merger.

The Merger.

         Subject to the terms and conditions of the Merger Agreement and in accordance with the GCL and the LLCA, at the Effective Time (as defined below), the Company shall be merged with and into Kenyon Phillips Acquisition, LLC or its wholly-owned subsidiary, the separate existence of the Company shall cease and Kenyon Phillips Acquisition, LLC or its wholly-owned subsidiary, shall continue as the Surviving Entity.

Conversion.

         As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, CP Holdings Limited, Kenyon Phillips Limited, Kenyon Phillips Acquisition, LLC or any potential subsidiary thereof, or the holders of the Public Shares (i) except as provided by the Merger Agreement, each member interest of Kenyon Phillips Acquisition, LLC, which is issued and outstanding immediately prior to the Effective Time, shall remain a member interest of Kenyon Phillips Acquisition, LLC, (ii) each Public Share which is issued and outstanding immediately prior to the Effective Time shall be converted into and become a right to receive the Per Share Amount in cash and shall automatically be canceled and each holder of a certificate representing any such Public Share shall cease to have any rights with respect to such shares except the right to receive the Per Share Amount upon surrender of the certificate, and (iii) any shares of the Company's common stock that are owned immediately prior to the Effective Time by Kenyon Phillips Acquisition, LLC or its wholly-owned subsidiary, shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange for such shares of common stock.

Closing.

         The Closing will take place at the offices of Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP, counsel to the Company, at 101 East 52nd Street, New York, New York 10022, on the day immediately following the satisfaction or waiver of the conditions precedent set forth in the Merger Agreement or at such other date as the Company and CP Holdings Limited shall mutually agree (the "Closing").

Effective Time of the Merger.

          On the date on which the Closing shall take place (the "Closing Date"), the parties to the Merger Agreement shall cause the Merger to be consummated by filing, and the Merger shall become effective immediately upon the filing, of a certificate of merger (the "Merger Certificate") with the Secretary of State of the State of Delaware executed in accordance with the relevant provisions of the GCL and LLCA or the GCL. The Merger shall become effective at the time such Merger Certificate is filed with the Secretary of State of the State of Delaware (the "Effective Time"). The date on which the Effective Time occurs is referred to as the "Effective Date."

Certificate of Formation and Operating Agreement of Surviving Entity Following the Merger.

         The Merger Agreement provides that the Certificate of Formation and the Operating Agreement of Kenyon Philips Acquisition, LLC as in effect at the Effective Time, will be the Certificate of Formation and Operating Agreement of Kenyon Phillips Acquisition, LLC following the Merger, except that the Operating Agreement shall be amended so that Kenyon Phillips Limited shall be designated as the (i) sole member, and (ii) managing member.

Officers of the Surviving Entity Following the Merger.

         The Merger Agreement provides that Mr. Paul Filer and Ms. Fortunee Cohen, the president and secretary, respectively, of Kenyon Phillips Acquisition, LLC immediately prior to the Effective Time shall be the officers of the Surviving Entity following the Merger, each to serve until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified.

Representations and Warranties.

         The Merger Agreement contains various representations and warranties of the Company, CP Holdings Limited, Kenyon Phillips Limited and Kenyon Phillips Acquisition, LLC. The Company represents and warrants to CP Holdings Limited, Kenyon Phillips Limited and Kenyon Phillips Acquisition, LLC and any eventual wholly-owned subsidiary thereof, as to, among other things, (i) corporate existence and power, (ii) capital structure, (iii) authority for agreement, (iv) governmental consent, (v) compliance with applicable laws, and (vi) filings made with the Commission. CP Holdings Limited, and/or Kenyon Phillips Limited, and/or Kenyon Phillips Acquisition, LLC including any eventual wholly-owned subsidiary thereof, represent and warrant to the Company as to, among other things, (i) corporate existence and power, (ii) capital structure, (iii) authority for agreement, (iv) governmental consent, (v) compliance with applicable laws, and
(vi) financing.

Indemnification

         After the Effective Time, CP Holdings Limited and the Surviving Entity shall indemnify, to the extent permissible under applicable law, each individual director or officer of the Company serving at the Effective Time, against any liabilities such individual may incur in connection with the approval of and the consummation of the transactions contemplated by the Merger Agreement.

Certain Covenants of the Parties.

         Pursuant to the Merger Agreement, the Company has agreed that from the date of execution of the Merger Agreement until the Effective Time, it will (i) operate its business in the ordinary course, (ii) not change its accounting principles except as may be required by operation of law, or discharge any debts other than in the ordinary course, and (iii) not increase compensation or establish new plans thereof for the benefit of its directors, officers and employees. Further, the Company has agreed to provide the management of CP Holdings Limited or its designee full access to all information that CP Holdings Limited may reasonably request.

         In addition, subject to the terms and conditions of the Merger Agreement, each of the parties has agreed (i) to promptly inform the other parties of the occurrence of certain events, (ii) to use reasonable best efforts to effectuate the Merger, and (iii) not to issue a public statement regarding the Merger Agreement without the consent of the other parties thereto.

Conditions to the Merger.

         The obligations of each of the Company, CP Holdings Limited, Kenyon Phillips Limited and Kenyon Phillips Acquisition, LLC and any eventual wholly-owned subsidiary thereof, to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing of a number of conditions, including but not limited to the following:

         (i) The Company delivering evidence satisfactory to CP Holdings Limited that a majority of the Company's stockholders approved the Merger Agreement and the transactions contemplated thereby;

         (ii) The Company shall have obtained all required written consents to the assignment of certain licenses, contracts, patents and patent applications;

         (iii) The representations and warranties of the Company or CP Holdings Limited, Kenyon Phillips Limited or Kenyon Phillips Acquisition, LLC and any potential wholly-owned subsidiary thereof, as applicable, set forth in the Merger Agreement shall have been true and correct in all material respects as of the date of the Merger Agreement and the Closing, except where the failure to be so true and correct would not have a material adverse effect on the party making such representation or warranty;

         (iv) There shall not be threatened or pending any material litigation or proceeding reasonably likely to restrain or prohibit the consummation of the Merger; and

         (v) The Company and CP Holdings Limited, Kenyon Phillips Limited and Kenyon Phillips Acquisition, LLC and any potential wholly-owned subsidiary thereof, as applicable, shall have performed in all material respects all obligations required to be performed by it or them under the Merger Agreement at or prior to the Closing.

Termination. The Merger Agreement may be terminated at any time prior to the Closing as follows:

         (i)      By mutual written consent of the parties to the Merger
                  Agreement;

         (ii) By either the Company or CP Holdings Limited on behalf of itself, Kenyon Phillips Limited and Kenyon Phillips Acquisition, LLC or any eventual wholly-owned subsidiary thereof, if the Merger or payment for or acceptance of payment for the Public Shares pursuant to the Merger shall have been prohibited by any court of competent jurisdiction or governmental entity and such prohibition shall despite the parties' reasonable efforts have become final and non-appealable;

         (iii) By the Company, if CP Holdings Limited, Kenyon Phillips Limited, Kenyon Phillips Acquisition, LLC or any potential wholly-owned subsidiary thereof, shall have breached in any material respect any of their warranties, covenants or agreements contained in the Merger Agreement and any such breach cannot be or has not been cured within 15 days of receipt of written notice by the Company; or

         (iv) By CP Holdings Limited on behalf of itself, Kenyon Phillips Limited, Kenyon Phillips Acquisition, LLC and any potential wholly-owned subsidiary thereof, if the Company shall have breached in any material respect any of its warranties, covenants or agreements contained in the Merger Agreement and such breach cannot be or has not been cured within 15 days of receipt of written notice by CP Holdings Limited.

Effect of Termination.

         In the event the Merger Agreement is terminated, written notice of such termination shall be given by the terminating party or parties to the other party or parties specifying the provision of the Merger Agreement pursuant to which such termination is made, and the Merger Agreement shall become null and void and there shall be no liability on the part of CP Holdings Limited, Kenyon Phillips Limited, Kenyon Phillips Acquisition, LLC or its potential wholly-owned subsidiary or the Company; provided, that nothing in the Merger Agreement shall relieve any party from any liability or obligation with respect to any willful breach of the Merger Agreement.


                                SPECIAL FACTORS


PURPOSES, ALTERNATIVES, REASONS AND EFFECTS OF THE MERGER

Purposes.

         The purpose of the Merger is to take the Company private by making it a wholly-owned subsidiary of the Surviving Entity. There is no particular reason why the Merger is being undertaken at this time as opposed to any other time. CP Holdings Limited has been contemplating such a transaction for a number of years. Neither CP Holdings Limited nor any of its subsidiaries has any material information leading any of them to believe that the value of the Company's assets will increase in the near future.

Alternatives.

         CP Holdings Limited wishes to take full control of the Company, of which it beneficially owns approximately 84.1%. Approximately 78.8% was owned prior to the Offer. No alternatives to the Merger were therefore considered. However, as part of his review in evaluating of the Offer, Mr. Alfred Simon, the Company's independent director (the "Independent Director") did consider the effects on the unaffiliated stockholders of spinning off the Company to the stockholders by distributing the shares of the Company's subsidiaries. The Independent Director concluded, supported by Jesup, that the lack of liquidity in the markets in which the shares of the subsidiaries trade (such as Hungary and Israel) would make the distribution of these shares unattractive to the unaffiliated stockholders, who would consequently be better off receiving cash for their shares of the Company's common stock.

         Because CP Holdings Limited wished to make a cash offer, it did not consider a liquidation of the Company. However, CP Holdings Limited and the Company note that the Fairness Opinion stated that the current market value of the Company's assets is less than the book value. Jesup considered that since the assets are unlikely to earn a reasonable return on their current stated value, buyers would further mark down the assets on a liquidation to a level that would perhaps yield a reasonable return to the buyers, but an unreasonable return to the unaffiliated stockholders of the Company. For this reason the Independent Director felt that a transaction yielding a current cash payment to the unaffiliated stockholders would better serve their interests than would a liquidation. In addition, the Independent Director felt that a liquidation was likely to be a long drawn out process due to the diverse locations of the assets, with no clear visibility as to the final proceeds.

Reasons.

         The primary reasons for CP Holdings Limited's decision to take the Company private are the continuing costs the Company incurs in being a public company and the illiquidity of the shares of its common stock. The Company incurs significant costs in being a public company, estimating that it incurs approximately $240,000 annually in connection with (1) preparing and filing with the Commission periodic reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (2) preparing, filing with the Commission and mailing to stockholders a proxy statement in connection with the annual stockholders' meeting, (3) the annual audit of the Company's financial statements, (4) directors' fees and other expenses and (5) directors' and officers' liability insurance. Substantially all of such expenses could be eliminated if the Company were no longer subject to the reporting requirements of the Exchange Act.

         Further, the trading market for the shares of the Company's common stock is extremely limited. Over the twelve months prior to the commencement of the Offer, the average trading volume of the shares of the Company's common stock was approximately 500 such shares traded a day, or less than .05% of the Company's total outstanding public float. As a result, the unaffiliated stockholders do not have what is considered one of the main advantages of owning shares in a public company - a liquid market.

         The Independent Director recommended that the unaffiliated stockholders of the Company accept the Offer, in light of the Fairness Opinion, as fair and reasonable. The Independent Director has also opined that the Merger Agreement and the transactions contemplated thereby are fair to the unaffiliated stockholders. While the Company's Board of Directors believes, based on the Fairness Opinion, the recommendation of the Independent Director and other factors, that $10.50 (which amount is referred to herein as the "Per Share Amount") is fair and reasonable from a financial point of view to the unaffiliated stockholders of the Company, because of the conflict of interest as a result of the fact that a majority of the Company's directors consist of principals and management of CP Holdings Limited, the Board did not make a recommendation to the Company's unaffiliated stockholders with respect to the Offer. Unaffiliated stockholders who did not tender their shares of the Company's common stock in the Offer will receive the Per Share Amount for such shares in the Merger.

Effects

Effects on the Company

         The shares of the Company's common stock held by the unaffiliated stockholders will in the Merger be converted into the right to receive the Per Share Amount, unless they perfect their appraisal rights (see "Dissenters' Rights' of Appraisal," above). The Affiliated Shares were transferred into the name of Kenyon Phillips Acquisition, LLC as of January 31, 2002. The shares of the Company's common stock are currently registered under the Exchange Act. Registration of the shares under the Exchange Act may under certain circumstances be terminated upon application of an issuer to the Commission if such shares of are no longer held by at least 300 holders of record. However, the fact that the Merger will result in the cancellation of the Public Shares renders the issue of registration moot. Termination of the registration of the shares of the Company's common stock under the Exchange Act will occur by virtue of their extinction.


         The Company estimates that its annual savings from no longer being subject to the Exchange Act would be approximately $240,000 (see "Purposes, Alternatives, Reasons and Effects of the Merger - Reasons" above). For the nine months ended September 30, 2001, the Company had net sales of approximately $145.6 million and gross profit of approximately $34.3 million. On an annualized basis, these figures become approximately $194.1 million and $45.7 million, respectively. Reduced expenditures of $240,000 would reduce the Company's gross profit by approximately 0.53%. In this context, the affiliated stockholders do not expect to receive significant savings from the Company no longer being subject to the Exchange Act. As stated above, the effect on the net earnings of CP Holdings Limited of the Company's privatization will be negligible.


Effects on the Affiliated Stockholders

The direct benefit to CP Holdings Limited will, assuming that all shares of the Company's common stock are converted into the right to receive the Per Share Amount and such Per Share Amount is paid to the unaffiliated stockholders, be approximately a twenty-seven percent (27%) increase in its share of the Company's net book value and net earnings, as calculated prior to the commencement of the Offer in which 300,064 shares of the Company's common stock were tendered and accepted for payment, less the amount payable to the unaffiliated stockholders and the expenses of the Merger. The net book value of the Company as of September 30, 2001 was $97.5 million and the net earnings for the nine-months ended at such date were $3.2 million. The price payable for all the shares of the Company's common stock remaining outstanding after the Offer would be approximately $9.55 million which, when aggregated with the assumed expenses of the Offer and the Merger of $220,000 and the amount paid in the Offer of $3,150,672, results in total assumed expenditures related to the Merger of approximately $12.9 million. 21.2% of the net book value is approximately $20.7 million. The net gain, in terms of book value, to CP Holdings Limited would be ($20.7 million - $12.9 million) approximately $7.8 million, including the gain derived from the Offer. Nonetheless, CP Holdings Limited and the Company believe, as supported by the Fairness Opinion, that the book value of the Company and that of its subsidiaries reflects historical values that do not take into consideration current market and economic conditions. It should also be noted that the Company's market capitalization is substantially below its book value. The direct effect on the net earnings of CP Holdings Limited of the Company's privatization will be negligible.

Effects on the Unaffiliated Stockholders

          Stockholders who do not perfect their appraisal rights will receive the direct benefit of receiving cash for an illiquid stock. The net earnings per such Common Share was $0.67 for the nine-months ended September 30, 2001.

          Stockholders who perfect their appraisal rights will be accorded appraisal rights as provided for under the GCL (see "Dissenters' Rights' of Appraisal," above). There can be no assurance as to what a court of competent jurisdiction would award such dissenting stockholder; the sum could be greater than, less than or equal to the Per Share Amount. Any stockholder who was to seek appraisal rights would be responsible for the costs of the litigation, unless otherwise determined by the Delaware court of competent jurisdiction.


          In addition to the foregoing effects, unaffiliated stockholders will subsequent to the Merger be unable to benefit from the potential appreciation in the market price of the shares of Common Stock, since such shares of Common Stock will no longer be publicly traded.

Effects on Affiliates

         It is not anticipated that the Merger will have an effect on CP Holdings Limited or any of its subsidiaries other than resulting in the Surviving Entity's acquisition of the Company's business (see "Certain United States Federal Income Tax Consequences"). The direct effect on the net earnings of CP Holdings Limited, which will remain the beneficial owner of the Company, will be negligible.

FAIRNESS OF THE MERGER

Fairness.


Procedural Fairness

         CP Holdings Limited, Kenyon Phillips Limited, Kenyon Phillips Acquisition, LLC and the Company believe that the Merger is procedurally fair to the unaffiliated stockholders of the Company even though it was not structured to require the approval of a majority of the unaffiliated stockholders and no representative was retained to act solely on behalf of the unaffiliated stockholders in connection with the Merger, because the lack of such procedural safeguards was addressed and compensated for by the actions of the Independent Director in reviewing and evaluating the Merger. The role played by the Independent Director lending to the belief by CP Holdings Limited, Kenyon Phillips Limited, Kenyon Phillips Acquisition, LLC and the Company that the Merger is procedurally fair can be exemplified by the fact that he negotiated an increase in the intended offer price for the shares of Common Stock from $10.00 to $10.50, which price is referred to herein in the context of the Merger, as the consideration payable to the unaffiliated stockholders who do not perfect their rights of appraisal, as the Per Share Amount (see "Past Contacts, Transactions And Agreements - Significant Corporate Events," below).

Substantive Fairness

     CP Holdings Limited, Kenyon Phillips Limited, Kenyon Phillips Acquisition, LLC and the Company believe the Merger to be fair and reasonable, in view of all the relevant circumstances, to the unaffiliated stockholders of the Company. The belief held by CP Holdings Limited, Kenyon Phillips Limited, Kenyon Phillips Acquisition, LLC and the Company is based upon their extensive review of all material factors, including the recommendation of the Independent Director and the opinion of Jesup that the Per Share Amount is fair and reasonable from a financial point of view to the unaffiliated stockholders.

     In reaching this conclusion, CP Holdings Limited, Kenyon Phillips Limited, Kenyon Phillips Acquisition, LLC and the Company have reviewed the following factors:

     Current Market Prices. The trading market for the shares of the Company's Common Stock is extremely limited. Over the twelve months prior to the commencement of the Offer, the average trading volume of the shares of the Company's common stock was approximately 500 shares per day, or less than .05% of the Company's total outstanding public float. As a result, the unaffiliated stockholders do not have what is considered one of the main advantages of owning shares in a public company - a liquid market. The belief was strengthened by Jesup's concurrence that the market price of the Company's common stock is not a reliable indicator of overall value of the shares due to the lack of trading volume over the most recent year.

     Historical Market Prices. The limited trading market for the shares of Common Stock also impacted the analysis of historical market prices, which were not assigned material significance because they were not deemed reliable indicators of the overall value of the shares of Common Stock. In addition, CP Holdings Limited, Kenyon Phillips Limited, Kenyon Phillips Acquisition, LLC and the Company note that the market as a whole has seen diminished liquidity over the last few years and believe that no stockholder seeking to sell a significant number of shares of Common Stock would be able to receive a price in the range where such shares are currently traded.

     Net Book Value. CP Holdings Limted, Kenyon Phillips Limited, Kenyon Phillips Acquisition, LLC and the Company believe, as supported by the Fairness Opinion, that the book value of the Company and that of its subsidiaries reflects historical values that do not take into considertion current market and economic conditions and note that the Company's market capitalization is substantially below its book value. Thus, no great significance was assigned to this factor.

     Liquidation Value. The analysis of the Company's liquidation value was influenced by Jesup's opinion that since the Company's assets are unlikely to earn a reasonable return on their current stated value, buyers would further mark down the assets on a liquidation to a level that would perhaps yield a reasonable return to the buyers, but an unreasonable return to the unaffiliated stockholders of the Company. In addition, the Independent Director felt that a liquidation was likely to be a long drawn out process due to the diverse locations of the assets, with no clear visibility as to the final proceeds. CP Holdings Limited, Kenyon Phillips Limited, Kenyon Phillips Acquisiiton, LLC and the Company agree with the conclusions made by Jesup and the Independent Director, which precluded them from assigning considerable weight to liquidation value as a factor in determining the fairness of the Per Share Amount.

     Previous Purchase. CP Holdings Limited, Kenyon Phillips Limited, Kenyon Phillips Acquisition, LLC and the Company do not believe that the prices paid in previous share purchases are reliable indicators of the overall value of the shares. The reason for such a belief, as supported by the Fairness Opinion, is that in their collective opinion, the Company over-paid for the stock recently purchased and that such purchases were supporting a market price in excess of the intrinsic value of the stock.

       Fairness Opinion. CP Holdings Limited, Kenyon Phillips Limited, Kenyon Phillips Acquisition, LLC and the Company relied to a great extent on the Fairness Opinion. The Fairness Opinion is discussed immediately hereafter.


Certain Factors Considered in Determining Fairness.

         CP Holdings Limited has been involved in the business of the Company since 1989, and believes itself capable of evaluating the discrete factors that affect the Company and its business and what degree of weight to ascribe to each such factor. The principal financial issues taken into account prior to the making of the decision to engage in the Merger and the fairness of the consideration to be provided to the Company's stockholders are discussed below.

          As part of its analysis, Jesup typically conducts a comparable company analysis, in which other public companies deemed generally comparable to the company under evaluation are examined. In addition, Jesup conducts a comparable transaction analysis by examining, for each subsidiary, recent business combinations, asset or stock acquisitions and/or mergers involving companies involved in similar transactions. Jesup was unable to locate companies that it deemed comparable, with the exception of Danubius Hotel Rt, one of the Company's subsidiaries. Moreover, while there have been a number of tender offers followed by a merger, Jesup determined that they were not comparable to the current transaction due primarily to the diverse geographic nature of the Company, the lack of liquidity of the Company's common stock and the market capitalization of the Company. Moreover, Jesup was unsuccessful in identifying business combinations in industries which are identical or even similar to those of the Company's operating subsidiaries. Given the foregoing, Jesup relied heavily on its Discounted Cash Flow Analysis for each subsidiary in reaching its conclusions. As part of its Discounted Cash Flow Analysis, Jesup compared the Per Share Amount to the discounted present value of the cash flows that the Company can reasonably expect to generate based upon past performance.

         In conducting its valuation, Jesup applied, where appropriate, Discounted Cash Flow, Comparable Company and Comparable Transaction analyses for each subsidiary and investment of the Company, i.e., Danubius Hotel Rt., Agrimill, Investor Rt. (which excludes Danubius and Agrimill, which were done individually) Zoko Ltd. and Balton CP Limited. To reach its conclusions, Jesup aggregated the valuation for each subsidiary into a composite valuation for the Company as a whole.

         Jesup considered a number of factors in developing its opinion including the current market price, capitalization and book value of the Company and each of the subsidiaries and investments where appropriate. Jesup believed that the market price of the Company's common stock is not a reliable indicator of overall value of the shares due to the lack of trading volume over the most recent year. In addition, the book value of the Company and that of its subsidiaries and investments reflect historical values that do not take into consideration current market and economic conditions. Therefore, Jesup's analysis relied on Discounted Cash Flow Analysis, which reflects management's view of the operations of the Company and its subsidiaries and a more optimistic view, which Jesup developed.

         CP Holdings Limited, Kenyon Phillips Limited, Kenyon Phillips Acquisition, LLC and the Company do not believe that the historical market prices of the Company's common stock nor the prices paid in previous share purchases are reliable indicators of the overall value of the shares. The reason for such a belief, as supported by the Fairness Opinion, is that the Company's stock is very illiquid and therefore not representative of what a seller would receive for a large block of shares placed on the market. Furthermore, CP Holdings Limited, Kenyon Phillips Limited, Kenyon Phillips Acquisition, LLC and the Company believe that CP Holdings Limited over-paid for the stock recently purchased and that such purchases were supporting a market price in excess of the intrinsic value of the stock.

Comparable Company Analysis.

         This analysis encompasses reviewing publicly traded companies that Jesup considered to be generally comparable to each of the Company's subsidiaries. Traditionally, a comparison of the public companies' financial statistics to each of the Company's subsidiaries is performed to develop a valuation. However, Danubius Hotel Rt. was the only subsidiary where this valuation indicator could be applied, since Jesup was unable to identify any public companies that it deemed comparable to the Company's other subsidiaries. Consequently, Jesup did not place a great deal of emphasis on this analytic tool in its valuation process.

Comparable Transaction Analysis.

         This analysis encompasses reviewing, for each of the Company's subsidiaries, recent business combinations and asset merger transactions involving companies that Jesup deems comparable to the Merger. However, after consulting several sources, Jesup deemed unable to locate transactions that it deemed comparable. While a number of tender offers leading to "going-private" transactions have been commenced, Jesup could not identify any such transaction deemed comparable to the Merger (as preceded by the Offer) due primarily to the diverse geographic nature of the Company, lack of trading liquidity and market capitalization of the Company. For the foregoing reasons, Jesup did not rely on this analytic tool in conducting its evaluation of the Company.

Discounted Cash Flow Analysis.

         Discounted cash flows allow companies to be valued according to their expected future stream of cash flows and respective discount rates. Discount rates are based upon the level of risk associated with a company's operations and the related degree of certainty with which it can generate such future cash flows. In developing the Discounted Cash Flow Analysis, risk premiums above the weighted average cost of capital to each subsidiary were utilized to reflect the political and currency risk associated with the subsidiaries operations in Hungary (10%), Israel (12.5%) and Africa (15%).

         When using a discounted cash flow analysis to value all of the different subsidiaries and business operations that comprise the Company, several factors must be considered: political risk, income and economic structure, economic growth prospects, fiscal policy and budgetary flexibility, public debt burden, monetary policy and price stability, balance of payments flexibility and external debt and liquidity. Jesup's analysis therefore includes estimated growth rates that it believes will reflect the growth given the current economic and political environment in each of the countries that the Company's subsidiaries operate. Jesup further sensitized key indicators for each subsidiary to develop a valuation range taking into account the considerations listed above.

         A positive discounted cash flow indicates that the expected cash flow is greater than the Company's cost of capital. At a range of discount rates and various exit multiples shown below the fiscal year 2005 Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), a positive discounted cash flow should be expected. Based on the net present value calculation, the consideration payable in the Merger is within the valuation range of $7.93 to $12.70. Therefore, in Jesup's opinion, the Per Share Amount is fair and reasonable from a financial point of view.

         In addition, Jesup examined the expected future growth rates and operating margins associated with each of the Company's subsidiaries. Revenue growth, operating margins and capital requirement projections were provided by subsidiary management. These projections were further sensitized to develop conservative and optimistic models (see the Fairness Opinion attached hereto as Exhibit C)

Approval of Security Holders.

         Approval of the resolution authorizing the Merger will not require the approval of any unaffiliated shareholder. However, despite the absence of this procedural safeguard, CP Holdings Limited, Kenyon Phillips Limited, Kenyon Phillips Acquisition, LLC and the Company nevertheless believe the Merger to be fair to the unaffiliated stockholders of the Company. The lack of unaffiliated stockholder approval in no way diminishes Jesup's and the Independent Director's opinion that the Per Share Amount is fair and reasonable to the unaffiliated stockholders from a financial point of view.

          The Company is a Delaware corporation incorporated under the GCL. The proposal to adopt the Merger will require the affirmative vote of a majority of the outstanding shares of the Company's common stock. CP Holdings Limited beneficially owns approximately 84.1% of such shares and will cause such shares to be voted in favor of the proposal. Consequently, unaffiliated stockholders may retain their shares of the Company's common stock, and may cast them against the resolution whereby the Merger will be approved, but passage thereof will not be affected by the vote. Dissenting stockholders are granted appraisal rights under the GCL (see "Dissenters' Rights of Appraisal," above).

Unaffiliated Representative.

         There have been no negotiations between CP Holdings Limited, Kenyon Phillips Limited, Kenyon Phillips Acquisition, LLC or the Company and any unaffiliated stockholders. The Board of Directors of the Company has engaged Jesup to render the Fairness Opinion to assist the Independent Director in his review of the fairness of the Per Share Amount as the consideration payable in the Offer and Merger.

Approval of Directors.

         The Independent Director has approved the Per Share Amount payable as the consideration to the unaffiliated stockholders in the Merger. In addition, the Independent Director has opined that the Merger is fair to, from a financial point of view, and in the best interests of, the unaffiliated stockholders. The Board believes, based on the Fairness Opinion as well as the recommendation of the Independent Director and other factors, that the Per Share Amount is fair and reasonable from a financial point of view to the stockholders of the Company. The Board has approved the Merger Agreement.

         CP Holdings Limited has made no provisions for unaffiliated stockholders to have access to its corporate files or to obtain counsel or appraisal services at its expense. Unaffiliated stockholders are asked to contact Ms. Fortunee F. Cohen, the Company's Secretary at (212) 889-7201 with any questions about the Company's business or Samuel E. Ottensoser, Esq. of Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP, the company's corporate counsel, at (212) 752-9700 with any questions in connection with the Merger. Access to corporate files, reimbursement of counsel or appraisal services will not, however, be provided.

REPORTS, OPINIONS, APPRAISALS AND NEGOTIATIONS

REPORT, OPINION OR APPRAISAL.

         The Company retained Jesup & Lamont Capital Markets, Inc. ("Jesup") to furnish the Independent Director a Fairness Opinion in connection with the Offer, for which it paid Jesup $100,000, plus expenses. See "SPECIAL FACTORS -- Fairness of the Merger -- Certain Factors Considered in Determining Fairness" above for a synopsis of the analyses Jesup conducted in arriving at its conclusions. In addition, the Fairness Opinion is summarized below and attached hereto as Exhibit C.

PREPARER AND SUMMARY OF THE FAIRNESS OPINION

         The identity of the preparer of the Fairness Opinion is Jesup & Lamont Capital Markets, Inc. ("Jesup"). Jesup is an investment banking firm that provides a full range of corporate finance, capital markets and financial advisory services to its clients. Jesup regularly engages in the valuation of businesses, assets, and securities as part of its merger and acquisitions advisory services and in connection with negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

         A resolution appointing Jesup to prepare the Fairness Opinion was unanimously approved by the Company Board. No material relationship existed between Jesup or its affiliates and CP Holdings Limited and its affiliates or the Company and its affiliates during the 2 years preceding the Offer, none has since developed and none is mutually understood to be contemplated.

Summary of the Fairness Opinion

          (i) The Company did not limit the scope of the investigation conducted in the preparation of the Fairness Opinion.

          (ii) The Company engaged Jesup to render a Fairness Opinion, to advise the Independent Director whether, from a financial point of view, the price at which CP Holdings Limited was offering to purchase the shares of the Company's common stock was fair to the unaffiliated holders. The Fairness Opinion was prepared in order to assist the Independent Director of the Company in evaluating the terms of the Offer.

          (iii) In conducting its analysis and arriving at its opinion, Jesup considered all financial and other information as it deemed appropriate. With respect to the financial and other information obtained by it from the Company or other sources, Jesup assumed, without independent verification, the accuracy and completeness of such information. The Fairness Opinion was based upon Jesup's interpretation of market, economic and certain industry specific conditions as they existed as of September 10, 2001, and was based, to a large extent, on management's projections and underlying assumptions regarding future performance of the Company's businesses, and management's knowledge of the Company's businesses, without seeking independent verification of the reasonableness of these assumptions. The Fairness Opinion does not address the relative merits of the Offer or the "going-private" transaction as compared to alternative transactions in which the Company might have engaged. No independent evaluation or appraisal of the assets or liabilities of the Company was made by Jesup.

          (iv) The methodology applied by Jesup consisted of (a) the comparison of the Company, from a financial point of view, with companies that Jesup considered to be generally comparable, (b) the comparison of each of the Company's subsidiaries with recent business combinations and asset or merger transactions with companies that Jesup considered to be generally comparable, and (c) a discounted cash flow analysis using an estimated cost of capital for each business segment, developed with management's integrated financial forecasts for the Company with base and growth scenarios for each business segment as well as application of probability factors for achieving the outcome for each of the separate scenarios.

         (v) It was the opinion of Jesup that the offer price of $10.50 per share, net to the seller in cash, without interest, was fair and reasonable from a financial point of view to the unaffiliated stockholders of the shares of the Company's common stock.

         (vi) Based on the foregoing, the offer price of $10.50 per share, net to the seller in cash, without interest, was recommended by the Independent Director and ratified by the CP Board.

         The Fairness Opinion is attached hereto as Exhibit C.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

          Stockholders of the Company receiving the Per Share Amount in consideration for the surrender of their shares of the Company's common stock will be treated for tax purposes as having redeemed their shares in a capital transaction subject to tax. Such stockholders will have a capital gain or loss equal to the difference between the proceeds that they receive in exchange for their stock and their basis in the stock that they surrender. This capital gain or loss will be long-term for stockholders who have held their stock for more than 1 year and will be short-term for stockholders who have held their stock for 1 year or less.

         The tax consequences to the other parties to the Merger are as follows. If at the time of the Merger the Surviving Entity has elected to be treated as a corporation (or makes such an election within the time permitted by law) the Merger will be treated for tax purposes as a liquidation of the Company into the Surviving Entity under section 332 of the Internal Revenue Code (the "Code"). Assuming that the procedures for tax-free liquidations under IRS regulations under Code section 332 are followed, the liquidation will be tax free to the Surviving Entity and to the Company under section 332. The Company's basis in its assets will be carried over to the Surviving Entity.

         If at the time of the Merger the Surviving Entity has not elected to be treated as a corporation (or does not so elect within the time permitted by law), then the Merger will constitute a liquidation of the Company into Kenyon Phillips Limited. Since Kenyon Phillips Limited is a foreign corporation and since the Company does not use its assets in the conduct of a trade or business in the U.S., the Company will realize a gain on the distribution of its assets to Kenyon Phillips Limited under section 367 of the Code. The amount of the gain will be the difference between the fair market value of the assets at the time of the Merger and the Company's basis in those assets. Some or all of this gain may be converted into ordinary income under section 1248 of the Code, relating to the tax ramifications of the sale or exchange by United States persons of stock in foreign corporations.

ACCOUNTING TREATMENT OF THE MERGER

          Under U.S. GAAP, the merger of the Company and Kenyon Phillips Acquisition, LLC or its potential wholly-owned subsidiary will be accounted for as a transaction between entities under common control. Accordingly, the assets and liabilities of the Company will be recorded at their cost basis in a manner similar to a pooling of interests. Under U.S. GAAP, the acquisition of the minority shares will be accounted for as a purchase whereby the proportionate share of all assets and liabilities acquired will be adjusted to and recorded at their estimated fair values as of the acquisition date.

PAST CONTACTS, TRANSACTIONS AND AGREEMENTS

Transactions

         During fiscal year 2000, Israel Tractor, a wholly-owned subsidiary of the Company, advanced $3.3 million to CP Holdings Limited, for a period of up to one year, with CP Holdings Limited having an option to renew the loan after giving 30 days prior notice. The loan is linked to the higher of the exchange rate of the U.S. dollar or the increase in the Israeli Consumer Price Index, and bears linked interest, which is charged quarterly, at the annual rate of 4%, based on the linkage terms of the principal of the loan. As of September 30, 2001, the outstanding balance of the loan was $1.5 million.


Significant Corporate Events

         On May 24, 2001, the board of directors of CP Holdings Limited (the "CP Board") met to discuss launching a tender offer (the "Offer") for all of the Pre-Offering Public Shares. Although the CP Board had been considering an Offer for a number of years, in 2001 Sir Bernard Schreier, the Chairman and controlling stockholder of CP Holdings Limited, decided to recommend to the CP Board to pursue the Offer given, among other things, that the new Finance Director of CP Holdings Limited was supportive of the concept. At the meeting, the CP Board discussed the steps needed to be taken in order that the Company go private, including the possibility of a merger of the Company with and into a wholly-owned subsidiary of CP Holdings Limited. The CP Board was advised of the requirements under the GCL of long and short-form mergers, and since CP Holdings Limited already owned nearly 80% of the Company's outstanding shares of common stock, the CP Board authorized the commencement of a tender offer for all the Pre-Offering Public Shares, with the intention of attaining a minimum of 90% of the outstanding shares of the Company's common stock, which would have enabled CP Holdings Limited to effectuate a short-form merger with the Company.

         On June 22, 2001, the Company received notice from CP Holdings Limited that CP Holdings Limited intended to commence the Offer and promptly thereafter to effectuate a merger transaction. CP Holdings Limited stated, however, that it would not commence the Offer without the full support of the Company's Board of Directors (the "Company Board"). The Company Board appointed Mr. Alfred Simon, its independent director (the "Independent Director"), to assess the Offer and to prepare a recommendation to all members of the Company Board. The Company Board engaged Jesup & Lamont Capital Markets, Inc. ("Jesup") to prepare a Fairness Opinion to assist the Independent Director in his review of the Offer. The initial price proposed for the shares of the Company's common stock by CP Holdings Limited was $10.00 per such share.

         Over the course of the summer of 2001, the Independent Director conducted his evaluation and assessment of the Offer, including a number of phone conversations and meetings with Mr. Michael Zareillo, Senior Managing Director of Jesup. Jesup kept the Independent Director apprised during its drafting of the Fairness Opinion, including providing the Independent Director with preliminary drafts of the Fairness Opinion and discussing with the Independent Director the various analyses utilized by Jesup in developing the Fairness Opinion. The Independent Director has been a member of the Company Board for over 10 years, is a Certified Public Accountant, and has a background in analyzing companies and fairness opinions. Upon receiving the final draft of the Fairness Opinion (which was not materially different from the earlier preliminary drafts reviewed by the Independent Director) in early September 2001, the Independent Director traveled to London to meet with Mr. Paul Filer, the Financial Director of CP Holdings Limited. The meeting took place on September 10, 2001. At the meeting with Mr. Filer, the Independent Director negotiated an increase in the purchase price for the shares of common stock from the initial price of $10.00 per share to the price offered by CP Holdings Limited of $10.50 per share, based on his analysis of the Offer, and the fact that an offer price of $10.50 per share of common stock is beyond the mid-point of the valuation range developed by Jesup.

         On September 10, 2001, at a meeting of the Company Board, Jesup presented its final Fairness Opinion to the Company Board and the Independent Director. The Independent Director then recommended that the unaffiliated stockholders of the Company accept the Offer, in light of the Fairness Opinion, as fair and reasonable. While the Company Board believed, based on the Fairness Opinion, the recommendation of the Independent Director and other factors, that the offer price was fair and reasonable from a financial point of view to the unaffiliated stockholders of the Company, because of the conflict of interest as a result of the fact that a majority of the Company's directors consist of principals of CP Holdings Limited, the Company Board did not make a recommendation to the unaffiliated stockholders of the Company with respect to the Offer. The closing price for the shares of the Company's common stock on September 10, 2001 was $13.00 per such share.

         At a meeting of CP Board on September 10, 2001, the CP Board reviewed all of the documentation related to the Offer, including the Fairness Opinion, and was prepared to commence the Offer within days. However, after the catastrophic events resulting from the terrorist attack on the World Trade Center in New York City the next day, CP Holdings Limited determined to postpone the commencement of the Offer. Thereafter, the CP Board discussed a possible adjustment to the Offer Price based on the World Trade Center disaster and its impact on the global economy, including the significant downward valuation of equities in general on a world-wide basis. The CP Board also specifically focused on the anticipated downward trend to the hotel industry, which is a key component of the Company's business and operations, resulting from the reluctance of business and leisure travelers to fly and utilize hotel facilities. CP Holdings Limited nonetheless decided not to adjust the offer price of $10.50 as a result of the tragic event of September 11, 2001.

Agreements

         The Company, along with CP Holdings Limited, has entered into separate Indemnification Agreements with Alfred Simon, the Independent Director and Jesup, in connection with their participation in the Offer.

PRIOR STOCK PURCHASES

The following table sets forth certain information concerning purchases of the shares of the Company's common stock by CP Holdings Limited during the past two years, including the recently completed Offer.

                          NO. OF SHARES           Range of           AVERAGE
      DATE                  PURCHASED          Purchase Prices    PURCHASE PRICE
      ----                --------------       ---------------    --------------
2nd Quarter 2000                 672           $9.75                  $9.75
1st Quarter 2001               1,940           $10.00 - $13.00       $12.63
2nd Quarter 2001              53,200           $13.50 -  14.00       $13.99
4th Quarter 2001             300,064           $10.50                $10.50

EXPENSES ASSOCIATED WITH THE MERGER


         Except as otherwise provided herein, all fees and expenses incurred in connection with the Merger will be paid by the party incurring such fees and expenses. Estimated fees and expenses to be incurred by CP Holdings Limited in connection with the Merger are as follows:


Paying Agent Fees                                                   $ 15,000
Accounting, Legal and Other Professional Fees                       $ 90,000
Printing and Mailing Costs                                          $ 15,000
Commission Filing Fees                                              $  1,910
Miscellaneous                                                       $  3,090
                                                                    --------
Total                                                               $125,000
                                                                    ========


INFORMATION ABOUT THE PARTIES TO THE MERGER TRANSACTION

IDENTITY AND BACKGROUND

General Information

         The address of the Company is 171 Madison Avenue, Suite 200, New York, New York 10016 and its telephone number is (212) 889-7201. The address of CP Holdings Limited is Otterspool Way, Watford, Hertfordshire, United Kingdom WD25 8JP and its telephone number is 011 44 192 325 0500. The address of Kenyon Phillips Limited is c/o CP Holdings Limited, Otterspool Way, Watford, Hertfordshire, United Kingdom WD25 8JP and its telephone number is 011 44 192 325 0500. The address of Kenyon Phillips Acquisition, LLC is c/o the Company at 171 Madison Avenue, Suite 200, New York, New York 10016 and its telephone number is (212) 889-7201. The address of Sir Bernard Schreier is c/o CP Holdings Limited at Otterspool Way, Watford, Hertfordshire, United Kingdom WD25 8JP.

IIC Industries Inc.

          The Company is a corporation organized under the laws of the State of Delaware. CP Holdings Limited, through its direct wholly-owned subsidiary Kenyon Phillips Limited and its indirectly held wholly-owned subsidiary Kenyon Phillips Acquisition, LLC, is the beneficial majority stockholder of the Company. The Company's principal business is the holding of shares in various companies whose businesses encompass primarily (i) the processing and storage of agricultural products in Hungary; (ii) the distribution of tractors and other heavy equipment in Israel, and (iii) the sale of agricultural, communications and electrical equipment in Africa. In addition, the Company also owns an interest in Danubius Hotel & Spa Rt. Sir Bernard Schreier is the Chairman of the Company.

CP Holdings Limited.

         CP Holdings Limited is a corporation organized under the laws of the United Kingdom. Its principal business is the holding of shares in various companies whose businesses encompass serviced offices, hotels, earth moving equipment and general trading.

          Sir Bernard Schreier has served as the Chairman of CP Holdings Limited for over 20 years, the Chairman of the Company since August 1989 and as the Company's President since October 1989. Sir Bernard Schreier also serves as Deputy Chairman of Bank Leumi (UK) PLC and is currently a director of Bank Leumi (Switzerland). Sir Bernard Schreier has not, during the last 5 years, been convicted of any crimes (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

INFORMATION ABOUT THE COMPANY

BUSINESS

         The Company's Annual Report on Form 10-K filed with the Commission on April 17, 2001, the Form 10-K/A filed with the Commission on April 20, 2001 and the Company's Quarterly Reports on Form 10-Q filed with the Commission on May 21, 2001, August 20, 2001 and November 20, 2001 are attached hereto as Exhibit D, Exhibit E and Exhibit F, respectively, and incorporated herein by reference.

PROPERTY

         The Company's Annual Report on Form 10-K filed with the Commission on April 17, 2001, the Form 10-K/A filed with the Commission on April 20, 2001 and the Company's Quarterly Reports on Form 10-Q filed with the Commission on May 21, 2001, August 20, 2001 and November 20, 2001 are attached hereto as Exhibit D, Exhibit E and Exhibit F, respectively, and incorporated herein by reference.

LEGAL PROCEEDINGS

         The Company's Annual Report on Form 10-K filed with the Commission on April 17, 2001, the Form 10-K/A filed with the Commission on April 20, 2001 and the Company's Quarterly Reports on Form 10-Q filed with the Commission on May 21, 2001, August 20, 2001 and November 20, 2001 are attached hereto as Exhibit D, Exhibit E and Exhibit F, respectively, and incorporated herein by reference.

MARKET PRICE OF AND DIVIDENDS ON THE COMMON STOCK AND RELATED STOCKHOLDER
MATTERS

         On February 23, 1998, the Company was approved for trading on the Nasdaq SmallCap Market under the ticker symbol "IICR." The following table sets forth, for the periods indicated, the range of the high and low bid quotations for the shares of common stock as quoted on the Nasdaq SmallCap Market. The reported bid quotations reflect inter-dealer prices, without retail markup, markdown or commissions, and may not necessarily represent actual transactions. As of the Record Date, there were 5,693,472 shares of the Company's common stock issued and outstanding.

                                             HIGH              LOW
         2000                                ---------------------
         ----
         1st Quarter                         $11.75            $9.75
         2nd Quarter                         $10.25            $9.75
         3rd Quarter                         $14.50            $9.50
         4th Quarter                         $13.87            $11.50

         2001
         ----
         1st Quarter                         $14.00            $11.31
         2nd Quarter                         $16.50            $11.72
         3rd Quarter                         $14.00            $12.00
         4th Quarter                         $12.75            $10.45

         2002
         1st Quarter (through
         February 27, 2002)                  $10.75            $ 9.95

         The closing price for the Common Stock on February 27, 2002, was $10.11.

         The Company's policy in recent years has been to conserve cash for future operating and capital expenditures and accordingly, the Company does not plan to declare dividends in the foreseeable future. No dividend payments were made in 2000 or 2001. The Company had approximately 1,009 holders of record of the Common Stock as of the Record Date.


FINANCIAL STATEMENTS

         The Company's Annual Report on Form 10-K filed with the Commission on April 17, 2001, the Form 10-K/A filed with the Commission on April 20, 2001 and the Company's Quarterly Reports on Form 10-Q filed with the Commission on May 21, 2001, August 20, 2001 and November 20, 2001 are attached hereto as Exhibit D, Exhibit E and Exhibit F, respectively, and incorporated herein by reference.

SELECTED FINANCIAL DATA

         The Company's Annual Report on Form 10-K filed with the Commission on April 17, 2001, the Form 10-K/A filed with the Commission on April 20, 2001 and the Company's Quarterly Reports on Form 10-Q filed with the Commission on May 21, 2001, August 20, 2001 and November 20, 2001 are attached hereto as Exhibit D, Exhibit E and Exhibit F, respectively, and incorporated herein by reference.

SUPPLEMENTARY INFORMATION

         The Company's Annual Report on Form 10-K filed with the Commission on April 17, 2001, the Form 10-K/A filed with the Commission on April 20, 2001 and the Company's Quarterly Reports on Form 10-Q filed with the Commission on May 21, 2001, August 20, 2001 and November 20, 2001 are attached hereto as Exhibit D, Exhibit E and Exhibit F, respectively, and incorporated herein by reference.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The Company's Annual Report on Form 10-K filed with the Commission on April 17, 2001, the Form 10-K/A filed with the Commission on April 20, 2001 and the Company's Quarterly Reports on Form 10-Q filed with the Commission on May 21, 2001, August 20, 2001 and November 20, 2001 are attached hereto as Exhibit D, Exhibit E and Exhibit F, respectively, and incorporated herein by reference.

DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         The Company's Annual Report on Form 10-K filed with the Commission on April 17, 2001, the Form 10-K/A filed with the Commission on April 20, 2001 and the Company's Quarterly Reports on Form 10-Q filed with the Commission on May 21, 2001, August 20, 2001 and November 20, 2001 are attached hereto as Exhibit D,

Exhibit E and Exhibit F, respectively, and incorporated herein by reference.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         The Company's Annual Report on Form 10-K filed with the Commission on April 17, 2001, the Form 10-K/A filed with the Commission on April 20, 2001 and the Company's Quarterly Reports on Form 10-Q filed with the Commission on May 21, 2001, August 20, 2001 and November 20, 2001 are attached hereto as Exhibit D, Exhibit F and Exhibit F, respectively, and incorporated herein by reference.D

                            STOCKHOLDER VOTE REQUIRED

         Approval of the Merger Agreement and the transactions contemplated thereby will, pursuant to Section 264 of the General Corporation Law of the State of Delaware, require the affirmative vote of a majority of the issued and outstanding shares of the Company's common stock. PLEASE NOTE THAT CP HOLDINGS LIMITED, THE COMPANY'S CONTROLLING BENEFICIAL STOCKHOLDER, HAS ALREADY INFORMED THE COMPANY THAT IT WILL BE VOTING "FOR" PROPOSAL 1 AS SET FORTH HEREIN. THE NUMBER OF VOTES HELD BY THE CONTROLLING STOCKHOLDER IS SUFFICIENT TO APPROVE THE PROPOSAL AND, THEREFORE, NO ADDITIONAL VOTES WILL BE NEEDED FOR APPROVAL.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE THE MERGER AGREEMENT AND ALL TRANSACTIONS AND DEVELOPMENTS CONTEMPLATED THEREBY.

                           GENERAL AND OTHER MATTERS

         The Company's Board of Directors knows of no matters other than the matters described above that will be presented to the Meeting. However, if any other matters properly come before the Meeting, or any of its postponements or adjournments, the person or persons voting the proxies will vote them in accordance with his or their best judgment on such matters.

                            SOLICITATION OF PROXIES

         The Company is making the solicitation of proxies and will bear the costs associated therewith. Solicitations will be made by mail only. The Company will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy material to beneficial owners of the Company's common stock.

                       STATEMENT OF ADDITIONAL INFORMATION

         The Company's Annual Report on Form 10-K for the year ended December 31, 2000 as filed with the Commission on April 17, 2001, as amended on April 20, 2001, are attached hereto as Exhibit D and Exhibit E, respectively, and incorporated herein by reference.

         The Company's Quarterly Reports on Form 10-Q filed with the Commission on May 21, 2001, August 20, 2001 and November 20, 2001, are attached hereto as Exhibit F and incorporated herein by reference.

         The Company has filed with the Securities and Exchange Commission a Proxy Statement on Schedule 14A together with exhibits, and may file amendments to such Schedule 14A. The Schedule 14A and any exhibits or amendments may be inspected and copied at the public reference facilities of the Securities and Exchange Commission at:

450 Fifth Street N.W.                                500 West Madison Street
Room 1024                                            Suite 1400
Washington D.C. 20549                                Chicago, Illinois 60661

         You can also obtain copies of this material by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Additionally, copies of this material may also be obtained from the Commission's Internet site at http://www.sec.gov. The Commission's telephone number is 1-800-SEC-0330.

By Order of the Board of Directors,



Sir Bernard Schreier,
Chairman of the Board of Directors
March 1, 2002

                                                                       Exhibit A


                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                              CP HOLDINGS LIMITED,


                            KENYON PHILLIPS LIMITED,


                        KENYON PHILLIPS ACQUISITION, LLC


                                       AND


                               IIC INDUSTRIES INC.



                         DATED AS OF FEBRUARY 27, 2002

                                TABLE OF CONTENTS



ARTICLE I - THE MERGER

Section 1.01  The Merger..................................................................................A-6
Section 1.02  Closing.....................................................................................A-6
Section 1.03  Effective Time..............................................................................A-6
Section 1.04  Effect of the Merger........................................................................A-7
Section 1.05  Certificate of Formation; Operating Agreement; and Officers.................................A-7
Section 1.06  Further Actions.............................................................................A-7
Section 1.07  Conversion..................................................................................A-8
Section 1.08  Dissenting Public Shares....................................................................A-8
Section 1.09  Payment For Certificates....................................................................A-9

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE COMPANY
..........
Section 2.01  Organization, Standing and Power............................................................A-10
Section 2.02  Capitalization..............................................................................A-11
Section 2.03  Authority for Agreement.....................................................................A-11
Section 2.04  Fairness Opinion and Approval by the Independent Director...................................A-11
Section 2.05  SEC Reports; Financial Statements...........................................................A-12
Section 2.06  Governmental Consent........................................................................A-13
Section 2.07  Compliance with Applicable Laws.............................................................A-13
Section 2.08  Title to Properties; Liens..................................................................A-13
Section 2.09  Material Contracts..........................................................................A-13
Section 2.10  Tax Returns and Payments....................................................................A-13
Section 2.11  Brokers and Finders.........................................................................A-14
Section 2.12  Litigation..................................................................................A-14
Section 2.13  Board Approval..............................................................................A-14
Section 2.14  Full Disclosure.............................................................................A-14

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF CP HOLDINGS, AND/OR KENYON PHILLIPS LIMITED, AND/OR THE
ACQUISITION COMPANY
..........
Section 3.01  Organization, Standing and Power............................................................A-15
Section 3.02  Capitalization..............................................................................A-15
Section 3.03  Authority for Agreement.....................................................................A-16
Section 3.04  Schedule TO/13E-3 and Schedule 14D-9........................................................A-16
Section 3.05  Governmental Consent........................................................................A-16
Section 3.06  Compliance with Applicable Laws.............................................................A-16
Section 3.07  Brokers and Finders.........................................................................A-17
Section 3.08  Board/Managing Member Approval..............................................................A-17
Section 3.09  Financing...................................................................................A-17
Section 3.10  Full Disclosure.............................................................................A-17


ARTICLE IV - CERTAIN COVENANTS AND AGREEMENTS

Section 4.01  Conduct of Business.........................................................................A-17
Section 4.02  Announcement................................................................................A-18
Section 4.03  Notification of Certain Matters.............................................................A-19
Section 4.04  Access......................................................................................A-19
Section 4.05  Reasonable Best Efforts.....................................................................A-19
Section 4.06  Compliance by CP Holdings, Kenyon Phillips Limited and the Acquisition Company..............A-20
Section 4.07  Continuation of Directors and Officers Liability Insurance..................................A-20
Section 4.08  Indemnification.............................................................................A-20

ARTICLE V - CONDITIONS PRECEDENT
..........
Section 5.01 Conditions Precedent to the Parties' Obligations.............................................A-20
Section 5.02  Conditions to the Obligations of CP Holdings, Kenyon Phillips Limited
and the Acquisition Company...............................................................................A-21
Section 5.03 Conditions Precedent to the Obligations of the Company.......................................A-22

ARTICLE VI - TERMINATION, AMENDMENT AND WAIVER

Section 6.01  Termination.................................................................................A-23
Section 6.02  Effect of Termination.......................................................................A-23
Section 6.03  Amendment...................................................................................A-23
Section 6.04  Waiver......................................................................................A-24

ARTICLE VII - MISCELLANEOUS

Section 7.01  Non-survival of Representations and Warranties..............................................A-24
Section 7.02  Expenses....................................................................................A-24
Section 7.03  Applicable Law..............................................................................A-24
Section 7.04  Notices.....................................................................................A-25
Section 7.05  Entire Agreement............................................................................A-26
Section 7.06  Assignment..................................................................................A-26
Section 7.07  Headings; References........................................................................A-26
Section 7.08  Counterparts................................................................................A-26
Section 7.09  No Third Party Beneficiaries................................................................A-26
Section 7.10  Severability; Enforcement...................................................................A-26

EXHIBITS

Merger Certificate........................................................................................A-1-1

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER dated as of February 27, 2002 (the "Agreement") among CP Holdings Limited, a corporation formed under the laws of the United Kingdom ("CP Holdings"), Kenyon Phillips Limited, a corporation formed under the laws of the United Kingdom and a wholly-owned subsidiary of CP Holdings ("Kenyon Phillips Limited"), Kenyon Phillips Acquisition, LLC, a limited liability company formed under the laws of the State of Delaware and a wholly-owned subsidiary of Kenyon Phillips Limited (the "Acquisition Company"), IIC Industries Inc., a corporation formed under the laws of the State of Delaware (the "Company") and, potentially, a wholly-owned subsidiary of the Acqusition Company formed for the purposes of effectuating the transactions contemplated hereby (the "Acquisition Company II" or, collectively with the Acquisition Company, the "Acquiring Entity," where appropriate). CP Holdings, Kenyon Phillips Limited, the Acquisition Company, the Acquisition Company II and the Company are referred to herein individually as a "Party" and collectively as the "Parties."


                                    PREAMBLE

          WHEREAS, CP Holdings has made a cash tender offer (the "Offer") through the Acquisition Company in compliance with the applicable provisions of the Exchange Act (as herein defined) and the rules and regulations promulgated under the Exchange Act to acquire all of the shares of Common Stock (as defined herein) of the Company not beneficially owned by CP Holdings at a price of $10.50 per share (the "Per Share Amount") net to the seller in cash and has purchased 300,064 such shares thereby;

          WHEREAS, Kenyon Phillips Limited is the record owner of none of the Common Stock but the beneficial owner, through its wholly-owned subsidiary the Acquisition Company, of 84.1% of the Common Stock;

          WHEREAS, the Acquisition Company is the record owner of approximately 84.1% of the Common Stock;

          WHEREAS, CP Holdings is the beneficial owner, through Kenyon Phillips Limited and the Acquisition Company, of approximately 84.1% of the Common Stock;

         WHEREAS, CP Holdings has assigned, conveyed, transferred and delivered to Kenyon Phillips Limited and Kenyon Phillips Limited has acquired from CP Holdings, all right, title and interest in and to the member interests of the Acquisition Company owned by CP Holdings (the "Acquisition Company Assignment");

         WHEREAS, the Acquisition Company has issued to Kenyon Phillips Limited member interests in exchange for the transfer of all of the shares of Common Stock in the Company owned by Kenyon Phillips Limited;

         WHEREAS, CP Holdings may in its sole discretion cause the Acquisition Company II to be formed and to be the entity into which the Company is merged;

          WHEREAS, CP Holdings has proposed to acquire all of the issued and outstanding shares of Common Stock not beneficially owned by CP Holdings (the "Public Shares") pursuant to a merger transaction whereby, upon the terms and subject to the conditions of this Agreement and in accordance with the GCL (as herein defined) and the LLCA (as defined herein), the Company shall be merged with and into the Acquiring Entity (the "Merger");

         WHEREAS, the Parties intend that the Merger qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and it is intended that this Agreement shall qualify as a "plan of reorganization" within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

         NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained in this Agreement, the Parties agree as follows:

                               CERTAIN DEFINITIONS

         As used in this Agreement, the following terms shall have the meanings set forth below:

"Applicable Law" means any domestic or foreign law, statute, regulation, rule, policy, guideline or ordinance applicable to the businesses of the Parties, the Merger and/or the Parties.

"Common Stock" mean the common stock of the Company, par value $0.25 per share.

"Dollar" and "$" means lawful money of the United States of America.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"GAAP" means generally accepted accounting principles in the United States of America as promulgated by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or any successor Institutes concerning the treatment of any accounting matter.

"GCL" means the Delaware General Corporation Law

"Knowledge" means actual knowledge of a particular fact or matter.

"LLCA" means the Delaware Limited Liability Company Act.

"Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that has or would have a materially adverse effect on the financial condition, business or results of operations of such entity or group of entities, taken as a whole.

"Person" means any individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

"Securities Act" means the Securities Act of 1933, as amended.

"Tax" (and, with correlative meaning, "Taxes" and "Taxable") means:

         (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll employment, excise, severance, stamp, occupation, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity (a "Tax Authority") responsible for the imposition of any such tax (domestic or foreign), and

         (ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and

         (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify any other person.

"Tax Return" means any return, statement, report or form, including, without limitation, estimated Tax Returns and reports, withholding Tax Returns and reports and information reports and returns required to be filed with respect to Taxes.

                                    ARTICLE I
                                   THE MERGER

SECTION 1.01 THE MERGER.

         Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the GCL and the LLCA, at the Effective Time (as defined herein), the Company shall be merged with and into the Acquiring Entity, the separate existence of the Company shall cease and the Acquiring Entity shall continue as the surviving entity of the Merger (the "Surviving Entity").

SECTION 1.02 CLOSING.

         The closing of the Merger (the "Closing") will take place at the offices of Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP, counsel to the Company, at 101 East 52nd Street, New York, NY 10022, on the day immediately following the satisfaction or waiver of the conditions precedent set forth in
Article V or at such other date as the Company and CP Holdings shall agree (the "Closing Date").

SECTION 1.03 EFFECTIVE TIME.

         On the Closing Date, the Parties shall cause the Merger to be consummated by filing, and the Merger shall become effective immediately upon the filing, of a certificate of merger (the "Merger Certificate") with the Secretary of State of the State of Delaware in substantially the form attached hereto as Exhibit A executed in accordance with the relevant provisions of the GCL and LLCA. The Merger shall become effective at the time such Merger Certificate is filed with the Secretary of State of the State of Delaware (the "Effective Time"). The date on which the Effective Time occurs is referred to as the "Effective Date."

SECTION 1.04    EFFECT OF THE MERGER.

         At and after the Effective Time, the Merger shall be effective as provided in the applicable provisions of the GCL and LLCA. The existence of the Acquiring Entity, as the Surviving Entity, with all of its purposes and powers, shall continue unaffected and unimpaired by the Merger, and, as the Surviving Entity, it shall be governed by the laws of the State of Delaware and succeed to all rights, assets, liabilities and obligations of the Company in accordance with the GCL and LLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Acquiring Entity and the Company shall vest in the Surviving Entity, and all debts, liabilities and duties of the Acquiring Entity and the Company shall become the debts, liabilities and duties of the Surviving Entity. The separate existence and corporate organization of the Company shall cease at the Effective Time and thereafter the Acquiring Entity and the Company shall be a single entity, to wit, the Surviving Entity.

SECTION 1.05  CERTIFICATE OF FORMATION; OPERATING AGREEMENT; AND OFFICERS.

Pursuant to the Merger:

         (i) The Certificate of Formation and Operating Agreement of the Acquiring Entity as in effect immediately prior to the Effective Time shall be the Certificate of Formation and Operating Agreement of the Surviving Entity following the Merger, except that the Operating Agreement of the Acquisition Company shall be amended so that Kenyon Phillips Limited shall be designated as the (a) sole member, and (b) managing member of the Acquisition Company.

         (ii) The officers of the Surviving Entity following the Merger shall be those persons listed on Schedule 1.05(ii), until the earlier of their death, resignation or removal or until their respective successors are duly appointed and qualified.

SECTION 1.06  FURTHER ACTIONS.

         If at any time after the Effective Time, the Surviving Entity shall consider or be advised that any further assignment or assurances or any other things that are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Entity, the title to any property or right of the Company acquired or to be acquired by reason of or as a result of the Merger, the Company and its officers and directors in office immediately prior to the Effective Time shall use commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all such proper deeds, assignments and assurances and do all things reasonably necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Entity and otherwise carry out the purpose of this Agreement, and the officers of the Surviving Entity are fully authorized in the name of the Company or otherwise to take any and all such action with the same effect as if such persons were officers of the Company.

SECTION 1.07  CONVERSION.

         As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, CP Holdings, Kenyon Phillips Limited, the Acquisition Company, or the holders of the Public Shares:

         (i) MEMBERSHIP INTERESTS OF THE ACQUISITION COMPANY. Except as contemplated in this Agreement, each member interest of the Acquisition Company, which is issued and outstanding immediately prior to the Effective Time, shall remain a member interest of the Acquisition Company, which member interest will be either (a) a membership interest in the Acquisition Company as the Surviving Entity or, in the event that the Acquisition Company II is formed, (b) a membership interest in the Acquisition Company as the sole owner of the Surviving Entity.

         (ii) CONVERSION OF PUBLIC SHARES. Each Public Share which is issued and outstanding immediately prior to the Effective Time shall be converted into and become a right to receive the Per Share Amount in cash and shall automatically be canceled and retired and shall cease to exist. Each holder of a certificate representing any such Public Share shall, to the extent such certificate represents such shares, cease to have any rights with respect to such shares, except the right to receive the Per Share Amount allocable to the shares represented by such certificate upon surrender of such certificate in accordance with Section 1.09.

         (iii) CANCELLATION OF COMMON STOCK. Any shares of Common Stock that are owned immediately prior to the Effective Time by the Acquisition Company or the Acquisition Company II and all shares of Common Stock held as treasury shares shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such shares.

SECTION 1.08  DISSENTING PUBLIC SHARES.

         Notwithstanding anything in this Agreement to the contrary, Public Shares outstanding immediately prior to the Effective Time which are held by a stockholder who has properly exercised appraisal rights thereto, in accordance with Section 262 of the GCL ("Dissenting Shares"), shall not be converted into a right to receive the Per Share Amount, unless such holder fails to perfect or withdraws or otherwise loses such holder's right to appraisal, if any. If, after the Effective Time, such holder fails to perfect or withdraws or loses any such right to appraisal, each such Public Share of such holder shall be treated as a share that had been converted as of the Effective Time into the right to receive the Per Share Amount, without interest, in accordance with Section 1.07(ii). The Company hereby agrees to give the Acquisition Company or the Acqusition Company
II:

         (i) Prompt notice of any demands for appraisal of any Public Shares received by the Company; and

         (ii) The opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of the Acquiring Entity, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

SECTION 1.09   PAYMENT FOR CERTIFICATES.

         (i) PAYING AGENT. American Stock Transfer and Trust Company shall be appointed to act as paying agent (the "Paying Agent") for the payment of the Per Share Amount to the holders of the Public Shares. As of the Effective Time, CP Holdings shall have deposited with the paying agent, for the benefit of the holders of Public Shares for exchange in accordance with Section 1.07(ii), the aggregate Per Share Amount payable in exchange for outstanding Public Shares (the "Fund").

         (ii) PAYMENT PROCEDURES. Promptly after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Public Shares whose shares were converted into the right to receive cash pursuant to Section 1.07(ii) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates representing such Public Shares shall pass, only upon delivery of the certificates representing such Public Shares to the Paying Agent and shall be in such form and have such other provisions as the Paying Agent may reasonably specify), and instructions for use in effecting the surrender of the certificates representing such Public Shares, in exchange for the Per Share Amount. Upon surrender to the Paying Agent of a certificate or certificates representing Public Shares and acceptance thereof by the Paying Agent, the holder thereof shall be entitled to the aggregate Per Share Amount into which the number of Public Shares previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement. The Paying Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing Public Shares and if such certificates are presented to the Company for transfer, they shall be canceled against delivery of the Per Share Amount allocable to the Public Shares represented by such certificate or certificates to the record holder. If any Per Share Amount is to be remitted to a name other than that in which the certificate for the Public Share surrendered for payment is registered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such payment shall pay to the Company or its transfer agent any transfer or other taxes required by reason of the payment of the Per Share Amount to a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Company or its transfer agent that the tax has been paid or is not applicable. Until surrendered as contemplated by this Section 1.09, each certificate for Public Shares shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender the Per Share Amount allocable to the shares represented by such certificates. No interest will be paid or will accrue on any amount payable as a Per Share Amount. Subject to completion of the documentation referred to above, the Per Share Amount shall be paid to holders of the Public Shares.

         (iii) NO FURTHER OWNERSHIP RIGHTS IN THE COMPANY CAPITAL STOCK. The Per Share Amount paid upon the surrender for exchange of certificates representing Public Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to the Public Shares represented by such certificates.

         (iv) TERMINATION OF FUND. Any portion of the Fund (including any interest and other income received by the Paying Agent in respect of all such funds) which remains undistributed to the holders of the certificates representing Public Shares for six months after the Effective Time shall be delivered to the Surviving Entity, upon demand, and any holders of Public Shares prior to the Merger who have not theretofore complied with this Section 1.09 shall thereafter look only to the Surviving Entity and CP Holdings and only as general creditors thereof for payment of their claim for the Per Share Amount to which they may be entitled.

         (v) NO LIABILITY. No party to this Agreement shall be liable to any Person in respect of any amount from the Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (vi) LOST CERTIFICATES. In the event any certificate or certificates representing Public Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate or certificates to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed certificate the Per Share Amount deliverable in respect thereof as determined in accordance with this Section 1.9, provided that the Person to whom the Per Share Amount is paid shall, as a condition precedent to payment, indemnify the Paying Agent, the Surviving Entity and CP Holdings in an agreement reasonably satisfactory to the Surviving Entity and CP Holdings against any claim that may be made against the Paying Agent, the Surviving Entity and/or CP Holdings with respect to the certificate claimed to have been lost, stolen or destroyed and/or provide an indemnity bond in such amount as is reasonably required by the Surviving Entity and CP Holdings.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the schedules to this Agreement, disclosure in any one of which shall apply to any and all representations and warranties made in this Agreement, and except as otherwise disclosed in writing to CP Holdings, Kenyon Phillips Limited and the Acquisition Company, the Company hereby represents and warrants to CP Holdings, Kenyon Phillips Limited and the Acquisition Company as follows:

SECTION 2.01  ORGANIZATION, STANDING, AND POWER.

         The Company is a company duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has corporate power and authority to conduct its business as presently conducted by it and to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement. The Company is duly qualified to do business as a foreign corporation doing business in each state in which it owns or leases real property and where the failure to be so qualified and in good standing would have a Material Adverse Effect on the Company or its business. Except as disclosed on Schedule 2.01 hereto, the Company does not have any material ownership interest in any corporation, partnership

(general or limited), limited liability company or other entity, whether foreign or domestic (collectively such ownership interests including capital stock).

SECTION 2.02  CAPITALIZATION.

         The authorized capital stock of the Company consists of 7,200,000 shares of Common Stock. As of the date of this Agreement, there were 5,693,472 issued and outstanding shares of Common Stock and 649,752 shares of Common Stock held as treasury shares. Except as disclosed on Schedule 2.02 hereto, no shares of Common Stock have been reserved for issuance to any person, and there are no other outstanding rights, warrants, options or agreements for the purchase of capital stock from the Company except as provided in this Agreement. Except as disclosed on Schedule 2.02 hereto, no Person is entitled to any rights with respect to the issuance or transfer of the Common Stock. The outstanding shares of Common Stock are validly issued, fully paid, non-assessable, and have been issued in compliance with all state and Federal securities laws or other Applicable Law.

SECTION 2.03  AUTHORITY FOR AGREEMENT.

         The execution, delivery, and performance of this Agreement by the Company has been duly authorized by all necessary corporate action, except for the approval of the Company's stockholders, and this Agreement, upon its execution by the Parties, will constitute the valid and binding obligation of the Company enforceable against it in accordance with and subject to its terms, except as enforceability may be affected by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors' rights. Except as set forth above or in Schedule 2.03 attached hereto, the execution and consummation of the transactions contemplated by this Agreement and compliance with its provisions by the Company will not violate any provision of Applicable Law and will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, the Company's Certificate of Incorporation or By-Laws, as the case may be and in each case as amended, or, in any material respect, any indenture, lease, loan agreement or other agreement or instrument to which the Company is a party or by which it or any of its properties are bound, or any decree, judgment, order, statute, rule or regulation applicable to the Company except to the extent that any breach or violation of any of the foregoing would not constitute or result in a Material Adverse Effect on the Company taken as a whole.

SECTION 2.04  FAIRNESS OPINION AND APPROVAL BY THE INDEPENDENT DIRECTOR.

         The independent director of the Company (the "Independent Director") has:

         (i) Opined that the transactions contemplated by this Agreement, by reference to the Offer, are fair and reasonable from a financial point of view as they relate to the stockholders (other than CP Holdings, Kenyon Phillips Limited or the Acquisition Company) of the Company (the "Public Stockholders"); and

         (ii) Determined that the Offer and the Merger, from a financial point of view, are fair to and in the best interests of the Public Stockholders.

The Independent Director has received the opinion, dated September 10, 2001 (the "Fairness Opinion"), of Jesup & Lamont Capital Markets, Inc. ("Jesup") to the effect that the consideration to be received by the Public Stockholders in the Offer is fair to such stockholders from a financial point of view. (A copy of the opinion has been delivered to CP Holdings.) Based on such opinion, and such other factors as he deemed relevant, the Independent Director has taken all of the actions set forth in clauses in (i) and (ii) above.

SECTION 2.05   SEC REPORTS; FINANCIAL STATEMENTS.

         (i) The Company has made available to each of CP Holdings, Kenyon Phillips Limited and the Acquisition Company (through reference to documents filed with the Securities Exchange Commission ("SEC") by its Electronic Data Gathering Analysis and Retrieval ("EDGAR") or otherwise) a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since December 31, 1998 (the "SEC Reports"), which are all the forms, reports and documents (other than preliminary material) required to be filed by the Company with the SEC since December 31, 1998. With the exception of any Forms 3, 4, and 5 and any Schedule 13D filed by the Company on behalf of the Company's stockholders, the SEC Reports (a) were prepared in compliance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (b) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (ii) Neither the Schedule 14D-9 (the solicitation statement), nor the Schedule TO/13E-3 (including the amendments thereto), nor any of the information supplied by the Company for inclusion or incorporation by reference into the documents relating to the Offer (the "Offer Documents"), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

         (iii) Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and except that unaudited statements do not contain footnotes in substance or form required by GAAP, as is permitted by the Exchange Act).

         (iv) To the Knowledge of the Company, except as disclosed in the consolidated financial statements contained in the SEC Reports, there has been no material change in the financial condition, operations or business of the Company since December 31, 2001.

         (v) Except as otherwise disclosed in the consolidated financial statements contained in the SEC Reports, the Company does not have any material liabilities.

SECTION 2.06 GOVERNMENTAL CONSENT.

         Except as may be required by the Securities Act, the Exchange Act or state securities commissions or as otherwise expressly provided in this Agreement, no material consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority or court of competent jurisdiction is required on the part of the Company in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated by this Agreement.

SECTION 2.07  COMPLIANCE WITH APPLICABLE LAWS.

         To the Knowledge of the Company, the business of the Company has not been, and is not being, conducted in violation of any Applicable Law, except for possible violations which individually or in the aggregate have not had and are not reasonably likely to have a Material Adverse Effect. No investigation or review by any governmental entity with respect to the Company is pending or, to the Knowledge of the Company, threatened, nor has any governmental entity indicated an intention to conduct the same, except for investigations or reviews which individually or in the aggregate would not have, nor be reasonably likely to have, a Material Adverse Effect.

SECTION 2.08  TITLE TO PROPERTIES; LIENS.

         Except as disclosed on Schedule 2.08 hereto, the Company owns no real property. To the Knowledge of the Company, all of its assets, except those disposed of or licensed in the ordinary course of business, are free and clear of all liens (for the purposes of this section, "liens" do not include licenses granted by the Company to third-parties relating to the intellectual property owned or used by the Company), security interests, charges and encumbrances, except (i) as disclosed on the SEC Reports, (ii) liens for current taxes not yet due and payable, (iii) liens in favor of any lessor with respect to material capital lease obligations disclosed in Schedule 2.08 attached hereto, (iv) such imperfections of title or zoning restrictions, easements or encumbrances, if any, as do not materially interfere with the present use of such property or assets, and (vi) liens which arise by operation of Applicable Law.

SECTION 2.09  MATERIAL CONTRACTS.

         Except for: (i) contracts with clients and other contracts executed by the Company in the ordinary course of business; (ii) employment agreements with officers; and (iii) other material contracts which are listed on Schedule 2.09 attached hereto, the Company is not a party to or bound by any material contracts. Except as disclosed on Schedule 2.09 all material contracts to which the Company is a party are, to its Knowledge, enforceable in accordance with their respective terms, and to its Knowledge, the Company is not in violation of, nor has it received notice of being in violation of, such material contracts.

SECTION 2.10  TAX RETURNS AND PAYMENT.

         To the Knowledge of the Company and except as set forth on Schedule 2.10, the

Company has filed all material Tax Returns required to be filed by it and has paid all Taxes shown thereon to be due, except as reflected in the SEC Reports and except for Taxes being contested in good faith. To the Knowledge of the Company and except as disclosed in the SEC Reports, there is no material claim for Taxes that is a lien against the property of the Company other than liens for taxes not yet due and payable. To the Knowledge of the Company and except as set forth on Schedule 2.10, the Company has not received written notification of any audit of any Tax Return of the Company being conducted or pending by a Tax Authority where an adverse determination would have a Material Adverse Effect on the Company, no extension or waiver of the statute of limitations on the assessment of any taxes has been granted by the Company which is currently in effect, and the Company is not a party to any written agreement with any Tax Authority, which to the Company's Knowledge, may result in the payment of any material amount in excess of the accrual and reserve for taxes reflected on the SEC Reports.

SECTION 2.11 BROKERS AND FINDERS.

         The Company has not employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof, other than a fee paid to Jesup in connection with the issuance of the Fairness Opinion.

SECTION 2.12 LITIGATION.

         Except as otherwise disclosed in writing to CP Holdings, Kenyon Phillips Limited and/or the Acquisition Company, the Company has not received notice of any material action, suit or proceeding, or governmental inquiry or investigation, pending or threatened against the Company, which, if adversely determined, would have a Material Adverse Effect upon the Company taken as a whole.

SECTION 2.13  BOARD APPROVAL.

         The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby.

SECTION 2.14  FULL DISCLOSURE.

         The SEC Reports and the representations and warranties of the Company contained in Article II of this Agreement or to be furnished in or in connection with documents mailed or delivered to the stockholders of the Company in connection with soliciting their consent to this Agreement, do not contain or will not contain, any untrue statement of a material fact, or omit to state a material fact required to be stated herein or therein or necessary to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

                                   ARTICLE III
              REPRESENTATIONS AND WARRANTIES OF CP HOLDINGS, AND/OR
             KENYON PHILLIPS LIMITED, AND/OR THE ACQUISITION COMPANY

         Except as set forth in the schedules to this Agreement, disclosure in any one of which shall apply to any and all representations and warranties made in this Agreement, and except as otherwise disclosed in writing to the Company, CP Holdings and/or Kenyon Phillips Limited and/or the Acquisition Company hereby represent and warrant to the Company as follows:

SECTION 3.01  ORGANIZATION, STANDING, AND POWER.

         (i) CP Holdings is a corporation duly formed, validly existing and in good standing under the laws of the United Kingdom, and has full corporate power and authority to conduct its business as presently conducted by it and to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement. CP Holdings is duly qualified to do business as a foreign corporation doing business in each state or other jurisdiction in which it owns or leases real property and where the failure to be so qualified and in good standing would have a Material Adverse Effect

         (ii) Kenyon Phillips Limited is a corporation duly formed, validly existing and in good standing under the laws of the United Kingdom, and has full corporate power and authority to conduct its business as presently conducted by it and to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement. Kenyon Phillips Limited is duly qualified to do business as a foreign corporation doing business in each state or other jurisdiction it owns or leases real property and where the failure to be so qualified and in good standing would have a Material Adverse Effect. Except for its beneficial ownership interest in the Company and its ownership of the Acquisition Company, Kenyon Phillips does not have any ownership interest in any corporation, partnership (general or limited), limited liability company or other entity, whether foreign or domestic (collectively such ownership interests including capital stock).

         (iii) The Acquisition Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and has full company power and authority to conduct its business as presently conducted by it and to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement. The Acquisition Company is duly qualified to do business as a foreign limited liability company doing business in each state or other jurisdiction it owns or leases real property and where the failure to be so qualified and in good standing would have a Material Adverse Effect. Except for its ownership interest in the Company, the Acquisition Company does not have any ownership interest in any corporation, partnership (general or limited), limited liability company or other entity, whether foreign or domestic (collectively such ownership interests including capital stock).

SECTION 3.02  CAPITALIZATION.

         As of the date of this Agreement were 4,484,388 issued and outstanding member interests of the Acquisition Company. Except as disclosed on Schedule
3.02 hereto, no person is entitled
to any rights with respect to the issuance or transfer of the member interests. The member interests of the Acquisition Company have been issued in compliance with all Applicable Law.

SECTION 3.03  AUTHORITY FOR AGREEMENT.

         The execution, delivery and performance of this Agreement by CP Holdings, Kenyon Phillips Limited and the Acquisition Company has been duly authorized by all necessary corporate or company action, as the case may be, and this Agreement constitutes the valid and binding obligation of each of CP Holdings, Kenyon Phillips Limited and the Acquisition Company, enforceable against them in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors' rights. The execution and consummation of the transactions contemplated by this Agreement and compliance with its provisions by CP Holdings, Kenyon Phillips Limited and the Acquisition Company will not violate any provision of Applicable Law and will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, their Memorandum of Association, Articles of Association, Certificate of Formation or Operating Agreement, as the case may be, or, in any material respect, any indenture, lease, loan agreement or other agreement instrument to which any of CP Holdings, Kenyon Phillips Limited and the Acquisition Company is a party or by which they or any of their properties are bound, or any decree, judgment, order, statute, rule or regulation applicable to each of CP Holdings, Kenyon Phillips Limited and the Acquisition Company except to the extent that any breach or violation of any of the foregoing would not constitute or result in a Material Adverse Effect.

SECTION 3.04  SCHEDULE TO/13E-3 AND SCHEDULE 14D-9.

         None of the information supplied in writing by CP Holdings, Kenyon Phillips Limited or the Acquisition Company for inclusion or incorporation by reference in the Schedule TO/13E-3 (the tender offer document) and the Schedule 14D-9 (or any amendment thereof or supplement thereto), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

SECTION 3.05  GOVERNMENTAL CONSENT.

         Except as otherwise expressly provided in this Agreement or as disclosed on Schedule 3.05 hereof, no material consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority or court of competent jurisdiction is required on the part of CP Holdings, Kenyon Phillips Limited or the Acquisition Company in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby.

SECTION 3.06  COMPLIANCE WITH APPLICABLE LAWS.

         To the Knowledge of CP Holdings, Kenyon Phillips Limited and the Acquisition Company, the businesses of CP Holdings, Kenyon Phillips Limited and the Acquisition

Company have not been, and are not being, conducted in violation of any Applicable Law, except for possible violations which individually or in the aggregate have not had and are not reasonably likely to have a Material Adverse Effect. No investigation or review by any governmental entity with respect to CP Holdings, Kenyon Phillips Limited and the Acquisition Company is pending or, to the Knowledge of CP Holdings, Kenyon Phillips Limited and the Acquisition Company, threatened, nor has any governmental entity indicated an intention to conduct the same, except for investigations or reviews which individually or in the aggregate would not have, nor be reasonably likely to have, a Material Adverse Effect.

SECTION 3.07  BROKERS AND FINDERS.

         None of CP Holdings, Kenyon Phillips Limited and the Acquisition Company has incurred, nor will any of them incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement, other than liabilities to the Exchange Agent incurred in connection herewith.

SECTION 3.08 BOARD/MANAGING MEMBER APPROVAL.

         The Board of Directors of each of CP Holdings and Kenyon Phillips Limited has approved this Agreement and the transactions contemplated hereby. The managing member of the Acquisition Company has approved this Agreement and the transactions contemplated hereby.

SECTION 3.09  FINANCING.

         CP Holdings will have at the Closing sufficient funds to perform its obligations under this Agreement.

SECTION 3.10 FULL DISCLOSURE.

         The representations and warranties of CP Holdings, Kenyon Phillips Limited and the Acquisition Company contained in this Article III of this Agreement or to be furnished in or in connection with documents mailed or delivered to the stockholders of the Company in connection with soliciting their consent to this Agreement, do not contain or will not contain, any untrue statement of a material fact, or omit to state a material fact required to be stated herein or therein or necessary to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV
                        CERTAIN COVENANTS AND AGREEMENTS

SECTION 4.01  CONDUCT OF BUSINESS.

         From the date of this Agreement to the Effective Time, the Company covenants and agrees to do, except as otherwise expressly contemplated by this Agreement or consented to in writing by CP Holdings, the following:

         (i) ORDINARY COURSE. The Company shall operate the business conducted by it in the ordinary and usual course and shall use its reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with material customers and suppliers and others having business dealings with it to the end that its goodwill and on-going business shall be unimpaired at the Effective Time.

         (ii)     ACCOUNTING PRINCIPLES; LIABILITIES. The Company shall not:

                  (a) Change any of the accounting principles or practices used by it, except as may be required as a result of a change in law or in GAAP; or

                  (b) Pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or un-asserted, contingent or otherwise), other than the payment, discharge, or satisfaction in the ordinary course of business and consistent with past practice.

         (iii) EMPLOYEE BENEFITS; EXECUTIVE COMPENSATION. Except for actions made in the ordinary course of business consistent with past practice, the Company shall not increase the compensation payable to or become payable to its directors, officers or employees, pay any bonus, grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer or other employees of the Company, establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, materially change any actuarial assumption or other assumption used to calculate funding obligations with respect to any pension or retirement plan, or change the manner in which contributions to any such plan are made or the basis on which such contributions are determined, except, in each case, as may be required by law or contractual commitments which are existing as of the date of this Agreement.

         (iv) OTHER BUSINESS. Except for such actions as may be required by law, the Company shall not take any action that will result in any of the representations and warranties of the Company set forth in this Agreement becoming untrue or in any of the conditions precedent to the Merger set forth in
Article V not being satisfied.

SECTION 4.02  ANNOUNCEMENT.

         Neither the Company, on the one hand, nor any of CP Holdings, Kenyon Phillips Limited or the Acquisition Company, on the other hand, shall issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other (which consent shall not be unreasonably withheld), except as may be required by applicable law or stock exchange regulation. Notwithstanding anything in this Section 4.02 to the contrary, CP Holdings and the Company will, to the extent practicable, consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to this Agreement and the transactions contemplated hereby whether or not required by Applicable Law.

SECTION 4.03  NOTIFICATION OF CERTAIN MATTERS.

         The Company shall give prompt notice to CP Holdings, Kenyon Phillips Limited and the Acquisition Company, and CP Holdings, Kenyon Phillips Limited and the Acquisition Company shall give prompt notice to the Company, of:

         (i) The occurrence, or nonoccurrence, of any event the occurrence, or nonoccurrence, of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time; and

         (ii) Any material failure of the Company or CP Holdings, Kenyon Phillips Limited and/or the Acquisition Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

SECTION 4.04  ACCESS.

         Between the date of this Agreement and the Effective Time, the Company shall afford the officers, employees, accountants, counsel, financing sources and other representatives of CP Holdings full access to all of its properties, books, contracts, commitments and records and during such period, the Company shall furnish promptly to CP Holdings:

         (i) A copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws; and

         (ii) All other information concerning its business, properties and personnel as CP Holdings may reasonably request.

SECTION 4.05  REASONABLE BEST EFFORTS.

         Before Closing, upon the terms and subject to the conditions of this Agreement, CP Holdings, Kenyon Phillips Limited, the Acquisition Company and the Company agree to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to applicable laws) to consummate and make effective the Merger and other transactions contemplated by this Agreement as promptly as practicable including, but not limited to:

         (i) The preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger, including without limitation, a proxy statement, and the other approvals, consents, orders, exemptions or waivers by any third party or governmental entity;

         (ii) The preparation of any disclosure documents requested by CP Holdings to facilitate financing of any of the transactions contemplated by this Agreement;

         (iii) The potential formation of the Acquisition Company II; and

         (iv) The satisfaction of the other Parties' conditions precedent to Closing.

SECTION 4.06 COMPLIANCE BY CP HOLDINGS, KENYON PHILLIPS LIMITED AND THE ACQUISITION COMPANY.

         CP Holdings shall, and shall cause Kenyon Phillips Limited, the Acquisition Company and, potentially, the Acquisition Company II to, comply with all of its and their obligations under this Agreement, including without limitation, the completion of the assignment transaction between CP Holdings and the Acquisition Company and exchange transaction between Kenyon Phillips Limited and the Acquisition Company.

SECTION 4.07 CONTINUATION OF DIRECTORS AND OFFICERS LIABILITY INSURANCE.

         From and after the Effective Time, CP Holdings will provide each individual who served as a director or officer of the Company at the Effective Time with liability insurance for a period of thirty-six months after the Effective Time no less favorable in coverage and amount than any applicable insurance in effect immediately prior to the Effective Time.

SECTION 4.08 INDEMNIFICATION.

         After the Effective Time, CP Holdings and the Surviving Entity shall indemnify, to the extent permissible under Applicable Law, each individual director or officer of the Company at the Effective Time, against any liabilities such individual may incur in connection with the approval of and the consummation of the transactions contemplated by this Agreement.

                                    ARTICLE V
                              CONDITIONS PRECEDENT

SECTION 5.01  CONDITIONS PRECEDENT TO THE PARTIES' OBLIGATIONS.

         The obligations of the Parties as provided herein shall be subject to each of the following conditions precedent, unless waived by both CP Holdings and the Company:

         (i) STOCKHOLDER APPROVAL. This Agreement and the Merger shall have received the requisite approval of the stockholders of the Company.

         (ii) ABSENCE OF CERTAIN LITIGATION. No action or proceeding shall be threatened or pending before any governmental entity, court of competent jurisdiction or other authority which, in the reasonable opinion of counsel for Parties, is likely to result in a court order restraining or prohibiting the consummation of the Merger.

         (iii) REGULATORY APPROVALS. All regulatory approvals or filings necessary to consummate the Merger shall have been made as of the Closing Date.

SECTION 5.02 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF CP HOLDINGS, KENYON PHILLIPS LIMITED AND THE ACQUISITION COMPANY.

         The obligations of CP Holdings, Kenyon Phillips Limited and the Acquisition Company as provided herein shall be subject to each of the following conditions precedent, unless waived by CP Holdings:

         (i) CONSENTS AND APPROVALS. The Company shall have obtained all material consents, including any material consents and waivers by the Company's lenders and other third-parties, if necessary, to the consummation of the transactions contemplated by this Agreement.

         (ii) REPRESENTATIONS AND WARRANTIES. The representations and warranties by the Company in Article II herein shall be true and accurate in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing Date, except to the extent that any changes therein are specifically contemplated by this Agreement.

         (iii) PERFORMANCE. The Company shall have performed and complied in all material respects with all agreements to be performed or complied with by it pursuant to this Agreement prior at or prior to the Closing.

         (iv) PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to CP Holdings and its counsel, and CP Holdings and its counsel shall have received all such counterpart originals (or certified or other copies) of such documents as they may reasonably request.

         (v) ASSIGNMENTS. The Company shall have obtained all required written consents to assignment of the licenses, guarantees, contracts, patents and patent applications listed on Schedule 5.02(v) hereto assigning such licenses, contracts, patents and patent applications to the Acquiring Entity in connection with the Merger.

         (vi) CERTIFICATES OF GOOD STANDING. The Company shall have delivered to CP Holdings a certificate as to the good standing of the Company in the State of Delaware certified by the Secretary of State of the State of Delaware on or within 2 business days of the Closing Date.

         (vii) MATERIAL CHANGES. Except as contemplated by this Agreement, since the date hereof, the Company shall not have suffered a Material Adverse Effect.

         (viii) APPROVAL OF INLAND REVENUE. CP Holdings shall have obtained the approval of Inland Revenue of the United Kingdom with respect to the exchange transaction between Kenyon Phillips Limited and the Acquisition Company.

SECTION 5.03  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY.

         The obligation of the Company on the Closing Date as provided herein shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions precedent, unless waived by the Company:

         (i) CONSENTS AND APPROVALS. CP Holdings, Kenyon Phillips Limited and the Acquisition Company shall have obtained the consent and approval of their respective Boards of Directors and managing member, as the case may be, and all material consents, including any material consents and waivers by the their respective lenders and other third-parties, if necessary, to the consummation of the transactions contemplated by this Agreement.

         (ii) REPRESENTATIONS AND WARRANTIES. The representations and warranties by CP Holdings, Kenyon Phillips Limited and the Acquisition Company in Article III herein shall be true and accurate in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing Date, except to the extent that any changes therein are specifically contemplated by this Agreement.

         (iii) PERFORMANCE. CP Holdings, Kenyon Phillips Limited and the Acquisition Company shall have performed and complied in all material respects with all agreements to be performed or complied with by them pursuant to this Agreement prior to or at the Closing.

         (iv) PROCEEDINGS AND DOCUMENTS. All corporate, company and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Company and its counsel, and the Company and its counsel shall have received all such counterpart originals (or certified or other copies) of such documents as they may reasonably request.

         (v) CERTIFICATE OF GOOD STANDING. CP Holdings shall have delivered to the Company a certificate as to the good standing of the Acquisition Company and, potentially, the Acquisition Company II in the event that it will have been formed, certified by the Secretary of State of the State of Delaware on or within 2 business days of the Closing Date.

         (vi) MATERIAL CHANGES. Except as contemplated by this Agreement, since the date hereof, none of CP Holdings, Kenyon Phillips Limited or the Acquisition Company shall have suffered a Material Adverse Effect.

          (vii) ACQUISITION COMPANY II. CP Holdings shall in its sole discretion determine whether the Company shall be merged with and into the Acquisition Company or a wholly-owned subsidiary thereof, referred to herein as the "Acquisition Company II." In the event that CP Holdings determines to form the Acquisition Company II, and have it be the Surviving Entity as contemplated hereunder, CP Holdings shall cause the Acquisition Company II to (a) join and execute this Agreement as a Party hereto, (b) be duly organized, validly existing and in good standing under the terms of the State of Delaware and (c) have the authority to enter into this Agreement upon the terms and subject to the conditions of Section 3.03 hereof.

                                   ARTICLE VI
                        TERMINATION, AMENDMENT AND WAIVER

SECTION 6.01  TERMINATION.

         This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by:

         (i) The mutual written consent of the Boards of Directors of CP Holdings, Kenyon Phillips Limited and the Company, and the managing member of the Acquisition Company;

         (ii) Either the Company on the one hand, or CP Holdings on behalf of itself, Kenyon Phillips Limited and the Acquisition Company, on the other hand, if any governmental entity or court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties to this Agreement shall use their reasonable efforts to lift), which restrains, enjoins or otherwise prohibits the Merger or the acceptance for payment of, or payment for, Public Shares pursuant to the Merger and such order, decree, ruling or other action shall have become final and non-appealable;

         (iii) The Company, if CP Holdings, Kenyon Phillips Limited or the Acquisition Company shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, and the breach cannot be or has not been cured within 15 days after the giving of written notice by the Company to CP Holdings, Kenyon Phillips Limited or the Acquisition Company, as applicable;

         (iv) CP Holdings on behalf of itself, Kenyon Phillips Limited and the Acquisition Company, if the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, and the breach cannot be or has not been cured within 15 days after the giving of written notice by CP Holdings, Kenyon Phillips Limited and the Acquisition Company to the Company; or

         (v) Without any action on the part of the Parties if required by Applicable Law.

SECTION 6.02  EFFECT OF TERMINATION.

         If this Agreement is terminated as provided in Section 6.01, written notice of such termination shall be given by the terminating Party or Parties to the other Party or Parties specifying the provision of this Agreement pursuant to which such termination is made, this Agreement shall become null and void and there shall be no liability on the part of CP Holdings, Kenyon Phillips Limited, the Acquisition Company or the Company; provided that nothing in this Agreement shall relieve any party from any liability or obligation with respect to any willful breach of this Agreement.

SECTION 6.03  AMENDMENT.

         (i) The Parties may amend this Agreement in writing; provided, however any amendment of this Agreement on behalf of the Company shall be subject to the approval of the Board of Directors of the Company, which approval shall not be unreasonably withheld.

         (ii) In the event the Parties take such action as to cause a liquidation of the Company within the meaning of Section 332 of the Code, the Parties hereby agree to adopt a "plan of liquidation," execute such other documents and take such other steps as required to qualify the transaction as a "complete liquidation" within the meaning of Section 332-1 of the Code.

SECTION 6.04  WAIVER.

         At any time before the Effective Time, CP Holdings, by action taken by its Board of Directors, on behalf of itself, Kenyon Phillips Limited and/or the Acquisition Company, may:

         (i) extend the time for the performance of any of the obligations or other acts of any other Party to this Agreement; or

         (ii) waive compliance with any of the agreements of any other Party or with any conditions to its own obligations. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party by a duly authorized officer.

                                   ARTICLE VII
                                  MISCELLANEOUS

SECTION 7.01  NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

         None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. All such representations and warranties will be extinguished on consummation of the Merger and none of CP Holdings, Kenyon Phillips Limited, the Acquiring Entity or the Company nor any of their officers, directors, members, employees or stockholders shall be under any liability whatsoever with respect to any such representation or warranty after such time. This Section 7.01 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

SECTION 7.02  EXPENSES.

         Except as contemplated by this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses.

SECTION 7.03  APPLICABLE LAW.

         Except to the extent that the law of the State of Delaware is mandatorily applicable to the Merger and with respect to matters of corporate limited liability company law (which shall be governed by GCL and LLCA), this Agreement shall be governed by the laws of the State of New York as applied to agreements entered into and to be performed in such state.

SECTION 7.04  NOTICES.

         All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows:

         (i) If sent by registered or certified mail in the United States, return receipt requested, upon receipt;

         (ii) If sent by reputable overnight air courier (such as Federal Express), 2 business days after being sent;

         (iii) If sent by facsimile transmission, with a copy mailed on the same day in the manner provided in clauses (i) or (ii) above, when transmitted and receipt is confirmed by telephone; or

         (iv) If otherwise actually personally delivered, when delivered.

         All notices and other communications under this Agreement shall be sent or delivered as follows:

If to the Company, to:

IIC Industries Inc.
171 Madison Avenue, Suite 200
New York, NY 10016
Telephone: (212) 889-7201
Fax: (212) 681-7431
Attention:   Ms. Fortunee F. Cohen

 with a copy to:

Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP
101 East 52nd Street
New York, NY 10022
Telephone: (212) 752-9700
Facsimile: (212) 980-5192
Attention: Mr. Samuel F. Ottensoser, Esq.

If to CP Holdings , Kenyon Phillips Limited or the Acquisition Company, to:

CP Holdings Limited
Otterspool Way
Watford, Hertfordshire

United Kingdom, WD25 8JP Telephone: 011 44 192 325 0500
Fax: 011 44 1923 221628
Attention: Mr. Paul Filer

Each Party may change its address by written notice in accordance with this Section.

SECTION 7.05  ENTIRE AGREEMENT.

         This Agreement (including the documents and instruments referred to in this Agreement) contains the entire understanding of the Parties with respect to the subject matter contained in this Agreement, and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the Parties, oral or written, respecting such subject matter.

SECTION 7.06  ASSIGNMENT.

         Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, which consent shall not, in the event the need for the assignment arises from the formation of the Acqusition Company II, be unreasonably withheld. Subject to the immediately foregoing sentence of this Section 7.06, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the Parties and their respective successors and assigns.

SECTION 7.07  HEADINGS; REFERENCES.

         The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Articles" or "Sections" shall be deemed to be references to Articles or Sections of this Agreement unless otherwise indicated.

SECTION 7.08  COUNTERPARTS.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall be considered one and the same agreement.

SECTION 7.09  NO THIRD PARTY BENEFICIARIES.

         Except as otherwise contemplated by this Agreement, nothing herein is intended to confer upon any person or entity not a Party to this Agreement any rights or remedies under or by reason of this Agreement.

SECTION 7.10  SEVERABILITY; ENFORCEMENT.

         Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provisions shall be interpreted to be only so broad as is enforceable.

                       (SIGNATURES ON THE FOLLOWING PAGE)

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

CP HOLDINGS LIMITED




By: /s/ Sir Bernard Schreier
    ---------------------------------------------
Name: Sir Bernard Schreier
Title: Chairman


KENYON PHILLIPS LIMITED



By:  /s/ Sir Bernard Schreier
    ---------------------------------------------
Name: Sir Bernard Schreier
Title: Chairman


KENYON PHILLIPS ACQUISITION, LLC



By:  /s/ Paul Filer
    ---------------------------------------------
Name: Paul Filer
Title: Officer


IIC INDUSTRIES INC.



By: /s/ Sir Bernard Schreier
    ---------------------------------------------
Name: Sir Bernard Schreier
Title: Chairman

                                List of Schedules
                                -----------------

  1.05(ii)          Surviving Entity - Officers                                                    1.05(ii)

  2.01              Company - Material Ownership Interests                                         2.01
  2.02              Company - Outstanding Rights, Warrants and Options                             2.02
  2.03              Company - Non-Compliance with Charter Documents and Other Instruments          2.03
  2.08              Company - Real Property and Capital Lease Obligations                          2.08
  2.09              Company - Material Contracts                                                   2.09
  2.10              Company - Taxes                                                                2.10
  3.02              Acquisition Company - Outstanding Rights                                       3.02
  3.05              CP Holdings, Kenyon Phillips Limited and Acquisition Company - Governmental    3.05
  5.02(v)           Company - Licenses, Guarantees, Contracts, Patents and Patent Applications     5.02(v)

                                SCHEDULE 1.05(ii)


                           SURVIVING ENTITY - OFFICERS

Mr. Paul Filer - President
Ms. Fortunee F. Cohen - Secretary

                                  SCHEDULE 2.01



                     COMPANY - MATERIAL OWNERSHIP INTERESTS

1. 100% of the outstanding capital stock of Israel Tractors and Equipment Company Limited

2.       99% of the outstanding capital stock of Investor RT (Hungary)

3.       51 % of the outstanding capital stock of Balton C. P. Limited

4.       12% of the capital stock of Danubius Hotel and Spa RT (Hungary)

                                  SCHEDULE 2.02


               COMPANY - OUTSTANDING RIGHTS, WARRANTS AND OPTIONS

None.

                                  SCHEDULE 2.03


      COMPANY - NON-COMPLIANCE WITH CHARTER DOCUMENT AND OTHER INSTRUMENTS

None.

                                  SCHEDULE 2.08


              COMPANY - REAL PROPERTY AND CAPITAL LEASE OBLIGATIONS

The Company is party of a month-to-month lease of its office space located at 171 Madison Avenue New York, NY 10016. The lease provides for rent payments of $2,095 per month.

                                  SCHEDULE 2.09


                          COMPANY - MATERIAL CONTRACTS

None.

                                  SCHEDULE 2.10


                                 COMPANY - TAXES

None.

                                  SCHEDULE 3.02


                    ACQUISITION COMPANY - OUTSTANDING RIGHTS

None.

                                  Schedule 3.05


   CP HOLDINGS, KENYON PHILLIPS LIMITED AND ACQUISITION COMPANY - GOVERNMENTAL
                                    CONSENT

The approval of Inland Revenue of the United Kingdom with respect to the exchange transaction between Kenyon Phillips Limited and the Acquisition Company.

SCHEDULE 5.02(V)


   COMPANY - LICENSES, GUARANTEES, CONTRACTS, PATENTS AND PATENT APPLICATIONS

Guarantees:

1.       F.I.B.I. Ltd. Jap. Yen 203M Guarantee for Investor RT

2.       F.I.B.I. Ltd. $500,000 Guarantee for Balton C.P

3.       Barclays Bank Ltd.  $1,600,000 Guarantee for Balton C.P.

Cross-Guarantees:

1.       KOOR Trade $500,000 on Balton F.I.B.I. Loan

2.       KOOR Trade $1,000,000 on Balton Mizrahi Loan

                                    EXHIBIT A



                              CERTIFICATE OF MERGER
                                       OF

                               IIC INDUSTRIES INC.
                             a DELAWARE CORPORATION

                                  WITH AND INTO

                        KENYON PHILLIPS ACQUISITION, LLC
                      A DELAWARE LIMITED LIABILITY COMPANY

Under Section 264 of the General Corporation Law of the State of Delaware

         BE IT HEREBY CERTIFIED THAT:

         1. The constituent business entities participating in the Merger herein certified are:

            (a) IIC INDUSTRIES INC., which is incorporated under the laws of the State of Delaware; and

            (b) KENYON PHILLIPS ACAUISITION, LLC, which is formed under the laws of the State of Delaware.

         2. An Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent business entities in accordance with the requirements of Section 264 of the General Corporation Law of the State of Delaware.

         3. The name of the surviving entity in the Merger is Kenyon Phillips Acquisition, LLC, which will continue its existence as said surviving entity upon the effective date of said Merger pursuant to the provisions of the General Corporation Law of the State of Delaware.

         4. The executed Agreement and Plan of Merger is on file at the following address:

                           Kenyon Phillips Acquisition, LLC.
                           171 Madison Avenue, Suite 200
                           New York, NY 10016
                           Telephone: (212) 889-7201

         5. A copy of the Agreement and Plan of Merger will be furnished by the surviving entity, on request, and without cost, to any stockholder of each of the constituent entities.



                                     A-1-1

                  IN WITNESS WHEREOF, each of the each of the constituent entities has caused this certificate to be signed by a duly authorized officer this March ___, 2002, and affirm as true the foregoing under penalties of perjury.


                                      IIC INDUSTRIES INC.


                                      By:______________________________
                                      Name:
                                      Title:





                                      KENYON PHILLIPS ACQUISITION, LLC


                                      By:_______________________________
                                      Name:
                                      Title:
                                          On behalf of Kenyon Phillips Limited,
                                               Managing Member



                                     A-1-2

                                    EXHIBIT B


262 APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss.;228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss.;251 (other than a merger effected pursuant to ss.;251(g) of this title), ss.;252, ss.;254, ss.;257, ss.;258, ss.;263or ss.;264
of this title:

         (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss.;251 of this title.

         (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

         a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

         b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

         c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

         d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.


         (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss.;253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

         (d) Appraisal rights shall be perfected as follows:

         (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

         (2) If the merger or consolidation was approved pursuant to ss.;228 or ss.;253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw 1such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that 2such stockholder is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L. '98, eff. 7-1-98.)

                                                                      EXHIBIT C


                             PRIVATE & CONFIDENTIAL

                               September 10, 2001



Mr. Alfred L. Simon, Director
IIC Industries, Inc.
171 Madison Ave.
New York, NY 10016


     Dear Mr. Simon :

     You have advised us that IIC Industries, Inc. ("IIC Industries", or the "Company") is contemplating a tender offer (the "Proposed Transaction") by CP Holdings Ltd. ("CP Holdings" or the "Acquirer") for approximately 1,209,085 shares of Common Stock of the Company pursuant to a non-binding Letter of Intent and Term Sheet dated June 22, 2001 (the "Letter of Intent"). The purpose of the Proposed Transaction is to take the Company private by making it a wholly-owned subsidiary of CP Holdings. You have requested our opinion as to the fairness of the Proposed Transaction from a financial point of view to the Shareholders of Common Stock of IIC Industries.

     CP Holdings, through its wholly owned subsidiary, Kenyon Phillips Limited, owns approximately 78.8% of the Company's issued and outstanding common shares (the "IIC Industries Common Stock"). The Letter of Intent contemplates a tender offer by CP Holdings to purchase the remaining 21.2% of the outstanding shares (approximately 1,209,085 shares as of the date hereof) of IIC Industries Common Stock at a purchase price of $10.00 per share, net to the seller in cash, without interest. Assuming all of the shares are tendered, we estimate the value of the Proposed Transaction to be approximately $12.1 million.

     Jesup & Lamont Capital Markets, Inc., as part of its investment banking business, engages in the valuation of businesses, assets and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate, and other purposes. We have been engaged by IIC Industries' Board of Directors to render this opinion in connection with the Proposed Transaction and will receive a fee from IIC Industries for our services.

     In conducting our analysis and arriving at our opinion, we have considered such financial and other information, as we deemed appropriate including, among other things, the following:

   i) Audited consolidated annual reports and financial statements of IIC Industries Inc. and Danubius Hotel Rt. for the fiscal years ended December 31, 1999, 2000 and unaudited financial statements for the six months ending June 30, 2001.

   ii) Audited financial statements, including balance sheet, profit and loss statement and cash flow analysis for Zoko for the year ended December 31, 2000. Unaudited financial statements for the nine months ended September 30, 2000 for Israel Tractor & Equipment. Combined unaudited financials for Zoko and Israel Tractor & Equipment. Unaudited financial statements for Zoko including Israel Tractor & Equipment for the six months ended June 30, 2001.

   iii) Audited and unaudited financial statements including balance sheet, profit and loss statement and cash flow analysis for Agrimill and Kompakt for the year ended December 31, 2000 and the six months ended June 30, 2001.

   iv) Audited and unaudited financial statement including balance sheet, profit and loss statement and cash flow analysis for Balton CP Limited for the year ended December 31, 2000 and the six months ended June 30, 2001.

   v) Certain internal financial analyses and forecasts prepared by IIC and by the respective managements for the subsidiaries; which include annual budgets and forecasts for Balton, Kompakt, Danubius, Agrimill and Zoko.

   vi) Certain other financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company in addition to outside research reports for the European hospitality and lodging industry and for Danubius Hotels Rt.;

   vii) Discussions with IIC and the respective managements for each of the subsidiaries regarding business, operations, assets, financial condition and prospects. The discussions were held with: Janos Tobias VP of Finance at Danubius, Gabor Boer, Financial Director at Investor Group, Jozef Ferenc Polgar of Agrimill and the CEO of Zoko, Yossi Smirra, and the CFO of Zoko, Shaul Gilad;

   viii) Historical financial results, market valuation and common stock trading histories of certain publicly-held companies which we deemed comparable to the Company;

   ix) Form of Offer to Purchase, Form of Letter of Transmittal, Letter of Intent, a draft of Schedule TO Tender Offer Statement (together with the exhibits attached thereto, the "Tender Offer Statement") , and other information deemed relevant to our examination of the Company and the Proposed Transaction.

     We have taken into account our assessment of the general economic, market financial and other conditions, our experience with respect to similar transactions, as well as our knowledge of the industries in which IIC Industries generally operates. Our opinion is based solely on the information made available to us by the Company and conditions as of the date hereof.

     We have assumed that the Letter of Intent has not been amended and is still in full force and effort and the definitive Offer to Purchase and related documents (collectively, the "Offer to Purchase"), as well as any other documents submitted to us in draft form will be substantially in the form of the draft provided to us. We have relied upon the accuracy and completeness of all of the financial, contractual and other information provided to us by the Company for the purposes of rendering our opinion and we have not assumed any responsibility for, nor undertaken any independent verification of, such information. With respect to the financial analyses and forecasts supplied to us (including forecasts of future financial projections, forecasts of funding needed to support the current and projected financial condition of IIC Industries and subsidiaries; estimations of amounts and payment schedules of liabilities outstanding as of June 30, 2001), we have assumed that such data, analyses and forecasts were reasonably prepared based on the best currently available estimates and judgments of IIC Industries senior management as to the recent and likely future performance of its operations. Accordingly, we express no opinion with respect to the accuracy of such analyses or forecasts or the assumptions on which they are based.

     We have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostat copies, the authenticity of the originals of such copies, the legal capacity of all natural persons and the genuineness of the signatures of all natural persons.

     We have assumed that the Proposed Transaction will be consummated in accordance with the terms set forth in the Letter of Intent, and as set forth in the Tender Offer Statement and Offer to Purchase. We were not asked to consider and our opinion does not address the relative merits of the Proposed Transaction as compared to any transaction in which IIC Industries might engage. Furthermore, we have not commissioned an independent evaluation or appraisal of the assets or liabilities of and have not been furnished with any such evaluation. Therefore, we express no opinion as to the future success of either IIC, or its subsidiaries as an ongoing concern.

     Our opinion is limited to and based upon the information actually obtained by us from the Company, without any additional or independent review of records of, or pertaining to the Company, and we have not conducted any other investigation other than as specifically set forth herein.

     You are hereby entitled to reproduce this opinion, in whole but not in part, in the Company's Tender Offer Statement or as required by applicable law; provided, however, that any excerpt or reference to this opinion (including any summary thereof) in such document must be approved by us in advance in writing. Notwithstanding the foregoing, this opinion does not constitute a recommendation to you or any board member of IIC Industries to vote in favor of the Proposed Transaction. We were engaged by you to assist you in formulating your recommendation to the Board of Directors of IIC Industries with respect to the Proposed Transaction and this opinion has been rendered to you in connection with the discharge by you of your fiduciary obligations. We have advised you that we do not believe that any person (including a shareholder of IIC Industries) other than you and the Board of Directors of the Company has the legal right to rely upon this opinion for any claim arising under state law and that, should any claim be brought against us, this assertion will be raised as a defense. In the absence of this governing authority, this assertion will be resolved by the final adjudication of such issue by a court of competent jurisdiction. Resolution of this matter under state law, however, will have no effect on the rights and responsibilities of any person under federal securities laws or on your rights or responsibilities or the rights or responsibilities of IIC's Industries Board of Directors under applicable state law. Therefore the opinion may not be relied upon by any other person or entity other than the addresses hereof, and by the Board of Directors of the Company in its consideration of your recommendations.


     Based upon and subject to the foregoing, and based upon such other matters we consider relevant, it is our opinion that, as of the date hereof and based on conditions as they exist as of the date hereof, the terms and conditions set forth in the Agreement falls within the valuation range, of $7.93 to $12.70, and therefore appears fair and reasonable from a financial point of view to the Company's Shareholders of Common Stock.



                                        Very truly yours,


                                        JESUP & LAMONT CAPITAL MARKETS, INC.




                                        By:
                                            -------------------------
                                            Michael S. Zarriello,
                                            Senior Managing Director

                                                                       EXHIBIT D
                                    FORM 10-K
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


(Mark One)

[X]             ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934
                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000

                                       OR

[ ]   TRANSACTION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                      FOR THE TRANSITION PERIOD FROM     TO

                         COMMISSION FILE NUMBER: 811-854

                               IIC INDUSTRIES INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE                                                     13-5675984
(STATE OR OTHER JURISDICTION OF                              (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                               IDENTIFICATION NO.)

                               171 MADISON AVENUE
                            NEW YORK, NEW YORK 10016
          (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (212) 889-7201


        SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT: NONE

TITLE OF EACH CLASS                    NAME OF EACH EXCHANGE ON WHICH REGISTERED
-------------------                    -----------------------------------------
      N/A                                                  N/A

           SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:


                          COMMON STOCK, $0.25 PAR VALUE
                          -----------------------------
                                (TITLE OF CLASS)

         Indicate by check mark whether the Registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No ___.

         Indicate by check mark if disclosure of delinquent filers pursuant to
Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

         The aggregate market value of the voting stock (Common Stock) held by non-affiliates of the Registrant as of March 31, 2001 was $15,799,000 based on the average of bid and asked quotations for the Common Stock on that date, as reported by the NASDAQ Automated Quotation System.

         The number of shares outstanding of the Registrant's Common Stock, as of March 31, 2001: 5,693,472.

                      DOCUMENTS INCORPORATED BY REFERENCE:
                                       N/A
--------------------------------------------------------------------------------

                              IIC INDUSTRIES, INC.

                          2000 FORM 10-K ANNUAL REPORT

                                TABLE OF CONTENTS

                                                                                                         PAGE
ITEM 1.     BUSINESS.......................................................................................1

ITEM 2.     PROPERTIES....................................................................................18

ITEM 3.     LEGAL PROCEEDINGS.............................................................................19

ITEM 4.     SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS...........................................19

ITEM 5.     MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.........................20

ITEM 6.     SELECTED FINANCIAL DATA.......................................................................21

ITEM 7.     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.........22

ITEM 7A.    QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK....................................30

ITEM 8.     FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA...................................................31

ITEM 9.     CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE..........31

ITEM 10.    DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT............................................32

ITEM 11.    EXECUTIVE COMPENSATION........................................................................33

ITEM 12.    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................................34

ITEM 13.    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................................35

ITEM 14.    EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K..............................37

                                     PART I

ITEM 1.  BUSINESS

OVERVIEW

         IIC Industries Inc. (the "Company") is a holding company with subsidiaries in three principal operating geographic areas: (1) Investor RT, a Hungarian holding company ("Investor"); (2) The Israel Tractors and Equipment Company Limited, an Israeli corporation ("Israel Tractor") and (3) Balton C.P. Limited, an English holding company with African subsidiaries ("Balton"). The Company was incorporated pursuant to the laws of the State of Delaware on October 14, 1958 under the name "Israel Investors Corporation" and assumed its present name in 1989. Since September 1989, CP Holdings Limited, a private United Kingdom company, has been the Company's majority stockholder.

         The Company is principally engaged, directly and through its subsidiaries, in the following lines of business: (i) through Investor and its subsidiaries, primarily in (1) the processing and storage of agricultural products, and (2) to a lesser extent in the sales and service of vehicles and the warehousing and warrant business; (ii) through Israel Tractor, the distribution of tractors and other heavy equipment; and (iii) through Balton, the sale of agricultural, communications and electrical equipment. The Company also, through its subsidiaries, owns a 46% interest in Danubius Hotel & Spa Rt.

         As at December 31, 2000, the Company owned a 99% interest in Investor, a 100% interest in Israel Tractor and a 51% interest in Balton.

INVESTOR

GENERAL
-------

         Investor is primarily a holding company. Investor's principal subsidiaries are Agrimill-Agrimpex Rt. ("Agrimpex"), a processor of agricultural products, in which Investor has a 65% interest, and Interag Rt. ("Interag"), in which Investor has a 79% interest. Through Interag, Investor's major investments are Danubius Hotels Group and ATI Depo.

         As at December 31, 2000, Investor and its subsidiaries employed more than 6,000 persons.

AGRIMILL-AGRIMPEX
-----------------

         Overview
         --------

         Agrimpex is listed on the Budapest Stock Exchange and is engaged in the processing of agricultural products. Prior to 2000, Agrimpex conducted business through its two subsidiaries, Agrimill Rt., which was wholly-owned, and Viktoria Rt., in which Agrimpex owned a 93.5% interest. In February 2000, the two subsidiaries were merged into Agrimpex, in order to minimize statutory, audit and tax requirements. For example, the merger achieved savings by closing one head office, avoiding duplication of storage and transport costs and utilizing the most efficient production sites.

         The newly combined Agrimpex realized a profit of $600,000 in fiscal year 2000, primarily from the sale of certain properties. As the milling capacity was still much higher than the demand of the Hungarian domestic market, and export opportunities are limited, the company's profit from operations was minimal.

         Agrimpex's business strategy is to create a financially solid company producing flour, animal feeds and maize products, to be sold both on the Hungarian domestic and export markets. In order to achieve this, sites considered surplus have been sold in a disciplined and controlled manner, while those that are not currently in use, but which may have potential, have either been rented to independent third parties or decommissioned. Foods are transported either by rail, by local independent companies or in bulk tankers using Agrimpex's own vehicles.

         Agrimpex's revenues for fiscal year 2000 were approximately $35 million.

The Business
------------

Contracts with Suppliers. Agrimpex buys its raw materials (mainly grain and proteins) in the open market. The market for the main raw materials - wheat and maize - is supplied almost exclusively by local Hungarian producers, with whom stable relationships have been established. Agrimpex is therefore not reliant upon any one supplier for a material part of its purchases.

Contracts with Customers. Agrimpex is not tied to any one customer for a material amount of its production and, while the resultant market flexibility allows it to take advantage of the most beneficial selling price available, Agrimpex has been able to establish long term relationships, which are to the benefit of both Agrimpex and its customer. Agrimpex is unaware of any reason why such relationships should not continue and is constantly aiming to strengthen existing and create new business partners.

Competition. The milling capacity within Hungary is much higher than domestic demand with half a dozen major competitors, including Agrimpex, and numerous small mills. In order to remain competitive, Agrimpex must offer its customers quality, reliability and continuity of products, while remaining price and value conscious. In the opinion of Management, Agrimpex has a leading position within the Hungarian milling industry for all of these factors. However, the Hungarian domestic market alone cannot satisfy the production capacity of Agrimpex, so Management is continuously pursuing alternative markets, including the export market. Management believes that there will be a consolidation of the industry within Hungary in the near future, and financially weak producers will not survive.

Management. Agrimpex is substantially dependent on the continued service and on the performance of its management team. The loss of the services of any executive officer or other key personnel could have a material adverse effect on its business.

Environmental/Health Issues. Agrimpex's operations are subject to numerous rules and regulations at state and local levels which are designed to protect the environment, ensure hygienic and safe production and safeguard the consumer. Agrimpex uses its best efforts to ensure compliance. All of its sites have the licenses necessary to carry on their business. Agrimpex believes that its policies, practices and procedures are designed to prevent an unreasonable risk of environmental damage, detrimental health issues or non-compliance with licenses. During fiscal year 2000, Agrimpex spent approximately $150,000 to upgrade its facilities to ensure compliance with ongoing legislation. No assurance can be given that future changes to laws, regulations, or interpretations thereof will not have a material adverse effect on Agrimpex's operations.

Future Performance. Agrimpex is subject to substantial competition within Hungary, and is aware of its need to be prepared for the forthcoming economic accession in Hungary to the European Union Community (the "EUC"), with the resultant opportunities and requirements. Agrimpex believes that costly upgrading will be needed to bring its plant into line with such requirements. For these reasons, Agrimpex has established a substantial fund through the disposal of assets, which in the opinion of

Management, did not fit within Agrimpex 's long-term strategy. Agrimpex therefore considers itself to be in a strong position to take advantage of any opportunities which present themselves, either through purchase, merger or internal expansion and which, in the opinion of Management, would be beneficial to the company. Agrimpex is also actively investigating markets and products outside those traditionally serviced or produced, in an effort to reduce reliance on the Hungarian market.

INTERAG
-------

         Interag operates as a holding company for companies primarily involved in the hotel industry, the warehousing and warrant business, and automobile dealerships.

o        Danubius Hotels

Overview
--------

         Danubius Hotel & Spa Rt. ("Danubius Hotels"), which is listed on the Budapest Stock Exchange is involved in the hotel industry. Through a series of transactions commencing in February 1995, the Company, primarily through its Interag subsidiary, acquired a 46% interest in Danubius Hotels for an aggregate purchase price of approximately $41.6 million. The Company's majority stockholder CP Holdings Ltd., owns an additional 5% of Danubius Hotels, so that CP Holdings Ltd. and the Company together own a controlling interest in Danubius Hotels. During 1997, Danubius Hotels acquired the HungarHotels Chain, for an aggregate purchase price of approximately $45 million. Subsequent to the acquisition, the head offices of the two hotel chains were consolidated into one centralized headquarters.

         The Danubius Hotels Group (the "Group") consists of the following types of hotels:

         City hotels. The Group owns fifteen city hotels, primarily in Budapest, including the Hilton Hotel in the historic old town of Budapest.

         Spa hotels. The Group owns six spa hotels in Budapest and other locations in Hungary. They include the Thermal, which operates together with the Grand (a city hotel) on Margaret Island, a famous island on the Danube River in Budapest.

         Beta hotels. The Group owns 17 smaller provincial hotels. In addition, it owns three holiday hotels in Hungarian resorts.

         Overall, the Group owns and manages approximately 3,100 4-star rooms and 2,300 3-star rooms. The Danubius Hotels chain, is the leading hotel chain in Hungary and attracts many tourists from Western Europe and elsewhere.

         In 1999, Danubius Hotels began an expansion program abroad by purchasing a spa hotel in Marienbad, Czech Republic, for $3.5 million. In 2000, it purchased 90% of Lecebne Lazne, a spa hotel chain in the same town, for $17.0 million. Lecebne Lazne owns 30 properties including operating hotels with 800 rooms and four health-care complexes.

         In fiscal year 2000, Danubius Hotels increased its volume mainly through higher occupancy rates, and to a smaller extent by the increase of room rates. Pretax profit for fiscal year 2000 exceeded $17.0 million, including a profit of $1.0 million from investments in the Czech Republic, which was 20% higher than fiscal year 1999.

The Business
------------

Competition. During 2000, several new hotels were opened in Budapest by international hotel groups, in direct competition to Danubius Hotels. More hotels are scheduled to be opened in the near future. Management believes that despite the increased competition, Danubius, given its mix of specialist spa hotels, city center hotels and luxury hotels, and with its ongoing program of refurbishment, can retain its position as the pre-eminent hotelier in Budapest. However, such refurbishment can be expensive and Danubius may not have adequate funds to finance it. Should Danubius not have adequate funds, then it must raise funds in the capital markets. There can be no assurances that Danubius will be able to raise the necessary funds on terms acceptable to it or at all.

Economic Conditions. Danubius' future operating results could be adversely impacted by industry overcapacity and weak demand, which could restrict its ability to raise room rates to keep pace with the rate of inflation. Danubius' business could also be adversely affected by increases in transportation and fuel costs or sustained recessionary periods in Europe.

Environmental/Operating Licenses. Danubius' operations are subject to numerous rules, regulations and operating licenses at state and local levels which are designed to protect the environment and ensure the safety and well being of guests. Danubius uses its best efforts to ensure compliance, and all hotels have the licenses necessary to carry on their business. Due to a constant ongoing program of upgrading, Danubius believes that its hotels meet the stricter standards required in Western Europe than are currently required in Hungary. Danubius believes that its policies, practices and procedures are designed to prevent an unreasonable risk of environmental damage or non-compliance with the demand of guests or licenses.

Future Performance. Danubius is not a major player on the international hotel scene, and in order to flourish it must offer a unique and recognizable product. To this end, Danubius has built up a chain of high quality fitness clubs within its existing facilities in order to compliment the spa/wellness treatments for which Danubius is already famous. Management intends to expand this concept throughout the Group in 2001. Management is aware that in order to expand and to increase business, opportunities outside of Hungary need to be evaluated, and it is constantly looking at alternative proposals.

o        Warehousing and Warrant Businesses

Overview
--------

         Interag, through its 50% joint venture with Zeevi Group, an Israeli based company, is involved in warehousing, storage and the warrant business through the joint venture's wholly-owned subsidiary ATI Depot. ATI Depot has eight sites throughout Hungary. A substantial investment was carried out during 1999 and 2000 in order to offer a higher quality of service to its clients. The market for traditional warehousing and storage is competitive within Hungary, with requirements below those of Western European standards, and it is believed that the increased capital expenditure by ATI Depo will enable Interag to comply with the longer term, stricter requirements on health and safety, environmental and other issues. ATI is not dependent on any one major customer for warehousing.

         The Hungarian warrant business, in which third-party goods are stored in warehouses, for which the warehouse issues a warrant, secured by the goods in storage, which can be pledged for loans from banking institutions, is strictly controlled by legal and statutory regulations and competition is limited to three companies, including ATI Depot. During 2000, ATI Depot's management decided that given the poor potential for normal warehousing business during 2000 - partly a result of the poor wheat and maize harvest - to increase the warrant activity by utilizing warehouses rented from third parties. The overall control and risk evaluation systems were reviewed and additional personnel recruited to service this growing business segment. New products were sought to replace the traditional dependence on grain and sugar, and substantial business was conducted in higher value items such as wine. Management made a decision not to grow the business through products with an unusual degree of risk, i.e. where the market, in the case of a forced sale, could not be forecast with reasonable certainty. Goods held under warrant business are insured in the normal course of business and Management believes that it has taken reasonable steps to safeguard and obviate any loss in the event of non-performance at any of the third-party warehouses.

The Business
------------

Competition. Competition is intense within Hungary for traditional warehousing services, often in small old buildings with a lower cost base than ATI Depot. Consequently, Management has decided to concentrate on the more specialized warehousing/warrant business and to offer bonded facilities. This strategy was implemented throughout 2000 and led to substantial business of this type in the latter part of the year.

Exposure to Warrants. In the event that the owner of the warehoused goods cannot repay the bank, the bank may sell the goods to satisfy the outstanding warrant. This could subject ATI Depot to risk if it has not fulfilled its obligations under the warehousing contract, and, as a result, the value of the warehoused goods is less than the amount due on the warrant.

Environmental/Health Issues. ATI Depo's activities are subject to numerous rules and regulations at state and local levels which are designed to protect the environment, ensure hygienic and safe working practice and safeguard the consumer. ATI Depo uses its best efforts to ensure compliance. While no assurance can be given that future changes to law, regulations or interpretations thereof will not have a material adverse effect on its operations, ATI Depo believes that its current policies, practices and procedures are reasonably designed to minimize the risks of environmental damage, detrimental health issues or non-compliance with licenses.

o Automobile Dealerships

Overview
--------

         Interag, though its wholly owned subsidiary Kompakt Auto, owns a Suzuki and Peugot dealership in Budapest and a Daewoo dealership in Veszprem. All three dealerships are full service dealerships with repair and maintenance facilities. Kompakt Auto's revenues for fiscal year 2000 were approximately $12 million.

The Business
------------

         Contracts with Suppliers. Kompakt Auto has contracts with Suzuki, Peugeot and Daewoo, under which those companies supply Kompakt Auto with the vehicles for its various dealerships. The termination of any of these contracts would, until an alternative supplier could be found, have a material adverse effect on Kompakt Auto's business and financial condition. However, Management believes that this is unlikely, given the level of commitment by all parties and sales.

During fiscal year 2000, the following events adversely affected Kompakt Auto's business:

         o Suzuki: For a large period of the year, Suzuki was unable to supply specific vehicles. This adversely affected sales and potential customers.

         o Peugeot: During early 2000, Peugeot was unable to satisfy demand for the new 206 despite a prominent advertising campaign.

         o Daewoo: The bankruptcy of Daewoo in late 2000 lead to strong market rumors, which made potential customers cautious; it would appear that many either delayed purchase or chose another brand instead.

These events, together with the increase in the cost of automobile ownership in Hungary, led to a reduction in sales to private customers; however, increased fleet business enabled Peugeot sales to increase over the previous year.

Competition. Competition among automobile dealerships is intense in Hungary, not only between authorized dealerships, but also as a result the "black market". It is difficult for established businesses to compete with those "black market" concerns, as they offer cheaper and sometimes VAT free services. Kompakt Auto believes that through its high quality facilities, its emphasis on customer service, and its mix of private and company business, it is well placed to compete with its authorized rivals and to outlast the "black market" competition.

Future Performance. Kompakt Auto is subject to the tight competition and low margins within the industry, and the need to remain innovative. With this in mind, a used car facility was opened in late 2000 to enable the company to take full advantage of trade-in vehicles accepted against new vehicle sales.

GOVERNMENTAL REGULATION
-----------------------

         Hungary made all current account items convertible on January 1, 1996, when the Foreign Exchange Law came into force. Accordingly, on January 2, 1996, the International Monetary Fund acknowledged that Hungary was in compliance with
Article VIII of the Articles of Association.

         Many liberalization measures have already been adopted or their timing has been accepted by the Hungarian Government. The underlying principle has remained the same as at the time of the establishment of the Foreign Exchange
Law: first, transactions with longer maturities, then - after the relatively significant interest differentials between Hungary and its partners have decreased transactions with shorter maturities have been or will be liberalized. Companies with foreign participation may keep their initial hard currency share capital in the currency of the investment. Dividends, net of withholding tax and consideration received on the sale of shares, may be repatriated in the original currency of investment without restrictions or the need for approval. Business can convert Hungarian Forints into another currency to import goods, provided sufficient Forint funds are available. Services rendered within Hungary should be paid for in Forints and Hungarian companies may not conduct trade among themselves in foreign currency.

         Hungarian companies that are not established in duty free zones are obliged to keep their books in local currency only. With the modification of the Foreign Exchange Law, a new foreign exchange accounting system was set up commencing on April 1, 1995, in which companies can keep their foreign exchange revenues from exports and from which they can transfer foreign exchange for their costs. This system extends the previous entitlement by which a Hungarian company, with foreign participation or a wholly foreign-owned Hungarian company, may keep the cash portion of the foreign partners' share capital in a separate convertible currency bank account. Money in the convertible currency account can always be converted into local currency.

         Restrictions are not imposed on foreign ownership of Hungarian businesses. As a foreign owner of a Hungarian company, the Company is entitled to receive dividends or refunds of its capital in a convertible currency without restrictions. As such, it may have such dividends or refunds converted into U.S. currency by the Hungarian central bank, and then repatriated. Dividends of Hungarian companies may only be paid from retained earnings as determined in accordance with Hungarian statutory accounting regulations. Such retained earnings are different from the Company's consolidated retained earnings due to a number of differences in accounting standards.

         Foreigners may acquire real estate with the prior consent of the County Public Administration Office. However, any registered company with foreign participation may acquire real estate to the extent it is needed for undertaking the company's commercial activities.

         Any legal entity or private entrepreneurs engaged in foreign trade activity must notify the Ministry of Economy at the commencement of such activity. Approximately 95% of the products and services imported into Hungary are freely done so. Although in theory, every product and service may be exported and imported, certain strategic items require a special import or export license, procured from the Ministry of Economy. In addition, there are certain items, such as armaments, precious metals and their alloys, medicines, radioactive materials, and some consumer goods that may be imported and exported only by Hungarian companies with a license or with ad hoc permission. Investor is no longer affected by these restrictions, as the Hungarian Government ceased such restrictions on cars and cereals.

         Companies incorporated in Hungary are subject to a corporate income tax on their worldwide profits. Foreign companies carrying out taxable activities in Hungary are subject to corporate income tax on their net profits derived from Hungarian sources.

         From 1997, profits have been subject to a linear tax levied at 18%. A typical dividend tax at 20% was introduced, which is subject to the provisions of the double taxation treaties.

         Dividend tax is not payable on:

         o distributions to Hungarian resident companies - unless the distribution is made in cash;

         o dividends reinvested by foreign shareholders directly into existing or new Hungarian companies; and

         o increases in share capital if the capital (i) was increased from 1995 or 1996 profits, (ii) the decision was made before May 31, 1997 and reported to the Court of Registration before June 30, 1997, and (iii) the increase is maintained for three calendar years.

         The Act on Accounting went through several changes in the 1990s. The amendments, are aimed at bringing the rules closer to the international standards. Since Hungary has been accepted as a candidate member by the EEC member countries, a general aim of the continuous legislation practice is to establish legal harmonization as soon as possible.

BUSINESS CONDITIONS IN HUNGARY
------------------------------

         Investor conducts business primarily in Hungary, and as such, is significantly affected by the general business and political conditions in that country. Beginning in 1968, a new system of economic management was initiated, aimed at developing a more market-oriented economy rather than the previous centrally-planned economy. Fundamental economic reforms introduced in recent years include privatizing state-owned enterprises, instituting external trade reforms, creating a two-tier banking system, modernizing the infrastructure, developing a Western European-style tax system and implementing laws on banking, accounting and bankruptcy. The Government also has liberalized prices and wages, reduced government subsidies and granted state-owned businesses greater freedom in decision making. In addition, customs-free zones have been established for joint ventures between Hungarian enterprises and foreign companies, and offshore company status is available for foreign companies not trading in Hungary.

         The economic stabilization program launched in spring 1995 brought about a genuine turn in the Hungarian economy, rapidly improving equilibrium position and debt service indicators of the country. Although the restrictive measures had substantial economic and social costs (such as the drastic decline in real wages, fiscal adjustment and transitory rise in the rate of inflation), the significant improvement of the economic fundamentals avoided more severe subsequent measures in the future, under less favorable external conditions and with even more economic and social sacrifice. The stability of the Hungarian economy, of the domestic capital markets and of the Forint justified the adjustment program especially in 1998 when, during a global economic crisis in emerging markets, international investors reduced their willingness to assume risk in the emerging markets. In Hungary, however, after a temporary period of capital flight, business returned to normal with foreign investors. The exchange rate of the Forint regained its strength, interest rates reverted to their downward trend, the savings rate was stabilized and the corporate sector continued to build up net borrowings. Foreign direct investment continues to flow into the Hungarian economy and foreign investment amounted to more than $21.0 billion by the end of 2000.

         According to preliminary data, the Hungarian economy expanded in 2000, achieving a gross domestic product ("GDP") growth rate of 5.5%. Industrial production (preliminary data indicates growth in the range of 17-18 %) and foreign trade turnover increased as well in a greater ratio in 2000 than in 1999. At the same time, however, the rate of investments in the national economy (preliminary data indicated a growth rate in the range of 6-7 %) was the same, and the increase rate of household consumption was lower than that of the previous year.

         The current account deficit in 2000 is estimated to exceed the current account deficit of 2 billion Euro ($2 billion) in 1999, and the Government's general fiscal deficit remained at the planned level, and according to calculations, will add up to approximately 3.4 % of the GDP.

         Due to the fact that the growth rate of import performance was higher than that of exports, the external trade deficit is estimated to have reached
4.3 billion Euro ($4 billion), which is significantly higher than the 2.8 billion Euro ($2.8 billion) of 1999.

         The inflation rate could not be reduced to the planned low level. This was mainly due to the increase of crude oil prices by 28 %. Thus, consumer price index fell to 9.8 % on a yearly average from the previous year's 10 %.

         The yearly average unemployment rate in 2000 fell to 6.5 % from the 7 % of 1999.

         The National Bank of Hungary has continued to apply the crawling peg exchange rate regime introduced in 1995, but the monthly depreciation rate fell to 0.3 % at the end of 2000. Thus, the Forint depreciated by 3.9 % against the Euro and by 12.8 % against the U.S. Dollar during 2000.

         Prospects for the growth of the Hungarian economy remain good for 2001. Economic research institutions forecast a GDP growth of approximately 5 %, industrial production growth of 12 %, and an external trade growth of 13-14%. At the same time, however, the foreign trade deficit, the current account deficit and the general fiscal deficit are expected to be higher than they were in 2000. Consumer price index increase continues to slow down, as it is expected to be around 8-9 %.

         Parliament approve a 2-year budget in December 2000, in which the above forecasts are factored in a more optimistic way. Ideas, however, concerning the economic expansion stand a good chance to be realized, since a National Development Plan (the Szechenyi Plan), is to be launched, by which the economy is to be improved in several fields (small and medium-size enterprises, tourism, motorway construction, housing etc.).

         Overall, GDP growth in Hungary will outpace growth in the Euro-zone, thus narrowing the income gap between Hungary and the EUC. Conversely, as exports are expected to remain the main engine of growth (75 % of Hungarian exports are marketed in the EUC), a forecasted economic slowdown in the EUC would have a negative impact on Hungarian economic growth.

POLITICAL CONDITIONS IN HUNGARY
-------------------------------

         During the late 1980s, the political system in Hungary underwent dramatic changes. In 1989 non-communist political parties were established and initial steps were taken toward the first free elections in the country since 1947. On October 23, 1989, the country's name was changed from The Hungarian People's Republic to the Republic of Hungary and a new constitution was adopted. Under its new constitution, Hungary has instituted a multiparty democratic system of government.

         The former opposition parties (Socialists and Liberals) won the second free elections in June 1994. When their mandate expired in May 1998, the Fidesz-Hungarian Civic Party won the next election. They then formed the new government, along with the Hungarian Democratic Forum and the Smallholder's Party, for the period 1998-2002.

         Hungary is currently pursuing political as well as economic integration with Western Europe, including membership in the EUC. The timing of Hungary's accession to full EUC membership will depend on political developments and the continued restructuring and development of Hungary's economy and will require the approval of all EUC member nations. Hungary is among the six countries with which the EUC started detailed negotiations in April 1998. Hungary became a full member of NATO in March 1999.

ISRAEL TRACTOR

Overview
--------

         Israel Tractor, an Israeli company, is engaged in the sale of tractors and other heavy equipment such as construction equipment, diesel engines and trucks, and spare parts for such equipment. Israel Tractor is the exclusive dealer in Israel for Caterpillar and Bobcat tractors and Navistar trucks and is also a dealer for Ingersoll-Rand equipment. Israel Tractor also services the machinery it sells. Israel Tractor believes that it has good relationships with all of its suppliers.

         Israel Tractor serves a large number of customers in Israel, approximately 65% of whom are in the quarrying and construction business and 10% of whom are in the mining business. For the fiscal year ended December 31, 2000, approximately 74% of its total sales were of Caterpillar tractors, including parts and service, 13% were of Navistar trucks and parts, 7% were of Bobcat tractors and 6% were of Ingersoll-Rand Equipment. Israel Tractor faces competition from other distributors of tractors, trucks and other heavy equipment, as most manufacturers of such equipment operate in Israel through dealers.

         As at December 31, 2000, Israel Tractor employed 273 people. Israel Tractor's revenues for fiscal year 2000 were approximately $60 million.

         On October 12, 2000, Israel Tractor entered into an agreement with Zoko Ltd. (Zoko), an Israeli company listed on the Tel Aviv Stock Exchange which manufacturers and distributes products such as filters. Pursuant to this agreement, Israel Tractor will transfer trading activities, such as representation in Israel of Caterpillar Inc., Bobcat Ingersoll Rand Inc. and Navistar Inc., to Zoko in exchange for approximately 70% of the issued share capital of Zoko, which, as of March 29, 2001, had a market value of approximately $6.2 million. For the fiscal year ended December 31, 2000, Zoko's revenues were approximately $28.6 million and its net income after tax was approximately $133,000. The transaction was completed on April 1 2001.

         Zoko's headquarters are located at Bnei Atarot Village, close to Tel Aviv, with branches and subsidiaries in Bnei Atarot, Mazor, Haifa and Beer Sheva. All locations have extensive warehouse facilities. The Zoko group has a customer base totaling approximately 5,000 including companies in both the private and public sectors.

         The Zoko group targets its activities to the following sectors:

             o Automotive: car fleets, garages including authorized garages, car, truck and bus importers, cooperatives, trucking companies, etc.

             o Heavy Duty Machinery: quarries, construction companies, drilling and earth moving contractors, private, public and government companies, the agricultural sector.

             o Industry: high-tech, electronic, metal, food, pharmaceutical, paper mills, textile and plastic.

             o Agriculture: Kibbutzim, Moshavim (cooperative village), agricultural contractors, agricultural institutions.

             o Public organizations: Ministry of Defense, Israel Defense Force, Police etc.

The Business
------------

         Suppliers.  Israel Tractor's primary suppliers are:

              (i) Caterpillar S.A.R.L., which grants the company distribution rights of Caterpillar's machines (mechanical equipment), generators, engines, parts and accessories in Israel (excluding the territories of Judea, Samaria and Gaza);

              (ii) International Truck and Engine Corp., which grants the company sole distribution rights of trucks and truck parts in Israel, Judea, Samaria and Gaza;

              (iii) Ingersoll-Rand, which grants the company distribution rights in Israel of equipment, accessories and parts manufactured by Ingersoll-Rand. Certain of these distributions rights are exclusive, such as tools and rotary screw compressors, while others are non-exclusive, such as rights for centrifugal and reciprocating compressors;

              (iv) Melroe Europe, the manufacturer of equipment known by the trademark "Bobcat", pursuant to which the company is the authorized dealer in Israel for equipment manufactured by Bobcat. For fiscal year 2000, the company did not achieve its yearly sales objective, which allowed Bobcat to terminate the agreement or appoint another dealer in the company's territory,

         Bobcat, however, took no such action. Recently, Caterpillar commenced production of competitive equipment with Bobcat. Subsequently, Bobcat requested that the company separate the marketing activity of Bobcat equipment in Israel, so that it will be effected by a separate legal entity and by a separate staff. Following this request and with the agreement of Caterpillar, Management intends to transfer the marketing activity of Bobcat to a subsidiary of the company. However, Management remains concerned that the marketing of competitive equipment of two suppliers (Caterpillar and Bobcat) may cause a situation in the future in which the company will be compelled to terminate its relationship with one of its suppliers; and

              (v) Pacific, which grants the company, through a joint venture, the non-exclusive right to market and sell Nissan trucks in Israel.

         Israel Tractor renewed its agreements with Caterpillar in April 2000 and the agreement with Navistar was renewed in January 2001. The termination of any of these contracts would have a material adverse effect on Israel Tractor's business and financial condition. However, Management believes that this is unlikely, given the level of commitment by all parties and sales.

         Customers. Israel Tractor's activity in the transportation market depends on a government ministry, whose orders constitute over 10% of its entire sales volume in this market. Budget restrictions of the ministry and/or policy regarding receipt of services from outside suppliers, such as out-sourcing, may considerably impair the company's income from the transportation market and have an material adverse effect on its gross profit.

         Israel Tractor approached the government ministry with a request to discuss a way of continuing the maintenance program by agreement and this in view of the experience accumulated by ITE during the first eight months of supplying global maintenance services. The contract has one month to run and Israel Tractor will be seeking to renew it in advance of its expiration.

         Zoko. Management is concerned that as a result of the Zoko transaction, some of the company's suppliers will assert that there is a clash of interests between certain activities of Zoko and the obligations of Israel Tractor to them under existing distributor agreements, and therefore will demand that Israel Tractor (or Zoko after of the merger), separate and manage some of its activities in a separate legal entity or will deny Israel Tractor (or Zoko after the merger), fully or partly the distribution rights of equipment items and/or certain spare parts. In addition, a similar danger exists also from the side of Zoko suppliers prior to the merger, who may bring up similar claims and demands regarding activities transferred from Israel Tractor.

         Competition. Israel Tractor's competition is in machine sales, parts and service, and in shops, i.e., workshops and "free-lance" mechanics who repair and provide parts for Caterpillar, Bobcat, International and Ingersoll-Rand products. The parts sold are manufactured by the original equipment manufactures and after-market suppliers.

         Strategy to counteract competition. Israel Tractors strategy to counteract such competition is as follows:

         o     To emphasize the high quality of its supplier's products.

         o To achieve high standards and comprehensive service level, and emphasize its efficient and extensive field service.

         o     To offer new and used machines, trade-in deals and rentals.

         o To service during the warranty period and also in the field, and to encourage maintenance contracts with major customers.

         o     To grant financing to encourage direct sales.

         o     To increase the company's leasing and renting business.

         o To give efficient product back-up support for service and parts after the sale.

         Legal proceedings. Total legal action against Israel Tractor, in normal course of the business, during fiscal year 2000 total an aggregate amount of 3,452,000 New Israel Shekels ("NIS") ($582,000), including one for an amount of 750,000 NIS ($185,000) and another for an amount of 757,000 NIS ($187,000).
These legal actions are due to customer's claims regarding product and service quality and an indirect loss. In addition, custom duty claim for payments of a total aggregate amount of 528,000 NIS ($130,000).

         Exchange Rate Risk. Israel Tractor's purchases from suppliers are primarily in U.S. dollars and partly in European currencies. Loans from the company's banks are usually in Israeli new shekels. Some of its sales to customers are effected with credit terms linked to the U.S. dollar, which is affected by changes of the currency exchange rate.

         Changes in exchange rates may increase the price of products sold by the company, compared to the prices of its competitors, thereby affecting its competitive capability and profit. In addition, an increase of the U.S. dollar exchange rate, as compared to the NIS, will raise the prices, in NIS, of the products purchased by the company from its suppliers, as compared with competitors, and especially if the exchange rate of the currencies they are purchasing for the products will decrease compared to the U.S. dollars. The exchange rate of the NIS to the U.S. dollar was reduced from 4.153 as at December 31, 1999 to 4.041 as at December 31, 2000, a reduction of 2.697%.

         The company covers itself against exchange rate risk. During the nine months ended September 30, 2000, the exchange rate coverage moved from 0% to 35% of the volume of open obligations in foreign currency.

         Since most of the company's income is from sales linked to the U.S. dollar, and since the cost of salaries and management and general expenses which are basically in Shekels (and partly affected by the increase in the CPI ), there exists the risk in a situation of re-valuation of the Shekel against the dollar or the freezing of the dollar exchange rate parallel to the increase in the rate of inflation. There also exists the risk of damage to the competitive ability of the company, in case of a stronger U.S. dollar against other currencies.

         Future Performance. The continuous recession in the segments of infrastructure, earth moving work, development and construction will have a considerable affect on the volume of sales and profits of Israel Tractor. As part of the company's solution to the continuous recession, Management intends to expand the activity of buying and selling used equipment, sales of used spare parts, lubricants and spare parts for trucks.

POLITICAL AND ECONOMIC CONDITIONS IN ISRAEL
-------------------------------------------

         Israel Tractor is subject to certain general business conditions applicable to Israeli businesses. The principal offices and workshop facilities of Israel Tractor are located in Israel and are directly affected by economic, political and military conditions in that country.

         National accounting estimates for 2000 reveal that the tense security situation of recent months was only partially reflected by the course of economic activity. Data show that gross domestic product (GDP) rose by the substantial rate of 5.9% during 2000. Business sector GDP, which is GDP minus the gross product of the housing services, public services sectors and of non-profit institutions, increased by 7.7%. Total uses of GDP grew by 7.9%.

         Among the factors contributing to the economic growth rate in 2000 was the consumption of consumer durables, which led to a rise in private consumption following several years of slowdown. A number of export industries expanded to a considerable extent. Non-diamond industrial exports rose by the high rate of 25%, with the result that total exports of goods and services increased by 22.7%.

         The Israeli economy was in good shape during 2000, economic activity was at a high level and was accompanied by a growth trend. The Bank of Israel continued to reduce the interest rate on its monetary loans during 2000. This rate was cut from 13.5% in December 1998 to 11.2% in December 1999, 8.2% in December 2000, and 8.0% in January 2001 and 7.7% in February 2001. The low inflation rates prevailing in the economy for the past two years and the low inflation environment were indicative of stability and reduced uncertainty. The balance-of-payments deficit has fallen to the level typical in the developed countries. while the budget deficit is also under control and within its targeted range.

         However, a number of factors are creating economic uncertainty in 2001: the political situation, the new government and the state budget. Additional major factors in this respect are the impact of geopolitical developments on the tourism industry and other sectors of the economy, worldwide developments, principally in the capital markets in the United States, and the interest rate discrepancies that exist between Israel and many countries in the world.

         The economic growth rate slowed to some extent during recent months. A slowdown was recorded in experts of goods, imports of inputs, industrial production and the revenue of the commerce sector.

         Under the Bank of Israel's monetary program for February, the interest rate on monetary loans was cut by 0.3%, following the rate cuts that were made in the previous months. The Bank of Israel noted that its interest rate decision was consistent with the achievement of the government's multi-year inflation target. This is based on the assumption that inflation in the course of the next three years will be in the 2%-3% range, which is the lower limit of the government's targeted range of inflation for 2001. According to the Bank of Israel, the risk premium that world markets attribute to the Israeli economy is estimated at between 1.2% for half a year to 2.1% for ten years.

         The Exchange Rate and the Foreign Exchange Reserves. The currency market remained calm and continued to reflect confidence in the sheqel during the year. The representative rate of the sheqel on the last trading day of the year amounted to NIS 4.1726 against the currency basket, denoting an appreciation of 5.5% during the year, and NIS 4.041 against the dollar, an appreciation of 2.7% during the year.

         Israel's foreign exchange reserves totaled $22.9 billion at the end of December 2000, which was $1.2 billion more than at the end of November 2000. The increase in the reserves mainly resulted from the receipt of civilian aid from the U.S. government, and from Bank of Israel income from the investment of the reserves.

         Inflation and the Price Indexes. During 2000, the consumer price index
(CPI) rose by 0.0%, lower than the government's targeted level. The inflation environment in the Israeli economy is also lower than the government's targeted level for 2001, and is within the range of 2.5%-3.5%. Core inflation (the CPI net of the housing and fruit and vegetable items) rose by 1.4%.

         During 2000, there was an increase in prices among certain basic commodities such as bread (11.4%) and fuel, water and electricity (6.5%) that had an adverse effect on purchasing power, and the impact on certain segments of the population may have been stronger.

         Construction. Security related developments affected activity in the construction industry. A slowdown in construction activity was recorded in the last quarter of 2000 and the first quarter of 2001. The number of building starts increased during the whole of 2000 compared with 1999, following years of slowdown. However, the total number of transactions fell, mainly due to the large numbers of transactions at the end of 1999. Public sector starts increased by 45% compared with 1999.

         Foreign Trade. Exports amounted to $28.3 billion in 2000 while imports amounted to $35.2 billion, resulting in a trade deficit of $6.9 billion. Exports grew by 24.4% ($5.5 billion) in 2000 compared with 1999, the largest increase in the last decade. Imports grew by 15% ($4.6 billion), with the trade deficit narrowing by 12% ($900 million) in 2000.

         The high-tech industries accounted for 75% ($3.4 billion) of the increased industrial exports, while increased domestic demand for raw materials and investment in machinery, equipment and land transportation vehicles led to increased imports.

         Outlook. The Bank of Israel continues to adopt an expansionary monetary policy, given inflation forecasts for 2001 below the government's inflation target of 2%-3%. However, the uncertainty of the peace process and government activity in Israel are critical items in affecting the future. There is no doubt that peace negotiations between Israel and her neighbors - Syria and Lebanon, along with the Palestinians - will influence substantially the economic development in Israel, and at this moment the outcome of such negotiations is uncertain.

BALTON

Overview
--------

         Balton, through is subsidiaries, is primarily engaged in (i) the Agricultural and Horticultural business, (ii) the Communications business, (iii) the Electro-Mechanical business, and (iv) the Specialist and Turnkey Project business, all in Africa. Balton manages the financial activities of its subsidiaries and primarily acts as an agent for both its subsidiaries and customers in African countries, maintaining contact with suppliers, manufacturers, shipping companies and banks. Balton also acts as a principal with respect to certain of its trading transactions. Balton and its subsidiaries operate in Nigeria, Zambia, Ghana, Kenya, Tanzania, Uganda and Cote d'Ivoire.

         Balton's revenues for fiscal year 2000 were approximately $68 million. As at December 31, 2000 Balton and its subsidiaries and associated companies employed a total of approximately 700 people.

o        Agricultural and Horticultural Business

         In this business, Balton acts as an agent in such turnkey projects as specialized construction of greenhouses and as both an agent and principal in the commodities side of the business. This is the dominant sector for the company's subsidiaries in Kenya, Tanzania and Uganda in East Africa, Zambia in Central Southern Africa and Cote d'Ivoire, Nigeria and Ghana in West Africa.

         The company's extensive knowledge in this sector arises from its Israeli origins to provide state of the art flower, fruit and vegetable growing facilities in greenhouses and fields. A full range of specialized greenhouses are offered to provide for different environments or requirements. A full design, installation and future maintenance service is provided. In addition to the greenhouse structures, full irrigation systems, cold storage and packing lines are also provided. Various overseas development corporations and organizations make use of these services. These projects create new selling opportunities for additional irrigation equipment, fertilizers, agro-chemicals, pesticides, plants and seeds, picking tools, sprayers and post-harvest treatment.

         In the agricultural business a wide variety of equipment is provided particularly with regard to coffee and cocoa processing plants where driers, graders, colour sorters, etc are sold. A full design and installation service is provided for the coffee and cocoa sector including fabrication of the basic structures housing the equipment and all electrical services necessary to operate the plant.

         Greenhouses, irrigation and associated equipment is provided by a select group of Israeli suppliers, while equipment for coffee and cocoa processing plants is predominantly supplied by a small group of suppliers in France. In both cases full product support is provided from these suppliers from design through installation. The company has worked with these suppliers in Africa for many years and has strong business relationships with them.

o        Communications Business

         In this business, Balton acts as a distributor for Motorola, Inc. This is the dominant sector for the company's subsidiaries in Nigeria and Ghana in West Africa. These subsidiaries distribute Motorola main line two-way radios, and can provide solutions to the full range of two-way radio needs from an extensive product portfolio. HF long range, VHF and UHF local systems, including simple walkie-talkies and mobile phones, base stations, repeaters and telephones, interconnect to complex trunking and microwave systems that are provided from either from stock sales or on specific contracts for major orders.

         The company's subsidiaries in Kenya and Uganda in East Africa also operate in this business sector. The agreement with Motorola for Kenya also includes Ethiopia, Eritrea, Tanzania, Zanzibar and the Seychelles.

         In addition, the subsidiary in Nigeria is a well established solution provider, integrator and after-sales maintenance provider in the field of telephony equipment, including switching and voice/data, local and wider area networking products under a distributor agreement renewable annually with Nortel Networks. Management expects this agreement will be extended to cover Ghana and Zambia in the near future.

         The company has worked with Motorola for over ten years and with Nortel Networks for over five years, and has strong and strategic business relationships with these organizations. In both cases full pre-sales and after-sales support is provided by these suppliers.

o        Electro-Mechanical Business

         This is a strong sector for the company's subsidiaries in Nigeria and Ghana in West Africa. The subsidiaries supply and install under the Balton brand name, air conditioning equipment, both window units and central systems, generator sets, power and distribution transformers and switchgear. In-house engineers install and thereafter maintain a wide range of machinery. Full product support is also available from suppliers in the U.K. and Israel.

o        Specialist and Turnkey Project Business

         With the company's extensive experience in agriculture, horticulture, electro-mechanical products and telecommunications, multi-disciplinary skills are available to plan, manage and implement specialist projects. Turnkey projects are dealt with in conjunction with specialist service providers when required.

         During 2000, Balton completed the design, construction and installation of a poultry farm and nursery project for a local State Government in Nigeria. Projects previously undertaken include a water supply scheme and treatment plant together with the associated power generation, pumping facilities and pipelines in Nigeria (that is still under construction), the construction of outdoor covered markets for traders in Zambia and the implementation of computerized voters cards for local government elections. Completion of such projects is dependant upon the necessary finances being made available by National or State Government Ministries in Africa.

THE BUSINESS
------------

         Facilities. Balton's subsidiaries owns sufficient facilities in terms of offices, warehouse space and workshops to meet the needs of the company. All main office properties have long-term leases, on which the subsidiaries pay nominal rentals.

         Competition. All of the subsidiaries operate in a highly competitive environment as sub-Saharan Africa is an enormous market rich in natural resources and important to many businesses worldwide. However, due to high entrance costs and the economic and political risks involved, many non-African businesses operate through established organizations. Balton's network of seven strategically placed subsidiaries, with certain branches operating for up to 40 years, allows the company to take advantage from these risks. However, with the ending of apartheid in South Africa, competition has grown in recent years resulting in pressure on profit margins. Balton's goal is to continuously improve its skills base to enable it to expand activities in its specialist fields and improve its profitability.

         Foreign Exchange. Foreign exchange risk is applicable to Balton's subsidiaries since its products are imported and purchased in hard currency. The hedging of foreign currency exposure risk is not available through financial institutions in Africa.

         Balton's subsidiaries manage the foreign currency exposure risk by (i) maintaining strict control over working capital to keep to a minimum hard currency liabilities to suppliers, (ii) selling in hard currency or at a price linked to the relevant hard currency exchange rate at date of payment by the customer, whenever possible, and (iii) immediately increasing sales prices, subsequent to any material devaluation of the local currency, of all items held in inventory. In Nigeria and Kenya, local bank borrowing facilities are utilized to fund part of the working capital, thereby limiting the foreign currency exposure.

         Interest Rates. In certain of Balton's subsidiaries, borrowings in local currency are not considered an option due to the high cost, for example, borrowing interest rates were between 45-55% per annum in Ghana at the end of year 2000.

         In Kenya the level of borrowing in local currency as at December 31, 2000 amounted to the equivalent of $1.7 million at an interest rate of approximately 18% per annum having declined from 23% in 1999 and expected to continue to decline to 15% by December 31, 2001.

         In Nigeria the equivalent of $1.7 million was also borrowed in local currency at an interest rate of approximately 18.5% per annum having also declined from 23% in 1999.

         Should interest rates rise significantly from the present levels in Kenya and Nigeria borrowing levels would be reduced and offset by additional borrowings through Balton at interest rates of approximately 7% per annum although this would increase the foreign currency exposure in the subsidiaries.

         Distribution Agreements. Balton's subsidiaries in Nigeria and Ghana have Motorola distributor agreements that renew annually, and have been in force in excess of 10 years. The agreement for Kenya and other countries in East Africa has been in force since 1995. The termination of any of these agreements would have a material adverse impact on Balton's operations and financial condition. However, Management believe that this is unlikely given the long association between the company's and the achievements being satisfactory to both parties.

         Profitability would be most affected through non-renewal in West Africa. In recent years, Balton's subsidiaries in Nigeria and Ghana have been strengthening their activities in other telecommunication products and in the agricultural market to ensure that they are less dependant upon the distribution agreements with Motorola.

         Future Performance. Balton's strategy is to develop a network of autonomous subsidiary companies, strategically placed throughout the sub-Saharan continent of Africa, primarily to sell its products and services, not only in the domiciled country, but also in neighboring countries.

         Management intends to concentrate on specific market sectors by providing expertise in project development and installation, thereby expanding existing customers future requirements or creating new customers for Balton's products and services. Such expertise is provided by Balton's own employees, and in certain cases, through secondment on a medium term contractual basis from specific technical product suppliers.

         In addition, through recognition in the market place of Balton's expertise in specific areas, Management intends to take advantage of the more specialized requirements of local government ministries and overseas aid organizations through the souring of suppliers acting on Balton's behalf capable of providing those specialist requirements.

ECONOMIC AND POLITICAL CONDITIONS IN AFRICA
-------------------------------------------

         The economic and political climate of the African countries may directly affect the business of Balton and its African subsidiaries. With respect to any African country there are certain political risks present at all times. Key risks applicable to all of the subsidiaries are:

    o Possible nationalization of property or other assets. Insurance cover for political risk is not available.

    o In the event of a change of Government any business relationships existing with Ministries will need to be re-established.

    o An existing Government or new Government may introduce restrictions on the purchase of foreign currency by companies and/or individuals.

    o The recent events in Zimbabwe regarding confiscation of farms is causing some concern in Africa that this course of action could be followed by other governments.

    o Political instability can affect the economic environment. For example in Cote d'Ivoire during 2000 there were demonstrations at the Presidential elections. Attempted coups against the temporary military government occurred during the year leading to fighting in the streets and curfews.

In addition to the political risks, poor performing economies of African countries resulting in a shortage of government funds can cause a breakdown in basic services, for example, power and communications and a slow down in business generally. Adverse or unusual climatic conditions, for example, floods or droughts, can also lead to a high risk business environment.

FINANCIAL INFORMATION ABOUT INDUSTRY AND GEOGRAPHIC SEGMENTS
------------------------------------------------------------

         For disclosure regarding the Company's business segments and geographic areas, see Note S of Notes to Consolidated Financial Statements filed under Item 8 of this Annual Report on Form 10-K (the "Report").

ITEM 2.  PROPERTIES

         The Company leases space for its corporate offices, located in New York City, under a Lease dated December 1995, which will terminate in December 2005. The annual rental is approximately $1,975 per year.

         Israel Tractor operates from substantial workshop facilities in three locations in Israel which are adequate for its purposes: it owns its Holon facility, on which is situated a building, and leases two pieces of property from the Israel Land Administration - one located in Kiriat Bialik under a lease that expires in 2023; the other located in Beersheba under a lease that expires in 2028.

         Investor currently operates from an office building (located in Budapest) which is owned by Interag. Investor and Interag use 384 square meters of office space which is adequate for their current needs and the remaining part of the building (over 2,500 square meters) is rented to Danubius, HungarHotels and Agrimpex Commodities Kft. Interag continues to own or lease several properties which, following the reorganization of Interag are now utilized, principally by third parties, for retail operations. The other office building (2,900 square meters) comprising the former headquarters was refurbished in 1998 and subleased.

         Agrimill leases office space in Budapest, owns an office in Bekescsaba, 19 sites in Hungary and leases one site in Budapest from Investor.

         Agrimill's facilities in the aggregate are situated on approximately 470,000 square meters of land and include 113,900 square meters in building space.

         ATI Depo lease office space in Budapest. Warehousing sites owned and used by it are located in Budapest, Gyor, Szabadbattyaan, Pecs, Miskolc, Baja and Szajol.

         Balton owns its office and warehouse in Cote d'Ivoire and has a long-term lease for its office and warehouse space in Kenya. Balton also has long-term lease on properties for which it pays minimal rentals in all of the African countries in which it operates. In addition Balton leases warehouse space in Dar Es Salaam, Tanzania, Ghana and Uganda, under annual leases.

         Balton leases various residential premises under annual leases for its expatriate employees. In addition, Balton rents office space from the parent undertaking CP Holdings Limited in Watford, England and office space in Tel-Aviv, Israel from a company within the CP Holdings Limited Group, both under annual leases.

ITEM 3.  LEGAL PROCEEDINGS

         The Company is a party to litigation in the ordinary course of business. None of this litigation is expected to have a material adverse effect on the consolidated results of operations or financial position of the Company.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

         The Company's 2000 annual meeting of stockholders was held on November 14, 2000. At that meeting, the following proposals were submitted to the Company's stockholders: (1) the election of the Company's current Board of Directors, and (2) the ratification of the selection of KPMG Hungary Kft. as independent auditors of the Company for the year ending December 31, 2000.

         At the meeting, the Company's nominees for directors were elected: Sir Bernard Schreier, John Smith, Robert M. Levy, Robert Glatter, Wilfred Wyler, and Alfred Simon each receiving 5,260,171 affirmative votes representing 92% of the votes cast. The appointment of KPMG Hungary Kft. was approved with 5,259,531 votes in favor representing 92% of the votes cast.

                                     PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         The Company's Common Stock is quoted on the NASDAQ SmallCap Market (Symbol: IICR). The following tables set forth, for the periods indicated, the high and low bid price of the Common Stock as reported by NASDAQ. These over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

        PERIOD                         HIGH                  LOW
        ------                         ----                  ---
        1999
        ----
        1st quarter                   $11.50                 $9.00
        2nd quarter                   $11.25                 $9.50
        3rd quarter                   $11.50                 $9.25
        4th quarter                   $12.75                 $9.50

        2000
        ----
        1st quarter                   $11.75                 $9.75
        2nd quarter                   $10.25                 $9.75
        3rd quarter                   $14.50                 $9.50
        4th quarter                   $13.87                $11.50

        2001
        ----
        1st quarter                   $14.00                $11.38

         As of March 31, 2001, there were 1,310 record holders of the Company's Common Stock.

         The Company's policy in recent years has been to conserve cash for future operating and capital expenditures and accordingly, the Company does not plan to declare dividends in the foreseeable future. No dividend payments were made in 1998, 1999 or 2000.

ITEM 6.  SELECTED FINANCIAL DATA

         The following table sets forth certain consolidated financial data for the Company as at and for each of the five years ended December 31, 1996 through 2000, which should be read in conjunction with the Consolidated Financial Statements (including the notes thereto) and Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations appearing elsewhere in this Report.

YEARS ENDED DECEMBER 31                               2000          1999        1998         1997         1996
-----------------------                               ----          ----        ----         ----         ----
(IN THOUSANDS, EXCEPT PER SHARE DATA)
Statement of Income Data:
Net sales....................................       $178,927      $179,111    $203,710     $239,617     $275,820
Gross profit.................................         43,859        47,628      48,651       48,388       65,227
Selling, general and administrative expenses.         38,781        42,388      43,543       44,461       49,083
Operating income.............................          5,078         5,240       5,108        3,927       16,144
Other income
    Interest income..........................          1,178           815       1,253        2,186        2,285
    Dividend income..........................             52            --          31           13           22
    Equity in earnings of affiliates.........          4,953         4,290       4,361        4,156        4,230
    Foreign currency (loss)..................         (1,857)       (4,299)     (2,563)      (2,453)        (263)
    Gain on sale of non-current assets.......          2,566         2,340         410        2,486        2,230
    Interest expense.........................         (2,282)       (1,475)     (2,776)      (4,753)      (4,100)
    Rental income............................          2,172         3,191       1,950        1,585        1,710
    Other, net...............................         (2,288)       (2,242)     (1,504)      (1,342)      (1,566)
Income before minority interest and income
taxes .......................................          9,572         7,860       6,270        5,805       20,692
Net income...................................          8,312         5,761       3,629        5,373       12,711
Basic income per common share................          $1.46         $1.01       $0.64        $0.94        $2.23
Basic average number of common shares
outstanding..................................
                                                       5,693         5,693       5,693        5,693        5,693

AT DECEMBER 31,                                       2000          1999        1998         1997         1996
---------------                                       ----          ----        ----         ----         ----
(IN THOUSANDS)
Balance Sheet Data:
Working capital..............................        $35,865       $30,589     $34,329      $50,822      $47,464
Total assets.................................        181,739       173,164     166,838      176,042      203,556
Short-term debt, including current maturities
of long term debt............................         16,269        22,023      11,964       25,151       35,838
Long-term debt, excluding current maturities.          5,348         1,197       3,281        1,508        2,160
Total liabilities............................         87,436        84,268      78,405       88,897       95,032
Minority interest in subsidiaries............         14,247        14,851      14,738       15,149       20,494
Stockholders' equity.........................         94,303        88,896      88,433       87,145       88,030

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

         The Company, through its subsidiaries, has three principal areas of operation:

         (a)   Investor and its subsidiaries in Hungary;

         (b)   Israel Tractor in Israel; and

         (c) Balton and its subsidiaries in Nigeria, Ghana, Zambia, Tanzania, Kenya and Uganda and the Cote d'Ivoire.

         The Company has five principal business segments:

         (a)   vehicle sales and service;

         (b)   export/import and processing/storage of agricultural products;

         (c)   the distribution of tractors and other heavy equipment;

         (d) the sale of agricultural, communications and electrical equipment; and

         (e) other industries including retail and wholesale consumer products and corporate.

         The Company has restated its previously reported Consolidated Statements of Operations and Comprehensive Loss, for the quarter ended March 31, 2000, as more fully explained in Note M (Quarterly Financial Data) to the Consolidated Financial Statements appearing elsewhere in this Report.

2000 COMPARED TO 1999

         The table below sets forth for 2000 and 1999 certain information with respect to the results of operations of the Company and its principal subsidiaries.

                                                                              INCOME BEFORE
                                                                            INCOME TAXES AND
2000                            NET SALES             GROSS PROFIT         MINORITY INTERESTS      NET INCOME (LOSS)
----                            ---------             ------------         ------------------      -----------------
                            Amount        %         Amount        %         Amount         %          Amount        %
                        (in millions)            (in millions)           (in millions)             (in millions)
IIC Industries Inc.
(parent company)              $--         --         $ --        --           $0.7        7.3         $0.3       3.6
Israel Tractor &
Equipment Co. (Israel)        $60.1      33.6        $14.1      32.1          $1.3       13.5         $1.3      15.7
Balton CP Group (Africa)      $68.4      38.2        $19.9      45.3          $0.9        9.4         $0.6       7.2
Investor RT Group
(Hungary)                     $50.4      28.2         $9.9      22.6          $6.7       69.8         $6.1      73.5
                              -----      ----         ----      ----          ----       ----         ----      ----
                             $178.9       100        $43.9       100          $9.6        100         $8.3       100
                             ======       ===        =====       ===          ====        ===         ====       ===

                                                                              INCOME BEFORE
                                                                            INCOME TAXES AND
1999                            NET SALES             GROSS PROFIT         MINORITY INTERESTS      NET INCOME (LOSS)
----                            ---------             ------------         ------------------      -----------------
                             Amount        %         Amount        %         Amount         %          Amount        %
                         (in millions)            (in millions)           (in millions)             (in millions)
IIC Industries Inc.
(parent company)              $--         --         $--         --          $(0.6)     (7.5)        $(0.6)   (10.3)
Israel Tractor &
Equipment Co. (Israel)        $54.2      30.3        $14.3      30.0          $1.6       20.2         $1.1     19.0
Balton CP Group (Africa)      $69.2      38.6        $19.0      40.0          $0.9       11.4         $0.1      1.7
Investor RT Group
(Hungary)                     $55.7      31.1        $14.3      30.0          $6.0       75.9         $5.2     89.6
                              -----      ----        -----      ----          ----       ----         ----     ----
                             $179.1       100        $47.6       100          $7.9        100         $5.8      100
                             ======       ===        =====       ===          ====        ===         ====      ===


The table below sets forth for 2000 and 1999 certain information with respect to the results of operations of the Company and its five principal business segments:

                                                  2000                                                1999
                                                               Operating                                                Operating
                          Net sales          Gross Profit     Income (Loss)     Net Sales             Gross Profit     Income (Loss)
                          ---------          ------------     -------------     ---------             ------------     ------------
                          Amount      %      Amount     %        Amount           Amount      %       Amount      %       Amount
                       (in millions)      (in millions)       (in millions)   (in millions)       (in millions)        (in millions)
------------------------------------------------------------------------------------------------------------------------------------
Vehicle sales and          $11.5     6.4      $1.3     3.0         $0.2           $14.7      8.2      $1.8       3.8       $0.2
distribution
(Investor)
Export and import of        35.0    19.6       8.2    18.7          0.1            30.8     17.2       8.8      18.5       (0.1)
agricultural products
(Investor)
Other Industries             3.9     2.2       0.4     0.9         (2.8)           10.2      5.7       3.7       7.6       (3.3)
(Investor)
Tractor and heavy                                                   0.6                                                     0.7
equipment                   60.1    33.6      14.1    32.1                         54.2     30.3      14.3      30.0
(Israel Tractor)
Agricultural,
communications and          68.4    38.2      19.9    45.3          7.0            69.2     38.6      19.0      40.1        7.7
                            ----    ----      ----    ----          ---            ----     ----      ----      ----        ---
electrical equipment
(Balton)

                          $178.9   100       $43.9   100.0          5.1          $179.1    100       $47.6     100.0        5.2
                          ======   ===       =====   =====          ===          ======    ===       =====     =====        ===

         2000 COMPARED TO 1999

         1.    Investor

         The operations of three of the Company's segments are conducted in Hungary through Investor. During 1999, Investor continued to restructure certain unprofitable operations. See Item 1. Business - Investor.

Vehicle Sales and Service Segment
---------------------------------

               o Net sales for 2000 decreased by approximately $3.2 million or approximately 21.8%, as compared to 1999, due to difficult market conditions, leading to lower sales of new vehicles. The declining exchange rate of the Hungarian Forint to the U.S. Dollar had a negative impact of approximately $1.9 million.

               o Gross profit for 2000 decreased by approximately $500,000 to approximately $1.3 million (representing 11% of net sales for such year) from approximately $1.8 million in 1999 (representing 12% of net sales for such year), due principally to price competition within the market.

               o Operating income was approximately $200,000 in 2000 and 1999. The operating income held steady, notwithstanding the reduction in gross profit, due to strict cost controls in all areas of the business.

Export/Import and Processing/Storage of Agricultural Products Segment
---------------------------------------------------------------------

               o Net sales for 2000 increased by approximately $4.2 million, or approximately 14%, as compared to 1999, primarily from increased marketing and the availability of export channels mainly to Romania.

               o Gross profit for 2000 decreased by approximately $600,000, or approximately 7%, to approximately $8.2 million (representing 23% of net sales for such year) from approximately $8.8 million in 1999 (representing 29% of net sales for such year). The reduction reflected the inability to increase the finished product prices to compensate for the substantial raw material cost increase, which was mainly due to a poor harvest in Hungary both in quality and quantity.

               o Operating income for 2000 increased by approximately $200,000, to an operating gain of approximately $100,000 from an operating loss of approximately $100,000 in 1999, reflecting both the benefits from the merger early in 2000 of the milling companies and the strict cost control applied within the business.

Other Industries
----------------

               o Net sales for 2000 decreased by approximately $6.3 million, or approximately 62%, as compared to 1999 due to the fact that, in accordance with GAAP, the 2000 financial results of the warehousing business were not consolidated, but rather treated as equity earnings.

               o Gross profit for 2000 decreased by approximately $3.3 million, or approximately 89% to approximately $400,000 (representing 10% of net sales for such year) from approximately $3.7 million in 1999 (representing 36% of net sales for such year). This decrease was due to the fact that, in accordance with GAAP, the 2000 financial results of the warehousing business were not consolidated, but rather treated as equity earnings.

               o Operating loss for 2000 decreased by $500, due to the fact that, in accordance with GAAP, the 2000 financial results of the warehousing business were not consolidated, but rather treated as equity earnings.

         2.    Israel Tractor: Tractors and Heavy Equipment Segment

               o Net sales for 2000 increased by approximately $5.9 million, or approximately 11% as compared to 1999. The sales growth was due to: (i) machine sales increased by $2.9 million (primarily from a few major sales of Caterpillar machines); (ii) spare parts increased by $1.3 million; and (iii) service income increased by $1.7 million (mainly due to a Navistar truck global maintenance contract for a customer).

               o Gross profit for 2000 decreased by $200,000, or 1.4%, to $14.1 million (representing 23.5% of net sales for such year) from $14.3 million in 1999 (representing 26% of net sales for such year). This decrease was due to stronger competition of machinery sales to the construction and infrastructure segment. This decrease was partially offset by increased gross profits and the gross profit percentage from service maintenance.

               o  Operating income for 2000 declined slightly from 1999.

         3.    Balton: Agricultural, Communications and Electrical Equipment
               Segment

               o Net sales for 2000 decreased by $800,000, or approximately 1.2%, as compared to 1999, principally due to the suspension, during 2000, of work on the Katsina, Nigeria water treatment plant contract.

               o Gross profit for 2000 increased by $900,000, or approximately 4.7%, to $19.9 million (representing 29% of net sales for such year) from $19 million in 1999 (representing 27% of net sales for such year). Approximately half of the increase was due to improved selling prices or efficiencies in workshop activities relating to services supplied to coffee and cocoa processing plants and the remainder to more profitable sales replacing the lower gross profit sales achieved on the Katsina project in 1999.

               o Operating income for 2000 decreased by $700,000 to $7 million (representing 10.2% of net sales for such year), from $7.7 million in 1999. This decrease was due to lower foreign currency losses, which lowers selling prices and gross profits.

Analysis of other income and expenses items
-------------------------------------------

         Interest income. Interest income increased in 2000 by approximately $363,000, or approximately 45%, to approximately $1.2 million. The increase is primarily due to a shift in the cash balances to countries which have higher rates of interest. The cash balances are in countries in which the Company has operations.

         Foreign currency gains and losses. There was a foreign currency net loss in 2000 of $1.9 million compared to a loss in 1999 of $4.3 million. This decrease was primarily attributable to lower payable balances in foreign currency in Africa and Hungary.

         In addition, the foreign translation adjustment loss (see stockholders' equity calculation) increased from approximately $39.8 million in 1999 to approximately $42.6 million in 2000 due to the devaluation of the Hungarian Forint.

         Gain on sale of non-current assets. Gain on sale of non-current assets in 2000 was $2.6 million in 2000 due primarily to the sale of an equity interest in an Israeli oil and gas venture.

         Interest expense. Interest expense in 2000 increased by approximately $800,000. This increase is primarily due to increased borrowings during the year to finance inventory in the agricultural businesses.

         Income before income taxes and minority interests. Income before income taxes and minority interests in 2000 increased by approximately $1.7 million, or approximately 22%, to approximately $9.6 million in 2000 (representing approximately 5.3% of net sales for that year) from approximately $7.9 million in 1999 (representing approximately 4.4% of net sales for that year).

         Minority interest. Minority interest in 2000 increased by $435,000.

         Income Taxes. Income taxes in 2000 decreased by $1.3 million or approximately 67% to $641,000.

1999 COMPARED TO 1998

         The table below sets forth for 1999 and 1998 certain information with respect to the results of operations of the Company and its principal subsidiaries.

                                                                            INCOME BEFORE
                                                                           INCOME TAXES AND
1999                            NET SALES            GROSS PROFIT         MINORITY INTERESTS       NET INCOME (LOSS)
----                            ---------            ------------         ------------------       -----------------
                            Amount        %         Amount       %         Amount         %         Amount        %
                            ------        -         ------       -         ------         -         ------        -
                         (in millions)           (in millions)          (in millions)            (in millions)
IIC Industries Inc.
(parent company)              $--         --         $--         --          $(0.6)     (7.5)        $(0.6)   (10.3)
Israel Tractor &
Equipment Co. (Israel)        $52.2      30.3        $14.3      30.0          $1.6       20.2         $1.1     19.0
Balton CP Group (Africa)      $69.2      38.6        $19.0      40.0          $0.9       11.4         $0.1      1.7
Investor RT Group
(Hungary)                     $55.7      31.1        $14.3      30.0          $6.0       75.9         $5.2     89.6
                              -----      ----        -----      ----          ----       ----         ----     ----
                             $179.1      100         $47.6      100           $7.9       100          $5.8      100



1998                              Net Sales              Gross Profit           Income before      Net Income (Loss)
----                              ---------              ------------         Income Taxes and     -----------------
                                                                             Minority Interests
                               Amount         %         Amount         %       Amount       %       Amount        %
                               ------         -         ------         -       ------       -       ------        -
                            (In millions)            (In millions)               (In                  (In
                                                                              millions)            millions)
IIC Industries Inc.                $--        --           $--         --      $ (0.5)   (7.9)       $(0.6)   (16.7)
(parent company)

Israel Tractor &                 $57.8      28.4         $15.7       32.2          0.5     7.9        (0.3)    (8.3)
Equipment Co. (Israel)

Balton CP Group (Africa)          68.0      33.4          18.6       38.2          2.7    42.9          0.9     25.0

Investor Rt. Group                77.9      38.2          14.4       29.6          3.6    57.1          3.6    100.0
                                  ----      ----          ----       ----          ---    ----          ---    -----
(Hungary)

                                $203.7       100         $48.7        100         $6.3     100         $3.6      100
                                ======       ===         =====        ===         ====     ===         ====      ===


The table below sets forth for 1999 and 1998 certain information with respect to the results of operations of the Company and its five principal business segments:

                                               1999                                                  1998
                                                               Operating                                              Operating
                           Net sales        Gross Profit         Income          Net Sales         Gross Profit          Income
                           ---------        ------------         -------         ---------         ------------          ------
                                                                (Loss)                                                   (Loss)
                                                                -------                                                  ------
                         Amount     %      Amount     %         Amount        Amount      %      Amount      %
                          (In               (In                  (In           (In                (In                  Amount
                        millions)         millions)            millions)     millions)          millions)           (In millions)
----------------------- --------- ------- --------- ------- ---------------- --------- -------- --------- --------- -------------
Vehicle sales and          $14.7     8.2      $1.8     3.8         $0.2         $13.7      6.7      $1.4       2.9        $0.1
distribution
(Investor)
Export and import of        30.8    17.2       8.8    18.5        (0.1)          60.0     29.5      10.3      21.1         0.3
agricultural products
(Investor)
Other Industries            10.2     5.7       3.7     7.6        (3.3)           4.2      2.1       2.7       5.5       (2.4)
(Investor)
Tractor and heavy                                                   0.7                                                    0.7
equipment                   54.2    30.3      14.3    30.0                       57.8     28.4      15.7      32.3
(Israel Tractor)
Agricultural,
communications and          69.2    38.6      19.0    40.1          7.7          68.0     33.3      18.6      38.2         6.4
                            ----    ----      ----    ----          ---          ----     ----      ----      ----         ---
electrical equipment
(Balton)

                          $179.1   100       $47.6  100.0           5.2        $203.7    100       $48.7    100           $5.1
                          ======   ===       =====  =====           ===        ======    ===       =====    ===           ====



         Net Sales. Net sales on a consolidated basis in 1999 decreased by $25 million as compared to 1998. This decrease was mainly attributable to a reduction in demand for Israel Tractor's products and the reorganization of Investor's agricultural commodity trading business.

         Gross profit. Gross profit on a consolidated basis in 1999 decreased by approximately $1.02 million, or approximately 2.1%, to $47.6 million, or approximately 26.6% of net sales, from approximately $48.7 million, or approximately 23.9% of net sales, in 1998. This decrease was primarily attributable to the reorganization of Investor's agricultural commodity trading business.

         Operating income. Operating income on a consolidated basis in 1999 increased by approximately $130,000, to approximately $5.2 million, or approximately 2.9% of net sales, from approximately $5.1 million, or approximately 2.5% of net sales in 1998. This increase was principally due to higher sales and gross profit in Balton.

         Interest income. Interest income decreased in 1999 by approximately $438,000, or approximately 35%, to approximately $815,000 due to lower cash balances and lower rates of interest in the various counties in which the Company's operations are located.

         Equity in Earnings of Affiliates. Equity in Earnings of Affiliates decreased by $71,000 in 1999, primarily due to the Danubius Investment.

         Foreign currency gains and losses. There was a foreign currency net loss in 1999 of $4.3 million compared to a loss in 1998 of $2.6 million. This increase was primarily attributable to devaluation's of local currency in Africa. In addition, the foreign translation adjustment loss (see stockholders' equity calculation) increased from approximately $34.4 million in 1998 to approximately $39.7 million in 1999 due primarily to the weakness of various local currencies.

         Gain on sale of non-current assets. Gain on sale of non-current assets in 1999 increased by approximately $1.9 million, to approximately $2.3 million, primarily due to the gain on the sale of 50% of the shares of AII, Depo and DP Invest.

         Interest expense. Interest expense in 1999 decreased by approximately $1.3 million. This decrease is primarily due to the decrease in bank loans and lower rates of interest.

         Income before income taxes and minority interests. Income before income taxes and minority interests in 1999 increased by approximately $1.6 million, or approximately 25.4%, to approximately $7.7 million in 1999 (representing approximately 4.4% of net sales for that year) from approximately $6.3 million in 1998 (representing approximately 3.1% of net sales for that year).

         Minority interest. Minority interest in 1999 decreased by approximately $250,000.

         Income Taxes. Income taxes in 1999 decreased by approximately $300,000 or approximately 13% to $1.9 million.

         Net income. Net income for 1999 increased by $2.2 million from approximately $3.6 million in 1998 to approximately $5.8 million in 1999.

         1.    Investor

         The operations of three of the Company's segments are conducted in Hungary through Investor. During 1999, Investor continued to restructure certain unprofitable operations. See Item 1. Business - Investor.

Vehicle Sales and Service Segment
---------------------------------

               o Net sales for 1999 increased by approximately $1 million or approximately 7.3%, as compared to 1998.

               o Gross profit for 1999 increased by approximately $400,000 to approximately $1.8 million (representing 12% of net sales for such year) from approximately $1.4 million in 1998 (representing 10% of net sales for such year).

               o Operating income was approximately $200,000 in 1999 as compared to operating income of approximately $100,000 in 1998.

         The increases were primarily due to more vehicles being sold while maintaining the margins.

Export/Import and Processing/Storage of Agricultural Products Segment
---------------------------------------------------------------------

               o Net sales for 1999 decreased by approximately $29 million, or approximately 49%, as compared to 1998.

               o Gross profit for 1999 decreased by approximately $1.5 million, or approximately 15%, to approximately $8.8 million (representing 29% of net sales for such year) from approximately $10.3 million in 1998 (representing 17% of net sales for such year).

               o Operating income for 1999 decreased by $400,000, to an operating loss of $100,000 from approximately an operating profit of $300,000 in 1998.

         The decrease in net sales and gross profit was primarily due to the restructuring of the agricultural commodity business. The decrease in operating income was primarily due to market conditions.

Other Industries
----------------

               o Net sales for 1999 increased by approximately $6 million, or approximately 143%, as compared to 1998.

               o Gross profit for 1999 increased by approximately $1 million, or approximately 37% to approximately $3.7 million (representing 36% of net sales for such year) from approximately $2.7 million in 1998 (representing 64% of net sales for such year)

               o Operating loss for 1999 was $200,000 increased by $900,000 in 1998.

         The increase in net sales and gross profits was due to the consolidation during the year of the warehousing and distribution business. The increase in the operating loss was primarily due to losses incurred at the warehousing and distribution business.

         2.    Israel Tractor: Tractors and Heavy Equipment Segment

               o Net sales for 1999 decreased by approximately $3.6 million, or approximately 6.2% as compared to 1998, due to a reduction in demand for the Company's products.

               o Gross profit for 1999 decreased by $1.4 million, or 8.9%, to $14.3 million (representing 26.0% of net sales for such year) from $15.7 million in 1998 (representing 27.2% of net sales for such year). This decrease was due to the reduction in net sales.

               o  Operating income for 1999 did not increase from 1998.

         3.    Balton: Agricultural, Communications and Electrical Equipment
               Segment

               o Net sales for 1999 increased by $1.2 million, or approximately 1.8%, as compared to 1998 principally due to higher demand for the products.

               o Gross profit for 1999 increased by $400,000, or approximately 2.7%, to $19.0 million (representing 27.5% of net sales for such year) from $18.6 million in 1998 (representing 27.4% of net sales for such year). This increase was due to the increase in sales.

               o Operating income for 1999 increased by $1.3 million to $7.7 million (representing 11.1% of net sales for such year), from $6.4 million in 1998. This increase was due to the increase in sales and gross profits.

LIQUIDITY AND CAPITAL RESOURCES
-------------------------------

         The Company has financed its operations through funds generated internally and through cash and cash equivalents available at the beginning of 2000. At December 31, 2000, the Company and its wholly-owned Israel Tractor subsidiary had working capital of $16.6 million, including cash and cash equivalents of $2.9 million. Cash of subsidiaries that are not wholly-owned (including the Investor Group and the Balton Group) is generally not available for use by the Parent Company or other subsidiaries (except to the extent paid to the Parent Company as reimbursement for general overhead paid by the Company or as management fees) other than in the form of dividends, if and when declared. Dividends to the Parent Company from its Israel Tractor subsidiary are subject to a withholding tax of 15% to 25%.

The Parent Company does not expect to receive cash dividends or other distributions in the foreseeable future from any of its subsidiaries.

         At December 31, 2000, Balton, Investor and Israel Tractor had outstanding short-term indebtedness of approximately $6.6 million, $3.9 million and $5.2 million, respectively. At December 31, 2000, Investor and its subsidiaries, had credit lines of $14.2 million which are considered adequate for the present purposes of the business. At December 31, 2000, Balton, Investor and Israel Tractor had unused lines of short-term credit of $3.1 million, $4.0 million and $3.9 million, respectively.

         The Investor Group made capital expenditures of approximately $977,000 in 2000 for the purchase of property, vehicles and equipment from internally generated funds. In 2000, Balton and Israel Tractor made capital expenditures from internally generated funds of approximately $971,000 and $614,000, respectively, for the purchase of vehicles and equipment.

INCOME TAXES
------------

         The Company may be subject to tax in some or all of the foreign countries in which it has operations. However, foreign taxes imposed on the Company's income may qualify as a foreign income tax and therefore be eligible for credit against the Company's U.S. income tax liability subject to certain limitations set out in the Internal Revenue Code of 1986, as amended (or alternatively, for deduction against income in determining such liability). The limitations set out in the Code include, among others, computation rules under which foreign tax credits allowable with respect to specific classes of income cannot exceed the U.S. federal income taxes otherwise payable with respect to each class of income. Foreign income taxes exceeding the credit limitation for the year of payment or accrual can be carried back for two taxable years and forward for five taxable years, in order to reduce U.S. federal income taxes, subject to the credit limitations applicable in each of such years. Other restrictions on the foreign tax credit include a prohibition on the use of the credit to reduce liability for the U.S. corporate alternative minimum taxes by more than 90%.

INFLATION
---------

         Inflation has been a persistent aspect of the Hungarian economy in recent years, although the annual rate of inflation has been predictable and has therefore been taken into account by the government and private businesses. Inflation has contributed to the devaluation of the Hungarian currency and has therefore had an adverse affect on Investor's financial condition. See Note A(10) of Notes to Consolidated Financial Statements.

         There was no inflation in Israel in 2000. There was insignificant devaluation of the Israeli shekel against the U.S. Dollar in 2000.

         Significant rates of inflation persisted in the African countries where Balton operates, triggering significant devaluations of certain local currencies.

ITEM  7A QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

DISCLOSURE ABOUT FOREIGN CURRENCY RISK
--------------------------------------

         Substantially all of the Company's revenues are derived from foreign operations. As such, its income is significantly affected by fluctuations in currency exchange rates and by currency controls. Most of the countries where the Company operates such as Hungary and several African countries do not have freely convertible currencies and their currencies have been subject to devaluations in recent years. In particular, during 2000, the income from the Company's Hungarian and African subsidiaries was significantly reduced by losses arising from foreign exchange transactions due to significant currency devaluations against the U.S. dollar. The Hungarian currency, which until the end of 1999 was subject to a programmed devaluation and floated against a basket of two currencies (the U.S. dollar and the European Currency Unit, Euro), underwent devaluations against the U.S. dollar at the rate of 12 % during 2000. Since the beginning of 2000, the Hungarian currency is subject to a programmed devaluation solely against the Euro and has been further devalued by approximately 5% against the U.S. dollar. Since the functional currency for Investor is the Hungarian Forint, these devaluations have resulted in certain currency translation adjustments directly impacting stockholders' equity. Furthermore, certain of African countries such as Zambia and Uganda operate in hyper-inflationary economies. See Notes A(10) and J of Notes to Consolidated Financial Statements filed under Item 8 of this Report.

         Derivative financial instruments are utilized by the Company to reduce foreign exchange risk and price risk relating to its heavy equipment distribution and agricultural commodity business. The Company does not hold or issue derivative financial instruments for trading purposes.

         Israel Tractor enters into foreign currency forward contracts and call option contracts to reduce the impact of fluctuations of certain currencies against the U.S. dollar. Gains and losses resulting from such transactions are reflected in the results of operations. These contracts reduce exposure to currency movements resulting primarily from nondollar-denominated trade receivables and the Israeli tax effects of dollar-denominated trade purchases.

         Current pricing models were used to estimate the fair values of foreign currency forward contracts, and call options. The- counterparties to these contracts are creditworthy multinational commercial banks or other financial institutions, which are recognized market makers.

DISCLOSURE ABOUT INTEREST RATE RISK
-----------------------------------

         The Company is subject to market risk from exposure to changes in interest rates based on its financing, investing and cash management activities. The Company utilizes a balanced mix of debt maturities along with both fixed-rate and variable-rate debt to manage its exposures to changes in interest rates. The Company does not expect changes in interest rates to have a material effect on income or cash flows in 2001, although there can be no assurances that interest rates will not significantly change.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

         The consolidated financial statements and required financial statement schedules of the Company are located beginning on page F-1 of this Report.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         None.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

         The Directors and Executive Officers of the Company and certain executive officers of its subsidiaries are as follows:

        NAME                                AGE       POSITION WITH THE COMPANY
        Sir Bernard Schreier                 83       Chairman of the Board, President and Director
        Fortunee F. Cohen                    73       Secretary
        Robert M. Levy(1)                    46       Director
        Robert Glatter(1)                    64       Director
        John E. Smith                        52       Director,  Chief Financial Officer and Assistant Secretary
        Wilfred Wyler                        93       Director
        Alfred L. Simon(1)                   60       Director
        Jozsef Ferenc Polgar                 58       Chief Executive Officer of Investor
        Zvi Borowitsh                        63       Managing Director of Israel Tractor
        Moshe Gershi                         49       General Manager of Balton

        ----------------------

        (1)      Member of Audit Committee

         Sir Bernard Schreier has been the Chairman of the Board and a Director of the Company since August 6, 1989, and has been President of the Company since October 25, 1989. Sir Bernard serves as Chairman of the Board and Managing Director of the CP Holdings Limited. CP Holdings Limited, which through a wholly-owned subsidiary, is the majority stockholder of the Company. Sir Bernard also serves as Chairman of Bank Leumi (UK) PLC. and is currently a director of Bank Leumi (Switzerland).

         Fortunee F. Cohen has served as Secretary of the Company since October 25, 1989. Prior to her appointment as Secretary, Ms. Cohen was the Director of Shareholder Relations of the Company.

         Robert M. Levy was elected as a Director of the Company on November 14, 2000. Mr. Levy has been an Executive Director of the CP Holdings Limited since May 1, 1998. Prior to that, Mr. Levy was with Bank Leumi (UK).

         Robert Glatter was appointed a Director of the Company on August 1, 2000. Since June 1967, Mr. Glatter has been self-employed as a financial consultant. Mr. Glatter has been a Non-Executive Director of CP Holdings Limited since May 1, 1998. Prior to that, Mr. Glatter was a partner of Blick Rothenberg, Chartered Accountants. Mr. Glatter currently serves as a director of Bank Leumi
(UK).

         John E. Smith was appointed a Director of the Company on October 25, 1998. Mr. Smith has been Chief Financial Officer and Assistant Secretary of the Company since November 2000. Mr. Smith has been an Executive Director of the CP Holding Limited since January 1, 1992.

         Wilfred Wyler has been a Director of the Company since 1985 and is a senior partner in the certified public accounting firm of Wilfred Wyler and Co.

         Alfred L. Simon has been a Director of the Company since September 4, 1990. Since June 1988, Mr. Simon has been a Managing Associate of American Capital Group. From 1985 to 1987, Mr. Simon was Vice President of Corporate Finance at Gruntal & Co., Incorporated.

         The following executive officers of the Company's subsidiaries perform significant policy making functions for the Company:

         Jozsef Ferenc Polgar is the Chief Executive Officer of Investor and Chairman of the Board of Interag. On March 31, 1994, Mr. Polgar was appointed a Director of Agrimpex and subsequently elected by the Board as Chairman of Agrimpex. Prior to his positions with Investor and its subsidiaries, Mr. Polgar was the General Manager of trade development and finance at the Hungarian Ministry of Trade (1975-1988) and head of the business department of Prometheus company (1970-1975).

         Zvi Borowitsh has been the Managing Director of Israel Tractors since July 1989. Mr. Borowitsh is also the Chairman of Israel Quarrying & Mining Associations and an Assistant Professor of Earthmoving Technology and Management at Haifa Technion.

         Moshe Gershi has been the General Manager of Balton since April 1991. In his prior positions he served as General Manager (January 1991 to June 1991), Director of corporate finance (January 1989 to January 1991) and Treasurer (January 1987 to December 1988) of Koor Trade Ltd. which, through its wholly-owned subsidiary Koor USA, Inc., was the principal shareholder (49.71%) of the Company's outstanding voting securities until July 25, 1989.

         All Directors of the Company are elected by the shareholders for a one-year term and hold office until the next annual meeting of shareholders of the Company or until their successors are elected and qualify. Executive officers are appointed by the Company's Board of Directors for a one-year term and hold office until their successors are chosen and qualify, subject to earlier removal by the Board of Directors.

ITEM 11. EXECUTIVE COMPENSATION

         No executive officer of the Company received any compensation in 2000.

         In November 1989, the Company entered into an agreement with CP Holdings Limited ("CP Holdings") pursuant to which the Company pays CP Holdings $4,000 per month in reimbursement of amounts paid by CP Holdings to certain officers of the Company for time spent working for the Company. In addition, in fiscal year 2000, the Company's subsidiaries incurred management fees and other expenses payable to CP Holdings in the aggregate amount of $828,000. CP Holdings beneficially owns approximately 78% of the Company's Common Stock.

         The Company has not granted restricted stock or options to purchase Common Stock to its officers or employees.

COMPENSATION OF DIRECTORS
-------------------------

         Each Director of the Company receives a fee of $10,000 per annum plus $500 for attendance at each meeting of the Board of Directors. All Directors are reimbursed for all reasonable expenses incurred by them in acting as a Director or as a member of any committee of the Board of Directors.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information, as of March 31, 2001, concerning the ownership of the Company's Common Stock by (a) each person who, to the Company's knowledge, beneficially owned on that date more than 5% of the outstanding Common Stock, (b) each of the Company's current directors, executive officers and significant employees, and (c) the Company's current directors, executive officers and significant employees, as a group. Except as otherwise indicated, the stockholders listed in the table have the sole voting and investment power with respect to the shares indicated.


-------------------------------------------------------------------------------
                                               SHARES OF
       NAME AND ADDRESS OF                   COMMON STOCK            PERCENT
         BENEFICIAL OWNER                  BENEFICIALLY OWNED        OF CLASS
-------------------------------------------------------------------------------
Kenyon Phillips Limited                       4,431,187(1)            77.8%
c/o CP Holdings Limited
Otterspool Way
Watford
Hertfordshire WD25 8JP England
-------------------------------------------------------------------------------
CP Holdings Limited                           4,431,187(2)            77.8%
Otterspool Way
Watford
Hertfordshire WD25 8JP England
-------------------------------------------------------------------------------
The Estate of Gideon Schreier                 4,499,187(3)            79.0%
Kensworth House
The Lynch, Nr. Kensworth
S Beds LU6 3QZ England
-------------------------------------------------------------------------------
Robert M. Levy                                4,431,187(4)            77.8%
50/1, Belsize Square
London, NW3 4HN
-------------------------------------------------------------------------------
John Smith                                    4,431,187(4)            77.8%
10 Bearswood End
Beaconsfield, Bucks HP9 2NR England
-------------------------------------------------------------------------------
Robert Glatter                                -0-                       --
41 Downage
London, NW4 1AS
-------------------------------------------------------------------------------
Wilfred Wyler                                 -0-                       --
333 Central Park West
New York, New York 10025
-------------------------------------------------------------------------------
Alfred L. Simon                               -0-                       --
334 West 87th Street, #6A
New York, New York 10024
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Fortunee F. Cohen                                      96(5)              *
1967 East 1st Street
Brooklyn, New York 11223
-------------------------------------------------------------------------------
Jozsef Ferenc Polgar                                   -0-               --
1133 Budapest
Ipoly UTCA 5/F
Hungary
-------------------------------------------------------------------------------
Moshe Gershi                                           -0-               --
16 Ravenscroft Avenue
London NW11 England
-------------------------------------------------------------------------------
Zvi Borowitsh                                          -0-               --
8 Hamanor Street
P.O.B. 214 Holon
58101 Israel
-------------------------------------------------------------------------------
All directors and officers as a group (10 persons)     4,431,283       77.8%
-------------------------------------------------------------------------------


* Represents beneficial ownership of less than 1% of the Common Stock of the Company.

(1) Kenyon Phillips Ltd ("Kenyon") directly owns an aggregate of 4,431,187 shares of Common Stock of the Company, constituting 77.8% of the Company's outstanding voting securities. According to the Schedule 13D filed by Kenyon, it is owned and controlled by CP Holdings Ltd.

(2) Represents 4,431,187 shares of Common Stock beneficially owned by CP Holdings Ltd. through its wholly-owned subsidiary, Kenyon. Sir Bernard Schreier is Chairman and Managing Director of CP Holdings Ltd. The Company is informed that 65% of CP Holdings' voting securities are beneficially owned by Sir Bernard Schreier. Sir Bernard owns 5% of the shares directly and serves as trustee for (i) a trust for the benefit of his late son's family, which owns 30% of the shares, (ii) a trust for the benefit of his daughter, which owns 25% of the shares, and
       (iii) a trust for the benefit of his daughter's children, which owns 5% of the shares. In addition, Sir Bernard's daughter owns 25% of CP Holdings' voting securities.

(3) Includes 68,000 shares of Common Stock directly owned by the Estate of Gideon Schreier and 4,431,187 shares of Common Stock beneficially owned by CP Holdings Ltd., through its wholly-owned subsidiary, Kenyon. The Company is informed that 10% of CP Holdings' voting securities are directly owned by the Estate of Gideon Schreier.

(4) Represents 4,431,187 shares of Common Stock beneficially owned by CP Holdings Ltd. through its wholly-owned subsidiary Kenyon. Mr. Levy and Mr. Smith are executive directors of CP Holdings Ltd. and directors of the Company.

(5) Represents 96 shares of Common Stock beneficially owned by Fortunee F. Cohen, as custodian for Joyce Cohen and Elliott Cohen, who each own 48 shares of Common Stock. Ms. Cohen is the Company's Secretary.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Pursuant to an agreement with CP Holdings, the Company pays CP Holdings $4,000 per month in reimbursement of amounts paid by CP Holdings to certain officers of the Company for time spent working for the Company. In addition, the Company's subsidiaries paid CP Holdings an aggregate of $828,000 in management fees for management services in 2000.

         During 2000, 1999 and 1998, Israel Tractor purchase machinery and equipment, which at the request of the supplier was channeled through CP Holdings. For the rendering of this service, CP Holdings received a fee of 2% of the purchases, or approximately $306,000, $279,000 and $287,000 during 2000, 1999 and 1998, respectively. The fee was used to cover administrative, financing and dealings with the supplier.

         During 2000, Israel Tractor advanced $3.3 million to CP Holdings, for a period of up to one year, with an option to renew the loan after giving 30 days prior notice. The loan is linked to the higher of the exchange rate of the U.S. dollar or the increase in the Consumer Price Index, and bears linked interest, which is charged quarterly, at the annual rate of 4%, based on the linkage terms of the principal of the loan. Because of the intention to renew the loan, the loan has been presented as a long term asset in the financial statements.

                                     PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

IIC INDUSTRIES INC. AND SUBSIDIARIES

     (a) (1) Financial Statements
             --------------------

                                                                                                      Page
                                                                                                      ----
       Financial Statement Index

       Report of KPMG Hungary Kft.............................................................        F-1

       Consolidated Balance Sheets as at December 31, 2000 and December 31, 1999..............        F-2

       Consolidated Statements of Income for the years ended December 31, 2000, 1999 and 1998.        F-4

       Consolidated Statements of Stockholders' Equity for the years ended December 31, 2000,         F-5
       1999 and 1998..........................................................................

       Consolidated Statement of Cash Flows for the years ended December 31, 2000, 1999 and           F-6
       1998...................................................................................

       Notes to Financial Statements..........................................................        F-8

       (a) (2) Financial Statement Schedules

       Schedule II - Valuation Allowance Accounts.............................................       F-33

       (a) (3) Financial Statements of Danubius Hotel and Spa Rt. And
       Subsidiaries

     (b) Reports on Form 8-K:

         None

     (c) Exhibits
         --------

         EXHIBIT NO.     DESCRIPTION
         -----------     -----------
             3.1         Articles of Incorporation of Registrant, as amended
                         (Incorporated by reference to Exhibit 1 filed with Amendment No. 101 to Form N-2 filed with the Securities and Exchange Commission (the "Commission") on April 29,
                         1980, filed with Amendment No. 106 to Form N-2 filed with the Commission on April 29, 1985, filed with Amendment No. 108 to Form N-2 filed with the Commission
                         April 29, 1987 and to Amendment No. 112 filed with the
                         Commission on April 29, 1992)

             3.2 By-Laws of Registrant (Incorporated by reference to Exhibit 2 filed with Amendment No. 101 to Form N-2 filed with the Commission on April 29, 1980, filed with Amendment No. 106 to Form N-2 filed with the Commission on April 29, 1985, filed with Amendment No. 108 to Form N-2 filed with the Commission April 29, 1987 and to Amendment No.

                         112 filed with the Commission on April 29, 1992)

            10.1 Agreement dated May 2, 1991 by and between the Registrant, Balton B.V., Koor Trade Limited and Balton C.P. Limited for acquisition of 51% interest in Balton C.P. Limited (Incorporated by reference to Exhibit 10.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1992)

            10.2 Share Purchase Agreement dated January 28, 1992 by and between the Registrant and the State Property Agency of the Republic of Hungary for acquisition of 60% interest in Investor Rate (Incorporated by reference to Exhibit G to Amendment No. 2 to Application for an Order pursuant to Section 8(f) of the Investment Company Act of 1940 declaring that IIC Industries, Inc. (formerly Israel Investors Corporation) has ceased to be an Investment Company)

            10.3 Agreements dated May 26, 1993 between Interag Kereskedelmi Reszvenytarsag and Shell Overseas Holdings Limited (Incorporated by reference to Exhibit 10.3 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993)

            10.4 Agreement dated May 26, 1993 between GMV of Bekes and Agrimpex Rt. (Incorporated by reference to Exhibit 10.4 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993)

            10.5 Agreement dated December 9, 1994 between the Registrant and the State Property Agency of the Republic of Hungary for the acquisition of an additional 23% interest in Investor Rt.

            21.1         List of Subsidiaries

                                   SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:   April 16, 2001

                                             IIC Industries Inc.


                                             By:
                                                 -------------------------------
                                                 Sir Bernard Schreier, Chairman
                                                 of the Board and President
                                                 (Principal Executive Officer)


         Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE                                                     TITLE                              DATE
---------                                                     -----                              ----

                                         Chairman of the Board, President and               April 16, 2001
--------------------------------         Director(Principal Executive Officer)
Sir Bernard Schreier

                                         Director                                           April 16, 2001
--------------------------------
Robert M. Levy

                                         Director                                           April 16, 2001
--------------------------------
Robert Glatter

                                         Director, (Principal Financial Officer and         April 16, 2001
--------------------------------         Chief Accounting Officer)
John E. Smith

                                         Director                                           April 16, 2001
--------------------------------
Wilfred Wyler

                                         Director                                           April 16, 2001
--------------------------------
Alfred L. Simon

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                          -----------------------------


                                    EXHIBITS

                                    FORM 10-K

                  ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000

                           COMMISSION FILE NO. 811-854

                          -----------------------------

                               IIC INDUSTRIES INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                          -----------------------------

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


                          Independent Auditors' Report

The Board of Directors
IIC Industries, Inc.:

We have audited the accompanying consolidated balance sheets of IIC Industries Inc. (the "Company") as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for the two years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IIC Industries Inc. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each year in the two-year period then ended, in conformity with generally accepted accounting principles in the United States.

We have also audited Schedule II of the Company for the year ended December 31, 2000 and 1999. In our opinion, this schedule presents fairly, in all material respects, the information required to be set forth therein for the years ended December 31, 2000 and 1999.



KPMG Hungaria Kft.

Budapest, Hungary
April 16, 2001

                                      IIC Industries, Inc. and Subsidiaries

                                           CONSOLIDATED BALANCE SHEETS

                                                December 31, 2000
                                (dollar amounts in thousands, except share data)



                        ASSETS                                  2000            1999
                                                              --------        --------
CURRENT ASSETS
    Cash and cash equivalents                                   $9,486          $9,563
    Accounts receivable, net of allowances for doubtful         45,477          38,524
       accounts of $3,368 in 2000 and $2,680 in 1999
    Inventories, net                                            31,744          32,554
    Other current assets                                         8,475           9,688
                                                                ------        --------

         Total current assets                                   95,182          90,329


DUE FROM AFFILIATE                                               3,300           3,150

PROPERTY AND EQUIPMENT, NET                                     23,555          26,135


INVESTMENTS                                                     57,421          46,809


OTHER ASSETS                                                     2,281           6,741
                                                              --------        --------

                                                              $181,739        $173,164
                                                              ========        ========



The accompanying notes are an integral part of these statements.

                      IIC Industries, Inc. and Subsidiaries

                           December 31, 2000 and 1999
                (dollar amounts in thousands, except share data)

              LIABILITIES AND STOCKHOLDERS' EQUITY                   2000              1999
                                                                  ----------        ---------
CURRENT LIABILITIES
    Accounts payable                                              $   25,367          $21,564
    Bank loans                                                        15,661           19,018
    Current maturities of long-term debt                                 608            3,005
    Accrued expenses and other payables                               12,357           11,597
    Due to related parties                                             2,618            1,947
    Advances from customers                                            2,706            2,609
                                                                      ------        ---------

         Total current liabilities                                    59,317           59,740

LONG-TERM DEBT, less current portion                                   5,348            1,197

DUE TO AFFILIATES                                                        825            2,046

OTHER LIABILITIES                                                      7,699            6,434

MINORITY INTERESTS                                                    14,247           14,851
                                                                      ------         --------

                                                                      87,436           84,268
                                                                    --------        --------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
    Common stock, $0.25 par value per share; authorized
       7,200,000 shares; issued 6,343,224 shares                       1,586            1,586
    Additional paid-in capital                                        22,941           22,941
    Retained earnings                                                115,128          106,816
    Accumulated other comprehensive loss                             (42,627)         (39,722)
    Less treasury stock - at cost (649,752 shares)                    (2,725)          (2,725)
                                                                    --------     ----------

                                                                      94,303           88,896
                                                                    --------        --------

                                                                    $181,739        $ 173,164
                                                                    ========        ========

The accompanying notes are an integral part of these statements.

                      IIC Industries, Inc. and Subsidiaries

                        CONSOLIDATED STATEMENTS OF INCOME

                  Years ended December 31, 2000, 1999 and 1998
         (dollar amounts in thousands, except share and per share data)

                                                               2000            1999             1998
                                                             ---------       ---------        --------
Net sales                                                     $178,927        $179,111        $203,710
Cost of sales                                                  135,068         131,483         155,059
                                                             ---------       ---------         -------

         Gross profit                                           43,859          47,628          48,651

Selling, general and administrative expenses                    38,781          42,388          43,543
                                                             ---------       ---------        --------

         Operating income                                        5,078           5,240           5,108
                                                             ---------       ---------        --------

Other income (expense)
    Interest income                                              1,178             815           1,253
    Dividend income                                                 52                              31
    Equity in earnings of affiliates                             4,953           4,290           4,361
    Foreign currency loss                                       (1,857)         (4,299)         (2,563)
    Gain on sale of noncurrent assets                            2,566           2,340             410
    Interest expense                                            (2,282)         (1,475)         (2,776)
    Rental income                                                2,172           3,191           1,950
    Other, net                                                  (2,288)         (2,242)         (1,504)
                                                             ---------       ---------        --------

                                                                 4,494           2,620           1,162
                                                                 -----       ---------        --------
         Income before income taxes and
           minority interest                                     9,572           7,860           6,270

Income taxes                                                       641           1,915           2,207
                                                                 -----       ---------        --------

         Income before minority interests                        8,931           5,945           4,063

Minority interests                                                (619)           (184)           (434)
                                                                 -----       ---------           -----

         NET INCOME                                             $8,312          $5,761       $   3,629
                                                                ======          ======       =========

Basic net income per common share                               $ 1.46           $1.01           $0.64
                                                                ======           =====           =====
Basic average number of common shares
    Outstanding                                              5,693,472       5,693,472       5,693,472
                                                             =========       =========       =========



The accompanying notes are an integral part of these statements.

                      IIC Industries, Inc. and Subsidiaries

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                  Years ended December 31, 2000, 1999 and 1998
                (dollar amounts in thousands, except share data)

                                                                                      Accumulated
                                                        Additional                       other
                                            Common       paid-in       Retained      comprehensive      Treasury
                                             stock       capital       earnings           loss            stock          Total
                                            ------      ----------     --------      -------------      ---------      ---------
Balance at January 1, 1998                  $1,586       $22,941        $97,426        $(32,083)        $(2,725)        $87,145

Comprehensive income (loss):
    Net income                                                            3,629                                           3,629
    Foreign translation adjustment                                                       (2,341)                         (2,341)
                                                                                                                       --------
                                                                                                                          1,288
                                            ------      ----------     --------      -------------      ---------      ---------

Balance at December 31, 1998                 1,586        22,941        101,055         (34,424)         (2,725)         88,433

Comprehensive income (loss):
    Net income                                                            5,761                                           5,761
    Foreign translation adjustment                                                       (5,298)                         (5,298)
                                                                                                                         -------
                                                                                                                            463
                                            ------      ----------     --------      -------------      ---------      ---------

Balance at December 31, 1999                 1,586        22,941        106,816         (39,722)         (2,725)         88,896

Comprehensive income (loss):
    Net income                                                            8,312                                           8,312
    Foreign translation adjustment                                                       (2,905)                         (2,905)
                                                                                                                         -------
                                                                                                                          5,407
                                            ------      ----------     --------      -------------      ---------      ---------

Balance at December 31, 2000                $1,586       $22,941       $115,128        $(42,627)        $(2,725)       $ 94,303
                                            ======       =======       ========        =========        ========       ========


The accompanying notes are an integral part of this statement.

                      IIC Industries, Inc. and Subsidiaries

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                  Years ended December 31, 2000, 1999 and 1998
                          (dollar amounts in thousands)

                                                                               2000           1999         1998
                                                                              -------        -------      -------
Cash flows from operating activities
    Net income                                                                 $8,312        $5,761       $ 3,629
                                                                               ------        ------       -------
    Adjustments to reconcile net income to net cash
      provided by (used in) operating activities
         Depreciation                                                           2,747         3,054         3,453
         Equity in (earnings) of affiliates, net
           of dividends                                                        (4,831)       (4,290)       (4,361)
         Minority interest                                                        619           184           434
         Gain on sale of noncurrent assets                                     (2,566)       (2,340)         (410)
         Foreign currency loss                                                  1,857         4,299         2,563
         Changes in operating assets and liabilities, net of effects of acquisition and dispositions of businesses:
               Accounts receivable                                             (6,999)       (5,061)        2,165
               Inventories                                                         91          (967)        7,983
               Other assets                                                     2,822        (1,385)          405
               Accounts payable and accrued expenses                            6,334        (1,084)        4,426
               Advances from customers                                            105        (2,237)          372
                                                                               ------        ------        ------

         Total adjustments                                                        179        (9,827)       17,030
                                                                                 ----        ------        ------

         Net cash provided by (used in) operating activities                    8,491        (4,066)       20,659
                                                                               ------        ------        ------
Cash flows from investing activities
    Purchase of subsidiaries, net of cash acquired                             (2,747)         (375)       (3,668)
    Purchase of property and equipment                                         (2,562)       (3,273)       (5,092)
    Purchase of investments                                                    (5,560)       (3,868)      (12,993)
    Purchase of other assets                                                     (274)          (50)       (1,984)
    Advances (to) from affiliates                                                (850)         (758)        1,944
    Proceeds on disposal of property and equipment                              1,848         1,210         1,600
    Proceeds on disposal of investments                                         2,243         1,109           717
    Restricted cash                                                                             367          (156)
    Redemption of notes and loan receivable                                                       _            94
                                                                               ------        ------        ------

         Net cash (used in)  investing activities                              (7,902)       (5,638)      (19,538)
                                                                               ------        ------       -------




The accompanying notes are an integral part of these statements.

                      IIC Industries, Inc. and Subsidiaries

                  Years ended December 31, 2000, 1999 and 1998
                          (dollar amounts in thousands)

                                                                2000              1999            1998
                                                              ---------         --------         -------
Cash flows from financing activities
    Purchase of share capital by subsidiary                     $(305)           $(1,123)
    Issuance of share capital by subsidiary                       358
    Issuance of long-term debt                                  3,527                850         $ 1,240
    Principal payments on long-term debt                       (1,283)               (78)         (2,641)
    Net (payments) receipts of short-term bank loans           (2,873)             8,845         (11,799)
                                                               -------             -----         -------

         Net cash (used in) provided by financing
             Activities                                          (576)             8,494         (13,200)
                                                                 -----             -----         -------

         Increase (Decrease) in cash and cash
             equivalents during the year before
             effect of exchange rate on cash                       13             (1,210)        (12,079)

Effect of exchange rate on cash                                   (90)              (184)            255
                                                                 -----             ------          -----

              (Decrease) in cash and cash
                 equivalents during the year                      (77)            (1,394)        (11,824)

Cash and cash equivalents at beginning of year                 $9,563             10,957          22,781

Cash and cash equivalents at end of year                       $9,486             $9,563         $10,957
                                                               =======            =======        =======

Supplemental disclosures of cash flow information:
   Cash paid during the year for
      Interest                                                 $2,538             $1,598          $2,336
      Income taxes                                              1,966              3,109           2,170


Non-cash investing and financing activity:

            During 1999, Investor sold a 50% equity ownership share of ATI Depo and DP Invest, which were wholly-owned subsidiaries. The sales price was $4.5 million, which is shown as a long-term receivable in other assets as of December 31, 1999. The net book value of the net assets sold was $2.3 million, which includes cash given up of $343 thousand.



The accompanying notes are an integral part of these statements.

                      IIC Industries, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2000, 1999 and 1998


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     1.  Nature of Business and Principles of Consolidation

         IIC Industries, Inc. and Subsidiaries ("IIC" or the "Company") is a majority-owned subsidiary (77%) of a corporation which is wholly-owned by CP Holdings Limited ("CP").

         The consolidated financial statements include the accounts of IIC and all material majority-owned subsidiaries, except where control does not rest with the Company. All material intercompany transactions and balances have been eliminated. IIC is a holding company with subsidiaries in three principal geographic areas: (1) Investor Rt. ("Investor"), a 99%-owned Hungarian holding company which engages in a variety of commercial activities in Hungary, (2) Israel Tractor, a wholly-owned Israeli corporation which distributes tractors and related heavy machinery in Israel, and (3) Balton C.P. Limited ("Balton"), a 51%-owned U.K. holding company with African subsidiaries engaged in the trading business in several African countries.

         Investor's principal subsidiaries are Agrimill/Agrimpex Rt. ("Agrimpex"
         - 65%-owned) and Interag RT ("Interag" - 79%-owned). Agrimpex is primarily engaged in flour milling and animal feed manufacture. Interag is a diversified company whose principal activities consist of a 29% interest in Danubius Hotel & Spa RT. ("Danubius") (see Note E), and the operation of motor dealerships, vehicle service and repair centers and a cold storage facility.

     2.  Revenue Recognition

         Revenues from the sale of motor vehicles, tractors and heavy equipment are recognized at the time they are shipped to customers. Service revenues from maintenance and repairs are recognized in the period in which they are performed.

         Other revenues are recognized when substantially all the risks and rewards of ownership are transferred to the purchaser.

     3.  Cash and Cash Equivalents

         Cash and cash equivalents consist of cash and highly liquid investments with a maturity of three months or less when purchased.

                      IIC Industries, Inc. and Subsidiaries

                        December 31, 2000, 1999 and 1998



NOTE A (CONTINUED)

     4.  Inventories

         Inventories are stated at the lower of cost (specific identification for heavy machinery or first-in, first-out) or market values.

     5.  Valuation of Long-Lived Asset

         The Company continually reviews long-lived assets and certain identifiable intangibles held and used for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company has determined that no provision is necessary for the impairment of long-lived assets at December 31, 2000.

     6.  Property, Plant and Equipment

         Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method at rates calculated to write off the cost of the asset over its expected economic useful life. The rates are as follows:

                                                            Annual
                                                          percentage

                       Buildings                              2-4 %
                       Machinery and equipment               10-20
                       Furniture and fixtures                10-20
                       Motor vehicles                        15-25

         Leasehold improvements are amortized over the shorter of the useful life of the asset or the lease term.

     7.  Investments

         Investments in affiliates (owned greater than 20% but not in excess of 50%) and noncontrolled subsidiaries are recorded under the equity method. Under such method, the investment is recorded at cost and adjusted by the Company's share of earnings or losses less distributions.

                      IIC Industries, Inc. and Subsidiaries

                        December 31, 2000, 1999 and 1998



NOTE A (CONTINUED)

     8.  Long-Term Contracts

         Income on long-term contracts is measured by using the percentage-of-completion method of accounting, based on the costs incurred to date compared with total estimated costs. Income is recognized upon the attainment of specific contract milestones. Full provision is made for losses on all contracts in the year in which they are first foreseen.

     9.  Income Taxes

         The Company uses the liability method of accounting for income taxes, as set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Under this method, deferred income taxes, when required, are provided on the basis of the difference between the financial reporting and income tax bases of assets and liabilities at the statutory rates enacted for future periods. The effect on deferred taxes of a change in tax rate is recognized in income in the period that included the enactment date.

     10. Foreign Currency Exchange

         Investor uses the local currency, the Hungarian forint, as its functional currency and all assets and liabilities are translated at year-end exchange rates, all income and expense accounts at average rates. Further, Investor records adjustments resulting from the translation as a separate component of stockholders' equity and comprehensive income. The translation adjustments for 2000, 1999 and 1998 were approximately $2.9 million, $5.3 million and $2.3 million, respectively.

         Israel Tractor uses the U.S. dollar as the functional currency, since the dollar is the currency in which most of the significant business of Israel Tractor is conducted or to which it is linked.

         Balton uses the U.S. dollar as the functional currency. These subsidiaries translate monetary assets and liabilities at year-end exchange rates and nonmonetary assets and liabilities at historical rates. Income and expense accounts are translated at the rate of exchange prevailing at the date of transaction, except that depreciation is translated at historical rates. Gains and (losses) resulting from the translation of these entities are included in results of operations and are as follows: 2000 - $(606,000); 1999 - $(3,331,000); and 1998 - $(951,000).

                      IIC Industries, Inc. and Subsidiaries

                        December 31, 2000, 1999 and 1998


NOTE A (CONTINUED)

         Transactions arising in a foreign currency are translated into the functional currency at the rate of exchange effective at the date of the transaction and gains or (losses) are included in results of operations and are as follows: 2000 - $(1,251,000); 1999 - $(968,000);
         and 1998 - $(1,612,000).

     11. Comprehensive Income

         In 1998, the Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), "Reporting Comprehensive Income." SFAS No. 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of SFAS No. 130 had no impact on the Company's net income or stockholders' equity. SFAS No. 130 requires cumulative translation adjustments, which prior to adoption were reported separately in stockholders' equity, to be included in accumulated other comprehensive income (loss). The cumulative translation adjustment was $(42,627,000), $(39,722,000) and $(34,424,000) as of December 31, 2000, 1999 and 1998, respectively.

    12.  Segment Information

         In 1998, the Company adopted Statement of Financial Accounting Standards No. 131 ("SFAS No. 131"), "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 supersedes SFAS No. 14 replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No.131 also requires disclosures about products and services, geographic areas and major customers. The adoption of SFAS No. 131 did not affect the results of operations or financial position but did affect the disclosure of segment information (see "Note L- Industry Segment and Geographic Information").

                      IIC Industries, Inc. and Subsidiaries

                        December 31, 2000, 1999 and 1998


NOTE A (CONTINUED)

    13.  Basic Net Income Per Share

         Basic net income per share has been computed by dividing net income by the weighted average number of common shares outstanding. The Company has no potentially dilutive securities and, accordingly, diluted income per common share is not presented.

    14.  Use of Estimates

         In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    15.  New Accounting Pronouncement

         In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133. "Accounting for Derivative Instruments and for Hedging Activities" ("Statement 133"). In June 2000 the FASB issued Statement of Financial Accounting Standards Board No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activity, an Amendment of SFAS No. 133 ("Statement 138"). Statement 133 and Statement 138 require companies to recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. They also require that changes in fair value of a derivative be recognized currently in the statement of operations unless specific hedge accounting criteria are met. The Company adopted Statement 133 and Statement 138 on January 1, 2001. The adoption of Statement 133 and Statement 138 had no material impact on the Company's balance sheet or statement of operations.

                      IIC Industries, Inc. and Subsidiaries

                        December 31, 2000, 1999 and 1998


NOTE B - ADVANCES FROM CUSTOMERS

     In 1994, Balton B.V. - DWA (Nigeria) Ltd. ("BV-DWA"), a wholly-owned subsidiary of Balton, contracted with a Nigerian Ministry for the construction and installation of a water treatment plant and related facilities in Katsina, Nigeria. In 1996, the original contract period expired. The parties agreed, subject to the revised terms and conditions, at a contract price of $76 million. The parties, also agreed to an extension of time of three years. A further extension is now being negotiated. During 2000, no revenue was recognized. During 1999 and 1998, the Company recognized revenues of $2.6 million, and $1.3 million, respectively. No profit has been recognized in 2000 or 1998. Of the original advances, $1.3 million remains outstanding and is shown as part of Advances from Customers as of December 31, 2000.

                      IIC Industries, Inc. and Subsidiaries

                        December 31, 2000, 1999 and 1998


NOTE C - INVENTORIES

     Inventories at December 31 are as follows (in thousands):

                                             2000             1999
                                           -------           ------

       Raw material                        $ 5,326           $4,950
       Work in progress                      1,887              517
       Finished goods                       24,531           27,087
                                           -------           ------

                                           $31,744           $32,554
                                           =======           ------

NOTE D - PROPERTY AND EQUIPMENT

     Property and equipment at December 31 consist of the following (in thousands):

                                                            2000         1999
                                                           -------      ------

       Land                                                 $6,774      $ 7,141
       Buildings and improvements                           15,748       16,576
       Machinery and equipment                               3,968        4,140
       Automotive                                            8,318        8,639
       Furniture and fixtures                                8,010        8,220
       Construction in progress                                183           36
                                                            ------      -------

       Less accumulated depreciation and depreciation      (19,446)     (18,617)
                                                           -------      -------

                                                           $23,555      $26,135
                                                           =======      =======

                      IIC Industries, Inc. and Subsidiaries

                        December 31, 2000, 1999 and 1998



NOTE E - INVESTMENTS

     Significant investments in and advances to affiliated companies at December 31 are (in thousands):

                                                  % owned in
                                                 2000 and 1999       2000        1999
                                                 -------------     -------     -------
      Danubius Hotel & Spa Rt. ("Danubius")        46 and 37       $55,079     $44,991

      Other                                                          2,342       1,818
                                                                   -------     -------

                                                                   $57,421     $46,809
                                                                   =======     =======

     Danubius, a publicly quoted company on the Budapest Stock Exchange, owns a number of hotels in Hungary and the Czech Republic, which specialize in spa facilities. Through a series of transactions commencing in February 1995, the Company, primarily through its Interag subsidiary, acquired a 46% interest in Danubius for an aggregate purchase price of approximately $41.6 million. The Company, along with its majority shareholder, owns a controlling interest in Danubius.

     During 1997, Danubius acquired 100% stake in the HungarHotels Chain, for an aggregate purchase price of approximately $45 million. The HungarHotels chain consists of fourteen hotels, of which seven are in Budapest. In 2000, Danubius purchased 90% of a spa hotel chain in the Czech Republic for $17 million.


     At December 31, 2000 and 1999, the quoted market value of the Company's effective investment in Danubius was approximately $53.6 and $54.9 million, respectively.

                      IIC Industries, Inc. and Subsidiaries

                        December 31, 2000, 1999 and 1998



NOTE E (CONTINUED)

     The following is summarized financial information of Danubius (in thousands) which was prepared in accordance with international accounting standards. There were no significant differences between international accounting standards and generally accepted accounting standards in the United States.

                                                            December 31,
                                                    ---------------------------
                                                      2000               1999
                                                    --------           --------
       Current assets                               $ 19,175           $ 22,910
       Noncurrent assets                             160,414            133,560
       Current liabilities                            22,628             18,150
       Noncurrent liabilities                         44,605             27,220
       Stockholders' equity                          112,356            111,100


                                                      Year ended December 31,
                                                    ---------------------------
                                                      2000               1999
                                                    --------           --------
       Sales                                        $109,835           $104,275
       Net income                                     13,593             14,015
       Company's share of equity in earnings           5,936              4,989

                      IIC Industries, Inc. and Subsidiaries

                        December 31, 2000, 1999 and 1998


NOTE F - SHORT-TERM DEBT

     The Company's short-term debt consists of notes payable to banks, primarily Hungarian, Kenyan and English banks, with a weighted average interest rate of approximately 11% and 13.4% in 2000 and 1999, respectively. Unused lines of credit totaled $10.7 million in 2000 and $19.7 million in 1999. The debt is collateralized by inventory, buildings and machinery.


NOTE G - LONG-TERM DEBT

     Long-term debt at December 31 is as follows (in thousands):

                                                                                           2000            1999
                                                                                         --------        --------
      Israeli bank debt of 203 million Japanese yen payable in 2002, interest of
          LIBOR + 0.5 %, Guaranteed by IIC                                                $1,798          $1,994

       Hungarian bank debt for the purchase of fixed assets, which are held as
          security, interest of LIBOR + 0.5 % or BUBOR + 0.2%                                650           1,163

       Hungarian bank debt, secured by property and equity shares interest of
          LIBOR + 0.5%, payable in 2003                                                    3,225

       Due to CP, interest of LIBOR + 3%                                                                     800


      Other                                                                                  283             245
                                                                                          ------          ------

                                                                                           5,956           4,202
      Less current maturities                                                                608           3,005
                                                                                          ------          ------

                                                                                          $5,348          $1,197
                                                                                          ======          ======


The aggregate loan maturities are as follows: 2001 -$608,000; 2002 - $2,686,000; and 2003 - $2,662,000.

                      IIC Industries, Inc. and Subsidiaries

                        December 31, 2000, 1999 and 1998



NOTE H - OTHER

     Due from affiliate

     During 2000, Israel Tractor granted a loan to CP for $3.3 million for a period of one year. The loan is linked to the higher of the exchange rate of the U.S. dollar or the increase in the Consumer Price Index and bears linked interest at the annual rate of 4% based on the linkage terms of the principal of the loan. Interest is charged quarterly. The borrower has the option to repay the loans at anytime prior to the repayment date determined after giving prior notice of 30 days. Similarly, the borrower was granted the option of renewing the loan after giving thirty days prior notice. Because of the intention to renew the loan, the loan has been presented as a long term asset.

     Due to related parties

     At December 31, 2000, due to related parties consisted of a fee of $1,334,000 payable to a supplier, which was channeled through CP (See Related party transactions), management fees of $222,000 payable to CP, and $1,062,000 due to a shareholder of Balton.

     At December 31, 1999, due to related parties consisted of a fee of $280,000 payable to a supplier, which was channeled through CP (See Related party transactions), management fees of $635,000 payable CP, and $1,032,000 due to a shareholder of Balton.

     Due to affiliates

     At December 31, 2000 and 1999, amounts due to affiliates consist of management fees and expense reimbursements of $816,000 and $694,000, respectively, payable to CP; management fees of $9,000 in 2000 and 1999 payable to CP affiliates; and a loan due to a shareholder of Balton of $1,343,000 in 1999. The loan has an interest rate of 1% above the twelve-month LIBOR rate.

     Related party transactions

     Related party transactions include purchases and sales of goods, providing management services and purchases and sales of agricultural commodities among subsidiary companies. All significant intercompany transactions and balances have been eliminated.

     The Company incurred management fees and other expenses payable to CP in the amount of $828,000 during 2000 and 1999, and $1.1 million during 1998, net of expense reimbursements.

                      IIC Industries, Inc. and Subsidiaries

                        December 31, 2000, 1999 and 1998


NOTE H (CONTINUED)

     During 2000, 1999 and 1998, Israel Tractor purchased machinery and equipment, which at the request of the supplier, was channeled through CP. For the rendering of this service, CP received a fee of 2% of the purchases, or approximately $306,000, $279,000 and $287,000 during 2000, 1999 and 1998, respectively. The fee was used to cover administration, financing, and dealings with the major supplier.

     Gain on sale of noncurrent assets

     During 2000, the Company sold an equity interest in an Israeli oil & gas exploration venture, which resulted in a gain of approximately $2.1 million. During 1999, Investor sold a 50% equity ownership share of two warehousing and warrant businesses, which resulted in a gain of approximately $2.2 million. During 1998, Investor sold non-operational fixed assets, which resulted in a gain of approximately $500,000.

NOTE I - COMMITMENTS AND CONTINGENCIES

     Lease Commitments

     The Company is a party to a number of lease agreements, the majority of which involve buildings or office space and are cancelable by either party with notice of up to one year. Rent expense was $709,000 in 2000, $795,000 in 1999 and $724,000 in 1998. There are no significant noncancelable lease commitments.

     Contingent Liabilities

     The Company has given a guarantee to the bankers of Balton, amounting to $2.1 million. The guarantee is in respect to various outstanding letters of credit, given by the bankers of certain of Balton's creditors. Investor and certain of its subsidiaries are potentially liable with respect to certain guarantees of debt and other financial instruments of other related and nonrelated companies to the extent of approximately $1.8 million.

     Litigation

     The Company is a party to litigation in the ordinary course of business. None of this litigation is expected to have a material adverse effect on the consolidated results of operations or financial position of the Company.

                      IIC Industries, Inc. and Subsidiaries

                        December 31, 2000, 1999 and 1998


NOTE J - FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

     Substantially all of the Company's revenues are derived from foreign operations. Most of the countries where the Company operates, such as Hungary and several African countries, do not have freely convertible currencies and their currencies have been subject to devaluations in recent years. The Hungarian currency has undergone devaluations against the U.S. dollar at a rate of 12% in 2000. Several of the African countries have undergone major currency devaluations in recent years.

     With respect to any African country, there is the possibility of nationalization, expropriation or confiscatory taxation, political changes, government regulation, social instability or diplomatic developments (including war) which could adversely affect the economies of such countries or the value of the Company's investments in those countries.

     As a foreign owner of a Hungarian company, the Company is entitled to receive its dividends or return of its capital in the original currency of investment without restrictions. Dividends of Hungarian companies may be paid only from retained earnings as determined in accordance with Hungarian statutory accounting regulations. Such retained earnings are different from the Company's retained earnings included in the Company's consolidated financial statements, due to a number of differences in the accounting standards used. The Company's policy is not to distribute any earnings for any of its subsidiaries. These earnings are to be permanently reinvested in the applicable subsidiaries.

                      IIC Industries, Inc. and Subsidiaries

                        December 31, 2000, 1999 and 1998


NOTE J (CONTINUED)

     As part of its risk management activities, derivative financial instruments are utilized by the Company to reduce foreign exchange risk and price risk relating to its heavy equipment distribution business. The Company does not hold or issue derivative financial instruments for trading purposes. Israel Tractor enters into foreign currency forward contracts and call option contracts to reduce the impact of fluctuations of certain currencies against the U.S. dollar. Gains and losses resulting from such transactions are reflected in the results of operations. These contracts reduce exposure to currency movements resulting primarily from nondollar-denominated trade receivables and the Israeli tax effects of dollar-denominated trade purchases.

     At December 31, 2000, Israel Tractor had foreign currency forward contracts, with notional values of $1 million, to purchase and sell Israeli shekels. All of the contracts matured in January 2001. Current pricing models were used to estimate the fair values of foreign currency forward contracts, and call options. The counterparties to these contracts are creditworthy multinational commercial banks or other financial institutions, which are recognized market makers.

     Based on borrowing rates currently available to the Company for bank loans with similar terms and maturities, the fair value of the Company's short-term and long-term debt approximates the carrying value. The carrying value of financial instruments potentially subject to valuation risk except as noted above (principally consisting of cash, accounts receivable and accounts payable) approximates fair market value due to the short term nature of these items.

                      IIC Industries, Inc. and Subsidiaries

                        December 31, 2000, 1999 and 1998


NOTE K - INCOME TAXES

     An analysis of the components of income tax expense is as follows (in thousands):

                                             2000          1999         1998
                                            -------      --------      ------

      Current income tax expense
          Federal                             $330
          State                                            $   4          $44
          Foreign                              948         1,566        2,301
                                               ---         -----        -----

                                             1,278         1,570        2,345
      Deferred income tax expense
          Foreign                             (637)          345         (138)
                                            ------         -----       ------

      Income tax expense                      $641        $1,915       $2,207
                                            ======        ======       ======

     The foreign portion of income before taxes was $8 million in 2000, $6.4 million in 1999 and $4.2 million in 1998.

     Taxes on income of foreign consolidated subsidiaries and affiliates are provided at the rates applicable to their respective foreign tax jurisdictions.

                      IIC Industries, Inc. and Subsidiaries

                        December 31, 2000, 1999 and 1998


NOTE K (CONTINUED)

     The deferred income tax balance sheet accounts result from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes. The components of the deferred income tax assets and liabilities, which are included in current assets and accrued expenses, are shown in the following table (in thousands):

                                                              2000              1999                1998
                                                            -------           -------             ------
      Deferred tax assets:
          Impairment of investments                                           $    12             $    26
          Reserves for guarantees and loss contracts                               25                 200
          Bad debt and inventory reserves                      $239                38                 138
          Net operating loss carryforwards                      164               263               1,253
          Vacation pay                                          563               258                 327
          Provision for retirement                              120
          Other                                                 120                37                 184
                                                             ------            ------             -------

                                                              1,206               633               2,128

      Valuation allowance                                      (253)                               (1,130)
                                                               ----              ----              ------

             Deferred tax assets                                953               633                 998

      Deferred tax liabilities:
          Deferred income on sales and services                (557)             (835)             (1,114)
                                                             ------            ------             -------

      Net deferred tax asset (liability)                     $  396           $  (202)            $  (116)
                                                             ======           =======             ========

Management asserts that it is more likely than not that the results of future operations will generate sufficient taxable income to realize those deferred tax assets.

                      IIC Industries, Inc. and Subsidiaries

                        December 31, 2000, 1999 and 1998


NOTE K (CONTINUED)

     A reconciliation of the difference between the Company's consolidated effective income tax and the tax at the Federal statutory rate is shown in the following table (in thousands):

                                                                            2000              1999            1998
                                                                          --------          --------        ------
      Income tax at U.S. Federal statutory rate                             $3,255            $2,672         $2,580
      Effect of different foreign tax rates                                   (211)              (48)          (690)
      State and local tax, net of Federal effect                               (30)                4             29
      Change in valuation allowance                                            253                              268
      Release of provisions                                                   (511)
      Currency exchange                                                       (268)             (166)           894
      Equity in earnings of affiliate                                       (1,381)             (809)          (851)
      Expiration of loss carryover in excess of valuation allowance                              505
      Miscellaneous items                                                     (466)             (243)           (23)
                                                                          --------          --------        -------

      Income tax expense                                                      $641            $1,915         $2,207
                                                                               ===            ======          =====

     No provision has been made for U.S. or additional foreign taxes on the current undistributed earnings of foreign subsidiaries because such earnings are expected to be reinvested indefinitely in the subsidiaries' operations. It is not practicable to estimate the amount of additional tax that might be payable on these foreign earnings in the event of distribution or sale; however, under existing law, foreign tax credits would be available to reduce U.S. taxes payable.

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the future generation of taxable income during periods in which the temporary differences become deductible. Management considers the scheduled reversal of deferred liabilities, projected future income, and tax planning in making these assessments. Management considers that it is not more likely than not that a portion of the Company's deferred tax assets will be realized. Accordingly, management has recorded a partial valuation allowance.

                      IIC Industries, Inc. and Subsidiaries

                        December 31, 2000, 1999 and 1998



NOTE L - INDUSTRY SEGMENTS AND GEOGRAPHIC INFORMATION

     The Company's operations have been classified into five business segments:
     Sale and distribution of motor vehicles, export and import of agricultural products, distribution of tractors and heavy equipment, trading of agricultural, communications and electrical equipment and other industries, which includes wholesale and retail consumer and corporate expenses.

     More specifically, the motor vehicle segment is engaged as a dealer for Suzuki, Peugeot, and Daewoo motor cars. The agricultural products segment is primarily engaged in flour milling and animal feed manufacture and distribution. The tractors and heavy equipment segment distributes tractors, generators and various accessories for Caterpillar, Inc., trucks, forklifts and spare parts for International, tools for Ingersoll Rand and Bobcat-Melro tractors. The agricultural, communications and electrical equipment segment trades agri-chemicals, radio communications for Motorola, air conditioning and electrical equipment.

     The Company's subsidiary Israel Tractor, which distributes tractors and heavy equipment has obtained the franchises to sell machines and spare parts manufactured by four suppliers, which represent a significant portion of Israel Tractor's revenues. According to the terms of the agreements, the franchises may be terminated by an advance notice of 60 - 90 days, in accordance with the usual practice with other companies.

     Operating income (loss) for each segment includes gross profit less selling, general and administrative expenses. Identifiable assets for each segment include all assets of the businesses in the related segments, except for investments in affiliated companies which are not part of the relevant segments. The reportable segments are distinct business units operating in different industries. They are separately managed, with separate marketing and distribution systems. The following information about the five segments is for the years ended December 31, 2000, 1999 and 1998 (in thousands).

                      IIC Industries, Inc. and Subsidiaries

                        December 31, 2000, 1999 and 1998



NOTE L (CONTINUED)

                                                                            Agricul-
                                                                             tural,
                                                   Export                    commu-
                                                     and        Tractors   nications,
                                                  import of       and         and         Other
                                                   agricul-       heavy    Electrical    industries
                                         Motor      tural        equip-      equip-      Including     Elimi-      Consoli-
                                       vehicles    products       ment        Ment       Corporate     nations       dated
                                      -------------------------------------------------------------------------------------
                                                                      (amounts in thousands)
     2000
        Revenue
          Sales to unaffiliated       $11,477     $35,041       $60,135     $68,410       $3,864                  $178,927
          customers

        Operating income (loss)           198          81          662       7,017       (2,880)                    5,078

        Interest income                    16         402        1,336          39          420        (1,035)      1,178
        Interest expense                              449          589       1,100        1,179        (1,035)      2,282
        Depreciation and                   62         389        1,156         811          329                     2,747
        amortization

        Equity in earnings of                                       24        (254)       5,183                     4,953
        affiliates

        Capital expenditures              107         632          614         971          238                     2,562

        Identifiable assets             3,040      17,321       41,499      55,752        6,706                   124,318

        Net worth                       1,869      11,457       50,332      15,606       15,039                    94,303

                      IIC Industries, Inc. and Subsidiaries

                        December 31, 2000, 1999 and 1998



NOTE L  (CONTINUED)

                                                                            Agricul-
                                                                             tural,
                                                    Export                   commu-
                                                     and        Tractors   nications,
                                                  import of       and         and         Other
                                                   agricul-       heavy    Electrical    industries
                                         Motor      tural        equip-      equip-      Including     Elimi-      Consoli-
                                       vehicles    products       ment        Ment       Corporate     nations       dated
                                      -------------------------------------------------------------------------------------
                                                                      (amounts in thousands)
     1999
        Revenue
          Sales to unaffiliated       $14,667     $30,751       $54,212     $69,243     $ 10,238                  $179,111
          customers

        Operating income (loss)           250        (128)          723       7,698       (3,303)                    5,240

        Interest income                    29         378           794          67          336        $(789)         815
        Interest expense                               17            95         674        1,478         (789)       1,475
        Depreciation and                   60         715         1,179         659          441                     3,054
        amortization

        Equity in earnings of                                                              4,290                     4,290
        affiliates

        Capital expenditures              252         570           640       1,103          708                     3,273

        Identifiable assets             2,901      16,473        55,736      48,564       28,988                   124,318

        Net worth                       1,914      11,902        49,017      14,345       11,718                    88,896

                      IIC Industries, Inc. and Subsidiaries

                        December 31, 2000, 1999 and 1998



NOTE L  (CONTINUED)

                                                                            Agricul-
                                                                             tural,
                                                   Export                    commu-
                                                     and        Tractors   nications,
                                                   import of       and         and         Other
                                                   agricul-       heavy    electrical    industries
                                         Motor      tural        equip-      equip-      including     Elimi-      Consoli-
                                       vehicles    products       ment        ment       Corporate     nations       dated
                                      -------------------------------------------------------------------------------------
                                                                      (amounts in thousands)
     1998
        Revenue
          Sales to unaffiliated       $13,752     $59,954       $57,823     $68,020      $ 4,161                  $203,710
          customers

        Operating income (loss)            72         292           717       6,419       (2,392)                    5,108

        Interest income                    24         293         1,176          43          498        $(781)       1,253
        Interest expense                    1       1,221           192       1,178          965         (781)       2,776
        Depreciation and                   90         908         1,115         705          635                     3,453
        amortization

        Equity in earnings of                                                              4,361                     4,361
        affiliates

        Capital expenditures               39         331           783       2,176        1,763                     5,092

        Identifiable assets             3,586      18,846        51,237      45,513        7,071                   126,253

        Net worth                       2,435      13,781        47,922      13,725       10,570                    88,433

                      IIC Industries, Inc. and Subsidiaries

                        December 31, 2000, 1999 and 1998


NOTE L  (CONTINUED)

     The Company has three principal areas of operation with respect to its subsidiaries: Investor and its subsidiaries in Hungary; Israel Tractor in Israel; and Balton and its subsidiaries in Nigeria, Ghana, Zambia, Tanzania, Uganda, Kenya and Cote D'Ivoire.

                                                                                        England      Elimi-      Consoli-
                                                Hungary      Israel        Africa      and other     nations       dated
                                             -----------------------------------------------------------------------------
                                                                          (amounts in thousands)
     2000
        Revenue
          Sales to unaffiliated customers      $50,382      $60,135       $55,197      $33,040      $(19,827)     $178,927
          Transfers between geographic area                                33,040      (33,040)
                                             -----------  -----------     --------     ----------    -------      --------

                                               $50,382      $60,135       $88,237    $              $(19,827)     $178,927
                                                ======       =======       =======    ===========   =========      =======

       Operating income (loss)                $ (1,626)        $662        $6,583        $(541)                     $5,078

       Interest income                             673        1,336            15          189       $(1,035)        1,178
       Interest expense                            695          589           883        1,150        (1,035)        2,282
       Depreciation and amortization               780        1,156           767           44                       2,747
       Equity in earnings of affiliates          5,183           24          (254)                                   4,953

       Capital expenditures                        977          614           959           12                       2,562

       Identifiable assets                      24,803       41,499        29,028       28,988                     124,318

       Net worth                                29,069       50,332         8,799        6,103                      94,303

                      IIC Industries, Inc. and Subsidiaries

                        December 31, 2000, 1999 and 1998


NOTE L (CONTINUED)

                                                                                         England       Elimi-      Consoli-
                                                Hungary      Israel        Africa       and other      nations       dated
                                             ------------------------------------------------------------------------------
                                                                         (amounts in thousands)
     1999
        Revenue
          Sales to unaffiliated customers      $55,656      $54,212       $54,097      $ 38,303     $(23,157)     $179,711
          Transfers between geographic area                                38,303       (38,303)
                                               -------      -------       -------      --------                   --------

                                               $55,656      $54,212       $92,400      $   -        $(23,157)     $179,711
                                               =======      =======       =======      ========     =========     ========

       Operating income (loss)                 $(2,692)   $     723      $  7,698         $(489)                  $  5,240

       Interest income                             449          794            67           294        $(789)          815
       Interest expense                            791           95           674           704         (789)        1,475
       Depreciation and amortization             1,216        1,179           601            58                      3,054
       Equity in earnings of affiliates          5,181                                                               4,290
                                                                             (891)

       Capital expenditures                      1,530          640         1,065            38                      3,273

       Identifiable assets                      28,256       55,736        40,715        32,329      (30,681)      126,355

       Net worth                                28,214       49,017        31,851         9,989      (30,175)       88,896

                      IIC Industries, Inc. and Subsidiaries

                        December 31, 2000, 1999 and 1998



NOTE L (CONTINUED)

                                                                                         England       Elimi-      Consoli-
                                                Hungary      Israel        Africa       and other      nations       dated
                                             ------------------------------------------------------------------------------
                                                                         (amounts in thousands)
     1998
        Revenue
          Sales to unaffiliated customers      $77,867      $57,823       $45,019      $ 23,001                   $203,710
          Transfers between geographic area                                23,001       (23,001)
                                               --------     -------       -------      --------                   --------

                                               $77,867      $57,823       $68,020      $   -                      $203,710
                                               =======      =======       =======      ========                   ========

       Operating income (loss)                 $(1,472)     $   717       $ 6,419      $   (556)                  $  5,108

       Interest income                             358        1,176            15           485        $(781)        1,253
       Interest expense                          1,491          192           752         1,122         (781)        2,776
       Depreciation and amortization             1,633        1,115           649            56                      3,453
       Equity in earnings of affiliates          4,361                                                               4,361

       Capital expenditures                      2,133          783         2,121            55                      5,092

       Identifiable assets                      33,785       51,237        36,900         4,331                    126,253

       Net worth                                29,377       47,922         4,208         6,926                     88,433

                      IIC Industries, Inc. and Subsidiaries

                        December 31, 2000, 1999 and 1998


NOTE M- QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                                                               As            As
                                                                                                             Reported     Restated
                                                  December 31        September 30          June 30           March 31     March 31
                                                  -----------        ------------          -------           --------     ---------
                                                             (amounts in thousands, except per share amounts)
       Fiscal 2000 quarters ended:
         Net sales                                $ 46,090            $ 48,882             $46,884            $37,071      37,071
         Gross profit                               12,840              11,404              10,198              9,417       9,417
         Income before income taxes and              1,228               4,247               2,810              1,287       1,287
           minority interest
         Net income                                    328               3,896               2,642              1,446         921

         Net income per share                        $0.06               $0.69               $0.46             $ 0.25       $0.16
                                                     =====               =====               =====             ======       ======
       Fiscal 1999 quarters ended:
         Net sales                                 $47,159             $40,922             $51,108            $39,922
         Gross profit                               11,649              11,137              13,050             11,792
         Income (loss) before income taxes and       2,470               1,504               4,152               (266)
           minority interest
         Net (loss) income                           1,531               1,906               3,045               (721)

         Net (loss) income per share                 $0.27               $0.33               $0.54             $(0.13)
                                                     =====               =====               =====             ======
      Fiscal 1998 quarters ended:
         Net sales                                 $48,896             $42,311             $55,774
                                                                                                              $56,729
         Gross profit                               14,326              10,973              12,736             10,616
         Income (loss) before income taxes and        (752)              4,211               3,250               (439)
           Minority interest
        Net (loss) income                           (1,204)              3,576               2,108               (851)

        Net (loss) income per share                $ (0.21)             $ 0.63             $  0.37             $(0.15)
                                                    ======               =====              ======              =====


         The reported results for the first quarter of 2000 included an under accrual of income tax expense of $525,000, which was amended in the fourth quarter of 2000. The restated net income for the first quarter and fourth quarter of 2000 would have been $921,000 (0.16 per share) and $853,000 (0.15 per share), respectively. The restatement had no effect on net income for the year 2000.

                      IIC Industries, Inc. and Subsidiaries
                        SCHEDULE II - VALUATION ALLOWANCE
                        ACCOUNTS Years ended December 31,
                               2000, 1999 and 1998
                             (amounts in thousands)

          Column A                           Column B          Column C                      Column D                    Column E
          --------                           --------          --------       -------------------------------------     ----------
                                            Balance at        Charged to         Deduction -        Deduction -         Balance at
                                             beginning         Costs and      foreign currency       credit to            end of
       Description                            of year          Expenses         translation           reversal             year
       -----------                          ----------        ----------      ----------------     ----------------     ----------
2000
    Doubtful accounts                          $2,680              $847             $(23)              $(136)             $3,368
    Inventory reserves                          2,559               553               (7)               (112)              2,993
    Investments                                   626                                (68)               (112)                446
    Loan Provisions                               262                 2              (27)               (234)                  3
    Customer credits & discounts                  427                                                   (147)                280
    Warranty                                      330               100              ___                ____                 430
                                                  ---               ---                                                      ---
                                               $6,884            $1,502            $(125)              $(741)             $7,520
                                               ======            ======            ======              ======             ======

1999
    Doubtful accounts                        $  3,023           $   163        $     (65)           $   (441)           $  2,680
    Inventory reserves                          2,520               151              (12)               (100)              2,559
    Investments                                   734                                (98)                (10)                626
    Loan provisions                               309                 1              (41)                 (7)                262
    Customer credits and discounts                462                                                    (35)                427
    Warranty                                      347                                 (1)                (16)                330
                                             --------         ---------         ---------          ---------            --------

                                             $  7,395           $   315         $   (217)             $ (609)           $  6,884
                                              =======            ======          =======               ======            =======

1998
    Doubtful accounts                        $  3,043           $   317        $     (47)           $   (290)           $  3,023
    Inventory reserves                          3,151               813              (71)             (1,373)              2,520
    Investments                                 2,950                13             (151)             (2,078)                734
    Loan provisions                               327                 2              (20)                                    309
    Customer credits and discounts                349               113                                                      462
    Warranty                                      395                                                    (48)                347
                                             --------         ---------       ----------           ---------            --------

                                            $  10,215         $   1,258         $   (289)           $ (3,789)           $  7,395
                                             ========          ========          =======             ========            =======

                   DANUBIUS HOTEL AND SPA RT. AND SUBSIDIARIES

                                  CONSOLIDATED
                              FINANCIAL STATEMENTS

                                December 31, 2000
                       with Report of Independent Auditors

FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2000






TABLE OF CONTENTS



Report of Independent Auditors                                     2A and 2B

Consolidated Balance Sheets                                                3

Consolidated Statements of Income                                          4

Consolidated Statements of Changes in Shareholders' Equity                 5

Consolidated Statements of Cash Flows                                      6

Notes to the Consolidated Financial Statements                          7-27

                         Report of Independent Auditors


To the Shareholders of Danubius Hotel and Spa Rt.

We have audited the accompanying consolidated balance sheets of Danubius Hotel and Spa Rt. and its subsidiaries ("the Group") as at December 31, 2000 and 1999, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the two years then ended. These consolidated financial statements are the responsibility of the directors. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

The consolidated statements of income, changes in shareholders' equity and cash flows for the year ended December 31, 1998 were audited by other auditors whose report thereon dated March 12, 1999 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with International Standards on Auditing as promulgated by the International Federation of Accountants and generally accepted auditing standards in the United States. Those Standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by directors, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Group as at December 31, 2000 and 1999, and the results of its operations and its cash flows for each year in the two-year period then ended in accordance with International Accounting Standards as promulgated by the International Accounting Standards Committee.

Budapest,
March 20, 2001


KPMG Hungaria Kft.



Victor Kevehazi
Partner

                         Report of Independent Auditors



To the Shareholders and Board of Directors
Danubius Hotel and Spa Rt.


We have audited the accompanying consolidated balance sheet of Danubius Hotel and Spa Rt. and Subsidiaries as of December, 31 1998, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with International Standards on Auditing. Those Standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements give a true and fair view of the financial position of the Danubius Hotel and Spa Rt. and Subsidiaries as at December 31, 1998, and of the consolidated results of their operations and their cash flows for the year then ended in accordance with International Accounting Standards.


Ernst & Young Kft.
Budapest, Hungary
March 12, 1999

DANUBIUS HOTEL AND SPA RT. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(All amounts in HUF 000,000's)

                                                                         At December 31,
                                                     Notes            2000                1999
                                                    -------       --------------     ---------------
ASSETS
   Cash and cash equivalents                           3                  1,363                 920
   Accounts receivable                                 4                  2,476               2,382
   Inventory                                           5                    312                 279
   Other current assets                                6                  1,262               2,204
                                                                  --------------     ---------------

TOTAL CURRENT ASSETS                                                      5,413               5,785
                                                                  --------------     ---------------
   Fixed assets, net                                   7                 43,148              32,428
   Intangible assets, net                              8                  1,717               1,003
   Other non-current assets                            9                    270                 294
   Deferred tax assets                                 20                   150                   -
                                                                  --------------     ---------------

TOTAL NON-CURRENT ASSETS                                                 45,285              33,725
                                                                  --------------     ---------------

TOTAL ASSETS                                                             50,698              39,510
                                                                  ==============     ===============
LIABILITIES AND SHAREHOLDERS' EQUITY
   Trade accounts payable                                                 1,214               1,098
   Advance payments from guests                                             159                 146
   Other payable and accruals                          10                 2,252               1,694
   Current portion of long-term debt                   12                 2,763               1,646
                                                                  --------------     ---------------

TOTAL CURRENT LIABILITIES                                                 6,388               4,584
                                                                  --------------     ---------------

  Long-term debt                                       12                 8,007               3,665
  Deferred tax liabilities                             20                 1,006                   -
  Negative goodwill                                    11                 2,938               3,202
                                                                  --------------     ---------------

TOTAL NON-CURRENT LIABILITIES                                            11,951               6,867
                                                                  --------------     ---------------

MINORITY INTEREST                                      13                   641                   6
                                                                  --------------     ---------------
SHAREHOLDERS' EQUITY
   Share capital                                       14                 8,285               9,076
   Capital reserve                                                        8,224               7,280
   Treasury shares                                     14               (1,985)             (1,703)
   Translation reserve                                                      302                   -
   Retained earnings                                                     16,892              13,400
                                                                  --------------     ---------------

TOTAL SHAREHOLDERS' EQUITY                                               31,718              28,053
                                                                  --------------     ---------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                               50,698              39,510
                                                                  ==============     ===============

------------------------------------        ------------------------------------

The notes set out on pages 7 to 27 are the integral part of the consolidated
financial statements.                                                          3

DANUBIUS HOTEL AND SPA RT. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(All amounts in HUF 000,000's)
      Sandor Betegh, CEO                                       Janos Tobias, CFO

                                                                               Year ended December 31,
                                                            Notes           2000           1999          1998
                                                           ---------     -----------     ---------     ----------
REVENUE
   Rooms                                                                     16,929        14,991         14,352
   Food and beverage                                                          8,953         7,605          7,320
   Spa                                                                        2,577         1,552          1,545
   Interest income                                                              216           266            398
   Other revenue                                              17              2,703         2,128          1,997
                                                                         -----------     ---------      ----------
Total revenue                                                                31,378        26,542         25,612

COSTS AND EXPENSES
   Rooms                                                                      3,225         2,963          2,883
   Food and beverage                                                          5,918         5,190          5,178
   Spa                                                                          658           444            454
   Administrative and general                                 18             10,779         9,563          9,106
   Interest expense                                                             545           313            384
   Foreign currency loss                                                        656           137            973
   Depreciation                                                               2,912         2,363          1,280
   Other expenses                                             19              1,728         1,395          1,170
                                                                         -----------     ---------     ----------

Total costs and expenses                                                     26,421        22,368         21,428

Income before minority interest and income taxes                              4,957         4,174          4,184

Minority interest                                             13              (161)           (-)            (2)
                                                                         -----------     ---------     ----------

Income before taxes                                                           4,797         4,174          4,182
    Income tax expense                                        20              (915)         (772)          (717)
                                                                         -----------     ---------     ----------

Net profit for the year                                                       3,881         3,402          3,465
                                                                         ===========     =========     ==========

Basic earnings per share (expressed in HUF per share):        21                475           405            433
                                                                         ===========     =========     ==========


The notes set out on pages 7 to 27 are the integral part of the consolidated
financial statements.                                                          4

DANUBIUS HOTEL AND SPA RT. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
(All amounts in HUF 000,000's)

                                          Note    Share    Capital   Treasury   Retained     Translation    Total
                                                 capital   reserve    shares    earnings       reserve
                                         ------
JANUARY 1, 1998                                    8,000     7,329          -     7,550             -       22,879
Transfer: Capital Contribution             15                  681                (681)                          -
Net profit for the year                                                           3,465                      3,465
Purchase of treasury shares                                             (819)                                 (819)
                                                 -------- --------- ---------- -----------  ------------  ---------
DECEMBER 31, 1998                                  8,000     8,010      (819)    10,334               -     25,525
                                                 -------- --------- ---------- -----------  ------------  ---------
Issue of employee shares                   14      1,076     (968)                                             108
Stock exchange costs of employee shares                       (12)                                             (12)
issue
Net profit for the year                                                           3,402                      3,402
Dividend proposed                                                                 (336)                       (336)
Gain on treasury shares transactions       14                  250      (250)                                    -
Purchase of treasury shares                                             (634)                                 (634)
                                                 -------- --------- ---------- -----------  ------------  ---------
DECEMBER 31, 1999                                  9,076     7,280    (1,703)    13,400               -     28,053
                                                 -------- --------- ---------- -----------  ------------  ---------

Employee shares conversion to ordinary     14      (791)       791                                               -
shares
Stock exchange costs of employee shares                        (6)                                              (6)
issue
Tax effect of employee shares conversion   15                (136)                                            (136)
Net profit for the year                                                           3,881                      3,881
Dividend proposed                                                                 (389)                       (389)
Gain on treasury shares transactions       14                  282      (282)                                    -
1999 Dividend on treasury shares                                13                                              13
Translation reserve                                                                                 302        302
                                                 -------- --------- ---------- -----------  ------------  ---------
DECEMBER 31, 2000                                  8,285     8,224    (1,985)    16,892             302     31,718
                                                 ======== ========= ========== ===========  ============  =========


The notes set out on pages 7 to 27 are the integral part of the consolidated
financial statements.                                                          5

DANUBIUS HOTEL AND SPA RT. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(All amounts in HUF 000,000's)

                                                                                    Year ended December 31,
                                                                 Note          2000           1999           1998
                                                                --------    ------------    ----------    -----------
Cash flows from operating activities:
Income before minority interest and income taxes                                  4,957         4,174          4,184
Adjustments for:
Interest income                                                                   (216)         (266)          (398)
Interest expense                                                                    545           313            384
Depreciation and amortisation                                                     2,734         2,206          1,450
Unrealised foreign exchange loss on loans                                           192           899            949
Provision for write down of investments                                               -            16              -
Gain on sale of fixed assets                                                        (9)          (18)            (8)
Changes in assets and liabilities:
  Accounts receivable and other current assets                                      953         (884)          (240)
  Inventory (excluding effect of Lecebne's acquisition)                             (3)            25             53
  Accounts payable and other current liabilities                                    436           320           (14)
                                                                            ------------    ----------    -----------

Cash generated from operations                                                    9,589         6,785          6,360
  Dividend proposed                                                               (389)         (336)              -
  Interest paid                                                                   (490)         (310)          (478)
  Corporate income tax paid                                                     (1,170)         (854)          (950)
                                                                            ------------    ----------    -----------

NET CASH FLOW PROVIDED BY OPERATIONS                                              7,540         5,285          4,932
                                                                            ------------    ----------    -----------

Cash flows from investing activities:
Purchase of fixed assets                                                        (5,423)       (3,173)        (2,347)
Cash acquired on purchase of subsidiaries                                            99            10              -
Cash paid on acquisition of subsidiaries                        27              (5,929)       (1,023)           (13)
Adjustment of negative goodwill (Gama 45 s.r.o)                                    (86)             -              -
Interest received                                                                   268           315            439
Proceeds from disposal of investment                                                  -            20             34
Cash outflow from other non-current assets                                        (149)          (66)           (93)
Proceeds on sale of fixed assets                                                     32           189             23
                                                                            ------------    ----------    -----------

NET CASH FLOW USED IN INVESTING                                                (11,188)       (3,728)        (1,957)
                                                                            ------------    ----------    -----------

Cash flows from financing activities:
Net increase / (repayment) of long-term debt                                      4,220       (1,547)        (3,912)
Net cash flow effect of employee shares issue                                     (142)            96              -
Purchase of treasury shares                                                       (282)         (884)          (819)
Gain on treasury shares                                                             282           250              -
Dividend on treasury shares                                                          13             -              -
                                                                            ------------    ----------    -----------

NET CASH FLOW PROVIDED BY (USED IN) FINANCING                                     4,091       (2,085)        (4,731)
                                                                            ------------    ----------    -----------

Increase (Decrease) in cash and cash equivalents                                    443         (528)        (1,756)
Cash and cash equivalents at beginning of year                                      920         1,448          3,204
                                                                            ------------    ----------    -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                          1,363           920          1,448
                                                                            ============    ==========    ===========

DANUBIUS HOTEL AND SPA RT. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in HUF 000,000's)

1.   GENERAL

       Danubius Hotel and Spa Rt. ("Danubius" or "the Company") is a company limited by shares incorporated under the laws of the Republic of Hungary. The Company and its subsidiaries (the "Group") provide hospitality services in Hungary and the Czech Republic, with an emphasis on 4 and 5 star spa and city hotels.

       Danubius operated as a self-administered State enterprise (Danubius Hotel and Spa Company) controlled by an Enterprise Council until July 31, 1991. Effective July 31, 1991, Danubius was transformed into a company limited by shares and ownership was passed to the State Property Agency ("APV Rt."). In November 1992, a portion of Danubius' outstanding shares was publicly sold and such shares were listed for trading on the Budapest Stock Exchange.

       Danubius acquired from APV Rt. 85% of the shares of Hungaria Szalloda Rt. ("Hungar Hotels"), a company incorporated under the laws of Hungary and operating in the hotel industry in January 1997. Danubius acquired a further 14.78% of the shares from the employee consortium in September 1997. As to negative goodwill see Note 11.

       Danubius group was reorganised on January 1, 1999 (see Note 2).

       The Company acquired 100% shares in Gama 45 s.r.o (which owns a hotel in Marien Bad, Czech Republic) from Eeskoslovenska obchodni banka on December 14, 1999 (see Note 26).

       In April 2000 Danubius acquired a 64.98% stake in Leeebne Lazne SA, a Czech hotel company having operations in Marien Bad. Subsequently Danubius has acquired an additional 25.08% stake (in several installments). As at 31 December 2000 Danubius owned a 90.06% interest in Leeebne Lazne SA (see Note 27).

2.   SIGNIFICANT ACCOUNTING POLICIES

       BASIS OF PREPARATION

       Danubius Hotel and Spa Rt. and its subsidiaries maintain their official accounting records and prepare their financial statements for domestic purposes in accordance with national accounting regulations in Hungary and the Czech Republic as appropriate. The accompanying consolidated financial statements have been prepared in accordance with International Accounting Standards and, as a consequence, reflect adjustments not recorded in the Hungarian and Czech statutory records of the respective group companies.

       The consolidated financial statements are prepared in accordance with International Accounting Standards ("IAS"). There are no significant differences between these financial statements and those, which would be represented under generally accepted accounting principles in the United States.

       The consolidated financial statements are prepared in Hungarian Forint
       (HUF) and are presented in millions of forints.

DANUBIUS HOTEL AND SPA RT. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in HUF 000,000's)

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

       The consolidated financial statements are prepared under the historical cost convention. In connection with the transformation of the state enterprise into a limited liability company at July 31, 1991 the Company valued certain non-current assets to their estimated market values based on independent valuations. These amounts became the accounting and tax bases.

       The accounting policies have been consistently applied by the Group enterprises and are consistent with those used in the previous year.

       BASIS OF CONSOLIDATION

       Subsidiaries are those enterprises controlled by the Company. Control exists when the Company has the power, directly or indirectly, to govern the financial and operating policies of an enterprise so as to obtain benefits from its activities.

       The consolidated financial statements include the financial statements of Danubius Hotel and Spa Rt. and its significant subsidiaries after elimination of all material inter-company transactions and balances. There was a fair value adjustment to lands and hotel buildings of Leeebne Lazne SA for group consolidation (see Note 27).

       The Company's principal subsidiary holdings at December 31, 2000 are as follows:

                                                                            Shares held at    Shares held at
                 Name                      Principal        Country of        31 December       31 December
                                           Activity        Incorporation         2000              1999
Hungaria Szalloda-Ingatlankezelo Rt.        Property          Hungary             99.9%             99.9%
(formerly Hungaria Szalloda Rt.)           management

Danubius Szallodauzemelteto es
Szolgaltato Rt. (formerly Hotel
Helia Rt.)                              Hotel operator       Hungary             100%              100%

Hullam Kozos Vallalat                   Hotel operator       Hungary             100%              100%

Danubius Beta Hotels Kft.               Hotel operator       Hungary             100%              100%

HungarHotels Tours Kft.                  Travel agency       Hungary             100%              100%

Hotelreservierung und Reiseservice
fur Ungarn GmbH                          Travel agency       Germany             100%              100%

Leeebne Lazne SA                        Hotel operator        Czech             90.06%               -
                                                            Republic

Gama 45 s.r.o                           Hotel operator        Czech              100%              100%
                                                            Republic

Preventiv Rt.                           Security service     Hungary              51%                -

         Preventiv Rt. has been consolidated since July 1, 2000.

DANUBIUS HOTEL AND SPA RT. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in HUF 000,000's)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

       CASH AND CASH EQUIVALENTS

       Cash equivalents are liquid investments with original maturities of three months or less.

       INVENTORIES

       Inventories are stated at the lower of cost and net realisable value. The cost of inventories is determined on average cost basis.

       FIXED ASSETS

       Depreciation

       Fixed assets are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method. The rates used by the Group are 6% for buildings, 2.5% to 6% for building and leasehold improvements and 14.5% to 33% for machinery and equipment.

       Where the Group has the legal right to use a certain property the value of these rights is amortised over the term in which the Group holds the rights, including land handling rights on Margaret Island which are being amortised over 100 years.

       Refurbishment

       Significant refurbishment costs are capitalised and depreciated in accordance with the policy for buildings.

       Management have been unable to identify the cost of assets replaced during refurbishment projects prior to July 31, 1991 as the cost is included in the hotel valuation performed in 1991. The written down cost of these assets has not been removed from the fixed asset register. These fixed assets were mainly purchased prior to transformation into a company limited by shares and are carried at July 31, 1991 valuation. These replaced assets will continue to be depreciated in accordance with Company policy.

       INVESTMENTS

       Investments in which the Company has greater than 20% ownership but less than 50% (associated companies) are accounted for under the equity method. Other investments are carried at cost, less provision for any permanent diminution in value.

DANUBIUS HOTEL AND SPA RT. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in HUF 000,000's)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

       GOODWILL

       Goodwill arising on an acquisition represents the excess of the cost of the acquisition over the fair value of the net identifiable assets acquired. Goodwill is stated at cost less accumulated amortisation. Goodwill is amortised over 20 years. Negative goodwill arising on acquisition of subsidiaries is shown as deferred income and amortised over 20 years on a straight-line basis.

       INCOME TAXES

       Income tax on the profit or loss for the year comprises current and deferred tax. Deferred tax is provided using the balance sheet liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Currently enacted tax rates are used to determine deferred income tax.

       FINANCIAL STATEMENTS OF FOREIGN OPERATIONS

       The assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on consolidation, are translated to Hungarian Forint (HUF) at foreign exchange rates ruling at the balance sheet date. The revenues and expenses of foreign operations are translated to HUF at average annual foreign exchange rate. Foreign exchange differences arising on translation are recognised directly in equity.

       FOREIGN CURRENCY TRANSACTIONS

       Transactions arising in foreign currency are translated into the local currency of operation at the rate of exchange prevailing at the date of the transaction. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated into the local currency of operation at the year end rates of exchange. The resulting foreign currency exchange gains and losses are recognised in the statement of income.

       REVENUE RECOGNITION

       Rooms revenue is recognised on an accrual basis based on completed guest nights, net of VAT. Food and beverage and spa revenue is recognised on an accrual basis, net of VAT.

       PENSION PLAN

       The Company operates a defined contribution pension plan for Hungarian employees. Pension costs are charged against profit in the period in which the contributions are payable. The assets of the fund are held in a separate trustee administered fund.

DANUBIUS HOTEL AND SPA RT. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in HUF 000,000's)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

       FAIR VALUE OF FINANCIAL INSTRUMENTS

       The carrying values of financial instruments approximate fair values due to either the short-term duration or the proximity of interest rates of the various instruments to market rates.

       CHANGE IN ACCOUNTING ESTIMATE IN 1999

       In 1999 the Company changed its accounting estimate in respect of depreciation rates for buildings at the reorganisation of the group. Lands and buildings were contributed to Hungaria Szalloda-Ingatlankezelo Rt. (Property management company) and fixed assets at hotel units were sold to Danubius Szallodauzemelteto es Szolgaltato Rt. (Management company) at net book value on January 1, 1999. Continuing the depreciation of buildings with the prior depreciation rate of 2.5% on the `new' gross value (net book value) would have extended their useful life resulting in a longer depreciation period. Additionally, the individual hotel units were reviewed by the management, which indicated, that the buildings have various technical conditions. Therefore the management revised the depreciation rates for buildings from 2.5% to an average rate of 6% which resulted in increase of approximately HUF 734 million depreciation change for 1999 compared to 1998.

       SEGMENT REPORTING

       Segment information is presented in respect of the Company's business segments. The primary format, business segments, is based on the Company's management and internal reporting structure and consists of the following segments: hotel operations, property management and other services. Segment results, assets and liabilities include items directly attributable to a segment as well as those that can be allocated on a reasonable basis.

       Group operations are also presented in respect of geographical areas.

       USE OF ESTIMATIONS AND ASSUMPTIONS

       Preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions affecting the reported data on assets and liabilities, income and expenses, in the reporting period. Actual results may differ from these estimates and assumptions.

DANUBIUS HOTEL AND SPA RT. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in HUF 000,000's)


3. CASH AND CASH EQUIVALENTS

                                                           December 31,
                                                        2000          1999
                                                        ----          ----
      Cash in hand and at bank                          1,175          805
      Marketable securities                               188          115
                                                        -----         ----
                                                        1,363          920
                                                        =====         ====


4. ACCOUNTS RECEIVABLE

                                                           December 31,
                                                        2000          1999
                                                        ----          ----
      Trade receivables                                 1,556        1,370
      Receivable from non-consolidated subsidiaries        42           52
      Prepayments and accrued income                      502          453
      Taxes receivable                                    233          416
      Other receivables                                   399          353
      Provision for doubtful receivables                 (256)        (262)
                                                        -----         ----
                                                        2,476        2,382
                                                        =====        =====


5. INVENTORY

                                                           December 31,
                                                        2000          1999
                                                        ----          ----
      Food and beverages                                 214           187
      Materials                                           98            92
                                                        ----          ----
                                                         312           279
                                                        ====          ====


6. OTHER CURRENT ASSETS

      These comprise state treasury bonds with maturity between three months and one year.

DANUBIUS HOTEL AND SPA RT. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in HUF 000,000's)


7. FIXED ASSETS, NET

                                                                            Furniture,      Capital
                                                            Buildings and  fittings and   projects in
                                                   Land     improvements    equipment      progress        Total
                                                ----------- -------------- ------------- -------------- -------------
    COST/VALUATION:
    January 1, 2000                                5,020         28,695         5,764            643        40,122
    Effect of movements in exchange rates             31            376            58              -           465
    Acquisitions through business combination        512          6,651         1,282            128         8,573
    Adjustment arising from business                 315          2,310             -              -         2,625
    combination
    Other acquisitions                                 8          3,659         1,099            550         5,316
    Disposals                                          -           (13)          (20)              -          (33)
                                                ----------- -------------- ------------- -------------- -------------
    December 31, 2000                              5,886         41,678         8,183          1,321        57,068
                                                =========== ============== ============= ============== =============
    DEPRECIATION:

    January 1, 2000                                    -          4,263         3,431              -         7,694
    Effect of movements in exchange rates              -            124            39              -           163
    Acquisitions through business combination          -          2,319           999              -         3,318
    Depreciation charge for year                       -          1,707         1,048              -         2,755
    Disposals                                          -            (2)           (8)              -          (10)
                                                ----------- -------------- ------------- -------------- -------------
    December 31, 2000                                  -          8,411         5,509              -        13,920
                                                =========== ============== ============= ============== =============
    NET BOOK VALUE:

    December 31, 1999                              5,020         24,432         2,333            643        32,428
                                                =========== ============== ============= ============== =============
    December 31, 2000                              5,886         33,267         2,674          1,321        43,148
                                                =========== ============== ============= ============== =============

    The values of land and buildings occupied by the Company were determined with reference to a professional appraisal at April 30, 1991 on an open market existing use basis. Land and buildings occupied by the Hungarian subsidiary companies and Gama 45 s.r.o are shown at cost except for such assets from Hungar Hotels where land and buildings were revalued by an independent valuer at January 1, 1997.

    The `Acquisition through business combination' includes the effect of the acquisition of Leeebne Lazne SA's fixed assets at cost and the `Adjustment arising from business combination' discloses the fair value adjustment to its fixed assets.

    As to mortgages, see Note 12.

DANUBIUS HOTEL AND SPA RT. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in HUF 000,000's)

8. INTANGIBLE ASSETS, NET

                                                               Property      Software and
                                                  Goodwill   usage rights  other intangibles     Total
                                                ----------- -------------- ----------------- -------------
    COST
    January 1, 2000                                    -            538              678          1,216
    Acquisitions through business combinations       733              -               31            764
    Other acquisitions                                 -              -              107            107
                                                ----------- -------------- ----------------  -------------
    December 31, 2000                                733            538              816          2,087
                                                =========== ============== ================  =============
    DEPRECIATION:

    January 1, 2000                                    -             43              170            213
    Amortisation charge for year                      22              5              130            157
                                                ----------- -------------- ----------------  -------------
    December 31, 2000                                 22             48              300            370
                                                =========== ============== ================  =============
    NET BOOK VALUE:

    December 31, 1999                                  -            495              508          1,003
                                                =========== ============== ================  =============
    December 31, 2000                                711            490              516          1,717
                                                =========== ============== ================  =============

    The goodwill of HUF 733 million represents the excess of the acquisition cost of Leeebne Lazne SA over the fair value of its net identifiable assets acquired (See Note 27).

    Effective August 1, 1991 (transformation into a company limited by shares), ownership of land and buildings was passed to Danubius, except for the land on which the Margaret Island hotels are located. This land is not subject to "handling rights" or private ownership. The operation of the two hotels on Margaret Island is authorised by license from the XIII. Municipality of Budapest. Included in intangible assets is HUF 490 million relating to the usage right of real estate on Margaret Island.

DANUBIUS HOTEL AND SPA RT. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in HUF 000,000's)


9. OTHER NON-CURRENT ASSETS

                                                            December 31,
                                                         2000          1999
                                                      ------------   ----------
      Investment in non consolidated subsidiaries            166          179
      Loans given to Danube Travel Ltd.                       51           51
      Loans given to employees                                45           56
      Other investments, unquoted                              8            8
                                                      ============   ==========
                                                             270          294
                                                      ============   ==========

         The book values of the non-consolidated subsidiaries are:

                                                                  2000             1999
       Name                               Principal activity ---------------  ----------------
                                                              NBV    Share %    NBV   Share %
       Danube Travel Ltd.                 Travel agency          61    100        61    100
       Marcali Szalloda Kft.              Hotel                  51     50        51     50
       Kastelykert Kft.                   Hotel                  43    100        43    100
       Solar Kemping Kft.                 Hotel                   -      -        19    100
       Hungaria Hotel und Reisen
       GmbH (Hannover)                    Travel agency           9    100         3    100
       Hotel Kastely Kft.                 Hotel                   2     50         2     50
                                                             ------           ------
                                                                166              179
                                                             ======           ======

       The above subsidiaries are immaterial to the Group and accordingly have not been consolidated.

       DANUBE TRAVEL LTD.

       Danube Travel Ltd., a travel agency incorporated in London was acquired in 1997 for GBP 230,000. The Company also provided a GBP 150,000 interest free loan to Danube Travel Ltd., which is due to be repaid by 2004. The investment in Danube Travel Ltd. was written down by HUF 16 million in 1999.

       MARCALI SZALLODA KFT.

       The Company contributed an amount of HUF 51 million in cash to Marcali Szalloda Kft. and the local municipality of Marcali contributed land valued at HUF 49 million in 1999. Danubius is considering a spa hotel construction in Marcali.

       KASTELYKERT KFT.

       Kastelykert Kft. owns a residence in Buk, however the property is not marketable due to administrational restrictions. Kastelykert Kft. currently is a non-operational company.

DANUBIUS HOTEL AND SPA RT. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in HUF 000,000's)


10. OTHER PAYABLE AND ACCRUALS

                                                  December 31,
                                               2000          1999
                                            ------------   ----------
      Payroll                                      374          305
      Social security                              203          184
      Taxes payable                                472          386
      Dividends payable                            389          336
      Other provisions                              74           54
      Accrued expense                              506          295
      Other                                        234          134
                                            ------------   ----------
                                                 2,252        1,694
                                            ============   ==========


11. NEGATIVE GOODWILL

       Negative goodwill arises on the following acquisitions:

                                                      December 31,
                                                   2000          1999
                                                ------------   ----------
      Hungar Hotels                                  2,993        2,993
      Hotel Helia                                      154          154
      Gama 45 s.r.o. (see Note 26)                     407          493
      Accumulated amortisation                        (616)        (438)
                                                ------------   ----------
                                                     2,938        3,202
                                                ============   ==========


12. LONG TERM DEBT

                                                      December 31,
                                                  2000            1999
                                                ---------      ----------
       1 year                                     2,763            1,646
       1 to 2 years                               2,273            2,958
       2 to 5 years                               3,981              696
       over 5 years                               1,753               11
                                                ---------      ----------
       Total long term debt                      10,770            5,311
       Amounts maturing in
       less than one year                        (2,763)          (1,646)
                                                ---------      ----------
                                                  8,007            3,665
                                                =========      ==========

DANUBIUS HOTEL AND SPA RT. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in HUF 000,000's)

12. LONG TERM DEBT (CONTINUED)


       Outstanding loans include the following:

                                                                                      December 31,
                                                                                2000                1999
                                                                             ----------           ---------
       Danubius Hotel and Spa Rt.
       --------------------------
       1. Creditanstalt short term DEM 15 million loan at interest rate of
       LIBOR + 0.75-0.95%, secured by mortgages on the Buk and
       Sarvar Hotels.                                                           2,042               2,615
       2. MKB long term DEM 10 million loan at interest rate of LIBOR +
       0.75%, secured by mortgages on the Budapest Hilton.                      1,355               1,306
       3. MKB long term USD 6.6 million loan at interest rate of LIBOR +
       0.75%, secured by mortgages on the Budapest Hilton.                      1,887                   -
       4. MKB long term DEM 10 million loan at interest rate of EURIBOR +
       0.75%, secured by mortgages on the Budapest Hilton.                      1,355                   -

       Danubius Szallodauzemelteto es Szolgaltato Rt.
       -----------------------------------------------
       K&H Bank long term DEM 7.5 million loan, interest rate of LIBOR +
       1.25% secured by mortgage on the Hotel Helia.                            1,017               1,305

       Hungaria Szalloda-Ingatlankezelo Rt.
       ------------------------------------
       MKB long term EURO 7.5 million loan, interest rate of EURIBOR +
       0.75%, secured by mortgages on the Hotel Radisson SAS Beke and
       Hotel Flamenco.                                                          1,997                   -

       Leeebne Lazne SA
       ----------------
       Komercni banka long term loan at average interest rate of 6%,
       secured by mortgages on buildings.                                         830                   -

       Other bank loans                                                           287                  85
                                                                               ------               -----
       Total debt                                                              10,770               5,311
                                                                               ======               =====


       LIBOR was 6.44% and EURIBOR was 4.88% at December 31, 2000.

DANUBIUS HOTEL AND SPA RT. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in HUF 000,000's)


13. MINORITY INTEREST

                                                              December 31,
                                                           2000          1999
                                                        ----------   ----------
      Hungaria Szalloda-Ingatlankezelo Rt.                     6            6
      Preventiv Rt                                            20            -
      Leeebne Lazne SA                                       615            -
                                                        ----------   ----------
                                                             641            6
                                                        ==========   ==========

                                                              December 31,
                                                           2000          1999
                                                        ----------   ----------
      Opening balance                                          6           72
      Income attributable to minority shareholders           161            -
      Share in subsidiary acquired from minority
      shareholders                                             -         (66)
      Minority share in subsidiaries acquired                474            -
                                                        ----------   ----------
                                                             641            6
                                                        ==========   ==========


14. SHARE CAPITAL

                                                              December 31,
                                                           2000          1999
                                                        ----------   ----------
      Ordinary shares                                       8,285        8,000
      Employee shares                                           -        1,076
                                                        ----------   ----------
                                                            8,285        9,076
                                                        ==========   ==========


       Registered share capital at December 31, 2000 consist of 8,285,437 (1999: 8 million) authorised and issued ordinary shares, each of par value HUF 1,000.

       In accordance with requirements under the terms of the Companies privatisation in 1991 and to a shareholders' resolution passed at the Annual General Meeting in April 1998 the privatisation refund received from APV Rt. was used for the employee share issue. The employee share issue increased the Company's share capital by HUF 1,076 million in 1999, which was funded as to 90% from the capital reserve of the Company and 10% by employees' cash contributions. In April 2000, the Annual General Meeting of the Company approved the conversion of the employee shares into ordinary shares based on the weighted average share price on the Budapest Stock Exchange during the month preceding this decision. At the conversion 3.77 employee shares were equivalent to one ordinary share. The share capital was decreased by HUF 791 million against the capital reserve.

       Danubius owns 374,523 of its shares which cost HUF 1,985 million (1999:
       HUF 1,703 million and 374,523 shares). These shares are shown as a component of shareholders' equity. The Hungarian Companies Act requires these shares to be sold within one year from the date of purchase. The gain of HUF 282 million on treasury shares sold and subsequently repurchased was recorded as capital reserve in 2000 (1999: HUF 250 million).

DANUBIUS HOTEL AND SPA RT. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in HUF 000,000's)

15. CAPITAL CONTRIBUTION

       In accordance with the Hungarian Privatisation Act of 1989 which allowed 20% of the proceeds of certain shares sold by APV Rt. to be paid to the Company as a capital contribution the Company received HUF 1,076 million in 1997. The Company was required to issue shares to the employees from this amount (see Note 14).

       In addition to the capital contribution the Company received HUF 831 million (HUF 681 million net of tax) late payment interest determined by reference to the date of the shares sold by APV Rt. The Company received legal advice that the late payment interest received during 1997 must be included in the employee share issue. Consequently, in 1998 the HUF 681 million after tax late payment interest has been transferred to the capital reserve. In the prior year financial statements this item was recorded as extraordinary income net of tax.

       The market value of ordinary shares provided to employees at employee share conversion was approximately HUF 1.6 billion excluding the tax liability on employee share conversion (total of HUF 968 million employee share increase from capital reserve plus late payment interest of HUF 681 million net of tax). The tax liability on employee share conversation of HUF 136 million was charged to the capital reserve.

16. RETAINED EARNINGS

       Dividends are only available for payment from the Company's retained earnings calculated according to the Hungarian Accounting Law. The amount available for distribution as dividends at December 31, 2000 is HUF 18,338 million.

       If dividends are paid to non-resident shareholders, a withholding tax of up to 20% must be paid. The rate of tax payable is dependent on the residency of the shareholder, which may reduce this rate of tax. The withholding tax is also payable by resident citizen shareholders (resident legal entities are exempt).

17. OTHER REVENUE

                                               2000          1999        1998
                                            -----------   ---------   ---------
      Rental income                                481         503        575
      Telecommunications                           319         431        474
      Sport/ fitness                               101          94         89
      Travel agency revenue                        297          90        119
      Income from other hotel services             214         268        260
      Profit from sale of treasury bonds           454         300        230
      Negative goodwill amortisation               178         158        166
      Gain on sale of fixed assets                   9          18          8
      Other financial income                       353         198          -
      Other revenue                                297          68         76
                                            ===========   =========   =========
                                                 2,703       2,128      1,997
                                            ===========   =========   =========

DANUBIUS HOTEL AND SPA RT. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in HUF 000,000's)

18. ADMINISTRATIVE AND GENERAL EXPENSES

                                                                   2000          1999           1998
                                                                 ---------    ----------     ---------
      Payroll and related costs                                    4,788         4,140         3,932
      Utility costs                                                1,289         1,049         1,061
      Maintenance expenses                                           831           905         1,024
      Management fees to CP Holding (related party)                  294           244            81
      Management fees to hotel chains (Hilton, Radisson SAS)         336           289           337
      Marketing expenses                                             450           480           477
      Bank and insurance fees                                        327           344           287
      Commissions and discounts provided                             348           317           150
      Professional and membership fees                               336           299           203
      Telecommunication charges                                      405           273           248
      Rental expense                                                 276           246           243
      Security costs                                                 197           111            94
      Miscellaneous expenses                                         902           866           969
                                                                 ---------    ----------     ---------

                                                                  10,779         9,563         9,106
                                                                 =========    ==========     =========

19. OTHER EXPENSES

                                                                   2000          1999           1998
                                                                 ---------    ----------     ---------
      Local taxes                                                    599           453           291
      Tourism contribution (tax)                                     486           436           431
      Property taxes                                                 175           165           129
      Increase in provisions                                          64           128             -
      Other                                                          404           213           319
                                                                 ---------    ----------     ---------

                                                                   1,728         1,395         1,170
                                                                 =========    ==========     =========

20. INCOME TAXES

                                                                   2000          1999           1998
                                                                 ---------    ----------     ---------
      Current tax expense                                            959           772           717
      Deferred tax income                                           (44)             -             -
                                                                 ---------    ----------     ---------
      Income tax expense                                             915           772           717
                                                                 =========    ==========     =========

      A reconciliation of the difference between the Company's income tax and the tax at the statutory tax rate, is shown in the following table:

                                                                            2000          1999           1998
                                                                         -----------    ----------     ---------
      Income before tax and minority interest                                4,957         4,174         4,184
                                                                         ===========    ==========     =========
      Statutory tax rate (%)                                                    18            18            18

      Theoretical tax                                                          892           751           753
      Changes in tax burden as a result of:
         Differences in tax rates                                             (18)             -             -
         Net effect of deferred tax of Czech subsidiaries                     (26)             -             -
         Differences between financial statement measurement
         principles and those for tax purposes                                  67            21          (36)
                                                                         -----------    ----------     ---------
      Income tax expense                                                       915           772           717
                                                                         ===========    ==========     =========

DANUBIUS HOTEL AND SPA RT. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in HUF 000,000's)

20. INCOME TAXES (CONTINUED)

       Hungarian operations
       --------------------

       The corporate income tax rate in Hungary for 2000 was 18%. The tax effect of temporary differences, which will give rise to a future tax benefit less a valuation allowance for those differences which are not expected to reverse in the near future, are stated below.

                                           2000          1999          1998
                                        -----------    ----------    ----------
       Provision                                31            42           37
       Depreciation                             56            51          119
                                        -----------    ----------    ----------
                                                87            93          156
       Less: valuation allowance               (87)          (93)        (156)
                                        -----------    ----------    ----------
       Net deferred tax                          -             -            -
                                        ===========    ==========    ==========

       Czech operations
       ----------------

       The corporate income tax rate in Czech Republic for 2000 was 31%. The current tax expense of HUF 192 million was the tax liability of Leeebne Lazne SA for the post acquisition period. No current tax expense was charged by Gama 45 s.r.o as it utilised tax loss carry-forwards. The deferred tax income of HUF 44 million is attributable to the movements in temporary differences during the year.

       DEFERRED TAX ASSETS AND LIABILITIES

       Deferred tax assets and liabilities of the Czech operations as at 31 December 2000 are attributable to the followings:

                                                                 Assets        Liabilities
                                                                 ------        -----------
       Property, plant and equipment                                27              24
       Fair value adjustment on lands and hotel buildings            -             800
       Provisions for receivables                                   10               -
       Repairs and maintenance provision                             -             173
       Employee benefits                                            15               -
       Tax value of loss carry-forwards                             85               -
       Other items                                                  13               9
                                                                 ------        -----------
                                                                   150           1,006
                                                                 ======        ===========

       There was a fair value adjustment of HUF 2.6 billion made to the fixed assets (primarily land and hotel buildings) of Leeebne Lazne SA for the group consolidation. The respective deferred tax liability on fair value adjustment (31% on revaluation surplus) also was provided for.

       Leeebne Lazne SA recorded a provision for repairs and maintenance of CZK 74 million (HUF 555 million) in its Czech statutory accounts as at December 31, 2000 covering the future repair expenses of its premises, which is in compliance with Czech accounting and tax legislation. This provision was reversed for group consolidation to comply with IAS and the respective deferred tax liability of HUF 173 million was set up.

       Deferred tax asset of HUF 85 million was recognised in respect of Gama 45 s.r.o's tax loss carry-forwards. The company leased its hotel premise to Leeebne Lazne SA in 2001, which will generate sufficient income to utilise tax loss carry-forwards.

DANUBIUS HOTEL AND SPA RT. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in HUF 000,000's)


21. EARNINGS PER SHARE

       The calculation of basic earnings per share is based on the net income attributable to ordinary shareholders (before dividend proposed) of HUF 3,881 million (1999: HUF 3,402 million) and a weighted average number of ordinary share outstanding during the period of 8,174,457 (1999:
       8,404,476).

                                                                                     December 31,
                                                                         2000             1999             1998
                                                                    -------------    -------------    -------------
       Issued ordinary shares at the beginning of the year             8,000,000        8,000,000       8,000,000
       Own shares held at the beginning of the year                    (374,523)        (230,898)               -
                                                                    -------------    -------------    -------------
       Qualifying ordinary shares at beginning of the year             7,625,477        7,769,102       8,000,000
       Effect of own shares repurchased during the year                        -         (82,002)         (6,542)
       Effect of employee shares issued                                  358,688          717,376               -
       Effect of employee shares converted to ordinary shares            190,292                -               -
                                                                    -------------    -------------    -------------
       Weighted average number of ordinary shares                      8,174,457        8,404,476        7,993,458
                                                                    =============    =============    =============

       Net profit for the year in million HUF                              3,881            3,402            3,465
                                                                    -------------    -------------    -------------

       Basic earnings per share (HUF/share)                                  475              405              433
                                                                    =============    =============    =============

22. COMMITMENTS

       At December 31, 2000 the Company had outstanding commitments to spend HUF 4 billion on complete refurbishment and renovations of the Thermal Hotel Margitsziget (Hungary), which is due to be completed by mid 2001.

       Leeebne Lazne SA plans to spend approximately CZK 1.7 billion (HUF 13 billion) on hotel refurbishment and construction over the next reporting periods. There is a CZK 24 million (HUF 180 million) commitment at December 31, 2000.

23. CONTINGENT LIABILITY

       In 1997, the Company was reviewed by the tax and the social security authorities. The authorities claimed net HUF 76 million tax and social security including penalties (and including HUF 17 million VAT which may be recovered). The Company has challenged the findings of the review and in 1997 raised a provision of HUF 24 million. There was no change in the status of this contingent liability in 2000.

24. LEGAL MATTERS

       Prior to May 1995 Hotel Gellert was managed by the Company based on a verbal agreement with APV Rt. as the ownership right of the hotel was not clear. On May 15, 1995 the court decided that the ownership right of the hotel was due to the Company and the Company paid HUF 1,419 million to APV Rt. The Land Registration Office was unable to complete the registration of the legal ownership right as the Gellert hotel and Gellert spa are built on the same land as the spa owned by Budapest Gyogyfurdoi es Hevizei Rt. (Budapest Spa). Budapest Spa is challenging the validity of a contract between the Company and APV Rt. at the court as a prepurchase right of Budapest Spa relating to Gellert hotel was not taken into consideration. There is no change in the status of this litigation in 2000.

DANUBIUS HOTEL AND SPA RT. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in HUF 000,000's)


25. PENSION PLAN

       The Company's employees participate in State pension plans to which employers and employees pay contributions. The pension liability resides with the State both in Hungary and Czech Republic.

       Danubius has a pension plan in addition to the State plan, which is available for all Hungarian employees after half-year employment. The contribution expense was HUF 188 million (1999: HUF 179 million). The contribution is paid on 5% of the employee salary. The assets of the fund are held in separate trustee administered funds and are not included in these financial statements.

26. ACQUISITION OF GAMA 45 S.R.O IN 1999


      Effect on the consolidated financial statements:

      BALANCE SHEET AT JUNE 30, 1999        Gama 45 s.r.o
      Fixed assets                                  1,399
      Current assets                                   54
      Long term liabilities                         (896)
      Other short term liabilities                   (15)
                                            -------------
      Net assets                                      542

      Less: Purchase consideration                      7
      Acquisition costs                                42
                                            -------------

      Negative goodwill                               493
                                            -------------


       The Company acquired 100% of the shares in Gama 45 s.r.o from Eeskoslovenska obchodni banka for USD 30,000 (HUF 7 million) on December 14, 1999, and also paid USD 3.57 million in settlement of a loan of USD
       6.6 million owed by Gama 45 s.r.o. to the bank.

       No financial information was available at December 31, 1999 in respect of Gama 45 s.r.o. other than the balance sheet as at June 30, 1999 which was used as the basis for the 1999 consolidation. An adjustment of HUF 86 million was made to negative goodwill in 2000, which reflected additional information relating to 1999 and additional acquisition costs paid in 2000. The adjusted negative goodwill on Gama 45 s.r.o acquisition amounted to HUF 407 million.

DANUBIUS HOTEL AND SPA RT. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in HUF 000,000's)


27. ACQUISITION OF LEEEBNE LAZNE SA IN 2000


       Effect on the consolidated financial statements:

      BALANCE SHEET AT DECEMBER 31, 2000                        Lecebne Lazne SA
      Fixed assets                                                        5,286
      Fair value adjustment to fixed assets                               2,626
      Deferred tax liability on fair value adjustment                     (814)
      Current assets                                                        756
      Loans                                                             (1,047)
      Net deferred tax liability                                          (121)
      Other short term liabilities                                        (358)
      Translation reserve                                                 (136)
      Post acquisition profit                                             (576)
                                                                       --------
      Net assets                                                          5,616
      Danubius Group' share of Net assets (90.06%)                        5,058
      Less: Purchase consideration                                        5,831
               Acquisition costs                                             68
      Add:  Post acquisition profit attributable to 22% share             (108)
                                                                       --------
      Goodwill                                                              733
                                                                       ========


       In May 2000 Danubius acquired a 64.98% stake in Leeebne Lazne SA (a Czech hotel company having operations in Marien Bad) from QUORUM Pro a.s. for CKS 632 million (HUF 4.5 billion). An additional 3.08% of the shares were purchased in several instalments between May and November 2000. Danubius acquired a further 22% stake after a public offer for CKS 143 million (HUF 1.1 billion) in December 2000. Danubius share holding amounted to 90.06% at December 31, 2000.

       The share acquisitions were primarily financed from bank loans of USD
       6.6 million, EURO 7.5 million, DEM 10 million and also group resources.

       The cash outflow on Leeebne Lazne SA acquisition amounted to HUF 5.8 billion, which consists of the purchase consideration and acquisition costs less cash acquired.

       Leeebne Lazne SA was consolidated from June 1, 2000 and the consolidated financial statements include seven months operations for 2000. There was a fair value adjustment of HUF 2.6 billion made to the fixed assets (primarily land and hotel buildings) of the subsidiary based on an internal valuation analysis supported by an external UK property specialist. The respective deferred tax liability on fair value adjustment (31% on revaluation surplus) also was accounted for. The acquisition resulted in a goodwill of HUF 733 million, which will be amortised over twenty years on the straight-line basis.

       Danubius expects to achieve 100% ownership in 2001.

DANUBIUS HOTEL AND SPA RT. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in HUF 000,000's)


28. RELATED PARTY TRANSACTIONS

       The Group transactions with related parties are summarised as follows:

                                              2000         1999         1998
                                           -----------   ----------   ----------
      Management fee to CP Holding                294          244          81
      Rental fee to Interag Rt.                   165          155         130
      Services provided by Interag Rt.             46           26          54
      Service provided to Interag Rt.            (11)            -           -
      Service provided by Investor Rt.             15           15          26
      Service provided to Investor Rt.            (8)            -           -


       Related party receivables and liabilities are not significant as at December 31, 2000.


29. SEGMENT REPORTING

       BUSINESS SEGMENTS

                                       Hotel          Property         Other       Elimination      Consolidated
                                     Operation       Management      Services
Revenue                                30,356              49            973                -           31,378
Inter-segment revenue                     118           6,420          5,540         (12,078)                -
----------------------------------------------------------------------------------------------------------------
Total revenue                          30,474           6,469          6,513         (12,078)           31,378
================================================================================================================

Profit (loss) per segment               1,440           2,822          (381)                -            3,881

Current assets                          4,923           6,112          5,997         (11,619)            5,413
Non-current assets                     10,277          26,533         36,076         (27,601)           45,285
Current liabilities                     3,628           3,332          6,763          (7,335)            6,388
Non-current liabilities                 2,408           2,001          4,647            2,895           11,951
Minority share                            615               6             20                -              641
================================================================================================================
Net assets                              8,549          27,306         30,643         (34,780)           31,718
================================================================================================================

       Inter-segment revenue consists of property rental fees paid by hotel units to the property management segment and re-invoicing of fixed assets purchased by the Company on behalf of property and hotel management segments. Current assets and current liabilities primarily consist of inter-company rental fees. Non-current assets elimination is basically the equity consolidation.

       The Czech subsidiaries are included in the Hotel operation segment (see Geographical segments for details).

DANUBIUS HOTEL AND SPA RT. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in HUF 000,000's)


29. SEGMENT REPORTING (CONTINUED)

       GEOGRAPHICAL SEGMENTS

                                       Operations in     Operations in      Elimination      Consolidated
                                          Hungary       Czech Republic
       Revenue                             28,264            3,114                  -            31,378
       Inter-segment revenue                    -                -                  -                 -
       --------------------------------------------------------------------------------------------------
       Total revenue                       28,264            3,114                  -            31,378
       ==================================================================================================

       Profit (loss) per segment            3,160              721                  -             3,881

       Current assets                       4,497              916                  -             5,413
       Non-current assets                  41,748            9,561             (6,024)           45,285
       Current liabilities                  5,636              752                  -             6,388
       Non-current liabilities              9,824            1,730                397            11,951
       Minority interest                       26              615                  -               641
       ==================================================================================================
       Net assets                          30,759            7,380             (6,421)           31,718
       ==================================================================================================

       Eliminations basically include the equity consolidation and loan provided to Gama 45 s.r.o.


30. FINANCIAL INSTRUMENTS

       The Group has financial assets, which include, inter alia, cash and cash equivalents, investments in state treasury bonds and accounts receivable. The Group has financial liabilities, which include, inter alia, bank loans, suppliers and accounts payable. The fair values of these financial instruments are not materially different from their stated value.

       Currency risk
       -------------

       The Company's sales prices are primarily quoted in Deutschmarks or US dollars and income is received in hard currencies or Hungarian forints.

       The Group has loans of DEM 42.5 million, USD 6.6 million and EURO 7.5 million outstanding at year-end (see Note 12).

       Management believes that its sales revenue is substantially protected against the effects of Forint devaluation against hard currencies and has not therefore regularly entered into foreign currency hedging contracts or other derivative products.

DANUBIUS HOTEL AND SPA RT. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in HUF 000,000's)


30. FINANCIAL INSTRUMENTS (CONTINUED)

       Interest rate risk
       ------------------

       Interest rates on loans are listed in Note 12. Management did not enter into any interest rate hedging contract as management believes the contracted interest rates are favourable for the Company.

       Credit risk
       -----------

       Financial assets which may be subject to credit risk consist of short term investments, cash at bank and trade receivables. Short term investments are government securities, cash is held at major Hungarian banks and the provision for doubtful receivables reflects credit risk on trade receivables. The Company has no significant concentrations of credit risk.

31. SUBSEQUENT EVENTS

       On January 1, 2001 Villa Butterfly, the hotel property owned by Gama 45 s.r.o., was leased to Leeebne Lazne SA. The annual rental fee according to the agreement is CZK 9 million (HUF 68 million) and major operating costs are born by the lessee including depreciation.

       In March 2001 Danubius Hotel and Spa Rt. tendered for a subsidy of HUF 500 million from the Hungarian Government in frame of `Szechenyi Plan' for the reconstruction of Hotel Nador in Pecs. The amount will be provided to Danubius in line with the progress of the respective hotel reconstruction. The estimated completion of Hotel Nador is the end of 2002.

       Danubius Group is considering to revise its accounting estimate in respect of the depreciation policy of hotel buildings in view of the major renovations performed in 1999/2000 periods and plans for 2001. The depreciation rates for hotel buildings will be 3.5-5% since January 1, 2001 depending on the technical condition of the individual hotel units. The estimated effect for the 2001 financial statements is a lower depreciation charge by HUF 230 million.

                                                                    EXHIBIT 21.1
                                                                    ------------

                               IIC INDUSTRIES INC.

                              List of Subsidiaries
                              --------------------

INVESTOR RT. (Hungary)
             Interag Rt. (Hungary)
                         Kompakt Auto Kft. (Hungary)
                         Interag Autohaz Kft. (Hungary)
                         Motor Pedo, Kft. (Hungary)
                         Frigoland Kft. (Hungary)
                         H.H.H. Udvarhaz Kft. (Hungary)

             Agrimill-Agrimpex Rt. (Hungary)
                         Agrimpex International Ltd. (UK)
                         Boma Kft. (Hungary)

ISRAEL TRACTORS AND EQUIPMENT CO. LTD. (Israel)
                  Ambache Engineering, Ltd. (Israel)

BALTON C.P. LIMITED (England)
            Amiran Zambia Ltd. (Zambia)
            Telkor Communications Systems, Ltd. (Zambia)
            Ghana Smartcomm Ltd. (Ghana)
            Bamari Limited (Kenya)
            Amiran Communications, Ltd. (Kenya)
            Dizengoff Ghana Ltd. (Ghana)
            Amiran Kenya Ltd. (Kenya)
            Balton Tanzania Ltd. (Tanzania)
            Balton BV-DWA (Nigeria) Ltd. (Nigeria)
            Balton (U) Ltd. Uganda (Uganda)
            Dizengoff (WA) Nigeria Limited (Nigeria)
            Balton SNES S.A. (Ivory Coast)

                                                                       EXHIBIT E

                                  FORM 10-K/A-1
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

(MARK  ONE)

[X]             ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934
                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000

                                       OR

[ ]               TRANSACTION REPORT PURSUANT TO SECTION 13 OR
                  15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
                     FOR THE TRANSITION PERIOD FROM      TO

                         COMMISSION FILE NUMBER: 811-854

                               IIC INDUSTRIES INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


DELAWARE                                                 13-5675984
(STATE OR OTHER JURISDICTION OF                          (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                           IDENTIFICATION NO.)


                               171 MADISON AVENUE
                            NEW YORK, NEW YORK 10016
          (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)


       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (212) 889-7201
        SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT: NONE



TITLE OF EACH CLASS                    NAME OF EACH EXCHANGE ON WHICH REGISTERED
-------------------                    -----------------------------------------
      N/A                                                  N/A

           SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                          COMMON STOCK, $0.25 PAR VALUE
                          -----------------------------
                                (TITLE OF CLASS)

     Indicate by check mark whether the Registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ].

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ X ]

The purpose of this amendment is to include the predecessor auditor `s Report of Independent Certified Public Accountants, which is attached.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders
IIC Industries, Inc.

We have audited the accompanying statements of income, stockholders' equity and cash flows of IIC Industries, Inc. for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of income, stockholders' equity and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of income, stockholders' equity and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the results of operations. We believe that our audit of the statements of income, stockholders' equity and cash flows provides a reasonable basis for our opinion.

In our opinion, the statements of income, stockholders' equity and cash flows referred to above present fairly, in all material respects, the results of operations of IIC Industries, Inc. for the year ended December 31, 1998, in conformity with accounting principles generally accepted in the United States of America.

We have also audited Schedule II of IIC Industries, Inc. and Subsidiaries for the year ended December 31, 1998. In our opinion, this schedule presents fairly, in all material respects, the information required to be set forth therein.



/s/ GRANT THORNTON LLP
Melville, New York
March 25, 1999

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:   April 19, 2001

                                         IIC Industries Inc.

                                         By: /s/ Sir Bernard Schreier
                                                 --------------------
                                         Sir Bernard Schreier, Chairman
                                            of the Board and President
                                            (Principal Executive Officer)

         Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons in the capacities and on the dates indicated.


SIGNATURE                                   TITLE                     DATE
---------                                   -----                     ----


/s/ Sir Bernard Schreier            Chairman of the Board,        April 19, 2001
--------------------------------    President and Director
Sir Bernard Schreier                (Principal Executive
                                    Officer)

/s/ John E. Smith                   Director (Principal           April 19, 2001
--------------------------------    Financial Officer and
John E. Smith                       Chief  Accounting Officer)

                                                                       EXHIBIT F

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                               ------------------

                                    FORM 10-Q

(MARK ONE)

|X| QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2001

                                       OR

|_| TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ___________ to _______________

                         Commission file number: 0-27860

                              IIC Industries, Inc.

                      -----------------------------------

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                             Delaware                                                    13-567594
-------------------------------------------------------------------        ---------------------------------------
                 (STATE OF OTHER JURISDICTION OF                                    (IRS IDENTIFICATION
                  INCORPORATION OR ORGANIZATION)                                          NUMBER)

                171 Madison Avenue; New York, N.Y.                                         10016
-------------------------------------------------------------------        ---------------------------------------
             (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                                    (ZIP CODE)


REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (212) 889-7201

                           ----------------------------------------------------
                            FORMER NAME, FORMER ADDRESS AND FORMER FISCAL YEAR,
                                       IF CHANGED SINCE LAST REPORT.

Indicate by check whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days Yes x No
                                     --
                      APPLICABLE ONLY TO CORPORATE ISSUERS:

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date: 5,693,472 shares of common stock outstanding at April 30, 2001.

                              FINANCIAL INFORMATION


  ITEM 1. FINANCIAL STATEMENTS


          Consolidated Balance Sheets                                  Page
          at March 31, 2001                                            ----
          and December 31, 2000                                        3

          Consolidated Statements of Operations and Comprehensive
          Loss for the Three Months Ended
          March 31, 2001 and March 31, 2000                            5

          Consolidated Statement of Cash Flows
          for the Three Months Ended
          March 31, 2001 and March 31, 2000                            6

          Notes to Consolidated Financial
          Statements                                                   7

                      IIC Industries, Inc. and Subsidiaries

                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)
                (dollar amounts in thousands, except share data)






                                                        MARCH 31,             December 31,
                                     ASSETS               2001                    2000
                                                       -----------              ---------

CURRENT ASSETS
    Cash and cash equivalents                             $10,272                 $9,486
    Accounts receivable, net                               41,416                 45,477
    Inventories, net (Note C)                              35,796                 31,744
    Other current assets                                    9,235                  8,475
                                                            -----                  -----

         Total current assets                              96,719                 95,182

DUE FROM AFFILIATE                                          1,630                  3,300

PROPERTY AND EQUIPMENT, NET                                22,989                 23,555

INVESTMENTS                                                57,286                 57,421

OTHER ASSETS                                                2,483                  2,281
                                                            -----                  -----

                                                         $181,107               $181,739
                                                         ========               ========











The accompanying notes are an integral part of these statements.

                      IIC Industries, Inc. and Subsidiaries

                                   (UNAUDITED)
                (dollar amounts in thousands, except share data)




                                                                                         MARCH 31,             December 31,
                      LIABILITIES AND STOCKHOLDERS' EQUITY                                 2001                     2000
                                                                                        -----------              ---------


CURRENT LIABILITIES
    Accounts payable                                                                        $22,126               $25,367
    Bank loans                                                                               21,586                15,661
    Current maturities of long-term debt                                                        675                   608
    Accrued expenses and other payables                                                      13,462                12,357
    Due to related parties                                                                    2,908                 2,618
    Advances from customers                                                                   3,058                 2,706
                                                                                              -----                 -----


         Total current liabilities                                                           63,815                59,317

LONG-TERM DEBT, less current portion                                                          4,919                 5,348

DUE TO AFFILIATES                                                                               864                   825

OTHER LIABILITIES AND DEFERRED
    CREDITS                                                                                   7,819                 7,699

MINORITY INTERESTS                                                                           14,117                14,247
                                                                                             ------                ------

                                                                                             91,534                87,436

CONTINGENCIES (Note D)

STOCKHOLDERS' EQUITY
    Common stock, $0.25 par value per share;
       Authorized 7,200,000 shares; issued
       6,343,224 shares                                                                       1,586                 1,586
    Additional paid-in capital                                                               22,941                22,941
    Retained earnings                                                                       112,310               115,128
    Accumulated other comprehensive loss                                                    (44,539)              (42,627)
    Less treasury stock - at cost (649,752 shares)                                           (2,725)               (2,725)
                                                                                             -------             --------

                                                                                             89,573                94,303
                                                                                             ------                ------

                                                                                           $181,107              $181,739
                                                                                           ========              ========


The accompanying notes are an integral part of these statements.

                      IIC Industries, Inc. and Subsidiaries
          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
                                   (UNAUDITED)
                (dollar amounts in thousands, except share data)




                                                                                          THREE MONTHS ENDED MARCH 31,
                                                                                        ------------------------------
                                                                                           2001                 2000
                                                                                           ----                 ----

Net sales                                                                               $38,547                $37,071
Cost of sales                                                                            29,813                 27,654
                                                                                         ------                 ------

         Gross profit                                                                     8,734                  9,417

Selling, general and administrative expenses                                              9,570                  9,435
                                                                                          -----                  -----

         Operating (loss) income                                                           (836)                   (18)
                                                                                           -----                   ----

Other income (expenses)
    Interest income                                                                         319                    432
    Equity in (loss) earnings of affiliates                                              (1,675)                  (663)
    Foreign currency loss (Note B)                                                         (100)                  (780)
    Gain on sale of noncurrent assets, net                                                  477                  2,076
    Interest expense                                                                       (499)                  (582)
    Other, net                                                                              138                    822
                                                                                            ---                    ---

         (Loss) Income before income taxes and
             minority interest                                                           (2,176)                 1,287

Income taxes                                                                               (220)                     3
                                                                                            ---                      -
         (Loss) Income before minority interests                                         (2,396)                 1,290

Minority interests                                                                         (422)                   156
                                                                                            ---                    ---

         NET (LOSS) INCOME                                                              $(2,818)                $1,446

Other comprehensive loss:

           Foreign currency translation adjustments                                      (1,912)                (1,847)
                                                                                        -------                 -------
           COMPREHENSIVE  (LOSS)                                                        $(4,730)                 $(401)
                                                                                        ========               ========

Basic and diluted net (loss) income per common share                                     $(0.49)                 $0.25
                                                                                         =======                 =====

Basic average number of common shares outstanding                                      5,693,472             5,693,472
                                                                                       =========             =========



The accompanying notes are an integral part of these statements

                      IIC Industries, Inc. and Subsidiaries

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                          (dollar amounts in thousands)





                                                                                          THREE MONTHS ENDED MARCH 31,
                                                                                         -----------------------------
                                                                                          2001                    2000
                                                                                          ----                    ----


Net cash (used in) provided by operating activities                                      $(4,532)                $3,188
                                                                                         --------                ------
Cash flows from investing activities
    Purchase of property and equipment                                                      (991)                  (640)
    Purchase of investments                                                               (2,271)                (3,645)
    Advances from affiliates                                                               1,853                    339
    Proceeds on disposal of property and equipment                                           797                    104
    Proceeds on disposal of investments                                                      265                  2,732
                                                                                             ---                  -----

         Net cash (used in) provided by investing activities                                (347)                (1,110)
                                                                                            -----                -------
Cash flows from financing activities
    Issuance of long-term debt                                                               231
    Principal payments of long term debt                                                     (68)                   (21)
    Net receipts (payments) of short-term bank loans                                       5,777                 (5,120)
                                                                                           -----                 -------
         Net cash  provided by (used in)  financing activities                             5,940                 (5,141)
Effect of exchange rate on cash                                                             (275)                  (190)
                                                                                            -----                  -----

         Net increase (decrease) in cash and cash equivalents                                786                 (3,253)
         during the period

Cash and cash equivalents at beginning of period                                          $9,486                  9,563
                                                                                           -----             ----------
Cash and cash equivalents at end of period                                               $10,272                 $6,310
                                                                                         =======                 ======
Supplemental disclosure of cash flow information:
    Cash paid during the period for
       Interest                                                                             $545                   $763
       Income taxes                                                                          213                     65





The accompanying notes are an integral part of these statements.

                      IIC Industries, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)



NOTE A - BASIS OF PRESENTATION

     The consolidated financial statements included herein which have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission, include the accounts of IIC Industries, Inc. and all material majority-owned subsidiaries (collectively the "Company"). All material intercompany transactions and balances have been eliminated. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations.

     In the opinion of management, the consolidated financial statements contain all adjustments which are those of a normal recurring accrual nature and disclosures necessary to present fairly the financial position of the Company as of March 31, 2001 and December 31, 2000 and the results of operations and cash flows for the three months ended March 31, 2001 and March 31, 2000.


NOTE B - FOREIGN CURRENCY TRANSLATION

     Investor Rt ("Investor"), a majority-owned subsidiary, uses the local currency, the Hungarian forint, as its functional currency and translates all assets and liabilities at year-end exchange rates, all income and expense accounts at average rates and records adjustments resulting from the translation in a separate component of shareholders' equity.

     The Israel Tractors and Equipment Company Limited ("Israel Tractor") and , Balton C.P. Limited ("Balton"), a wholly-owned and a majority-owned subsidiary, respectively, use the US dollar as the functional currency, since the dollar is the currency in which most of the significant business of Israel Tractor and Balton is conducted, or to which it is linked. These subsidiaries translate monetary assets and liabilities at year-end exchange rates and nonmonetary assets and liabilities at historical rates. Income and expense accounts are translated at the rate of exchange prevailing at the date of transaction, except that depreciation is translated at historical rates. Adjustments resulting from the translation of these entities are included in results of operations.

     Transactions arising in a foreign currency are translated into the functional currency at the rate of exchange effective at the date of the transaction and gains or losses are included in results of operations.

                      IIC Industries, Inc. and Subsidiaries

                                   (UNAUDITED)



NOTE C - INVENTORIES

     Inventories are as follows:

                                            MARCH 30,              December 31,
                                              2001                     2000
                                            -------                    -----

        Raw materials                        $7,169                   $5,326
        Work-in-progress                      1,322                    1,887
        Finished goods                       27,305                   24,531
                                             ------                   ------

                                            $35,796                  $31,744
                                            =======                  =======


NOTE D - CONTINGENCIES

     The Company has given a guarantee to the bankers of Balton amounting to $2.1 million. The guarantee is in respect of various outstanding letters of credit given by the bankers of certain of Balton's creditors.

     Investor and certain subsidiaries are potentially liable with respect to certain guarantees of debt and other financial instruments of other related and nonrelated companies to the extent of approximately $ 1.8 million.


NOTE E - INVESTMENT IN AFFILIATE

     At March 31, 2001, the Company's effective ownership percentage of Danubius, Rt. ("Danubius"), a publicly traded company, was approximately 49.35% at a cumulative cost of approximately $49 million. Danubius owns a number of hotels in Hungary and the Czech Republic, which specialize in spa facilities.

                      IIC Industries, Inc. and Subsidiaries

                                   (UNAUDITED)





NOTE E (CONTINUED)

     Accordingly, the Company accounted for this investment under the equity method at March 31, 2001. Under this method, the investment is carried at cost plus the Company's share of earnings or losses less distributions. Since the Company's share of the underlying net assets of Danubius exceeded the cost at the various purchase dates, the excess of the fair value of the net assets acquired over the cost is amortized over a period of forty years.


     The following is summarized financial information of Danubius (in thousands), which was prepared in accordance with international accounting standards. There were no significant differences between international accounting standards and generally accepted accounting standards in the United States:

                                           MARCH 31, 2001                 MARCH 31, 2000
                                           --------------                 --------------


         Current assets                           $16,242                        $24,597
         Noncurrent assets                        161,775                        127,609
         Current liabilities                       21,325                         15,505
         Noncurrent liabilities                    54,387                         27,150
         Stockholders' equity                     102,305                        109,551


                                      THREE MONTHS ENDED             THREE MONTHS ENDED
                                           MARCH 31, 2001                MARCH 31, 2000
                                           --------------                --------------


         Sales                                    $18,211                        $16,897
         Operating (loss) income                   (2,972)                          (578)
         Net (loss) income                         (3,728)                          (546)

                      IIC Industries, Inc. and Subsidiaries

                                   (UNAUDITED)




NOTE F- NEW ACCOUNTING PRONOUNCEMENT

         In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133. "Accounting for Derivative Instruments and for Hedging Activities" ("Statement 133"). In June 2000 the FASB issued Statement of Financial Accounting Standards Board No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activity, an Amendment of SFAS No. 133 ("Statement 138"). Statement 133 and Statement 138 require companies to recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. They also require that changes in fair value of a derivative be recognized currently in the statement of operations unless specific hedge accounting criteria are met. The Company adopted Statement 133 and Statement 138 on January 1, 2001. The adoption of Statement 133 and Statement 138 had no material impact on the Company's balance sheet or statement of operations.

ITEM 2.       MANAGEMENT'S DISCUSSION AND ANALYSIS OF
              FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL
     The Company is presently operated as a holding company with subsidiaries in three principal operating geographic areas: (1) Investor RT, a Hungarian holding company ("Investor" or "Investor Group"), which through its subsidiaries, engages in a variety of commercial activities in Hungary; (2) The Israel Tractors and Equipment Company Limited ("Israel Tractor"), an Israeli corporation, which distributes tractors and related heavy machinery in Israel and (3) Balton C.P. Limited, an English holding company with African subsidiaries ("Balton CP") engaged in trading activities in several African countries.


     The Company has three primary areas of operation with respect to its subsidiaries:
     (a)      Investor and its subsidiaries in Hungary
     (b)      Israel Tractor in Israel
     (c) Balton CP and its subsidiaries in Nigeria, Ghana, Zambia, Tanzania, Kenya, Uganda and the Cote D'Ivoire.

     The Company has five principal business segments:
     (a)      vehicle sales and service
     (b)      processing/storage of agricultural products
     (c)      the distribution of tractors and other heavy equipment
     (d)      the sale of agricultural, communications and electrical equipment
     (e) other industries including retail and wholesale consumer products and corporate.

RESULTS OF OPERATIONS

              The table below sets forth for fiscal quarters ended March 31, 2001 and 2000, certain information with respect to the results of operations of the Company and its principal subsidiaries.


Three Months Ended                     Net Sales              Gross Profit           Income (loss)       Net Income (Loss)
------------------                     ---------              ------------           before Income       ----------------
March 31, 2001                                                                    Taxes and Minority
--------------                                                                         Interests
                                                                                       ---------

                                   Amount          %         Amount         %       Amount       %       Amount        %
                                   ------         ---        ------        ---      ------      ---      ------       ---
                               (In thousands)           (In thousands)          (In thousands)       (In thousands)

IIC Industries Inc.                     --        --           --          --       $(768)     (35.2)    $(790)     (28.0)
(parent company)

Israel Tractors &                  $13,802      35.8         $2,895      33.1      (1,100)     (50.6)   (1,214)    ( 43.1)
Equipment Co. (Israel)

Balton CP Group (Africa)            12,116      31.4          3,591      41.1          79        3.6        89        3.2

Investor RT Group                   12,629      32.8          2,248      25.8        (387)     (17.8)     (903)     (32.1)
(Hungary)                           ------      ----          -----     -----        -----     -----      -----     ------
                                   $38,547     100.0         $8,734     100.0     $(2,176)    (100.0)  $(2,818)    (100.0)
                                   =======     =====         ======     =====     ========     =====   ========     =====


Three Months Ended                 Net Sales              Gross Profit         Income (loss)       Net Income (Loss)
------------------                 ---------              ------------         before Income       ----------------
March  31, 2000                                                             Taxes and Minority
---------------                                                                  Interests
                                                                             ------------------
                               Amount         %         Amount          %       Amount       %       Amount         %
                               ------        ---        ------         ---      ------      ---      ------        ---
                           (In thousands)           (In thousands)          (In thousands)       (In thousands)

IIC Industries Inc.               --          --           --           --     $1,862     144.7      $1,850       127.9
(parent company)

Israel Tractors &            $13,133        35.4       $3,500         37.2        169      13.1         211        14.6
Equipment Co. (Israel)

Balton CP Group (Africa)      11,959        32.3        3,890         41.3       (355)    (27.6)       (179)      (12.4)

Investor RT Group             11,979        32.3        2,027         21.5       (389)    (30.2)       (436)      (30.1)
(Hungary)                     ------        ----        -----        -----      -----    --------     -----      ------
                             $37,071       100.0       $9,417        100.0     $1,287     100.0      $1,446       100.0
                             =======       =====       ======        =====     ======     =====      ======       =====

CONSOLIDATED RESULTS OF OPERATIONS

     The table below sets forth for the three months ended March 31, 2001 and 2000, certain information with respect to the results of operations of the Company and its five principal business segments.

                                Three Months Ended March 31, 2001                   Three Months Ended March 31, 2000
                                                       Income (Loss) before                             Income (Loss) before
                                                         Income Taxes and                                 Income Taxes and
                                     Net Sales          Minority Interest            Net Sales            Minority Interest
                                     ---------          -----------------            ---------           ------------------
                                 Amount       %         Amount        %       Amount         %          Amount          %
                            (In thousands)          (In thousands)        (In thousands)           (In thousands)
-----------------------------------------------------------------------------------------------------------------------------

Vehicle sales and              $2,852        7.4        $  60        2.8      $2,991       8.0           $75         5.8
distribution (Investor)

Processing/storage of           9,732       25.2          702       32.3       7,991      21.6          (219)      (17.0)
agricultural products
(Investor)

Other Industries including         45        0.2       (1,917)     (88.1)        997       2.7         1,617       125.7
corporate

Tractors and heavy equipment   13,802       35.8       (1,100)     (50.6)     13,133      35.4           169        13.1
(Israel Tractor)

Agricultural, communications   12,116       31.4           79        3.6      11,959      32.3          (355)      (27.6)
and electrical equipment       ------       ----           --        ---      ------      ----           -----     ------
(Balton CP)
                              $38,547      100.0      $(2,176)    (100.0)    $37,071     100.0        $1,287       100.0
                              =======      =====      ========     =====     =======     =====        ======       =====



         INVESTOR

     The operations of three of the Company's segments are conducted in Hungary through Investor. Investor's business is significantly affected by general conditions in Hungary.

     Vehicle Sales and  Distribution Segment

     o Net Sales for the three months ended March 31, 2001 decreased by approximately $139,000, or approximately 4.6%, as compared to the corresponding period in 2000.


     o There was Income before Minority Interests and Income Taxes for the three months ended March 31, 2001 of $60,000 as compared to income of $75,000 in the corresponding period in 2000.

     The decrease in Net Sales and in Income before Income Taxes and Minority Interests was primarily due to tight competition in the marketplace. Consumers are delaying purchasing and servicing their vehicles.




Processing/Storage of Agricultural Products Segment

o Net Sales for the three months ended March 31, 2001 increased by approximately $1.7 million or 22%, as compared to the corresponding period in 2000. The increase in Net Sales was primarily due to an increase in demand of the Company's products both on the domestic and export markets. However, market conditions remain competitive and unpredictable.

     o The Income before Income Taxes and Minority Interest for three months ended March 31, 2001 , was $702,000 compared to Loss before Income Taxes and Minority Interest of $219,000 for the corresponding period in 2000. This increase in income was primarily due to maintaining margins while increasing turnover (approximately $450,000 of the increase) and a gain on disposal of two surplus properties of $477,000.



Other Industries

     o Net Sales for the three months ended March 31, 2001 decreased by approximately $952,000 as compared to the corresponding period in 2000. This decrease in 2001 was primarily due to a subsidiary being sold and another subsidiary being reclassified as an investment held for sale.

     o The Loss before Income Taxes and Minority Interest was approximately $1,917,000 for the three months ended March 31, 2001 compared to income of approximately $1,617,000 for the three months ended March 31, 2000. The decrease in income arose primarily due to the higher equity loss from the Danubius investment in 2001 and the inclusion in the first three months of 2000 of a gain on a sale of equity shares in an oil and gas venture for approximately $2.1 million.



         ISRAEL TRACTOR: TRACTORS AND HEAVY EQUIPMENT SEGMENT

     o Net Sales for the three months ended March 31, 2001 increased by $669,000,or approximately 5% as compared to the corresponding period in 2000.

     o The Loss before Income Taxes and Minority Interest for the three months ended March 31, 2001 was $1,100,000 as compared to income of $169,000 for the corresponding period in 2000.

         The political situation in Israel has remained volatile throughout the period, leading to difficult business conditions. An operating loss was incurred in the first three months of 2001, together with a one time charge for bad debt, legal cases and redundancy provisions.

         BALTON CP: AGRICULTURAL, COMMUNICATIONS AND ELECTRICAL EQUIPMENT
         SEGMENT

     o Net Sales for the three months ended March 31, 2001 increased by $157,000 million or approximately 1.3%, as compared to the corresponding period in 2000.

     o Income before Income Taxes and Minority Interests for the three months ended March 31, 2001 increased by approximately $434,000, as compared to the corresponding period in 2000, as a result of the sale in the first three months of 2000 of a joint venture which produced a loss of $355,000.

Analysis of other income and expense

Interest income. Interest income decreased for the three months ended March 31, 2001 by $113,000, or approximately 26%, to $319,000.

Interest expense. Interest expense in the three months ended March 31, 2001, increased by $83,000, or approximately 14%, to approximately $499,000.

Income before Income Taxes and Minority Interests. Loss before Income Taxes and Minority Interests in the first three months ended March 31, 2001 was approximately $2,176,000, compared to Income before Income Taxes and Minority Interest in the first three months of 2000 of approximately $1,287,000.



INCOME TAXES

The Company may be subject to tax in some or all of the foreign countries in which it has operations. However, foreign taxes imposed on the Company's income may qualify as a foreign income tax and therefore be eligible for credit against the Company's United States income tax liability subject to certain limitations set out in the Internal Revenue Code of 1986, as amended (or alternatively, for deduction against income in determining such liability). The limitations set out in the Code include, among others, computation rules under which foreign tax credits allowable with respect to specific classes of income cannot exceed the United States federal income taxes otherwise payable with respect to each class of income. Foreign income taxes exceeding the credit limitation for the year of payment or accrual can be carried back for two taxable years and forward for five taxable years, in order to reduce United States federal income taxes, subject to the credit limitations applicable in each of such years. Other restrictions on the foreign tax credit include a prohibition on the use of the credit to reduce liability for the United States corporate alternative minimum taxes by more than 90%.



LIQUIDITY AND CAPITAL RESOURCES

     The Company has financed its operations through funds generated internally and through cash and cash equivalents available at the beginning of 2001. At March 31, 2001, IIC Industries Inc.,

(the "Parent Company"), and its wholly-owned Israel Tractor subsidiary, had working capital of $16.5 million, including cash and cash equivalents of $3.9 million. Cash of subsidiaries that are not wholly-owned (including the Investor Group and the Balton CP Group) is generally not available for use by the Parent Company or other subsidiaries (except to the extent paid to the Parent Company as reimbursement for general overhead paid by the Parent Company or as management fees) other than in the form of dividends, if and when declared. Dividends to the Parent Company from its Israel Tractor subsidiary are subject to a withholding tax of 15% to 25%. The Parent Company does not expect to receive cash dividends or other distributions in the foreseeable future from any of its subsidiaries.

     At March 31, 2001, Israel Tractor, Investor and Balton had outstanding short-term indebtedness of approximately $7.8 million, $6.6 million and $7.1 million, respectively.

     At March 31, 2001, Israel Tractor, Investor and Balton had unused lines of short-term credit of $670,000, $2.6 million and $4.8 million, respectively.

     During the first three months of 2001, Israel Tractor, Investor, and Balton made capital expenditures of $566,000; $167,000 and $258,000 respectively, for the purchase of equipment and vehicles and improvements to property. Such expenditures were made from internally generated funds. At March 31, 2001, the Company had no significant capital commitments.


INFLATION

     Inflation has been a persistent aspect of the Hungarian economy in recent years, although the annual rate of inflation has been predictable and has therefore been taken into account by the government and private businesses. Inflation has contributed to the devaluation of the Hungarian currency and has therefore had an effect on Investor's financial condition.

     Inflation in Israel was moderate in 2000 and during the first three months of 2001, and therefore did not significantly affect operations in that country. Revaluation of the Israeli shekel against the U.S. Dollar in the first three months of 2001 was insignificant.

     Significant rates of inflation persisted in the African countries where Balton CP operates, triggering significant devaluations of local currencies.


NEW ACCOUNTING PRONOUNCEMENT

         In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133. "Accounting for Derivative Instruments and for Hedging Activities" ("Statement 133"). In June 2000 the FASB issued Statement of Financial Accounting Standards Board No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activity, an Amendment of SFAS No. 133 ("Statement 138"). Statement 133 and Statement 138 require companies to recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. They also require that changes in fair value of a derivative be recognized currently in the statement of operations unless specific hedge accounting criteria are met. The Company adopted Statement

         133 and Statement 138 on January 1, 2001. The adoption of Statement 133 and Statement 138 had no material impact on the Company's balance sheet or statement of operations.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

DISCLOSURE ABOUT FOREIGN CURRENCY RISK

Substantially all of the Company's revenues are derived from foreign operations. As such, its income is significantly affected by fluctuations in currency exchange rates and by currency controls. Most of the countries where the Company operates such as Hungary and several African countries do not have freely convertible currencies and their currencies have been subject to devaluations in recent years. In particular, during 2000 and the three months ended March 31, 2001, the income from the Company's Hungarian, and African subsidiaries was significantly reduced by losses arising from foreign exchange transactions due to significant currency devaluations against the U.S. dollar. The Hungarian currency, which floats against a basket of two currencies (the U.S. dollar and the European Currency Unit) underwent devaluations against the U.S. dollar at the rate of 12% during 2000. Since the beginning of 2001, the Hungarian currency has been further devalued by approximately 7% against the U.S. Dollar. Since the functional currency for Investor is the Forint, these devaluations have resulted in certain currency translation adjustments directly impacting stockholders' equity. Furthermore, certain of the African countries such as Zambia and Uganda operate in hyper-inflationary economies.

Derivative financial instruments are utilized by the Company to reduce foreign exchange risk and price risk relating to its heavy equipment distribution and agricultural commodity business. The Company does not hold or issue derivative financial instruments for trading purposes.

Israel Tractor enters into foreign currency forward contracts and call option contracts to reduce the impact of fluctuations of certain currencies against the U.S. dollar. Gains and losses resulting from such transactions are reflected in the results of operations. These contracts reduce exposure to currency movements resulting primarily from nondollar-denominated trade receivables and the Israeli tax effects of dollar-denominated trade purchases.

At March 31, 2001, Israel Tractor had foreign currency forward contracts, with notional values of $1 million, to purchase and sell Israeli shekels. All of the contracts mature in the next six months.

Current pricing models were used to estimate the fair values of foreign currency forward contracts, and call options. The counterparties to these contracts are creditworthy multinational commercial banks or other financial institutions, which are recognized market makers.

DISCLOSURE ABOUT INTEREST RATE RISK

          The Company is subject to market risk from exposure to changes in interest rates based on its financing, investing, and cash management activities. The Company utilizes a balanced mix of debt maturities along with both fixed-rate and variable-rate debt to manage its exposures to changes in interest rates. The Company does not expect changes in interest rates to have a material effect on income or cash flows in 2001, although there can be no assurances that interest rates will not significantly change.

                                OTHER INFORMATION

ITEM 1.    LEGAL PROCEEDINGS

             None

ITEM 2.    CHANGES IN SECURITIES AND USE OF PROCEEDS

             None

ITEM 3.    DEFAULTS UPON SENIOR SECURITIES

             None

ITEM 4.    SUBMISSION OF MATTERS TO VOTE OF SECURITY HOLDERS

             None

ITEM 5.    OTHER INFORMATION

             None

ITEM 6.    EXHIBITS AND REPORTS ON FORM 8-K

             None

                                   SIGNATURES


     In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



Date:  May 18, 2001
                                       IIC INDUSTRIES, INC.



                                       By: /s/ Fortunee F. Cohen
                                          ------------------------------
                                            Fortunee F. Cohen, Secretary


                                       By: /s/ John E, Smith
                                          -------------------------
                                            John E. Smith, Director,
                                            (Principal Financial Officer
                                             and Chief Accounting Officer).

                                   SIGNATURES


         In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



Date:  ________________, 2001

                                       IIC INDUSTRIES, INC.



                                       By:
                                          -------------------------------------
                                              Fortunee F. Cohen, Secretary

                                       By:
                                          -------------------------------------
                                              John E. Smith, Director,
                                            (Principal Financial Officer
                                             and Chief Accounting Officer).

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               ------------------

                                    FORM 10-Q

                                   (MARK ONE)

 [X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE
                                   ACT OF 1934

                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2001

                                       OR

     [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

          FOR THE TRANSITION PERIOD FROM ___________ TO _______________

                         COMMISSION FILE NUMBER: 0-27860

                              IIC INDUSTRIES, INC.

                       -----------------------------------

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)




                DELAWARE                                   13-567594
-----------------------------------------            ----------------------
    (STATE OF OTHER JURISDICTION OF                   (IRS IDENTIFICATION
     INCORPORATION OR ORGANIZATION)                          NUMBER)

  171 MADISON AVENUE; NEW YORK, N.Y.                          10016
-----------------------------------------            ----------------------
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                   (ZIP CODE)


       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (212) 889-7201

              ----------------------------------------------------
               FORMER NAME, FORMER ADDRESS AND FORMER FISCAL YEAR,
                          IF CHANGED SINCE LAST REPORT.

Indicate by check whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days Yes x No
                                     --

                      APPLICABLE ONLY TO CORPORATE ISSUERS:

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date: 5,693,472 shares of common stock outstanding at August 14, 2001.

                              FINANCIAL INFORMATION


  ITEM 1. FINANCIAL STATEMENTS


          Consolidated Balance Sheets                                  Page
          at June 30, 2001                                            ----
          and December 31, 2000                                        3

          Consolidated Statements of Income and Comprehensive
          Income for the Six Months Ended
          June 30 2001 and June 30, 2000                               5

          Consolidated Statements of Income and
          Comprehensive Income for the Three Months                    6
          Ended June 30, 2001 and June 30,2000


          Consolidated Statement of Cash Flows
          for the Six Months Ended
          June 30, 2001 and June 30, 2000                              7

          Notes to Consolidated Financial
          Statements                                                   8

                      IIC Industries, Inc. and Subsidiaries

                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)
                (dollar amounts in thousands, except share data)




                                             JUNE 30,           December 31,
                               ASSETS          2001                 2000
                                            -----------         -----------

CURRENT ASSETS

    Cash and cash equivalents                  $11,353              $9,486
    Accounts receivable, net                    53,550              45,477
    Inventories, net (Note C)                   42,269              31,744
    Other current assets                        10,602               8,475
                                                 -----               -----

         Total current assets                  117,774              95,182

DUE FROM AFFILIATE                               1,630               3,300

PROPERTY AND EQUIPMENT, NET                     29,214              23,555

INVESTMENTS                                     60,668              57,421

OTHER ASSETS                                     6,106               2,281
                                                 -----               -----

                                              $215,392            $181,739
                                              ========            ========









The accompanying notes are an integral part of these statements.

                      IIC Industries, Inc. and Subsidiaries

                                   (UNAUDITED)
                (dollar amounts in thousands, except share data)





                                                        JUNE 30,    December 31,
              LIABILITIES AND STOCKHOLDERS' EQUITY        2001          2000
                                                       ----------   ------------


CURRENT LIABILITIES

    Accounts payable                                     $30,317      $25,367
    Bank loans                                            27,538       15,661
    Current maturities of long-term debt                   1,089          608
    Accrued expenses and other payables                   18,535       12,357
    Due to related parties                                   777        2,618
    Advances from customers                                6,859        2,706
                                                           -----        -----


         Total current liabilities                        85,115       59,317

LONG-TERM DEBT, less current portion                       6,692        5,348

DUE TO AFFILIATES                                              0          825

OTHER LIABILITIES AND DEFERRED
    CREDITS                                                5,793        7,699

MINORITY INTERESTS                                        22,505       14,247
                                                          ------       ------

                                                         120,105       87,436

CONTINGENCIES (Note D)

STOCKHOLDERS' EQUITY
    Common stock, $0.25 par value per share;
       Authorized 7,200,000 shares; issued
       6,343,224 shares                                    1,586        1,586
    Additional paid-in capital                            22,941       22,941
    Retained earnings                                    115,689      115,128
    Accumulated other comprehensive loss                 (42,204)     (42,627)
    Less treasury stock - at cost (649,752 shares)        (2,725)      (2,725)
                                                          -------    --------

                                                          95,287       94,303
                                                          ------       ------

                                                        $215,392     $181,739
                                                        ========     ========



The accompanying notes are an integral part of these statements.

                      IIC Industries, Inc. and Subsidiaries
          CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                                   (UNAUDITED)
                (dollar amounts in thousands, except share data)





                                                       SIX MONTHS ENDED JUNE 30,
                                                       -------------------------
                                                          2001          2000
                                                          ----          ----


Net sales                                              $93,254         $83,955
Cost of sales                                           71,632          64,340
                                                        ------          ------

         Gross profit                                   21,622          19,615

Selling, general and administrative expenses            22,828          19,473
                                                         ------          ------

         Operating (loss) income                        (1,206)            142
                                                          -----            ----

Other income (expenses)
    Interest income                                        573             579
    Equity in  earnings of affiliates                      735           1,711
    Foreign currency gain/loss (Note B)                    348          (1,434)
    Gain on sale of noncurrent assets, net                 629           2,181
    Interest expense                                    (1,416)         (1,028)
    Other, net                                             946           1,946
                                                           ---             ---

          Income before income taxes and
             minority interest                             609           4,097

Income taxes                                               (12)           (263)
          Income before minority interests                 597           3,834

Minority interests                                         (36)            254
                                                           ---             ---

         NET INCOME                                       $561          $4,088

Other comprehensive loss:

           Foreign currency translation adjustments        423          (2,155)
                                                       -------          -------
           COMPREHENSIVE  INCOME                          $984          $1,933
                                                       ========        ========

Basic and diluted net  income per common share           $0.10           $0.72

Basic average number of common shares outstanding     5,693,472       5,693,472
                                                      =========       =========




The accompanying notes are an integral part of these statements

                      IIC Industries, Inc. and Subsidiaries

                  CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                               (UNAUDITED)
                    ( dollar amounts in thousands, except share data)


                                                      THREE MONTHS ENDED JUNE 30
                                                      --------------------------
                                                          2001          2000
                                                          ----          ----


 Net Sales                                              $54,707        $46,884
 Cost of sales                                           41,820         36,686
                                                         ------         ------

    Gross profit                                         12,887         10,198

Selling,general and administrative expenses              13,257         10,038
                                                         ------         ------

     Operating loss/ income                                (370)           160

Other income(expenses)
  Interest income                                           254            147
  Equity in earnings of affiliates                        2,410          2,374
  Foreign currency gain/loss                                448           (654)
  Gain on sale of noncurrent assets,net                     152            105
  Interest expense                                         (917)          (446)
  Other,net                                                 808          1,124
                                                            ---          -----


    Income before income taxes and minority interests     2,785          2,810

Income taxes                                                208           (266)
                                                            ---           -----

    Income before minority interest                       2,993          2,544

Minority interests                                          386             98
                                                            ---             --

    NET INCOME                                            3,379          2,642

Other comprehensive gain/loss
   Foreign currency translation adjustments               2,335           (308)
                                                          -----          -----
   COMPREHENSIVE INCOME                                   5,714          2,334
                                                          -----          -----

Basic net income per common share                         $0.59          $0.46

Basic average number of common shares outstanding       5,693,472     5,693,472
                                                        =========     =========

                      IIC Industries, Inc. and Subsidiaries

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                          (dollar amounts in thousands)



                                                                           SIX MONTHS ENDED JUNE 30,
                                                                         ------------------------------
                                                                          2001                    2000
                                                                          ----                    ----

Net cash (used in) provided by operating activities                      $(3,876)                $2,083
                                                                         --------                ------
Cash flows from investing activities
    Purchase of subs, net of cash acquired                                   242
    Purchase of property and equipment                                    (3,881)                  (820)
    Purchase of investments                                               (2,785)                (4,654)
    Advances from affiliates                                                   0                 (1,651)
    Proceeds on disposal of property and equipment                         1,034                    648
    Proceeds on disposal of investments                                      635                  2,240

                                                                             ---                  -----

         Net cash (used in) provided by investing activities              (4,755)                (4,237)
                                                                            -----                -------
Cash flows from financing activities
    Issuance of long-term debt                                             9,611
    Principal payments of long term debt                                  (1,269)                   (63)
    Net receipts (payments) of short-term bank loans                       2,269                 (1,260)
                                                                           -----                 -------
         Net cash  provided by (used in)  financing activities            10,611                 (1,323)
Effect of exchange rate on cash                                             (113)                  (111)
                                                                            -----                  -----

         Net increase (decrease) in cash and cash                          1,867                 (3,588)
         during the period

Cash and cash equivalents at beginning of period                          $9,486                  9,563
                                                                           -----             ----------
Cash and cash equivalents at end of period                               $11,353                 $5,975
                                                                         =======                 ======
Supplemental disclosure of cash flow information:
    Cash paid during the period for
       Interest                                                             $1,401               $1,187
       Income taxes                                                          199                    354



The accompanying notes are an integral part of these statements.

                      IIC Industries, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE A - BASIS OF PRESENTATION

     The consolidated financial statements included herein which have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission, include the accounts of IIC Industries, Inc. and all material majority-owned subsidiaries (collectively the "Company"). All material intercompany transactions and balances have been eliminated. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations.

     In the opinion of management, the consolidated financial statements contain all adjustments which are those of a normal recurring accrual nature and disclosures necessary to present fairly the financial position of the Company as of June 30, 2001 and December 31, 2000 and the results of operations and cash flows for the six months ended June 30, 2001 and June 30, 2000.


NOTE B - FOREIGN CURRENCY TRANSLATION

     Investor Rt ("Investor"), a majority-owned subsidiary, uses the local currency, the Hungarian forint, as its functional currency.

     The Israel Tractors and Equipment Company Limited(Israel Tractor), a wholly owned subsidiary, uses the New Israeli Shekel as the functional currency, since this is the currency in which most of its business is transacted. This is a change from previous reporting when the functional currency was the US dollar, and has arisen as a result of the merger with Zoko in April 2001.

     Both companies translate assets and liabilities at year-end exchange rates, all income and expense accounts at average rates and records adjustments resulting from the translation in a separate component of shareholders' equity.

     Balton C.P. Limited ("Balton"), a majority-owned subsidiary uses the US dollar as the functional currency, since the dollar is the currency in which most of the significant business of Balton is conducted, or to which it is linked.

     This subsidiary translates monetary assets and liabilities at year-end exchange rates and nonmonetary assets and liabilities at historical rates. Income and expense accounts are translated at the rate of exchange prevailing at the date of transaction, except that depreciation is translated at historical rates. Adjustments resulting from the translation of these entities are included in results of operations.

     Transactions arising in a foreign currency are translated into the functional currency at the rate of exchange effective at the date of the transaction and gains or losses are included in results of operations.

                      IIC Industries, Inc. and Subsidiaries

                                   (UNAUDITED)


NOTE C - INVENTORIES

     Inventories are as follows:

                                            JUNE 30,              December 31,
                                              2001                     2000
                                            -------                    -----

        Raw materials                        $5,223                   $5,326
        Work-in-progress                      2,040                    1,887
        Finished goods                       35,006                   24,531
                                             ------                   ------

                                            $42,269                  $31,744
                                            =======                  =======


NOTE D - CONTINGENCIES

     The Company has given a guarantee to the bankers of Balton amounting to $2.1 million. The guarantee is in respect of various outstanding letters of credit given by the bankers of certain of Balton's creditors.

     Investor and certain subsidiaries are potentially liable with respect to certain guarantees of debt and other financial instruments of other related and nonrelated companies to the extent of approximately $ 1.7 million.


NOTE E - INVESTMENT IN AFFILIATE

     At June 30, 2001, the Company's effective ownership percentage of Danubius, Rt. ("Danubius"), a publicly traded company, was approximately 49.35% at a cumulative cost of approximately $49 million. Danubius owns a number of hotels in Hungary and the Czech Republic, which specialize in spa facilities.

                      IIC Industries, Inc. and Subsidiaries

                                   (UNAUDITED)





NOTE E (CONTINUED)

     Accordingly, the Company accounted for this investment under the equity method at June 30, 2001. Under this method, the investment is carried at cost plus the Company's share of earnings or losses less distributions. Since the Company's share of the underlying net assets of Danubius exceeded the cost at the various purchase dates, the excess of the fair value of the net assets acquired over the cost is amortized over a period of forty years.


     The following is summarized financial information of Danubius (in thousands), which was prepared in accordance with international accounting standards. There were no significant differences between international accounting standards and generally accepted accounting standards in the United States:


                                           JUNE 30, 2001       JUNE 30 2000
                                           --------------       --------------



         Current assets                           $22,684              $24,913
         Noncurrent assets                        171,271              154,011
         Current liabilities                       25,840               22,317
         Noncurrent liabilities                    53,365               42,399
         Stockholders' equity                     114,750              114,208


                                         SIX MONTHS ENDED      SIX MONTHS ENDED
                                           JUNE 30 2001         JUNE 30  2000
                                           --------------        --------------


         Sales                                    $49,639              $47,404
         Operating  income                          6,711                5,865
         Net income                                 4,336                5,515
         Company's share of equity in earnings      1,941                1,950

The above equity in earnings to 30 June 2001 was adjusted in the statement of operations to include a one-time charge of $1,223,000 that relates to the correction of prior periods negative goodwill/ goodwill amortizations.

The quarterly accounts of Danubius are publicly registered with the Budapest Stock Exchange.

                      IIC Industries, Inc. and Subsidiaries

                                   (UNAUDITED)

NOTE F- BANK LOANS

           During the six months ended June 30, 2001, bank loans increased to finance the increased working capital requirements of Zoko by approximately $10 million, and to finance inventory purchases at the agricultural products segment of Investor for approximately $2 million.


NOTE G- NEW ACCOUNTING PRONOUNCEMENT

         In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133. "Accounting for Derivative Instruments and for Hedging Activities" ("Statement 133"). In June 2000 the FASB issued Statement of Financial Accounting Standards Board No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activity, an Amendment of SFAS No. 133 ("Statement 138"). Statement 133 and Statement 138 require companies to recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. They also require that changes in fair value of a derivative be recognized currently in the statement of operations unless specific hedge accounting criteria are met. The Company adopted Statement 133 and Statement 138 on January 1, 2001. The adoption of Statement 133 and Statement 138 had no material impact on the Company's balance sheet or statement of operations.

ITEM 2.       MANAGEMENT'S DISCUSSION AND ANALYSIS OF
              FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL
     The Company is presently operated as a holding company with subsidiaries in three principal operating geographic areas: (1) Investor RT, a Hungarian holding company ("Investor" or "Investor Group"), which through its subsidiaries, engages in a variety of commercial activities in Hungary; (2) The Israel Tractors and Equipment Company Limited ("Israel Tractor"), an Israeli corporation, which through its 70% subsidiary Zoko, distributes tractors and related heavy machinery as well as manufacturing and distributing filters, mainly in Israel and (3) Balton C.P. Limited, an English holding company with African subsidiaries ("Balton CP") engaged in trading activities in several African countries.


     The Company has three primary areas of operation with respect to its subsidiaries:
     (a)      Investor and its subsidiaries in Hungary
     (b)      Israel Tractor in Israel
     (c) Balton CP and its subsidiaries in Nigeria, Ghana, Zambia, Tanzania, Kenya, Uganda and the Cote D'Ivoire.

     The Company has five principal business segments:
     (a)      vehicle sales and service
     (b)      processing/storage of agricultural products
     (c) the distribution of tractors and other heavy equipment and the manufacture and distrubution of filters
     (d)      the sale of agricultural, communications and electrical equipment
     (e) other industries including retail and wholesale consumer products and corporate.

RESULTS OF OPERATIONS
              The table below sets forth for six and three months ended June 30, 2001 and 2000, certain information with respect to the results of operations of the Company and its principal subsidiaries.


Six Months Ended                       Net Sales              Gross Profit           Income (loss)       Net Income (Loss)
------------------                     ---------              ------------           before Income       -----------------
June 30, 2001                                                                    Taxes and Minority
--------------                                                                         Interests
                                                                                       ---------
                                   Amount          %         Amount         %       Amount       %       Amount        %
                                   ------         ---        ------        ---      ------      ---      ------       ---
                               (In thousands)           (In thousands)          (In thousands)       (In thousands)

IIC Industries Inc.                     --        --           --          --       $(774)    (127.10)    $(425)    (75.7)
(parent company)

Israel Tractors &                  $38,008      40.8         $9,252      42.8        (887)    (145.6)      (737)    (131.4)
Equipment Co. (Israel)

Balton CP Group (Africa)            28,964      31.0          7,591      35.1         207       34.0        187       33.3

Investor RT Group                   26,282      28.2          4,779      22.1       2,063      338.7      1,536      273.8
(Hungary)                           ------      ----          -----     -----       -----      -----      -----      -----
                                   $93,254     100.0        $21,622     100.0        $609      100.0       $561      100.0
                                   =======     =====         ======     =====     ========     =====      =====      =====

Six Months Ended                   Net Sales              Gross Profit         Income (loss)       Net Income (Loss)
------------------                 ---------              ------------         before Income       ----------------
June 30, 2000                                                               Taxes and Minority
---------------                                                                  Interests
                                                                            ------------------
                               Amount         %         Amount          %       Amount       %       Amount         %
                               ------        ---        ------         ---      ------      ---      ------        ---
                           (In thousands)           (In thousands)          (In thousands)       (In thousands)
IIC Industries Inc.               --          --           --           --     $2,142      52.3      $2,101        51.4
(parent company)

Israel Tractors &            $31,496        37.5       $7,459         38.0      1,135      27.7       1,000        24.5
Equipment Co. (Israel)

Balton CP Group (Africa)      27,317        32.5        8,131         41.5       (236)     (5.8)       (109)       (2.7)

Investor RT Group             25,142        30.0        4,025         20.5      1,056      25.8       1,096        26.8
(Hungary)                     ------        ----        -----        -----      -----    --------     -----      ------
                             $83,955       100.0      $19,615        100.0     $4,097     100.0      $4,088       100.0
                             =======       =====       ======        =====     ======     =====      ======       =====

Three Months Ended                     Net Sales              Gross Profit           Income (loss)       Net Income (Loss)
------------------                     ---------              ------------           before Income       ----------------
June 30, 2001                                                                     Taxes and Minority
--------------                                                                         Interests
                                                                                       ---------

                                   Amount          %         Amount         %       Amount       %       Amount        %
                                   ------         ---        ------        ---      ------      ---      ------       ---
                               (In thousands)           (In thousands)          (In thousands)       (In thousands)

IIC Industries Inc.                     --        --           --          --       $(6)       (0.2)      $365       10.8
(parent company)

Israel Tractors &                  $24,206      44.2         $6,357      49.3         213       7.6        477       14.1
Equipment Co. (Israel)

Balton CP Group (Africa)            16,848      30.8          4,000      31.0         128       4.6         98        2.9

Investor RT Group                   13,653      25.0          2,530      19.7       2,450      88.0      2,439       72.2
(Hungary)                           ------      ----          -----     -----        -----    -----      -----      -----
                                   $54,707     100.0        $12,887     100.0      $2,785     100.0     $3,379      100.0
                                   =======     =====         ======     =====     ========    =====     ======      =====


Three Months Ended                      Net Sales              Gross Profit         Income (loss)       Net Income (Loss)
------------------                    ---------              ------------           before Income       ----------------
June 30, 2000                                                                    Taxes and Minority
---------------                                                                       Interests
                                                                                 ------------------
                                    Amount         %         Amount          %       Amount       %       Amount         %
                                    ------        ---        ------         ---      ------      ---      ------        ---
                                (In thousands)           (In thousands)          (In thousands)       (In thousands)
IIC Industries Inc.                   --          --           --           --     $   280      10.0      $  251         9.5
(parent company)

Israel Tractors &                  $18,363        39.2       $3,959         38.8       966       34.4        789        29.9
Equipment Co. (Israel)

Balton CP Group (Africa)            15,358        32.8        4,241         41.6       119        4.2         70         2.6

Investor RT Group                   13,163        28.0        1,998         19.6     1,445       51.4      1,532        58.0
(Hungary)                           ------        ----        -----        -----      -----     -----      -----       -----
                                   $46,884       100.0      $10,198        100.0     $2,810     100.0     $2,642       100.0
                                   =======       =====       ======        =====     ======     =====     ======       =====

CONSOLIDATED RESULTS OF OPERATIONS

     The table below sets forth for the six and three months ended June 30, 2001 and 2000, certain information with respect to the results of operations of the Company and its five principal business segments.

                                Six Months Ended June 30, 2001                   Six Months Ended June 30, 2000
                                                       Income (Loss) before                             Income (Loss) before
                                                         Income Taxes and                                 Income Taxes and
                                     Net Sales          Minority Interest            Net Sales            Minority Interest
                                     ---------          -----------------            ---------           ------------------
                                 Amount       %         Amount        %       Amount         %          Amount          %
                            (In thousands)          (In thousands)        (In thousands)           (In thousands)
-----------------------------------------------------------------------------------------------------------------------------

Vehicle sales and              $6,470        7.0         $ 167       27.4      $6,332       7.5           $160        3.9
distribution (Investor)

Processing/storage of          19,702       21.1           544       89.3      16,683      19.9           (160)      (3.9)
agricultural products
(Investor)

Other Industries including        110        0.1           578       94.9       2,127       2.5          3,198       78.1
corporate

Tractors and heavy equipment   38,008       40.8          (887)    (145.6)     31,496      37.6          1,135       27.7
(Israel Tractor)

Agricultural, communications   28,964       31.0           207       34.0      27,317      32.5           (236)      (5.8)
and electrical equipment       ------       ----           ---       ----      ------      ----           -----     ------
(Balton CP)
                              $93,254      100.0          $609      100.0     $83,955     100.0         $4,097       100.0
                              =======      =====          ====      =====     =======     =====         ======       =====

                                 Three Months Ended June 30, 2001                   Three Months Ended June 30, 2000
                                                       Income (Loss) before                             Income (Loss) before
                                                         Income Taxes and                                 Income Taxes and
                                     Net Sales          Minority Interest            Net Sales            Minority Interest
                                     ---------          -----------------            ---------           ------------------
                                 Amount       %         Amount        %       Amount         %          Amount          %
                            (In thousands)          (In thousands)        (In thousands)           (In thousands)
-----------------------------------------------------------------------------------------------------------------------------

Vehicle sales and              $3,618        6.6        $  107         4.0     $3,341        7.1           $85         3.0
distribution (Investor)

Processing/storage of           9,970       18.2          (158)       (5.7)     8,692       18.5            59         2.1
agricultural products
(Investor)

Other Industries including         65        0.2         2,495        89.6      1,130        2.4         1,581        56.3
corporate

Tractors and heavy equipment   24,206       44.2           213         7.6     18,363       39.2           966        34.4
(Israel Tractor)

Agricultural, communications   16,848       30.8           128         4.5     15,358       32.8           119         4.2
and electrical equipment       ------       ----           ----        ---      -----       ----           ---        ----
(Balton CP)
                              $54,707      100.0         $2,785       100.0   $46,884      100.0        $2,810       100.0
                              =======      =====         ======       =====    ======      =====        ======       =====

   INVESTOR

     The operations of three of the Company's segments are conducted in Hungary through Investor. Investor's business is significantly affected by general conditions in Hungary.

     Vehicle Sales and Distribution Segment
     o Net Sales for the six months ended June 30, 2001 increased by approximately $138,000, or approximately 2.2% as compared to the corresponding period in 2000.

     o There was Income before Minority Interests and Income Taxes for the six months ended June 30 2001 of $167,000 as compared to income of $160,000 in the corresponding period in 2000.

     The only marginal increase in Net Sales and in Income before Income Taxes and Minority Interests was primarily due to tight competition in the marketplace offset by strict cost control.

     Processing/Storage of Agricultural Products Segment
     o Net Sales for the six months ended June 30, 2001 increased by approximately $3.0 million or 18%, as compared to the corresponding period in 2000. The increase in Net Sales was primarily due to an increase in demand of the Company's products both on the domestic and export markets together with higher market prices.

However, market conditions remain competitive and unpredictable.

     o The Income before Income Taxes and Minority Interest for six months ended June 30, 2001 , was $544,000 compared to Loss before Income Taxes and Minority Interest of $160,000 for the corresponding period in 2000. This increase in income was primarily due to maintaining margins while increasing turnover (approximately $459,000 of the increase) and a gain on disposal of two surplus properties of $491,000, offset by interest charges higher by $101,000, and rental income lower by $92,000.


Other Industries

     o Net Sales for the six months ended June 30, 2001 decreased by approximately $2,017,000 as compared to the corresponding period in 2000. This decrease in 2001 was primarily due to two subsidiaries being sold.

     o The Profit before Income Taxes and Minority Interest was approximately $578,000 for the six months ended June 30, 2001 compared to income of approximately $3,198,000 for the six months ended June 30, 2000. The decrease in income arose primarily due to the deconsolidation of a loss making subsidiary in 2001 and the inclusion in the first three months of 2000 of a gain on a sale of equity shares in an oil and gas venture for approximately $2.1 million.

     o The results for the quarter include the release of a provision of $451,000 no longer required.


         ISRAEL TRACTOR: TRACTORS, HEAVY EQUIPMENT SEGMENT AND FILTERS.

     o At 1 April Israel Tractors merged with Zoko, a manufacturer and distributor of filters which is quoted on the Tel Aviv Stock Exchange, obtaining 70% of the share capital. The results for the six months to 30 June include three months trading from Zoko less the applicable minority interest.The results of Zoko are publicly registered with the Tel Aviv Stock Exchange.

     o Net Sales for the six months ended June 30, 2001 increased by $6,512,000,or approximately 20% as compared to the corresponding period in 2000.Turnover applicable to Zoko was $8.2 million.

     o The Loss before Income Taxes and Minority Interest for the six months ended June 30, 2001 was $887,000 as compared to income of $1,135,000 for the corresponding period in 2000.

         The political situation in Israel has remained extremely volatile throughout the period, leading to difficult business conditions. An operating loss was incurred in the first six months of 2001, together with a one-time charge for bad debt, legal cases and redundancy provisions as a result of the merger.

         BALTON CP: AGRICULTURAL, COMMUNICATIONS AND ELECTRICAL EQUIPMENT
         SEGMENT

     o Net Sales for the six months ended June 30, 2001 increased by $1,647,000 or approximately 6.0%, as compared to the corresponding period in 2000.

     o Income before Income Taxes and Minority Interests for the six months ended June 30, 2001 increased by approximately $443,000, as compared to the corresponding period in 2000, as a result of the sale in the first three months of 2000 of a joint venture which produced a loss of $355,000.

ANALYSIS OF OTHER INCOME AND EXPENSE

Interest income. Interest income decreased for the six months ended June 30, 2001 by $6,000, or approximately 1%, to $573,000.

Interest expense. Interest expense in the six months ended June 30, 2001, increased by $388,000, or approximately 38%, to approximately $1,416,000. This was due to the higher borrowings to finance increased working capital at Israel Tractor and the higher inventory at the agricultural products segment at Investor.

Income before Income Taxes and Minority Interests. Income before Income Taxes and Minority Interests in the first six months ended June 30, 2001 was approximately $609,000, compared to Income before Income Taxes and Minority Interest in the first six months of 2000 of approximately $4,097,000. This reflected the difficult trading conditions at Israel Tractor in Israel,which showed a loss in the first six months of 2001 of $887,000 as opposed to a profit in the first six months of 2000 of $1,135,000, and the one time gain in 2000 on the oil and gas venture of $2,100,000.


INCOME TAXES

The Company may be subject to tax in some or all of the foreign countries in which it has operations. However, foreign taxes imposed on the Company's income may qualify as a foreign income tax and therefore be eligible for credit against the Company's United States income tax liability subject to certain limitations set out in the Internal Revenue Code of 1986, as amended (or alternatively, for deduction against income in determining such liability). The limitations set out in the Code include, among others, computation rules under which foreign tax credits allowable with respect to specific classes of income cannot exceed the United States federal income taxes otherwise payable with respect to each class of income. Foreign income taxes exceeding the credit limitation for the year of payment or accrual can be carried back for two taxable years and forward for five taxable years, in order to reduce United States federal income taxes, subject to the credit limitations applicable in each of such years. Other restrictions on the foreign tax credit include a prohibition on the use of the credit to reduce liability for the United States corporate alternative minimum taxes by more than 90%.
The results for the quarter include the release of a provision of $400,000 no longer required.


LIQUIDITY AND CAPITAL RESOURCES

     The Company has financed its operations through funds generated internally and through cash and cash equivalents available at the beginning of 2001, together with an increase in bank loans. At June 30, 2001, IIC Industries Inc.,

(the "Parent Company"), and its wholly-owned Israel Tractor subsidiary, had working capital of $19.4 million, including cash and cash equivalents of $3.8 million. Cash of subsidiaries that are not wholly-owned (including the Investor Group and the Balton CP Group) is generally not available for use by the Parent Company or other subsidiaries (except to the extent paid to the Parent Company as reimbursement for general overhead paid by the Parent Company or as management fees) other than in the form of dividends, if and when declared. Dividends to the Parent Company from its Israel Tractor subsidiary are subject to a withholding tax of 15% to 25%. The Parent Company does not expect to receive cash dividends or other distributions in the foreseeable future from any of its subsidiaries.

     At June 30 2001, Israel Tractor, Investor and Balton had outstanding short-term indebtedness of approximately $17.8 million, $5.9 million and $3.8 million, respectively.

     At June 30, 2001, Israel Tractor, Investor and Balton had unused lines of short-term credit of $5.7 million, $4.0 million and $6.3 million, respectively.

     During the first six months of 2001, Israel Tractor. Investor, and Balton made capital expenditures of $1,210,000 $2,145,000 and $526,000 respectively, for the purchase of equipment and vehicles and improvements to property. Such expenditures were made from internally generated funds. At June 30, 2001, the Company had no significant capital commitments.


INFLATION

     Inflation has been a persistent aspect of the Hungarian economy in recent years, although the annual rate of inflation has been predictable and has therefore been taken into account by the government and private businesses. Inflation has contributed to the devaluation of the Hungarian currency and has therefore had an effect on Investor's financial condition.

     Inflation in Israel was moderate in 2000 and during the first six months of 2001, and therefore did not significantly affect operations in that country. Revaluation of the Israeli shekel against the U.S. Dollar in the first six months of 2001 was insignificant.

     Significant rates of inflation persisted in the African countries where Balton CP operates, triggering significant devaluations of local currencies.

NEW ACCOUNTING PRONOUNCEMENT

         In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133. "Accounting for Derivative Instruments and for Hedging Activities" ("Statement 133"). In June 2000 the FASB issued Statement of Financial Accounting Standards Board No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activity, an Amendment of SFAS No. 133 ("Statement 138"). Statement 133 and Statement 138 require companies to recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. They also require that changes in fair value of a derivative be recognized currently in the statement of operations unless specific hedge accounting criteria are met. The Company adopted Statement

         133 and Statement 138 on January 1, 2001. The adoption of Statement 133 and Statement 138 had no material impact on the Company's balance sheet or statement of operations.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

DISCLOSURE ABOUT FOREIGN CURRENCY RISK

Substantially all of the Company's revenues are derived from foreign operations. As such, its income is significantly affected by fluctuations in currency exchange rates and by currency controls. Most of the countries where the Company operates such as Hungary and several African countries do not have freely convertible currencies and their currencies have been subject to devaluations in recent years. In particular, during 2000 and the six months ended June 30, 2001, the income from the Company's Hungarian, and African subsidiaries was significantly reduced by losses arising from foreign exchange transactions due to significant currency devaluations against the U.S. dollar. The Hungarian currency, which floats against the European Currency Unit underwent devaluations against the U.S. dollar at the rate of 12% during 2000. Since the beginning of 2001, the Hungarian currency has been further devalued by approximately 2% against the U.S. Dollar. Since the functional currency for Investor is the Forint, these devaluations have resulted in certain currency translation adjustments directly impacting stockholders' equity. Furthermore, certain of the African countries such as Zambia and Uganda operate in hyper-inflationary economies.

Derivative financial instruments are utilized by the Company to reduce foreign exchange risk and price risk relating to its heavy equipment distribution and agricultural commodity business. The Company does not hold or issue derivative financial instruments for trading purposes.

Israel Tractor enters from time to time into foreign currency forward contracts and call option contracts to reduce the impact of fluctuations of certain currencies against the U.S. dollar. Gains and losses resulting from such transactions are reflected in the results of operations. These contracts reduce exposure to currency movements resulting primarily from nondollar-denominated trade receivables and the Israeli tax effects of dollar-denominated trade purchases.

At June 30, 2001, Israel Tractor had no foreign currency forward contracts to purchase and sell U.S.dollars.

Current pricing models were used to estimate the fair values of foreign currency forward contracts, and call options. The counterparties to these contracts are creditworthy multinational commercial banks or other financial institutions, which are recognized market makers.

DISCLOSURE ABOUT INTEREST RATE RISK

          The Company is subject to market risk from exposure to changes in interest rates based on its financing, investing, and cash management activities. The Company utilizes a balanced mix of debt maturities along with both fixed-rate and variable-rate debt to manage its exposures to changes in interest rates. The Company does not expect changes in interest rates to have a material effect on income or cash flows in 2001, although there can be no assurances that interest rates will not significantly change.

                                OTHER INFORMATION

ITEM 1.    LEGAL PROCEEDINGS

             None

ITEM 2.    CHANGES IN SECURITIES AND USE OF PROCEEDS

             None

ITEM 3.    DEFAULTS UPON SENIOR SECURITIES

             None

ITEM 4.    SUBMISSION OF MATTERS TO VOTE OF SECURITY HOLDERS

             None

ITEM 5.    OTHER INFORMATION

             None

ITEM 6.    EXHIBITS AND REPORTS ON FORM 8-K

             None

                                   SIGNATURES


     In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



Date: August 17, 2001
                                       IIC INDUSTRIES, INC.



                                       By: /s/ Fortunee F. Cohen
                                          ------------------------------
                                            Fortunee F. Cohen, Secretary


                                       By: /s/ John E, Smith
                                          -------------------------
                                            John E. Smith, Director,
                                            (Principal Financial Officer
                                             and Chief Accounting Officer).

                                   SIGNATURES


         In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



Date: _________________, 2001

                                       IIC INDUSTRIES, INC.



                                       By:
                                          -------------------------------------
                                              Fortunee F. Cohen, Secretary

                                       By:
                                          -------------------------------------
                                              John E. Smith, Director,
                                            (Principal Financial Officer
                                             and Chief Accounting Officer).

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               ------------------

                                    FORM 10-Q

                                   (MARK ONE)

 [X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE
                                   ACT OF 1934

                FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2001

                                       OR

     [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

        FOR THE TRANSITION PERIOD FROM _______________ TO _______________

                         COMMISSION FILE NUMBER: 0-27860

                              IIC INDUSTRIES, INC.

                       -----------------------------------

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                      DELAWARE                           13-567594
                      --------                           ---------
           (STATE OF OTHER JURISDICTION OF          (IRS IDENTIFICATION
           INCORPORATION OR ORGANIZATION)                 NUMBER)

         171 MADISON AVENUE; NEW YORK, N.Y.                10016
         ----------------------------------                -----
      (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)          (ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (212) 889-7201

              ----------------------------------------------------
               FORMER NAME, FORMER ADDRESS AND FORMER FISCAL YEAR,
                          IF CHANGED SINCE LAST REPORT.

Indicate by check whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days Yes [X] No [ ]

                      APPLICABLE ONLY TO CORPORATE ISSUERS:

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date: 5,693,472 shares of common stock outstanding at November 19, 2001.

                              FINANCIAL INFORMATION

  ITEM 1. FINANCIAL STATEMENTS


          Consolidated Balance Sheets                                  Page
          at September 30, 2001                                        ----
          and December 31, 2000                                         3

          Consolidated Statements of Income and Comprehensive
          Income for the Nine Months Ended
          September 30, 2001 and September 30, 2000                     5

          Consolidated Statements of Income and
          Comprehensive Income for the Three Months                     6
          Ended September 30, 2001 and September 30,2000


          Consolidated Statement of Cash Flows
          for the Nine Months Ended
          September 30, 2001 and September 30, 2000                     7

          Notes to Consolidated Financial
          Statements                                                    8

                      IIC Industries, Inc. and Subsidiaries

                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)
                (dollar amounts in thousands, except share data)

                                       SEPTEMBER 30,       DECEMBER 31,
              ASSETS                       2001              2000
                                        -----------        ---------
CURRENT ASSETS

    Cash and cash equivalents               $9,051           $9,486
    Accounts receivable, net                53,009           45,477
    Inventories, net (Note C)               44,409           31,744
    Other current assets                    12,222            8,475
                                          --------         --------
         Total current assets              118,691           95,182

DUE FROM AFFILIATE                           1,535            3,300
PROPERTY AND EQUIPMENT, NET                 29,036           23,555
INVESTMENTS                                 64,733           57,421
OTHER ASSETS                                 5,993            2,281
                                          --------         --------
                                          $219,988         $181,739
                                          ========         ========

The accompanying notes are an integral part of these statements.

                      IIC Industries, Inc. and Subsidiaries

                                   (UNAUDITED)
                (dollar amounts in thousands, except share data)

                                                   SEPTEMBER 30,   DECEMBER 31,
     LIABILITIES AND STOCKHOLDERS' EQUITY              2001            2000
                                                     --------        --------
CURRENT LIABILITIES
    Accounts payable                                  $30,060         $25,367
    Bank loans                                         29,897          15,661
    Current maturities of long-term debt                1,078             608
    Accrued expenses and other payables                19,545          12,357
    Due to related parties                                809           2,618
    Advances from customers                             4,670           2,706
                                                     --------        --------
         Total current liabilities                     86,059          59,317

LONG-TERM DEBT, less current portion                    6,670           5,348
DUE TO AFFILIATES                                           0             825
OTHER LIABILITIES AND DEFERRED CREDITS                  7,157           7,699
MINORITY INTERESTS                                     22,553          14,247
                                                     --------        --------
                                                      122,439          87,436
CONTINGENCIES (Note D)

STOCKHOLDERS' EQUITY
    Common stock, $0.25 par value per share;
       Authorized 7,200,000 shares; issued
       6,343,224 shares                                 1,586           1,586
    Additional paid-in capital                         22,941          22,941
    Retained earnings                                 118,924         115,128
    Accumulated other comprehensive loss              (43,177)        (42,627)
    Less treasury stock - at cost (649,752 shares)     (2,725)         (2,725)
                                                     --------        --------
                                                       97,549          94,303
                                                     --------        --------
                                                     $219,988        $181,739
                                                     ========        ========

The accompanying notes are an integral part of these statements.

                      IIC Industries, Inc. and Subsidiaries
           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                                   (UNAUDITED)
                (dollar amounts in thousands, except share data)

                                                      NINE MONTHS ENDED SEPTEMBER 30,
                                                      -------------------------------
                                                          2001                2000
                                                      -----------         -----------
Net sales                                             $   145,636         $   132,837
Cost of sales                                             111,252             101,818
                                                      -----------         -----------
         Gross profit                                      34,384              31,019

Selling, general and administrative expenses               36,220              29,781
                                                      -----------         -----------

         Operating (loss) income                           (1,836)              1,238
                                                      -----------         -----------
Other income (expenses)
    Interest income                                           882                 962
    Equity in  earnings of affiliates                       4,747               4,522
    Foreign currency gain/ (loss) (Note B)                    814              (2,302)
    Gain on sale of noncurrent assets, net                    625               2,557
    Interest expense                                       (2,263)             (1,768)
    Rental Income                                           1,519               1,766
    Other (expense)/income, net                              (107)              1,369
                                                      -----------         -----------

          Income before income taxes and
             minority interest                              4,381               8,344

Income taxes                                                 (557)               (317)

          Income before minority interests                  3,824               8,027

Minority interests                                            (28)                (43)
                                                      -----------         -----------
         NET INCOME                                   $     3,796         $     7,984

Other comprehensive loss:

           Foreign currency translation adjustments          (550)             (4,593)
                                                      -----------         -----------
           COMPREHENSIVE  INCOME                      $     3,246         $     3,391
                                                      ===========         ===========
Basic and diluted net  income per common share        $      0.67         $      1.40
                                                      ===========         ===========
Basic average number of common shares outstanding       5,693,472           5,693,472
                                                      ===========         ===========

The accompanying notes are an integral part of these statements

                      IIC Industries, Inc. and Subsidiaries
           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                                   (UNAUDITED)
                (dollar amounts in thousands, except share data)

                                                        THREE MONTHS ENDED SEPTEMBER 30
                                                        -------------------------------
                                                           2001                2000
                                                        -----------         -----------
Net Sales                                               $    52,382         $    48,882
Cost of sales                                                39,620              37,478
                                                        -----------         -----------
    Gross profit                                             12,762              11,404

Selling,general and administrative expenses                  13,393              10,308
                                                        -----------         -----------
     Operating loss/income                                     (631)              1,096

Other income(expenses)
  Interest income                                               309                 383
  Equity in earnings of affiliates                            4,012               2,811
  Foreign currency gain/(loss) (Note B)                         466                (868)
  (Loss) on sale of noncurrent assets, net                       (4)                376
  Interest expense                                             (847)               (740)
  Rental Income                                                 518                 524
  Other (expense)/income, net                                   (51)                665


    Income before income taxes and minority interests         3,772               4,247

Income taxes                                                   (545)                (54)
                                                        -----------         -----------
    Income before minority interest                           3,227               4,193

Minority interests                                                8                (297)
                                                        -----------         -----------
    NET INCOME                                          $     3,235         $     3,896

Other comprehensive loss
   Foreign currency translation adjustments                    (973)             (2,438)
                                                        -----------         -----------
   COMPREHENSIVE INCOME                                 $     2,262         $     1,458
                                                        ===========         ===========
Basic and diluted net income per common share           $      0.57         $      0.68
                                                        ===========         ===========
Basic average number of common shares outstanding         5,693,472           5,693,472
                                                        ===========         ===========

                      IIC Industries, Inc. and Subsidiaries
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                          (dollar amounts in thousands)

                                                             NINE MONTHS ENDED SEPTEMBER 30,
                                                             -------------------------------
                                                                   2001            2000
                                                                 -------         -------
Net cash provided by operating activities                        $   574         $ 2,184
                                                                 -------         -------
Cash flows from investing activities
    Acquisition, net of cash acquired                               (147)             --
    Purchase of property and equipment                            (4,971)         (1,576)
    Purchase of investments                                       (2,033)         (5,558)
    Advances from affiliates                                           0             158
    Proceeds on disposal of property and equipment                 1,265             829
    Proceeds on disposal of investments                              629           2,242
                                                                 -------         -------
         Net cash (used in) investing activities                  (5,257)         (3,905)
                                                                 -------         -------
Cash flows from financing activities
    Issuance of long-term debt                                     1,904           2,104
    Principal payments of long term debt                            (801)         (2,679)
    Net receipts (payments) of short-term bank loans               3,160            (561)
                                                                 -------         -------
         Net cash  provided by (used in)  financing activities     4,263          (1,136)
Effect of exchange rate on cash                                      (15)           (177)
                                                                 -------         -------
         Net (decrease) in cash and cash                            (435)         (3,034)
         during the period

Cash and cash equivalents at beginning of period                 $ 9,486           9,563
                                                                 -------         -------
Cash and cash equivalents at end of period                       $ 9,051         $ 6,529
                                                                 =======         =======
Supplemental disclosure of cash flow information:
    Cash paid during the period for
       Interest                                                  $ 2,176         $ 1,466
       Income taxes                                                  843             456

The accompanying notes are an integral part of these statements.

                     IIC Industries, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE A - BASIS OF PRESENTATION

     The consolidated financial statements included herein which have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission, include the accounts of IIC Industries, Inc. and all material majority-owned subsidiaries (collectively the "Company"). All material intercompany transactions and balances have been eliminated. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations.

     In the opinion of management, the consolidated financial statements contain all adjustments which are those of a normal recurring accrual nature and disclosures necessary to present fairly the financial position of the Company as of September 30, 2001 and December 31, 2000 and the results of operations and cash flows for the nine months ended September 30, 2001 and September 30, 2000, and the three months ended September 30,2001 and 2000.


NOTE B - FOREIGN CURRENCY TRANSLATION

     Investor Rt ("Investor"), a majority-owned subsidiary, and The Israel Tractors and Equipment Company Limited (Israel Tractor), use the local currency, the Hungarian Forint and the New Israeli Shekel, respectively, as their functional currencies and translate all assets and liabilities at year end exchange rates,all income and expense accounts at average rates and records adjustments resulting from the translation in a separate component of shareholders equity.

     The US dollar is the functional currency of Balton C.P. Limited, a majority owned Subsidiary. The subsidiary translates monetary assets and liabilities at year end rates and non monetary assets and liabilities at historical exchange rates. All income and expense accounts are translated at the rate of exchange prevailing at the date of transaction, except revenues and expenses related to non monetary items which are translated at historical rates. The translation adjustments are recorded in the Statement of Operations.

     Prior to April 2001, the functional currency of Israel Tractor was the US dollar. This change in the functional currency resulted from Israel Tractor's acquisition of Zoko in April 2001.

     Transactions arising in a foreign currency are translated into the functional currency at the rate of exchange effective at the date of the transaction and gains or losses are included in results of operations.

                      IIC Industries, Inc. and Subsidiaries

                                   (UNAUDITED)

NOTE C - INVENTORIES

     Inventories are as follows:

                                           SEPTEMBER 30,            DECEMBER 31,
                                              2001                     2000
                                            -------                    -----
        Raw materials                        $6,477                   $5,326
        Work-in-progress                      2,194                    1,887
        Finished goods                       35,738                   24,531
                                             ------                   ------
                                            $44,409                  $31,744
                                            =======                  =======

NOTE D - CONTINGENCIES

     The Company has guaranteed letters of credit of $2.1 million for Balton C.P. Ltd. Investor and certain other subsidiaries are contingently liable for the repayment of $1.7 million in debt extended to related and non-related entities.

NOTE E - INVESTMENT IN AFFILIATE

     At September 30, 2001, the Company's effective ownership percentage of Danubius, Rt. ("Danubius"), a publicly traded company, was approximately 49.35% at a cumulative cost of approximately $49 million. Danubius owns a number of hotels in Hungary and the Czech Republic, which specialize in spa facilities.

                      IIC Industries, Inc. and Subsidiaries

                                   (UNAUDITED)

NOTE E (CONTINUED)

     Accordingly, the Company accounted for this investment under the equity method at September 30, 2001. Under this method, the investment is carried at cost plus the Company's share of earnings or losses less distributions. Since the Company's share of the underlying net assets of Danubius exceeded the cost at the various purchase dates, the excess of the fair value of the net assets acquired over the cost is amortized over a period of forty years.

     The following is summarized financial information of Danubius (in thousands), which was prepared in accordance with international accounting standards. There were no significant differences between international accounting standards and generally accepted accounting standards in the United States:


                                       SEPTEMBER 30, 2001    SEPTEMBER 30 2000
                                       ------------------    -----------------
      Current assets                           $30,411               $24,977
      Noncurrent assets                        180,369               144,378
      Current liabilities                       21,943                20,076
      Noncurrent liabilities                    58,376                43,562
      Stockholders' equity                     130,461               105,717


                                      NINE MONTHS ENDED       NINE MONTHS ENDED
                                      SEPTEMBER 30 2001       SEPTEMBER 30 2000
                                      -----------------       -----------------
      Sales                                     $87,428               $82,316
      Operating  income                          17,834                16,578
      Net income                                 12,798                12,200
      Company's share of equity in earnings       5,827                 4,790

The above equity in earnings to 30 September 2001 was adjusted in the Statement of Operations to include a one time charge of $1,223,000, first reflected in the accounts to 30th June 2001, that related to the correction of prior years negative goodwill/ goodwill amortizations.

The quarterly accounts and other information of Danubius are publicly registered with the Budapest Stock Exchange.

The tragic events of September 11th have brought into even sharper focus the tough and competitive market in which Danubius is now operating. As a result a reorganization is in progress which is expected to give a one time charge to the Company's share of equity in earnings of approximately $1 million in the fourth quarter.

                      IIC Industries, Inc. and Subsidiaries

                                   (UNAUDITED)

NOTE F- NEW ACCOUNTING PRONOUNCEMENT


         In July 2001, Statement of Financial Accounting Standards No. 141,"Business Combinations" ("Statement 141") was issued. Statement 141 eliminates the pooling of interests method of accounting for business combinations initiated after June 30, 2001 and requires all business combinations initiated after this date to be accounted for using the purchase method. Statement 141 also specifies criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. The Company is required to adopt the provisions of Statement 141 immediately.

In July 2001, Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("Statement 142") was issued. Statement 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortised, but instead tested for impairment at least annually in accordance with the provision of Statement 142. Statement 142 will also require that intangible assets with definite useful lives be amortised over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived assets to be Disposed of." The Company is required to implement Statement 142 on January 1, 2002.

Statement 142 established certain transition provisions which will require, amongst other things, the Company perform an assessment of whether there is an indication that goodwill and equity- method goodwill is impaired as of the date of adoption. To accomplish this the Company must identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the date of adoption. The Company will then have up to six months from the date of adoption to determine the fair value of each reporting unit and compare it to the reporting unit's carrying amount. To the extent a reporting unit's carrying amount exceeds its fair value, an indication exists that the reporting unit's goodwill may be impaired and the Company must perform the second step of the transitional impairment test. In the reporting unit's goodwill, determined by allocating the reporting unit's fair value to all of its assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation in accordance with Statement 141, to its carrying amount, both of which would be measured as of the date of adoption. This second step is required to be completed as soon as possible, but no later than the end of the year of adoption. Any transitional impairment loss will be recognized as the cumulative effect of a change in accounting principle in the Company's statement of operations.

The Company is required to implement Statement 142 on January 1, 2002. The Company is evaluating the impact Statement 141 may have on its future consolidated financial statements.

In June 2001, Statement of Financial Accounting Standards No. 143 "Accounting for Asset Retirement Obligations" ("Statement 143") was issued.Statement 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The Company is required to adopt the provisions of Statement 143 on January 1 2003. The Company is evaluating the impact, if any, Statement 143 may have on its future consolidated financial statements.

In August 2001, Statement of Financial Accounting Standards No. 144 " Accounting for the Impairment or Disposal of Long-Lived Assets ("Statement 144") was issued. Statement 144 supersedes FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", and of the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", for the disposal of a segment of the business. Statement 144 addresses the financial accounting and reporting for (1) long-lived assets to be held and used, (2) long-lived assets to be disposed of other than by sale and
(3) long-lived assets to be disposed by sale. The Company is required to adopt the provisions of Statement 14 on January 1, 2002. The Company is evaluating the impact, if any, Statement 144 may have on its future consolidated financial statements.

ITEM 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

         The Company is presently operated as a holding company with subsidiaries in three principal operating geographic areas: (1) Investor RT, a Hungarian holding company ("Investor" or "Investor Group"), which through its subsidiaries, engages in a variety of commercial activities in Hungary; (2) The Israel Tractors and Equipment Company Limited ("Israel Tractor"), an Israeli corporation, which through its 70% subsidiary Zoko, distributes tractors and related heavy machinery as well as manufacturing and distributing filters, mainly in Israel and (3) Balton C.P. Limited, an English holding company with African subsidiaries ("Balton CP") engaged in trading activities in several African countries.


     The Company has three primary areas of operation with respect to its subsidiaries:
     (a)      Investor and its subsidiaries in Hungary
     (b)      Israel Tractor and its subsidiaries in Israel
     (c) Balton CP and its subsidiaries in Nigeria, Ghana, Zambia, Tanzania, Kenya, Uganda and the Cote D'Ivoire.

     The Company has five principal business segments:
     (a)      vehicle sales and service
     (b)      processing/storage of agricultural products
     (c) the distribution of tractors and other heavy equipment and the manufacture and distribution of filters
     (d)      the sale of agricultural, communications and electrical equipment
     (e)      other industries and corporate.

RESULTS OF OPERATIONS

         The table below sets forth for nine and three months ended September 30, 2001 and 2000, certain information with respect to the results of operations of the Company and its principal subsidiaries.

Nine Months Ended                     Net Sales              Gross Profit           Income (loss)       Net Income (Loss)
-----------------                     ---------              ------------           before Income       ----------------
September 30, 2001                                                                    Taxes and Minority
--------------                                                                         Interests
                                                                                       ---------
                                   Amount          %         Amount         %       Amount       %       Amount        %
                                   ------         ---        ------        ---      ------      ---      ------       ---
                               (In thousands)           (In thousands)          (In thousands)       (In thousands)
IIC Industries Inc.                     --        --           --          --        $148        3.4      $188       4.9
(parent company)

Israel Tractors &                  $61,507      42.2        $15,364      44.7         (49)      (1.2)     (103)     (2.7)
Equipment Co. (Israel)

Balton CP Group (Africa)            45,911      31.6         12,734      37.0        1,223      27.9       828       21.8

Investor RT Group                   38,218      26.2          6,286      18.3        3,059      69.9     2,883       76.0
(Hungary)                         --------     -----        -------     -----       ------      -----    ------     -----
                                  $145,636     100.0        $34,384     100.0       $4,381      100.0    $3,796     100.0
                                  ========     =====        =======     =====       ======      =====    ======     =====

Nine Months Ended                 Net Sales              Gross Profit         Income (loss)       Net Income (Loss)
------------------                 ---------              ------------         before Income       ----------------
September 30, 2000                                                             Taxes and Minority
---------------                                                                  Interests
                                                                             ------------------
                               Amount         %         Amount          %       Amount       %       Amount         %
                               ------        ---        ------         ---      ------      ---      ------        ---
                           (In thousands)           (In thousands)          (In thousands)       (In thousands)
IIC Industries Inc.               --          --           --           --     $1,316      15.8      $1,263        15.8
(parent company)

Israel Tractors &            $47,244        35.6       $11,453        36.9      1,864      22.3       1,749        21.9
Equipment Co. (Israel)

Balton CP Group (Africa)      46,630        35.1        13,230        42.7       408        4.9         206         2.6

Investor RT Group             38,963        29.3         6,336        20.4      4,756       57.0      4,766        59.7
(Hungary)                    --------       -----      -------       -----     ------     -----      ------       -----
                             $132,837       100.0      $31,019       100.0     $8,344     100.0      $7,984       100.0
                             ========       =====      =======       =====     ======     =====      ======       =====

Three Months Ended                     Net Sales              Gross Profit           Income (loss)       Net Income (Loss)
------------------                     ---------              ------------           before Income       ----------------
September 30, 2001                                                                 Taxes and Minority
--------------                                                                          Interests
                                                                                        ---------
                                   Amount          %         Amount         %       Amount       %       Amount        %
                                   ------         ---        ------        ---      ------      ---      ------       ---
                               (In thousands)           (In thousands)          (In thousands)       (In thousands)
IIC Industries Inc.                     --        --           --          --        $922      24.5       $615       19.0
(parent company)

Israel Tractors &                  $23,499      44.9         $6,112      47.9         839      22.2        634       19.6
Equipment Co. (Israel)

Balton CP Group (Africa)            16,947      32.3          5,143      40.3       1,016      26.9        641       19.8

Investor RT Group                   11,936      22.8          1,507      11.8         995      26.4      1,345      41.6
(Hungary)                          -------     -----        -------     -----      ------     -----     ------      -----
                                   $52,382     100.0        $12,762     100.0      $3,772     100.0     $3,235      100.0
                                   =======     =====        =======     =====      ======     =====     ======      =====

Three Months Ended                    Net Sales              Gross Profit           Income (loss)       Net Income (Loss)
------------------                    ---------              ------------           before Income       ----------------
September 30, 2000                                                               Taxes and Minority
---------------                                                                       Interests
                                                                                 ------------------
                                    Amount         %         Amount          %       Amount       %       Amount         %
                                    ------        ---        ------         ---      ------      ---      ------        ---
                                (In thousands)           (In thousands)          (In thousands)       (In thousands)
IIC Industries Inc.                   --          --           --           --     $  (826)     (19.4)      $(838)      (21.5)
(parent company)

Israel Tractors &                  $15,748        32.2       $3,994         35.0       729       17.2         749        19.2
Equipment Co. (Israel)

Balton CP Group (Africa)            19,313        39.5        5,099         44.7       644       15.2        315          8.1

Investor RT Group                   13,821        28.3        2,311         20.3      3,700      87.0      3,670         94.2
(Hungary)                          -------       -----      -------        -----     ------     -----      ------       -----
                                   $48,882       100.0      $11,404        100.0     $4,247     100.0      $3,896       100.0
                                   =======       =====      =======        =====     ======     =====      ======       =====

CONSOLIDATED RESULTS OF OPERATIONS

     The table below sets forth for the nine and three months ended September 30, 2001 and 2000, certain information with respect to the results of operations of the Company and its five principal business segments.

                               Nine Months Ended September 30, 2001                   Nine Months Ended September 30, 2000
                                                       Income (Loss) before                             Income (Loss) before
                                                         Income Taxes and                                 Income Taxes and
                                     Net Sales          Minority Interest            Net Sales            Minority Interest
                                     ---------          -----------------            ---------           ------------------
                                 Amount       %         Amount        %       Amount         %          Amount          %
                            (In thousands)          (In thousands)        (In thousands)           (In thousands)
-----------------------------------------------------------------------------------------------------------------------------
Vehicle sales and             $10,276        7.1        $  274        6.3      $9,149       6.9          $211       2.5
distribution (Investor)

Processing/storage of          27,801       19.1          (426)     (9.7)     26,724       20.1           297       3.6
agricultural products
(Investor)

Other Industries including        141        0.0         3,359       76.6       3,090       2.3         5,564       66.7
corporate

Tractors and heavy equipment   61,507       42.2          (49)       (1.1)    47,244      35.6          1,864       22.3
(Israel Tractor)

Agricultural, communications   45,911       31.6         1,223       27.9      46,630      35.1           408        4.9
and electrical equipment     --------      -----        ------      -----    --------    -----         ------       -----
(Balton CP)
                             $145,636      100.0        $4,381      100.0    $132,837    100.0         $8,344       100.0
                             ========      =====        ======      =====    ========    =====         ======       =====

                                 Three Months Ended September 30, 2001                   Three Months Ended September 30, 2000
                                                       Income (Loss) before                             Income (Loss) before
                                                         Income Taxes and                                 Income Taxes and
                                     Net Sales          Minority Interest            Net Sales            Minority Interest
                                     ---------          -----------------            ---------           ------------------
                                 Amount       %         Amount        %       Amount         %          Amount          %
                            (In thousands)          (In thousands)        (In thousands)           (In thousands)
-----------------------------------------------------------------------------------------------------------------------------
Vehicle sales and              $3,806        7.3        $  107         2.9      $2,817        5.8           $51        1.2
distribution (Investor)

Processing/storage of           8,099       15.5          (884)      (23.4)     10,041       20.5           457       10.8
agricultural products
(Investor)

Other Industries including         31        0.0          2,694       71.5         963        2.0         2,366       55.6
corporate
Tractors and heavy equipment   23,499       44.9            839       22.2      15,748       32.2           729       17.2
(Israel Tractor)

Agricultural, communications   16,947       32.3          1,016       26.8      19,313       39.5            644      15.2
and electrical equipment      -------      -----         ------       -----    -------      -----         ------     -----
(Balton CP)
                              $52,382      100.0         $3,772       100.0    $48,882      100.0         $4,247     100.0
                              =======      =====         ======       =====    =======      =====         ======     =====

INVESTOR

         The operations of three of the Company's segments are conducted in Hungary through Investor. Investor's business is significantly affected by general conditions in Hungary.

         Vehicle Sales and  Distribution Segment
         o Net Sales for the nine months ended September 30, 2001 increased by approximately $1,127,000, or approximately 12.3% as compared to the corresponding period in 2000.

         o There was Income before Minority Interests and Income Taxes for the nine months ended September 30 2001 of $274,000 as compared to income of $211,000 in the corresponding period in 2000.

         The increase in Net Sales and in Income before Income Taxes and Minority Interests was primarily due to higher sales volume following increased promotion together with strict cost control. However, the market remains competitive with little overall growth, which must be gained at the expense of competition.

         Processing/Storage of Agricultural Products Segment

         o Net Sales for the nine months ended September 30, 2001 increased by approximately $1.1 million or 4%, as compared to the corresponding period in 2000. The increase in Net Sales was primarily due to an increase in demand of the Company's products both on the domestic and export markets together with higher market prices.

         o The Loss before Income Taxes and Minority Interest for nine months ended September 30, 2001 , was $426,0000 compared to Income before Income Taxes and Minority Interest of $297,000 for the corresponding period in 2000. This loss was primarily due to decreasing margins while increasing turnover in an effort to maintain market share with competition keen to buy turnover to cover overheads. The market situation remains difficult with continued overproduction.

   Other Industries

         o Net Sales for the nine months ended September 30, 2001 decreased by approximately $2,949,000 as compared to the corresponding period in 2000. This decrease was primarily due to the sale of two subsidiaries in 2001.

         o The Profit before Income Taxes and Minority Interest was approximately $3,359,000 for the nine months ended September 30, 2001 compared to income of approximately $5,564,000 for the nine months ended September 30, 2000. The decrease in income arose primarily due to the inclusion in the first nine months of 2000 of a gain on a sale of equity shares in an oil and gas venture for approx $2.1 million.

             ISRAEL TRACTOR: TRACTORS, HEAVY EQUIPMENT SEGMENT AND FILTERS.

         o At 1 April Israel Tractor merged with Zoko, a manufacturer and distributor of filters which is quoted on the Tel Aviv Stock Exchange, obtaining 70% of the share capital. The results for the nine months to 30 September include six months operations with Zoko less the applicable minority interest.The results of Zoko are publicly registered with The Tel Aviv Stock Exchange.


         o Net Sales for the nine months ended September 30, 2001 increased by $14,263,000,or approximately 30% as compared to the corresponding period in 2000.Net sales applicable to Zoko was $14 million.

         o The Loss before Income Taxes and Minority Interest for the nine months ended September 30, 2001 was $49,000 as compared to income of $1,864,000 for the corresponding period in 2000.

             The political situation in Israel has remained extremely volatile throughout the period, leading to difficult business conditions. An operating loss was incurred in the first nine months of 2001, together with costs of reorganization and integrating the businesses.

             BALTON CP: AGRICULTURAL, COMMUNICATIONS AND ELECTRICAL EQUIPMENT SEGMENT

         o Net Sales for the nine months ended September 30, 2001 decreased by $719,000 or approximately 1.6%, as compared to the corresponding period in 2000.

         o Income before Income Taxes and Minority Interests for the nine months ended September 30, 2001 increased by approximately $815,000, as compared to the corresponding period in 2000, as a result of the sale in the first three months of 2000 of a joint venture which produced a loss of $355,000 together with the completion of profitable contracts in Nigeria and Zambia.

ANALYSIS OF OTHER INCOME AND EXPENSE

Interest income. Interest income decreased for the nine months ended September 30, 2001 by $80,000, or approximately 8%, to $882,000.

Interest expense. Interest expense in the nine months ended September 30, 2001, increased by $495,000, or approximately 28%, to approximately $2,263,000. This was due to the higher borrowings to finance increased working capital at Israel Tractor and the higher inventory at Agrimill- Agrimpex.

Income before Income Taxes and Minority Interests. Income before Income Taxes and Minority Interests in the first nine months ended September 30, 2001 was approximately $4,381,000, compared to Income before Income Taxes and Minority Interest in the first nine months of 2000 of approximately $8,344,000. This reflected the difficult trading conditions at Israel Tractor in Israel, which showed a loss in the first nine months of 2001 of $49,000 as opposed to a profit in the first nine months of 2000 of $1,864,000, and the one time gain in 2000 on the oil and gas venture of $2,100,000.

INCOME TAXES

The Company may be subject to tax in some or all of the foreign countries in which it has operations. However, foreign taxes imposed on the Company's income may qualify as a foreign income tax and therefore be eligible for credit against the Company's United States income tax liability subject to certain limitations set out in the Internal Revenue Code of 1986, as amended (or alternatively, for deduction against income in determining such liability). The limitations set out in the Code include, among others, computation rules under which foreign tax credits allowable with respect to specific classes of income cannot exceed the United States federal income taxes otherwise payable with respect to each class of income. Foreign income taxes exceeding the credit limitation for the year of payment or accrual can be carried back for two taxable years and forward for five taxable years, in order to reduce United States federal income taxes, subject to the credit limitations applicable in each of such years. Other restrictions on the foreign tax credit include a prohibition on the use of the credit to reduce liability for the United States corporate alternative minimum taxes by more than 90%.

LIQUIDITY AND CAPITAL RESOURCES

     The Company had a net cash outflow in the nine months to 30th September 2001. This was financed through cash and cash equivalents available at the beginning of 2001, together with an increase in bank loans. At September 30, 2001, IIC Industries Inc.,

(the "Parent Company"), and its wholly-owned Israel Tractor subsidiary, had working capital of $18.3 million, including cash and cash equivalents of $2.7 million. Cash of subsidiaries that are not wholly-owned (including the Investor Group and the Balton CP Group) is generally not available for use by the Parent Company or other subsidiaries (except to the extent paid to the Parent Company as reimbursement for general overhead paid by the Parent Company or as management fees) other than in the form of dividends, if and when declared. Dividends to the Parent Company from its Israel Tractor subsidiary are subject to a withholding tax of 15% to 25%. The Parent Company does not expect to receive cash dividends or other distributions in the foreseeable future from any of its subsidiaries.

     At September 30 2001, Israel Tractor, Investor and Balton had outstanding short-term indebtedness of approximately $16.3 million, $7.0 million and $6.6 million, respectively.

     At September 30, 2001, Israel Tractor, Investor and Balton had unused lines of short-term credit of $8.3 million, $5.6 million and $3.5 million, respectively.

     During the first nine months of 2001, Israel Tractor. Investor, and Balton made capital expenditures of $1,842,000 $2,427,000 and $702,000 respectively, for the purchase of equipment and vehicles and improvements to property. Such expenditures were made from internally generated funds. At September 30, 2001, the Company had no significant capital commitments.

BANK LOANS

During the period since 31 December 2000, bank loans increased to finance the increased working capital requirements of Zoko by approximaely $10 million and to finance the increased inventory at Agrimill-Agrimpex by approximately $3 million.

INFLATION

     Inflation has been a persistent aspect of the Hungarian economy in recent years, although the annual rate of inflation has been predictable and has therefore been taken into account by the government and private businesses. Inflation has contributed to the devaluation of the Hungarian currency and has therefore had an effect on Investor's financial condition.

     Inflation in Israel was moderate in 2000 and during the first nine months of 2001, and therefore did not significantly affect operations in that country. Revaluation of the Israeli shekel against the U.S. Dollar in the first nine months of 2001 was insignificant.

     Significant rates of inflation persisted in the African countries where Balton CP operates, triggering significant devaluations of local currencies.

NEW ACCOUNTING PRONOUNCEMENT

     In July 2001, Statement of Financial Accounting Standards No. 141,"Business Combinations" ("Statement 141") was issued. Statement 141 eliminates the pooling of interests method of accounting for business combinations initiated after June 30, 2001 and requires all business combinations initiated after this date to be accounted for using the purchase method. Statement 141 also specifies criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. The Company is required to adopt the provisions of Statement 141 immediately.

In July 2001, Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("Statement 142") was issued. Statement 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortised, but instead tested for impairment at least annually in accordance with the provision of Statement 142. Statement 142 will also require that intangible assets with definite useful lives be amortised over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived assets to be Disposed of." The Company is required to implement Statement 142 on January 1, 2002.

Statement 142 established certain transition provisions which will require, amongst other things, the Company perform an assessment of whether there is an indication that goodwill and equity- method goodwill is impaired as of the date of adoption. To accomplish this the Company must identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the date of adoption. The Company will then have up to six months from the date of adoption to determine the fair value of each reporting unit and compare it to the reporting unit's carrying amount. To the extent a reporting unit's carrying amount exceeds its fair value, an indication exists that the reporting unit's goodwill may be impaired and the

Company must perform the second step of the transitional impairment test. In the reporting unit's goodwill, determined by allocating the reporting unit's fair value to all of its assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation in accordance with Statement 141, to its carrying amount, both of which would be measured as of the date of adoption. This second step is required to be completed as soon as possible, but no later than the end of the year of adoption. Any transitional impairment loss will be recognized as the cumulative effect of a change in accounting principle in the Company's statement of operations.

The Company is required to implement Statement 142 on January 1, 2002. The Company is evaluating the impact Statement 141 may have on its future consolidated financial statements.

In June 2001, Statement of Financial Accounting Standards No. 143 "Accounting for Asset Retirement Obligations" ("Statement 143") was issued.Statement 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The Company is required to adopt the provisions of Statement 143 on January 1 2003. The Company is evaluating the impact, if any, Statement 143 may have on its future consolidated financial statements.

In August 2001, Statement of Financial Accounting Standards No. 144 " Accounting for the Impairment or Disposal of Long-Lived Assets ("Statement 144") was issued. Statement 144 supersedes FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", and of the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", for the disposal of a segment of the business. Statement 144 addresses the financial accounting and reporting for (1) long-lived assets to be held and used, (2) long-lived assets to be disposed of other than by sale and
(3) long-lived assets to be disposed by sale. The Company is required to adopt the provisions of Statement 14 on January 1, 2002. The Company is evaluating the impact, if any, Statement 144 may have on its future consolidated financial statements.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

DISCLOSURE ABOUT FOREIGN CURRENCY RISK

Substantially all of the Company's revenues are derived from foreign operations. As such, its income is significantly affected by fluctuations in currency exchange rates and by currency controls. Some of the countries where the Company operates such as several of the African countries do not have freely convertible currencies and their currencies have been subject to devaluations in recent years. The currency in Hungary has only recently become freely convertible. In particular, during 2000 and the nine months ended September 30,2001, the income from the Company's Hungarian, and African subsidiaries was significantly reduced by losses arising from foreign exchange transactions due to significant currency devaluations against the U.S. dollar. The Hungarian currency, which floats against the European Currency Unit underwent devaluations against the U.S. dollar at the rate of 12% during 2000. Since the beginning of 2001, the Hungarian currency has remained relatively stable against the U.S. Dollar. Since the functional currency for Investor is the Forint, these devaluations have resulted in certain currency translation adjustments directly impacting stockholders' equity. Furthermore, certain of the African countries such as Zambia and Uganda operate in hyper-inflationary economies.

Derivative financial instruments are utilized by the Company to reduce foreign exchange risk and price risk relating to its heavy equipment distribution and agricultural commodity business. The Company does not hold or issue derivative financial instruments for trading purposes.

Israel Tractor enters from time to time into foreign currency forward contracts and call option contracts to reduce the impact of fluctuations of certain currencies against the U.S. dollar. Gains and losses resulting from such transactions are reflected in the results of operations. These contracts reduce exposure to currency movements resulting primarily from nondollar-denominated trade receivables and the Israeli tax effects of dollar-denominated trade purchases.

At September 30, 2001, Israel Tractor had no foreign currency forward contracts to purchase and sell U.S.dollars.

Current pricing models were used to estimate the fair values of foreign currency forward contracts, and call options. The counterparties to these contracts are creditworthy multinational commercial banks or other financial institutions, which are recognized market makers.

DISCLOSURE ABOUT INTEREST RATE RISK

          The Company is subject to market risk from exposure to changes in interest rates based on its financing, investing, and cash management activities. The Company utilizes a balanced mix of debt maturities along with both fixed-rate and variable-rate debt to manage its exposures to changes in interest rates. The Company does not expect changes in interest rates to have a material effect on income or cash flows in 2001, although there can be no assurances that interest rates will not significantly change.

                                OTHER INFORMATION

ITEM 1.    LEGAL PROCEEDINGS

             None

ITEM 2.    CHANGES IN SECURITIES AND USE OF PROCEEDS

             None

ITEM 3.    DEFAULTS UPON SENIOR SECURITIES

             None

ITEM 4.    SUBMISSION OF MATTERS TO VOTE OF SECURITY HOLDERS

             None

ITEM 5.    OTHER INFORMATION

             Tender Offer

             On October 15 2001, updated by an amendment filed on November 13 2001, C.P.Holdings Ltd, a Company organized under the laws of the United Kingdom, made a tender offer to purchase the approx 20% of common stock in IIC Industries Inc which it did not already own at a price of $10.50 per piece. The tender offer expires 26 November 2001.

ITEM 6.    EXHIBITS AND REPORTS ON FORM 8-K

             None

                                   SIGNATURES

     In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 19, 2001
                                       IIC INDUSTRIES, INC.



                                       By: /s/ Fortunee F. Cohen
                                          ------------------------------
                                            Fortunee F. Cohen, Secretary


                                       By: /s/ John E, Smith
                                          -------------------------
                                            John E. Smith, Director,
                                            (Principal Financial Officer
                                            and Chief Accounting Officer).

     GENERAL PROXY - SPECIAL MEETING OF STOCKHOLDERS OF IIC INDUSTRIES INC.

         The undersigned hereby appoints Sir Bernard Schreier, with full power of substitution, proxy to vote all of the shares of common stock of IIC Industries Inc. (the "Company") held by the undersigned and with all of the powers the undersigned would possess if personally present at the Special Meeting of stockholders of the Company to be held at CP House, Otterspool, Watford, Hertfordshire, WD25 8JP, U.K. on March 27, 2002, at 11:00 A.M. local time and at all adjournments thereof, upon the matters specified below, all as more fully described in the Proxy Statement dated March 1, 2002 and with the discretionary powers upon all other matters which come before the meeting or any adjournment thereof.


THIS PROXY IS SOLICITED ON BEHALF OF IIC INDUSTRIES INC.'S BOARD OF DIRECTORS.

1. To approve the Agreement and Plan of Merger attached as Exhibit A to the Proxy Statement as executed by and among the Company and CP Holdings Limited, a corporation formed under the laws of the United Kingdom, Kenyon Phillips Limited, a corporation formed under the laws of the United Kingdom and Kenyon Phillips Acquisition, LLC, a limited liability company formed under the laws of the State of Delaware, and all transactions contemplated thereby.

         __ FOR                     ___ AGAINST               ___ ABSTAIN



         Every properly signed proxy will be voted in accordance with the specifications made thereon. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

         The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Meeting and Proxy Statement and hereby revokes any proxy or proxies heretofore given.

         Please mark, date, sign and mail your proxy promptly in the envelope provided.

                  Date: ___________ ___, 2002



                  ---------------------------------
                  (Print name of Stockholder)



                  ---------------------------------
                  (Print name of Stockholder)



                  ---------------------------------
                  Signature



                  ---------------------------------
                  Signature

                  Number of Shares:--------------------
                  Note:    Please sign exactly as name appears in the Company's
                  records. Joint owners should each sign. When signing as attorney, executor or trustee, please give title as such.